    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1999


                                                      REGISTRATION NO. 333-53335
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                             ---------------------
                         STAR TELECOMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                           4813                    77-0362681
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)    Classification Code Number)    Identification No.)

                          223 EAST DE LA GUERRA STREET
                        SANTA BARBARA, CALIFORNIA 93101
                                 (805) 899-1962

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 KELLY D. ENOS
                            CHIEF FINANCIAL OFFICER
                         STAR TELECOMMUNICATIONS, INC.
                          223 EAST DE LA GUERRA STREET
                        SANTA BARBARA, CALIFORNIA 93101
                                 (805) 899-1962

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

      TIMOTHY F. SYLVESTER, ESQ.                 MARTIN E. WEISBERG, ESQ.
          RIORDAN & MCKINZIE               PARKER CHAPIN FLATTAU & KLIMPL, LLP
  300 SOUTH GRAND AVENUE, 29TH FLOOR           1211 AVENUE OF THE AMERICAS
    LOS ANGELES, CALIFORNIA 90071                NEW YORK, NEW YORK 10036
            (213) 629-4824                            (212) 704-6000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                   CALCULATION OF ADDITIONAL REGISTRATION FEE

                                                                                                   PROPOSED MAXIMUM
                         TITLE OF EACH CLASS OF                                 AMOUNT TO           OFFERING PRICE
                      SECURITIES TO BE REGISTERED                           BE REGISTERED(1)          PER UNIT(2)
Common Stock, par value $0.001 per share................................    1,113,350 shares            $13.25


                         TITLE OF EACH CLASS OF                           AMOUNT OF ADDITIONAL
                      SECURITIES TO BE REGISTERED                          REGISTRATION FEE(3)
Common Stock, par value $0.001 per share................................           $0



(1) The number of shares of common stock, par value $0.001 per share (the "STAR Common Stock"), of STAR Telecommunications, Inc. ("STAR") to be registered has been determined based on the product of (a) the sum of, as of February 1, 1999, (i) 6,867,344 outstanding shares of common stock, par value $0.01 per share (the "UDN Common Stock"), of United Digital Network, Inc. ("UDN"), and (ii) 736,009 shares of UDN Common Stock subject to outstanding options and warrants and (b) an exchange ratio of .146428 share of STAR Common Stock for each share of UDN Common Stock, as provided in the Agreement and Plan of Merger, dated as of November 19, 1997, as amended January 30, 1998, April 6, 1998 and October 13, 1998 by and among STAR, UDN and IIWII Corp. (the "Merger Agreement").



(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low sales price of a share of STAR Common Stock reported on the Nasdaq National Market on February 1, 1999.



(3) The Registrant submitted $5,540.14 with the initial filing of this Registration Statement on May 21, 1998 and $262.55 on May 29, 1998.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                                               February   , 1999


Dear Stockholder:


    You are cordially invited to attend a Special Meeting of Stockholders of United Digital Network, Inc. ("UDN") at McCarthy Tetrault, Main Board Room, 13th
Floor, 777 Dunsmuir Street, Vancouver, B.C., Canada, on March   , 1999 beginning
at 10:00 a.m. local time. The purpose of the Special Meeting is set forth below and in the accompanying Notice of Special Meeting of Stockholders and is described in detail in the accompanying Proxy Statement/Prospectus.



    On November 19, 1997, UDN entered into an Agreement and Plan of Merger and on January 30, 1998, April 6, 1998 and October 13, 1998, entered into amendments thereto (as amended, the "Merger Agreement"), with STAR Telecommunications, Inc. ("STAR") and IIWII Corp., a wholly-owned subsidiary of STAR ("Newco"), pursuant to which Newco will be merged with and into UDN (the "Merger"), with UDN surviving as a wholly-owned subsidiary of STAR. Subject to the terms and conditions of the Merger Agreement, each share of common stock, par value $0.01 per share, of UDN ("UDN Common Stock"), outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into the right to receive that portion of a share (the "Exchange Ratio") of common stock, par value $0.001 per share, of STAR ("STAR Common Stock") determined by dividing $2.05 by the average closing price of STAR Common Stock on the Nasdaq National Market for the five (5) trading days prior to the Effective Time (the "Average Price"), provided that if the Average Price is equal to or greater than $27.50, or equal to or less than $14.00, the Exchange Ratio shall be determined by using $27.50 or $14.00, as the case may be, as the Average Price, which would result in an Exchange Ratio of 0.074545 or 0.146428, as the case may be. As of February
  , 1999, based on a closing sales price for STAR Common Stock of $      , the
Exchange Ratio was       share of STAR Common Stock for each share of UDN Common
Stock. Cash will be paid in lieu of any fractional shares of STAR Common Stock. In order to accomplish the Merger, stockholders of UDN are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby.


    AFTER CAREFUL CONSIDERATION, THE UDN BOARD OF DIRECTORS AND A SPECIAL COMMITTEE OF THE BOARD HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF UDN AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD AND THE SPECIAL COMMITTEE HAVE, BY UNANIMOUS VOTE OF ALL MEMBERS PRESENT, APPROVED THE MERGER AGREEMENT AND RELATED TRANSACTIONS AND RECOMMEND THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.


    Madison Securities, Inc. has acted as financial advisor to UDN in connection with the Merger and delivered a written opinion (the "Madison Opinion") to the Board of Directors and the Special Committee that, as of May 7, 1998 and subject to the assumptions and the limitations of the opinion, the Exchange Ratio is fair to the holders of UDN Common Stock (other than STAR and its affiliates) from a financial point of view. A copy of the Madison Opinion is included as ANNEX B to the Proxy Statement/Prospectus and should be read in its entirety.


    Consummation of the Merger is subject to certain conditions, including the approval and adoption of the Merger Agreement and the other transactions contemplated thereby by UDN's stockholders and the review by, or receipt of certain approvals from, regulatory authorities.

    You are urged to read the accompanying Proxy Statement/Prospectus, which provides you with a description of the terms of the proposed transaction. A copy of the Merger Agreement is included as ANNEX A to the Proxy
Statement/Prospectus.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE.

    If you have any questions prior to the UDN Special Meeting or need further assistance, please call D.F. King & Co., Inc., our proxy solicitor, at (800) 848-2998.

    Thank you for your time and attention to the accompanying Notice of Special Meeting and Proxy Statement/Prospectus.

                                          Very truly yours,

                                          John R. Snedegar
                                          President

                                     [LOGO]

                                   NOTICE OF
                       SPECIAL MEETING OF STOCKHOLDERS OF
                          UNITED DIGITAL NETWORK, INC.
                           TO BE HELD MARCH   , 1999


                            ------------------------


    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of United Digital Network, Inc., a Delaware corporation ("UDN"), will be held at McCarthy Tetrault, Main Board Room, 13th Floor, 777 Dunsmuir Street,
Vancouver, B.C., Canada on March   , 1999 beginning at 10:00 a.m., local time,
for the following purposes:



    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 19, 1997, as amended January 30, 1998, April 6, 1998 and October 13, 1998 (as amended, the "Merger Agreement"), by and among UDN, STAR Telecommunications, Inc., a Delaware corporation ("STAR"), and IIWII Corp., a Delaware corporation and a wholly-owned subsidiary of STAR ("Newco"), and the transactions contemplated thereby, including, among other things, the merger (the "Merger") of Newco with and into UDN, pursuant to which each share of common stock, par value $0.01 per share, of UDN ("UDN Common Stock") outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into the right to receive that portion of a share (the "Exchange Ratio") of common stock, par value $0.001 per share, of STAR ("STAR Common Stock") determined by dividing $2.05 by the average closing price of STAR Common Stock on the Nasdaq National Market for the five (5) trading days prior to the Effective Time (the "Average Price"), provided that if the Average Price is equal to or greater than $27.50, or equal to or less than $14.00, the Exchange Ratio shall be determined by using $27.50 or $14.00, as the case may be, as the Average Price, which would result in an Exchange Ratio of 0.074545 or 0.146428, as the case may be. Cash will be paid in lieu of any fractional
       shares of STAR Common Stock. As of February   , 1999, based on a closing
       price for STAR Common Stock of $      , the Exchange Ratio was
       share of STAR Common Stock for each share of UDN Common Stock. As a result of the Merger, UDN will become a wholly-owned subsidiary of STAR. The Merger and related matters are described in greater detail in, and a copy of the Merger Agreement is attached as ANNEX A to the accompanying Proxy Statement/Prospectus; and


    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.


    Only stockholders of record at the close of business on February 10, 1999, the record date for the Special Meeting, will be entitled to vote at the Special Meeting.


    Approval of the proposal described in item 1 above requires the affirmative vote of the holders of a majority of the outstanding shares of UDN Common Stock entitled to be voted with respect to such proposal.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. Any stockholder who signs and mails a proxy may revoke such proxy by delivering written notice of such revocation to the Secretary of

UDN prior to the time voting is declared closed or by attending the Special Meeting and voting in person. Please see the accompanying Proxy
Statement/Prospectus for further details regarding the treatment of proxies at the Special Meeting.

                                          By Order of the Board of Directors
                                          Janine Thomas
                                          SECRETARY

Irvine, California


February   , 1999


                            ------------------------

                    PLEASE SIGN AND DATE THE ENCLOSED PROXY
             AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE

                            ------------------------

             PLEASE DO NOT MAIL ANY STOCK CERTIFICATES AT THIS TIME

                          UNITED DIGITAL NETWORK, INC.
                                PROXY STATEMENT
                             ---------------------
                         STAR TELECOMMUNICATIONS, INC.
                                   PROSPECTUS

                                SHARES OF COMMON STOCK

                             ---------------------

    This Proxy Statement/Prospectus and the accompanying annexes (the "Proxy Statement/Prospectus") are being furnished to the stockholders of United Digital Network, Inc., a Delaware corporation ("UDN"), in connection with the solicitation of proxies by the Board of Directors of UDN for use at a special
meeting of stockholders of UDN to be held on March   , 1999, and any and all
adjournments and postponements thereof (the "Special Meeting").


    At the Special Meeting, UDN's stockholders will be asked to consider a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 19, 1997, as amended January 30, 1998, April 6, 1998 and October 13, 1998 (as amended, the "Merger Agreement"), by and among STAR Telecommunications, Inc., a Delaware corporation ("STAR"), IIWII Corp., a Delaware corporation and wholly-owned subsidiary of STAR ("Newco"), and UDN and the transactions contemplated thereby. Pursuant to the Merger Agreement, Newco will merge with and into UDN (the "Merger"), and UDN will become a wholly-owned subsidiary of STAR.


    As a result of the Merger, each share of common stock, par value $0.01 per share, of UDN ("UDN Common Stock") outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than treasury shares, which shares will be cancelled, and shares as to which dissenters' rights have been perfected) will be converted into the right to receive that portion of a share (the "Exchange Ratio") of common stock, par value $0.001 per share, of STAR ("STAR Common Stock") determined by dividing $2.05 by the average closing price of STAR Common Stock on the Nasdaq National Market for the five (5) trading days prior to the Effective Time (the "Average Price"), provided that if the Average Price is equal to or greater than $27.50, or equal to or less than $14.00, the Exchange Ratio shall be determined by using $27.50 or $14.00, as the case may be, as the Average Price, which would result in an Exchange Ratio of
0.074545 or 0.146428, as the case may be. As of February   , 1999, based on a
closing price for STAR Common Stock of $      , the Exchange Ratio was
share of STAR Common Stock for each share of UDN Common Stock. Cash will be paid in lieu of any fractional shares of STAR Common Stock.

    STAR has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of STAR Common Stock to be issued to the stockholders of UDN pursuant to the Merger Agreement. This Proxy Statement/Prospectus constitutes the prospectus of STAR filed as part of the Registration Statement. Completion of the Merger is conditioned upon, among other things, the Registration Statement being declared effective by the Commission and the shares of STAR Common Stock to be issued in the Merger being authorized for listing on the Nasdaq National Market.

    On November 18, 1997, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the last reported sale prices of STAR Common Stock and UDN Common Stock, as reported on the Nasdaq National Market and
Vancouver Stock Exchange, were $15.183 and $2.15, respectively. On February   ,
1999, the last trading day prior to the date of this Proxy Statement/Prospectus, the last reported sale prices of STAR Common Stock and UDN Common Stock, as reported on the Nasdaq National Market and Vancouver Stock Exchange, were
$      and $      , respectively.


    This Proxy Statement/Prospectus and the accompanying form of proxy are first
being mailed to stockholders of UDN on or about February   , 1999.

                            ------------------------
  THE SHARES OF STAR COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER
     HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 25 FOR A DISCUSSION OF CERTAIN MATTERS THAT
  SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF UDN WITH RESPECT TO THE MERGER.

                            ------------------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS FEBRUARY   , 1999.

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................     4
SUMMARY...................................................................     6
  The Companies...........................................................     6
  The Special Meeting.....................................................     8
  The Merger..............................................................     9
  The Merger Agreement....................................................    11
  Other Considerations....................................................    14
  Risk Factors............................................................    15
  Selected Consolidated Financial Data of STAR............................    16
  Selected Consolidated Financial Data of PT-1............................    18
  Selected Consolidated Financial Data of UDN.............................    20
  Comparative Per Share Data..............................................    22
  Summary Unaudited Pro Forma Financial Data..............................    24
RISK FACTORS..............................................................    25
THE SPECIAL MEETING.......................................................    44
THE MERGER................................................................    46
  General Description.....................................................    46
  Effective Time of the Merger............................................    46
  Background of the Merger................................................    46
  UDN's Reasons for the Merger; Recommendations of the UDN Board and
    Special Committee.....................................................    48
  Opinion of Madison Securities, Financial Advisor to UDN.................    49
  STAR's Reasons for the Merger...........................................    52
  The Merger Agreement....................................................    52
  Resale of Shares of STAR Common Stock Issued in the Merger;
    Affiliates............................................................    58
  Accounting Treatment of the Merger......................................    59
  Interests of Certain Persons in the Merger..............................    59
  Regulatory Approvals....................................................    59
  Stock Exchange Listing..................................................    60
  Delisting and Deregistration of UDN Common Stock........................    60
  Comparative Stock Prices................................................    60
APPRAISAL RIGHTS OF STOCKHOLDERS..........................................    61
COMPARATIVE RIGHTS OF STOCKHOLDERS........................................    64
UNAUDITED PRO FORMA FINANCIAL DATA........................................    68
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA............    75
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF STAR......................................................    80
BUSINESS OF STAR..........................................................    91
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF PT-1......................................................   107
BUSINESS OF PT-1..........................................................   117
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF UDN.......................................................   127
BUSINESS OF UDN...........................................................   133
MANAGEMENT OF STAR AND UDN................................................   137
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................   147
PRINCIPAL STOCKHOLDERS OF STAR............................................   150

                                                                            PAGE
                                                                            ----
PRINCIPAL STOCKHOLDERS OF UDN.............................................   152
DESCRIPTION OF STAR CAPITAL STOCK.........................................   153
CERTAIN INCOME TAX CONSEQUENCES...........................................   155
  Certain United States Federal Income Tax Consequences...................   155
  Certain Canadian and Foreign Tax Consequences...........................   156
LEGAL MATTERS.............................................................   157
EXPERTS...................................................................   157
FUTURE STOCKHOLDER PROPOSALS..............................................   157
INDEX TO FINANCIAL STATEMENTS.............................................   F-1

ANNEXES
ANNEX A:  AGREEMENT AND PLAN OF MERGER....................................   A-1
ANNEX B:  MADISON SECURITIES OPINION......................................   B-1
ANNEX C:  SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF
          DELAWARE........................................................  C-1

                             AVAILABLE INFORMATION

    STAR is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, registration statements and other information with the Commission. The reports, proxy statements, registration statements and other information filed by STAR with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web Site at http://www.sec.gov which contains reports, proxy statements, registration statements and other information regarding registrants that file electronically with the Commission. STAR's Common Stock is listed on the Nasdaq National Market under the symbol "STRX." UDN's Common Stock is listed on the Vancouver Stock Exchange under the symbol "UDN.V." Reports, proxy statements and other information filed by STAR may be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, Washington, D.C. 20006. Reports, proxy statements and other information filed by UDN may be inspected at the offices of the Vancouver Stock Exchange, 609 Granville Street, Vancouver, British Columbia, Canada V7Y 1H1. After consummation of the Merger, UDN will no longer be required to file reports, proxy statements or other information with the Vancouver Stock Exchange.

    STAR has filed with the Commission the Registration Statement with respect to the STAR Common Stock to be issued pursuant to the Merger Agreement, of which this Proxy Statement/Prospectus constitutes a part. The information contained herein with respect to STAR and its affiliates has been provided by STAR, and the information contained herein with respect to UDN and its affiliates has been provided by UDN. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain items of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the contents of any contract, agreement or other document referred to herein and filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

    NO PERSON IS AUTHORIZED BY STAR OR UDN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

    NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF STAR OR UDN SINCE THE DATE HEREOF.

                            ------------------------

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933,

AS AMENDED. FORWARD-LOOKING STATEMENTS ARE STATEMENTS OTHER THAN HISTORICAL INFORMATION OR STATEMENTS OF CURRENT CONDITION. SOME FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY USE OF SUCH TERMS AS "EXPECTS," "ANTICIPATES," "INTENDS," "ESTIMATES," "BELIEVES" AND WORDS OF SIMILAR IMPORT. THESE FORWARD-LOOKING STATEMENTS RELATE TO PLANS, OBJECTIVES AND EXPECTATIONS FOR FUTURE OPERATIONS. IN LIGHT OF THE RISKS AND UNCERTAINTIES INHERENT IN ALL SUCH PROJECTED OPERATION MATTERS, THE INCLUSION OF FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS SHOULD NOT BE REGARDED AS A REPRESENTATION BY STAR OR ANY OTHER PERSON THAT THE OBJECTIVES OR PLANS OF STAR WILL BE ACHIEVED OR THAT ANY OF STAR'S OPERATING EXPECTATIONS WILL BE REALIZED. REVENUES AND RESULTS OF OPERATIONS ARE DIFFICULT TO FORECAST AND COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. FORWARD-LOOKING STATEMENTS MAY BE DEEMED TO INCLUDE THOSE SET FORTH IN "SUMMARY," REGARDING STAR'S INTRODUCTION INTO SERVICE OF VARIOUS INTERNATIONAL GATEWAY SWITCHES, COMMITMENTS TO ACQUIRE UNDERSEA CABLES AND VARIOUS ASPECTS OF STAR'S STRATEGY. SUCH FORWARD-LOOKING STATEMENTS MAY BE DEEMED TO INCLUDE STATEMENTS IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF STAR," REGARDING STAR'S STRATEGY TO LOWER ITS COST OF SERVICES AND IMPROVE ITS GROSS MARGIN AND ITS BELIEF THAT PRICE DECLINES MAY BE OFFSET IN PART BY INCREASED CALLING VOLUMES AND DECREASED COSTS AND ITS BELIEF IN THE SUFFICIENCY OF CAPITAL RESOURCES. FORWARD-LOOKING STATEMENTS IN "BUSINESS OF STAR" MAY BE DEEMED TO INCLUDE PROJECTED GROWTH IN INTERNATIONAL TELECOMMUNICATIONS TRAFFIC, STAR'S STRATEGY OF MARKETING ITS SERVICES TO FOREIGN-BASED LONG DISTANCE PROVIDERS, EXPANDING ITS U.S. AND DEVELOPING EUROPEAN AND ASIAN SWITCHING CAPABILITIES, EXPANDING INTO COMMERCIAL MARKETS AND PURSUING ACQUISITIONS. ACTUAL RESULTS COULD DIFFER FROM THOSE PROJECTED IN ANY FORWARD-LOOKING STATEMENTS FOR THE REASONS DETAILED IN THE "RISK FACTORS" SECTION OF THIS PROXY STATEMENT/PROSPECTUS, BEGINNING ON PAGE 25, OR ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. STAR DOES NOT UNDERTAKE ANY OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY FUTURE REVISIONS IT MAY MAKE TO ANY OF ITS FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF, TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS OR TO REFLECT ANY CHANGE IN STAR'S OPERATING STRATEGY.

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, STOCKHOLDERS SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING THE ANNEXES. SEE "AVAILABLE INFORMATION." STOCKHOLDERS SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION SET FORTH BELOW IN "RISK FACTORS." ON AUGUST 20, 1998, STAR TELECOMMUNICATIONS, INC. ("STAR" OR THE "COMPANY") AND CERTAIN OTHER PARTIES ENTERED INTO AN AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (THE "PT-1 MERGER AGREEMENT"), PURSUANT TO WHICH STAR AGREED TO ACQUIRE PT-1 COMMUNICATIONS, INC. ("PT-1") VIA THE MERGER OF PT-1 WITH AND INTO A WHOLLY-OWNED SUBSIDIARY OF STAR (THE "PT-1 MERGER"). THE TRANSACTIONS CONTEMPLATED BY THE PT-1 MERGER AGREEMENT ARE SCHEDULED TO CLOSE ON OR ABOUT FEBRUARY 3, 1999. THUS THE INFORMATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS ASSUMES THE CONSUMMATION OF SUCH TRANSACTIONS.


                                 THE COMPANIES


STAR, PT-1 AND NEWCO



    STAR is an emerging multinational carrier focused primarily on the international long distance telecommunications market. STAR offers highly reliable, low cost switched voice services on a wholesale basis, primarily to U.S.-based long distance carriers. STAR provides international long distance service to approximately 220 foreign countries through a flexible network comprised of various foreign termination relationships, international gateway switches, leased and owned transmission facilities and resale arrangements with long distance providers. STAR has grown its revenues rapidly by capitalizing on the deregulation of international telecommunications markets, combining sophisticated information systems with flexible routing and leveraging management's industry expertise. STAR has increased its revenues and net income from $58.9 million and $3.7 million, respectively, in 1995 to $404.6 million and $5.8 million, respectively, in 1997.



    STAR markets its services to large global carriers seeking lower rates as well as to small and medium-sized long distance companies that do not have the critical mass to invest in their own international transmission facilities or to obtain volume discounts from the larger facilities-based carriers. During the fourth quarter of 1997, STAR provided switched international long distance services to 105 customers and currently provides these services to nine of the top forty global carriers. STAR has also recently focused on building a customer base overseas, particularly in Europe, and has opened offices in Dusseldorf, Frankfurt, Hamburg and Munich, Germany and London, England. In addition, STAR has begun to market its international long distance services directly to certain commercial customers in the U.S. and overseas.



    STAR currently operates international gateway switching facilities in New York, Los Angeles, Dallas and Miami; London, England; and Dusseldorf, Frankfurt, Hamburg and Munich, Germany. In early 1999, STAR plans to put into service switches in Atlanta, Chicago and Seattle; Paris, France; Geneva, Switzerland; and Vienna, Austria. STAR's switching facilities are linked to a proprietary reporting system, which STAR believes provides it with a competitive advantage by permitting management on a real-time basis to determine the most cost-effective termination alternatives, monitor customer usage and manage gross margins by route. STAR holds ownership positions in a number of digital undersea fiber optic cables, including TPC-5, Gemini and AC-1, has recently entered into a commitment to acquire transmission capacity on the Qwest domestic Macro Capacity(SM) Fiber Network, which is expected to serve over 130 cities in the U.S., and has plans to continue to acquire transmission capacity on additional undersea fiber optic cable systems.



    STAR was incorporated in Nevada in September 1993 as STAR Vending, Inc. and was reincorporated in Delaware as STAR Telecommunications, Inc. in April 1997.



    IIWII Corp. ("Newco"), which is a wholly-owned subsidiary of STAR, was incorporated in Delaware on July 15, 1997 for the purpose of effecting the Merger. Newco has no material assets and has not engaged in any activities except in connection with such proposed Merger.

    STAR's and Newco's executive offices are located at 223 East De La Guerra Street, Santa Barbara, California 93101. Its telephone number at that location is (805) 899-1962.



PT-1



    PT-1 is a provider of international long distance services to retail customers and telecommunications carriers. PT-1 provides retail telecommunications services primarily by marketing prepaid telephone calling cards ("Prepaid Cards"), principally under the PT-1 brand name, through an extensive network of distributors who directly and indirectly sell PT-1's Prepaid Cards to retail outlets throughout the United States. PT-1 targets retail markets with substantial international long distance calling requirements, and believes that its Prepaid Cards provide consumers with a convenient, attractively priced alternative to traditional presubscribed long distance services. PT-1 sells its Prepaid Cards exclusively to distributors, and it does not maintain any sales or marketing relationship with the retail outlets that carry PT-1's Prepaid Cards. During March 1998, PT-1 began to market both "dial around" and presubscribed long distance service to retail customers in certain target markets that also have substantial international long distance calling needs. Over the past several months, PT-1 has also increased the amount of resources devoted to obtaining commercial retail customers with significant international long distance requirements. For the fiscal year ended March 31, 1998, PT-1 generated revenues and net income of $431.5 million and $11.6 million, respectively.



    PT-1 was founded in April 1995 to capitalize on the growing market for international long distance services. PT-1 initially entered the retail international long distance market through the distribution of Prepaid Cards targeted at ethnic communities. After building significant international traffic, in 1996 PT-1 began to negotiate reduced transmission rates based upon volume with underlying carriers and began to invest in switching equipment and lease transmission capacity to further reduce its cost of service as a percentage of revenues. In August 1996, PT-1 began to leverage its significant volume of international traffic by selling international long distance services on a wholesale basis to other carriers. For the fiscal year ended March 31, 1998, revenues from retail sales and from wholesale sales were $356.3 million and $75.2 million, respectively.



    PT-1 believes its competitive strengths are its (i) established Prepaid Card brand names, (ii) extensive distribution infrastructure, (iii) substantial experience in identifying, targeting and marketing to communities and markets with significant international long distance usage, (iv) position as a leading provider of telecommunications traffic to various international destinations and
(v) efficient telecommunications network. PT-1 believes that its competitive strengths will enable it to continue to profitably increase its retail customer base and its traffic volume and negotiate lower telecommunications costs.



    PT-1's retail customers can use its Prepaid Cards at any touch tone telephone by dialing an access number, followed by a personal identification number (a "PIN") assigned to each Prepaid Card and the telephone number the customer wishes to reach. PT-1's switches complete the call, and its debit card platform ("Debit Card Platform") reduces the Prepaid Card balance during the call. PT-1 offers Prepaid Cards that can be used to access PT-1's network by dialing an 800 number or, in specific metropolitan markets, local area calling cards ("LAC Cards") that only require a local call. PT-1 believes that customers typically use its Prepaid Cards as their primary means of making long distance calls due to, among other things, (i) attractive rates, (ii) reliable service,
(iii) the ease of monitoring and budgeting their long distance spending, (iv) the appealing variety of Prepaid Cards offered by PT-1 to different market segments and (v) the inability of certain PT-1 customers, many of whom are recent immigrants to the United States, to establish credit with the major facilities-based long distance carriers.



    PT-1 was incorporated on April 21, 1995 under the name PhoneTime, Inc. In August 1997, it changed its name to PT-1 Communications, Inc. PT-1's principal executive offices are located at 30-50 Whitestone Expressway, Flushing, New York 11354, and its telephone number at that location is (718) 939-9000.

UDN

    United Digital Network, Inc. ("UDN") is a provider of voice and data long distance services, travelcard services, international long distance, prepaid calling cards and various other telecommunication services to residential, small to medium-sized commercial customers, switchless resellers, agents and wholesale purchasers. The principal market for its long distance services is the central and southwest United States. UDN operates primarily through its wholly-owned subsidiaries, Advanced Management Services, Inc., CTN-Custom Telecommunications Network of Arizona, Inc. and United Digital Network of Texas, Inc. UDN offers an array of services designed to afford its customers an integrated telecommunications solution to their telecommunications needs.


    UDN was incorporated in Canada under the British Columbia Company Act on June 2, 1980, reincorporated in 1995 as a Wyoming corporation and subsequently merged into a wholly-owned Delaware subsidiary and accordingly now exists as a Delaware corporation. Since its entry into the telecommunications business in 1992, UDN's long distance revenues have grown from $13,000 in 1992 to $30.6 million for the twelve month period ended December 31, 1997.



    UDN's growth has resulted from a two-pronged growth strategy. First, a plan of acquiring selected types of long distance companies has produced four major acquisitions that have been integrated into UDN's operations. Second, a direct sales force, complemented by a growing agent network, has produced significant internal growth during the last two years. From fiscal year ended April 30, 1995 through September 30, 1998, UDN's customer base increased from approximately 2,000 to over 22,000 customers nationwide.



    UDN has focused on retention of its customer base, exploration of opportunities for expanding its product lines and continuing to search for additional strategic acquisitions. UDN's executive offices are located at 4 Hutton Centre, Suite 800, Santa Ana, CA 92707. Its telephone number at that location is (714) 445-4559.


                              THE SPECIAL MEETING

PURPOSE

    At the Special Meeting, UDN's stockholders will be asked to approve and adopt the Merger Agreement and the transactions contemplated thereby and to transact any other business that properly may come before the meeting or any adjournments or postponements thereof.

TIME, PLACE AND DATE


    The Special Meeting will be held at McCarthy Tetrault, Main Board Room, 13th
Floor, 777 Dunsmuir Street, Vancouver, B.C., Canada, on March   , 1999, at 10:00
a.m. local time.


RECORD DATE; QUORUM; VOTES REQUIRED


    Holders of shares of UDN Common Stock as of the close of business on February 10, 1999, which has been set as the "Record Date," will be entitled to vote at the Special Meeting. As of the close of business on the Record Date, shares of UDN Common Stock were outstanding and entitled to vote. The presence, in person or by proxy, of holders of record of a majority of the issued and outstanding shares of UDN Common Stock is necessary to constitute a quorum for the transaction of business at the Special Meeting. Approval of the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of record of a majority of all outstanding shares of UDN Common Stock. See "The Special Meeting."

VOTING OF PROXIES


    The Proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of UDN's Board of Directors for use at the Special Meeting. UDN's stockholders are requested to complete, date and sign the accompanying Proxy and promptly return it in the enclosed envelope (which requires no postage if mailed in the United States) to UDN's transfer agent. All properly executed Proxies received by UDN's transfer agent prior to the vote at the Special Meeting that are not revoked will be voted in accordance with the instructions indicated on the Proxies or, if no direction is indicated, to approve and adopt the Merger Agreement. A Proxy may be revoked at any time before its exercise by filing with Janine Thomas, the Secretary of UDN, at 4 Hutton Centre, Suite 800, Santa Ana, CA 92707, an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the Special Meeting and electing to vote in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a Proxy. John Snedegar, President of UDN, has entered into a Proxy Agreement with STAR pursuant to which Mr. Snedegar granted STAR a proxy to vote his outstanding shares of UDN Common Stock in favor of the Merger. Mr. Snedegar beneficially owns 11.2% of the outstanding shares of UDN Common Stock.


SOLICITATION OF PROXIES AND EXPENSES

    UDN will bear the cost of the solicitation of Proxies from its stockholders. D.F. King & Co., Inc. has been selected to act as the Proxy solicitor. In addition to solicitation by mail, the directors, officers and employees of UDN may solicit Proxies from UDN's stockholders by telephone, telegram, letter or in person. UDN will request brokers, custodians, nominees and other record holders to forward copies of this Proxy Statement/Prospectus, Proxies and other soliciting materials to persons for whom they hold shares of UDN Common Stock and to request authority for the exercise of Proxies. In such cases, UDN, upon request of the record holders, will reimburse such holders for their reasonable expenses.

                                   THE MERGER

REASONS FOR THE MERGER

    Each of the Board of Directors and the Special Committee (the "Special Committee") of UDN and the Board of Directors of STAR have unanimously approved the terms of the Merger for several reasons. By joining the operations of STAR and UDN, the Merger will create for STAR a network of independent sales agents targeted at residential and small to medium-sized commercial customers with a demand for international calling services at competitive rates. The Merger provides UDN with a large, well-capitalized parent with a developing, switch-based network. No assurances can be made, however, that the Merger will be successful for STAR or UDN.

    In reaching a decision to recommend the Merger, each of the UDN and STAR Boards of Directors and the UDN Special Committee considered a number of factors in addition to those set forth above. See "The Merger--UDN's Reasons for the Merger; Recommendations of the UDN Board and Special Committee" and "--STAR's Reasons for the Merger."

RECOMMENDATIONS TO UDN STOCKHOLDERS

    THE UDN BOARD OF DIRECTORS (THE "UDN BOARD") AND THE UDN SPECIAL COMMITTEE BELIEVE THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF UDN AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMEND THAT UDN STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "THE MERGER--UDN'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE UDN BOARD AND SPECIAL COMMITTEE."

OWNERSHIP OF STAR AFTER THE MERGER


    Based on an Exchange Ratio of         , STAR anticipates issuing
shares of STAR Common Stock to UDN stockholders in the Merger, which will
constitute approximately    % (on a fully diluted basis) of the outstanding STAR
Common Stock after the Merger. The actual amounts will be based on the numbers of outstanding shares of both companies and the Exchange Ratio at the time of the Merger. See "The Merger--The Merger Agreement."


MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER


    It is contemplated that after the Merger, UDN will continue to operate as a separate entity. STAR does not presently intend to change the domicile, name or material operations of UDN. STAR has advised UDN, however, that Christopher E. Edgecomb, Mary A. Casey and Kelly D. Enos will be named as the Directors of UDN. STAR currently intends that the existing officers of UDN will retain their offices after the Effective Time, but may appoint additional officers of UDN from time to time. On September 21, 1998, STAR and UDN entered into a management agreement (the "UDN Management Agreement") pursuant to which, among other things, STAR began to provide billing services to UDN and UDN became able to buy switch services through STAR, thereby giving UDN greater access to more competitive buying arrangements. See "Management of STAR and UDN--Officers and Directors of UDN."


OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER


    In considering the UDN Board's recommendation that UDN stockholders vote in favor of the Merger Agreement and the transactions contemplated thereby, UDN stockholders should be aware that John Snedegar, President of UDN, and Dale Christensen, Chief Operating Officer and Chief Financial Officer of UDN, have employment agreements that provide them with bonuses and severance benefits which would take effect if Mr. Snedegar or Mr. Christensen exercises his right to terminate his employment agreement upon consummation of the Merger. See "Management of STAR and UDN--UDN Employment Agreements." In addition, Christopher E. Edgecomb, Chief Executive Officer of STAR, owns 136,000 shares of UDN Common Stock and David Vaun Crumly, Executive Vice President--Sales and Marketing of STAR, owns 2,500 shares of UDN Common Stock and holds options to purchase 18,750 shares of UDN Common Stock. Mr. Snedegar is a Director of both STAR and UDN. See "The Merger-- Interests of Certain Persons in the Merger."


OPINIONS OF FINANCIAL ADVISOR

    In deciding to approve the Merger, the UDN Board and UDN Special Committee conditioned their approval on the receipt of the opinion of their financial advisor, Madison Securities, Inc. ("Madison Securities"), as to the fairness of the Exchange Ratio to the stockholders of UDN from a financial point of view. This opinion is attached to this Proxy Statement/Prospectus as ANNEX B. Stockholders of UDN are encouraged to read this opinion in its entirety as it contains the assumptions made, the procedures followed, the other matters considered and the limits of the review conducted by Madison Securities in arriving at its opinion.

    For purposes of delivering this opinion, Madison Securities performed a variety of analyses, including comparing the historical stock prices and financial multiples of UDN and STAR to each other and to those of other selected public companies, comparing the financial terms of the Merger to those of other publicly announced transactions and analyzing the relative values and contributions of UDN and STAR based upon historical and projected future financial performance and anticipated benefits of the Merger as provided by the management of UDN and STAR. See "The Merger--Opinion of Madison Securities, Financial Advisor to UDN."

CERTAIN INCOME TAX CONSEQUENCES

    The Merger has been structured so that, in general, none of UDN, STAR or their respective stockholders will recognize any gain or loss for U.S. federal incomes tax purposes in the Merger (except for any cash received by UDN stockholders in lieu of fractional shares and stockholders exercising dissenters' rights); provided STAR and UDN comply with certain representations and warranties. Stockholders of UDN and dissenting stockholders of UDN who are residents in or citizens of Canada or another foreign jurisdiction may, as a result of the Merger (or the exercise of appraisal rights in respect of the Merger) realize or be required to realize a gain or loss on the exchange of shares under the Merger (or upon the exercise of, or any payment being made in connection with, appraisal rights) or experience other tax consequences. See "Certain Income Tax Consequences."

ACCOUNTING TREATMENT

    Consummation of the Merger is conditioned upon receipt of a letter from UDN's independent public accountants stating that UDN will qualify as a poolable entity and the receipt of a letter from STAR's independent public accountants stating that the Merger will qualify as a pooling of interests, which means that STAR will restate its historical consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of UDN. See "The Merger--Accounting Treatment of the Merger."

APPRAISAL RIGHTS OF UDN STOCKHOLDERS

    Under Delaware law, holders of UDN Common Stock who have not voted in favor of the Merger Agreement and who have fully complied with the applicable provisions of Delaware Law have the right to require UDN to purchase for cash their shares at the fair market value thereof (as determined by agreement with UDN or by a court) in lieu of shares of STAR Common Stock that they would otherwise receive in the Merger. Such stockholders exercising such rights ("Dissenting Stockholders") must (i) abstain from voting or vote such shares against the Merger Agreement, and (ii) deliver to UDN, prior to the taking of the vote on the Merger Agreement, written notice of such Dissenting Stockholders' intent to demand payment for such shares. Dissenting Stockholders must also comply with the other requirements of Section 262 of the Delaware Law, the full text of which is attached to this Proxy Statement/ Prospectus as ANNEX
C. Any deviation from or failure to comply with all such requirements may result in the forfeiture of the appraisal rights of Dissenting Stockholders. See "Appraisal Rights of Stockholders."

                              THE MERGER AGREEMENT

    A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS. UDN'S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE MERGER AGREEMENT AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE DISCUSSION OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT THEREOF, ATTACHED HERETO AS ANNEX A.

TERMS OF THE MERGER AGREEMENT

    The Merger Agreement provides that, following the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of UDN and the satisfaction or waiver of certain other conditions, Newco will be merged with and into UDN. As a result, UDN will become a wholly-owned subsidiary of STAR after the Merger. The Merger will become effective when a certificate of merger is accepted for filing by the Secretary of State of the State of Delaware. See "The Merger--The Merger Agreement."

MERGER CONSIDERATION


    As a result of the Merger, UDN's stockholders will receive for each share of UDN Common Stock a portion of a share (the "Exchange Ratio") of STAR Common Stock determined by dividing $2.05 by the average closing price of STAR Common Stock on the Nasdaq National Market for the five (5) trading days prior to the Effective Time (the "Average Price"), provided that if the Average Price is equal to or greater than $27.50, or equal to or less than $14.00, the Exchange Ratio shall be determined by using $27.50 or $14.00, as the case may be, as the Average Price, which would result in an Exchange Ratio of 0.074545 or 0.146428,
as the case may be. As of February   , 1999, the Exchange Ratio was
share of STAR Common Stock for each share of UDN Common Stock. No fractional shares of STAR Common Stock will be issued. Instead, UDN stockholders will receive cash in lieu of any fractional shares of the STAR Common Stock. See "The Merger--The Merger Agreement" and "--The Merger Agreement--Fractional Shares."


    A VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT BY UDN'S STOCKHOLDERS WILL BE DEEMED APPROVAL OF THE EXCHANGE RATIO. UDN STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL INSTRUCTED TO DO SO AFTER THE MERGER IS FINAL.

ASSUMPTION OF UDN STOCK OPTIONS AND WARRANTS


    At or prior to the Effective Time, STAR and UDN shall take all action necessary to cause the assumption by STAR as of the Effective Time of the options and warrants to purchase UDN Common Stock outstanding as of the Effective Time (the "UDN Options" and "UDN Warrants," respectively). Each of the UDN Options and UDN Warrants shall be converted without any action on the part of the holder thereof into an option or warrant to purchase a certain number of shares of STAR Common Stock (based on the Exchange Ratio) on substantially equivalent terms as of the Effective Time. As of the Record Date, 433,750 shares of UDN Common Stock were subject to outstanding UDN Options and 302,259 shares of UDN Common Stock were subject to outstanding UDN Warrants. In addition, UDN carries $500,000 in convertible debentures convertible into 150,000 shares of UDN Common Stock. See "The Merger--The Merger Agreement--Treatment of UDN Stock Options and Warrants."


CONDITIONS TO THE MERGER

    Completion of the Merger depends upon the satisfaction of a number of conditions, including, but not limited to, the following:

    (a) the Registration Statement shall have been declared effective by the Commission;

    (b) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the holders of the outstanding shares of UDN Common Stock entitled to vote thereon at the Special Meeting;

    (c) the approval for listing on the Nasdaq National Market of the STAR Common Stock issuable to the stockholders of UDN pursuant to the Merger Agreement;

    (d) the approval of governmental authorities, including the Federal Communications Commission (the "FCC") and state public utility commissions ("PUCs"), required for the transfer of ownership or control of UDN;

    (e) the receipt by UDN of the opinion of Madison Securities that the Exchange Ratio contemplated by the Merger Agreement is fair, from a financial point of view, to the UDN stockholders;

    (f) not more than 5% of the outstanding shares of UDN Common Stock exercising appraisal rights; and

    (g) the receipt by STAR of letters from Arthur Andersen LLP approving the accounting treatment of the Merger as a "pooling of interests" and from PricewaterhouseCoopers LLP that UDN is a poolable entity, and the SEC shall not have objected to such accounting treatment.


    Certain conditions to the Merger may be waived by the party entitled to assert the condition. See "The Merger--The Merger Agreement--Conditions."

REGULATORY APPROVALS


    The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"). The HSR Act prohibits consummation of the Merger until certain information has been furnished to the Antitrust Division of the Department of Justice and to the Federal Trade Commission and a required waiting period has expired. Early termination of the waiting period with respect to STAR and UDN's filings under the HSR Act was granted on June 16, 1998. The Department of Justice or the Federal Trade Commission may still challenge the Merger on antitrust grounds before or after the Merger is final. Consummation of the Merger is contingent upon the receipt of approvals from the FCC, various PUCs and various municipalities with respect to the Merger. STAR and UDN have received the necessary approvals from these government agencies. See "The Merger--Regulatory Approvals."


NEGOTIATIONS

    Pursuant to the Merger Agreement, and subject to certain conditions and exceptions, UDN has agreed not to, directly and indirectly, solicit, initiate or participate in discussions or negotiations with or the submission of any offer or proposal by or provide any information to, any corporation, partnership, person or other entity or group (other than STAR or Newco) concerning a proposal to acquire (by means of a tender or exchange offer, merger, consolidation, business combination or otherwise) all or a substantial portion of the outstanding shares of UDN Common Stock or the assets of UDN and its subsidiaries. UDN, however, may take certain actions with respect to the above-described transactions where doing so is necessary for the UDN Board to comply with its fiduciary responsibilities under applicable laws as advised by counsel in writing. See "The Merger--Negotiations."

TERMINATION OF THE MERGER AGREEMENT

    UDN and STAR may agree, by mutual written consent, to terminate the Merger Agreement without completing the Merger. Moreover, either UDN or STAR may terminate the Merger Agreement if, among other things, any of the following occurs:

    (a) the UDN Board of Directors fails to recommend, withdraws, modifies or amends its approval or recommendation of the Merger and the transactions contemplated by the Merger Agreement;

    (b) the requisite approval of the UDN stockholders is not received;

    (c) the other party breaches any of its representations and warranties or fails to perform any of its covenants and agreements, which breaches and failures are, in the aggregate, material in the context of the transactions contemplated by the Merger Agreement; or


    (d) the Merger is not completed on or before April 15, 1999; provided that if such failure is the result of an injunction or order of a court or governmental or regulatory body resulting from an action or proceeding commenced by any party which is not a governmental authority, then at the request of either party, the deadline date shall be extended for a reasonable period of time, not in excess of 120 days, to permit the parties to have such injunction vacated or order reversed.

TERMINATION FEES

    The Merger Agreement requires UDN to pay to STAR a termination fee of $2.0 million if the Merger Agreement terminates for certain reasons. See "The Merger--The Merger Agreement--Termination Fee."

OTHER AGREEMENTS


    In connection with the execution of the Merger Agreement on November 19, 1997 and the first amendment thereto on January 30, 1998, STAR loaned $2.5 million and $2.0 million to UDN, respectively. Pursuant to separate promissory notes executed by UDN in favor of STAR, interest on the outstanding principal amount of the notes will be repaid in full on the Maturity Date of each promissory note. The unpaid principal amount of each note currently bears interest at the "Prime Rate" per annum (as reported in the WALL STREET JOURNAL) plus 1%, which rate shall be reset quarterly. Upon execution of the Merger Agreement, John R. Snedegar, President of UDN, executed a Proxy Agreement granting STAR an irrevocable proxy to vote all shares of UDN Common Stock held, beneficially or of record, by Mr. Snedegar in favor of the Merger and in opposition of any other proposal for any merger, reorganization, recapitalization, sale of assets or stock of UDN or any of its subsidiaries. As of February 1, 1999, Mr. Snedegar held 769,147 shares, or approximately 11.2%, of the outstanding UDN Common Stock. STAR and UDN have entered into the UDN Management Agreement, which provides, among other things, for the management by STAR of UDN's customer billings.


                              OTHER CONSIDERATIONS

COMPARATIVE RIGHTS OF STOCKHOLDERS OF UDN AND STAR

    The rights of UDN stockholders are currently governed by Delaware law, UDN's Certificate of Incorporation and UDN's Bylaws. After the Merger, UDN stockholders will become STAR stockholders and their rights will be governed by Delaware law, STAR's Certificate of Incorporation and STAR's Bylaws. There are various differences between the existing rights of UDN stockholders and the rights of STAR stockholders, including, among others, certain provisions of STAR's Certificate of Incorporation that may have the effect of deterring or making it more difficult for a third party to acquire control of STAR. See "Comparative Rights of Stockholders."

STOCK EXCHANGE LISTING

    STAR intends to apply to have the shares of STAR Common Stock to be issued in the Merger listed on the Nasdaq National Market. The listing on the Nasdaq National Market of the STAR Common Stock issuable in the Merger is a condition to UDN's obligation to consummate the Merger. See "The Merger-- Stock Exchange Listing."

COMPARATIVE STOCK PRICES


    Shares of STAR Common Stock are listed on the Nasdaq National Market and shares of UDN Common Stock are listed on the Vancouver Stock Exchange. On November 18, 1997, the last full trading day prior to the public announcement of the proposed Merger, UDN Common Stock closed at $2.15 per share, and STAR Common
Stock closed at $15.183 per share. On February   , 1999, the last full trading
day prior to the date of this Proxy Statement/Prospectus, UDN Common Stock
closed at $      per share, and STAR Common Stock closed at $      per share.
STAR has never paid cash dividends on the STAR Common Stock and does not intend to pay such dividends in the foreseeable future. In addition, STAR is restricted by its revolving credit facility from paying cash dividends without the lender's consent. UDN has never paid dividends on the UDN Common Stock and does not intend to pay dividends prior to consummation of the Merger. See "The Merger--Comparative Stock Prices."

RESALE RESTRICTIONS


    At or prior to the Effective Time, the STAR Common Stock issuable in connection with the Merger shall have been registered under the Securities Act. Accordingly, all shares of STAR Common Stock received by UDN stockholders in the Merger will be freely transferable in the U.S., except that the stockholders deemed "affiliates" of UDN at the time the Merger becomes final are subject to certain regulatory restrictions and restrictions relating to the publication of the combined operating results of STAR and UDN under the Merger Agreement regarding the resale of their shares of STAR Common Stock. For the UDN stockholders resident in jurisdictions other than the U.S., the free transferability of the STAR Common Stock may vary dependent on the laws of that jurisdiction and, accordingly, each stockholder of UDN Common Stock so affected should consult his, her or its legal or other advisors. See "The Merger--Resale of Shares of STAR Common Stock Issued in the Merger; Affiliates."


                                  RISK FACTORS

    The information set forth under "Risk Factors" should be reviewed and carefully considered by the stockholders of UDN in evaluating the Merger Agreement.

                    SELECTED CONSOLIDATED FINANCIAL DATA OF
                         STAR TELECOMMUNICATIONS, INC.


    The following selected consolidated financial data should be read in conjunction with STAR's Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of STAR," each of which is included elsewhere in this Proxy Statement/Prospectus. The consolidated statements of operations data for the years ended December 31, 1995, 1996 and 1997, and the balance sheet data at December 31, 1996 and 1997 are derived from audited financial statements included elsewhere in this Proxy Statement/Prospectus. The consolidated statement of operations data for the year ended December 31, 1994 and the consolidated balance sheet data at December 31, 1994 and September 30, 1997 are unaudited and are derived from unaudited financial statements not included in this Proxy Statement/Prospectus. The consolidated balance sheet data at December 31, 1995 is derived from audited financial statements not included in this Proxy Statement/ Prospectus. The consolidated statements of operations data for the nine months ended September 30, 1997 and 1998 and the consolidated balance sheet data at September 30, 1998 are unaudited and are derived from unaudited financial statements included elsewhere in this Proxy Statement/Prospectus.



                                                                                               NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                             ----------------------------------------------  ----------------------
                                                1994        1995        1996        1997        1997        1998
                                             -----------  ---------  ----------  ----------  ----------  ----------
                                             (UNAUDITED)                                          (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues...................................   $  24,512   $  58,937  $  259,697  $  404,605  $  283,374  $  425,531
Operating expenses:
  Cost of services.........................      16,042      44,270     225,957     351,821     246,712     363,794
  Selling, general and administrative......       5,066      10,452      35,956      36,496      25,118      38,853
  Depreciation and amortization............         106         368       1,442       4,637       3,040       8,055
  Merger expense...........................          --          --          --         286          --         314
                                             -----------  ---------  ----------  ----------  ----------  ----------
  Total operating expenses.................      21,214      55,090     263,355     393,240     274,870     411,016
                                             -----------  ---------  ----------  ----------  ----------  ----------
  Income (loss) from operations............       3,298       3,847      (3,658)     11,365       8,504      14,515
Other income (expense):
  Interest income..........................           3          22         110         492         367       3,511
  Interest expense.........................          --         (64)       (609)     (1,738)     (1,289)     (2,080)
  Legal settlements and expenses...........          --          --        (100)     (1,653)         --          --
  Other....................................          (7)        (33)         39         208      (1,499)       (171)
                                             -----------  ---------  ----------  ----------  ----------  ----------
  Income (loss) before provision for income
    taxes..................................       3,294       3,772      (4,218)      8,674       6,083      15,775
Provision for income taxes.................          22          66         577       2,905       2,406       6,643
                                             -----------  ---------  ----------  ----------  ----------  ----------
Net income (loss)..........................   $   3,272   $   3,706  $   (4,795) $    5,769  $    3,677  $    9,132
                                             -----------  ---------  ----------  ----------  ----------  ----------
                                             -----------  ---------  ----------  ----------  ----------  ----------
Pro forma net income (loss)
  (unaudited)(1)...........................   $   1,943   $   2,140  $   (5,738) $    5,574  $    3,365
                                             -----------  ---------  ----------  ----------  ----------
                                             -----------  ---------  ----------  ----------  ----------
Income per share(2)........................   $    0.18   $    0.19  $    (0.21) $     0.19  $     0.13  $     0.23
                                             -----------  ---------  ----------  ----------  ----------  ----------
                                             -----------  ---------  ----------  ----------  ----------  ----------
Diluted income per share(2)................   $    0.18   $    0.19  $    (0.21) $     0.17  $     0.12  $     0.22
                                             -----------  ---------  ----------  ----------  ----------  ----------
                                             -----------  ---------  ----------  ----------  ----------  ----------
Pro forma income (loss) per share
  (unaudited)(2)...........................   $    0.11   $    0.11  $    (0.25) $     0.18  $     0.12
                                             -----------  ---------  ----------  ----------  ----------
                                             -----------  ---------  ----------  ----------  ----------
Pro forma diluted income (loss) per share
  (unaudited)(2)...........................   $    0.11   $    0.11  $    (0.25) $     0.17  $     0.11
                                             -----------  ---------  ----------  ----------  ----------
                                             -----------  ---------  ----------  ----------  ----------

                                                                                               NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                             ----------------------------------------------  ----------------------
                                                1994        1995        1996        1997        1997        1998
                                             -----------  ---------  ----------  ----------  ----------  ----------
                                             (UNAUDITED)                                          (UNAUDITED)
                                                                         (IN THOUSANDS)
Weighted average number of common shares
  outstanding(2)...........................      18,218      19,373      23,292      30,221      28,650      39,147
Weighted average number of diluted common
  shares outstanding(2)....................      18,218      19,373      23,292      32,978      31,580      40,921



                                                          AS OF DECEMBER 31,                 AS OF SEPTEMBER 30,
                                             ---------------------------------------------  ---------------------
                                                1994        1995       1996        1997       1997        1998
                                             -----------  ---------  ---------  ----------  ---------  ----------
                                             (UNAUDITED)                                         (UNAUDITED)
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit)..................   $   2,135   $     976  $  (7,729) $   13,760  $  20,744  $  116,565
Total assets...............................       9,081      26,582     63,054     120,316    108,062     334,020
Total long-term liabilities, net of current
  portion..................................          21         919      6,839      12,970     12,599      32,691
Retained earnings (deficit)................       1,377         867     (3,238)      1,534       (354)     10,666
Stockholders' equity.......................       2,956       3,808      6,897      43,201     40,822     205,065



                                                                                              NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                          -----------------------------------------------  ------------------------
                                             1994         1995        1996        1997        1997         1998
                                          -----------  ----------  ----------  ----------  ----------  ------------
                                          (UNAUDITED)                                            (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER MINUTE DATA)

OTHER CONSOLIDATED FINANCIAL AND
  OPERATING DATA:
Capital expenditures(3).................   $     515   $    2,716  $   13,646  $   25,422  $   16,879  $     85,947
Wholesale billed minutes of use(4)......          --       38,106     479,681     863,295     580,757     1,119,278
Wholesale revenue per billed minute of
  use(5)................................   $      --   $   0.4102  $   0.4288  $   0.3997  $   0.4130  $     0.3290


------------------------


(1) The pro forma net income or loss per share assumes that both STAR and L.D. Services, Inc. ("LDS"), which was acquired by STAR in a pooling of interests transaction on November 30, 1997, were C-corporations for all periods presented.



(2) See Note 2 of Notes to STAR Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing income and pro forma income (loss) per share.



(3) Includes assets financed with capital leases or notes. See Note 2 of Notes to STAR Consolidated Financial Statements.



(4) Does not include wholesale billed minutes of use from T-One Corp. ("T-One") prior to the T-One merger in March 1998.



(5) Represents wholesale gross call usage revenue per billed minute. Amounts exclude other revenue related items such as finance charges. This data does not include wholesale billed minutes of use from T-One prior to the T-One merger in March 1998.

                    SELECTED CONSOLIDATED FINANCIAL DATA OF
                           PT-1 COMMUNICATIONS, INC.



    The following selected financial data should be read in conjunction with PT-1's Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of PT-1," each of which is included elsewhere in this Proxy Statement/ Prospectus. The consolidated statements of operations data for the period ended March 31, 1996 and for the fiscal years ended March 31, 1997 and 1998, and the balance sheet data at March 31, 1997 and 1998 have been derived from PT-1's audited financial statements and notes thereto, which are included elsewhere in this Proxy Statement/Prospectus. The consolidated statements of operations data for the six months ended September 30, 1998 and 1997 and the consolidated balance sheet data at September 30, 1998 and 1997 are unaudited and are derived from unaudited financial statements included elsewhere in this Proxy Statement/Prospectus.



                                                PERIOD FROM
                                              APRIL 21, 1995     FISCAL YEARS ENDED        SIX MONTHS ENDED
                                              (INCEPTION)(1)         MARCH 31,               SEPTEMBER 30,
                                                    TO         ----------------------  -------------------------
                                              MARCH 31, 1996      1997        1998        1997
                                              ---------------  ----------  ----------  ----------      1998
                                                                                                   -------------
                                                                                                   (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues(2).................................     $  11,922     $  169,635  $  431,520  $  187,044  $     268,919
Operating expenses:
  Cost of services..........................        13,812        166,184     395,501     170,753        248,222
  Selling general and administrative........         1,017          4,300      15,063       5,551         15,326
  Depreciation and amortization.............             5             75       1,535         386          1,714
  Merger costs..............................            --             --          --          --            975
  Stock based compensation(3)...............            --          7,300       2,661       1,856            382
                                                   -------     ----------  ----------  ----------  -------------
    Total operating expenses................        14,834        177,859     414,760     178,546        266,619
Operating profit (loss).....................        (2,912)        (8,224)     16,760       8,498          2,300
Earnings (loss) before income taxes.........        (2,910)        (8,120)     16,730       8,527          1,724
Income tax provision........................            --             --       5,150       2,018            355
Net earnings (loss).........................     $  (2,910)    $   (8,120) $   11,580  $    6,509  $       1,369
                                                   -------     ----------  ----------  ----------  -------------
                                                   -------     ----------  ----------  ----------  -------------
Net earnings (loss) per share(4)
  Basic.....................................     $    (.05)    $     (.13) $      .25  $      .14  $         .03
  Diluted...................................     $    (.05)    $     (.13) $      .24  $      .14  $         .03
Weighted average number of common shares and
  common share equivalents(4):
  Basic.....................................        60,900         60,681      46,922      45,708         48,407
  Diluted...................................        60,900         60,681      47,720      46,987         48,587



                                                             AS OF MARCH 31,               AS OF SEPTEMBER 30,
                                                   ------------------------------------  ------------------------
                                                     1996        1997         1998          1997         1998
                                                   ---------  ----------  -------------  ----------  ------------
                                                                                               (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT PER MINUTE DATA)
BALANCE SHEET DATA:
Cash and cash equivalents........................  $     694  $    5,577  $      12,390  $   11,546  $      5,382
Working capital (deficit)........................     (3,064)    (17,426)       (21,720)    (20,456)      (38,484)
Property and equipment, net......................         69       1,484         22,609       9,152        43,480
Total assets.....................................      2,186      18,899         87,677      48,678       106,952
Long term debt, less current portion.............         --       5,000             --       5,000            --
Total shareholders' (deficiency).................     (2,907)    (18,727)        (1,221)    (10,363)          395

                                                             AS OF MARCH 31,               AS OF SEPTEMBER 30,
                                                   ------------------------------------  ------------------------
                                                     1996        1997         1998          1997         1998
                                                   ---------  ----------  -------------  ----------  ------------
                                                                                               (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT PER MINUTE DATA)
OTHER FINANCIAL AND OPERATING DATA:
Capital expenditures.............................  $      74  $    1,489  $      11,255  $    7,949  $     22,086
Number of PINs activated.........................     N/A         31,087         60,688      28,694        30,660
Billed minutes of use(5).........................     38,977     615,006      1,676,619     687,007     1,215,280
Revenues per billed minute of use(2).............        .31         .28            .26         .27           .22


------------------------


(1) PT-1 was incorporated in New York on April 21, 1995 and had limited operations until July 1995.



(2) Revenues are recorded net of distributor discounts and are not necessarily comparable to other telecommunications carriers.



(3) Relates to (i) the grant to Joseph Pannullo, an executive officer of PT-1, on May 9, 1997, of options to purchase 1,048,600 shares of PT-1 Common Stock exercisable at a nominal price; (ii) the grant to certain other employees of PT-1 of options to purchase shares of PT-1 Common Stock with a value of $850,000, exercisable at a nominal price; (iii) the grant to Helene Kidary, an employee, on September 30, 1997, of options to purchase 10,000 shares of PT-1 Common Stock exercisable at a nominal price; (iv) warrants issued to certain employees of InterExchange, Inc. ("InterExchange") to acquire shares of PT-1 Common Stock with a fair value of $3 million at an aggregate exercise price of $1.0 million, and (v) the issuance of shares on March 31, 1997 to two officers of PT-1 in accordance with commitments made in July 1995 and March 1996, the dates they joined PT-1. Such shares were issued in connection with the settlement agreement dated March 27, 1997. See Notes 5 and 8 of Notes to PT-1's Consolidated Financial Statements.



(4) See Note 1 to the PT-1 Financial Statements for an explanation of the method used to determine the number of shares used in computing net earnings (loss) per share and weighted average number of common shares and common share equivalents.



(5) "Billed minutes of use" represents minutes billed by underlying carriers for terminating PT-1's long distance traffic.

                    SELECTED CONSOLIDATED FINANCIAL DATA OF
                          UNITED DIGITAL NETWORK, INC.



    The following selected consolidated financial data should be read in conjunction with UDN's Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of UDN," which are included elsewhere in this Proxy Statement/Prospectus. The statement of income data for the years ended April 30, 1995, 1996 and 1997, and for the eight months ended December 31, 1997, and the balance sheet data at April 30, 1996 and 1997 and December 31, 1997 are derived from audited financial statements included elsewhere in this Proxy Statement/Prospectus. The statement of operations data for the years ended April 30, 1993 and 1994 and the balance sheet data at April 30, 1993, 1994 and 1995 are derived from audited financial statements not included in this Proxy Statement/Prospectus. The data presented for the nine-month periods ended September 30, 1997 and 1998 are derived from unaudited financial statements and include, in the opinion of UDN's management, all adjustments necessary to present fairly the data for such periods. The results for an interim period are not necessarily indicative of the results to be expected for a full fiscal year.



                                                                                                EIGHT       NINE MONTHS ENDED
                                                     YEAR ENDED APRIL 30,                   MONTHS ENDED      SEPTEMBER 30,
                                     -----------------------------------------------------  DECEMBER 31,   --------------------
                                       1993       1994       1995       1996       1997         1997         1997       1998
                                     ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
                                                             (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME
  DATA:
Revenues...........................  $   2,495  $   1,465  $   2,338  $   8,027  $  24,012    $  21,078    $  22,249  $  23,811
Operating expenses:
  Cost of services.................      1,619      1,186      1,918      6,030     18,455       16,889       16,986     18,626
  Selling, general and
    administrative.................        962      1,278      1,941      2,675      5,155        6,162        5,415      5,681
  Provision for doubtful
  accounts.........................     --         --             75        229        693        3,144          904        721
  Depreciation and amortization....        498        270        273        584        901          698          720        836
                                     ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Total operating expenses...........      3,079      2,734      4,207      9,518     25,204       26,893       24,025     25,864
                                     ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Loss from operations...............       (584)    (1,269)    (1,869)    (1,491)    (1,192)      (5,815)      (1,776)    (2,053)
Other income (expense):
  Interest income..................          1          1          2         43         28           23           19         34
  Interest expense.................       (148)      (110)       (87)      (150)      (661)        (641)        (699)      (751)
  Other............................       (719)    --           (119)       (64)    --           (6,432)      --           (299)
                                     ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Loss before income tax benefit,
  extraordinary gain and
  discontinued operations..........     (1,450)    (1,378)    (2,073)    (1,662)    (1,825)      --           (2,456)    (3,069)
Income tax benefit, net of tax.....     --         --         --         --             50       --               27     --
Extraordinary gain on debt
  restructuring....................     --         --         --         --             97       --               52     --
Loss from discontinued
  operations.......................     --           (128)    --         --         --           --           --         --
Net loss...........................  $  (1,450) $  (1,506) $  (2,073) $  (1,662) $  (1,678)   $  (6,432)   $  (2,378) $  (3,069)
                                     ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
                                     ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Net loss per share (basic and
  diluted).........................  $   (1.41) $    (.96) $   (0.92) $   (0.45) $   (0.31)   $   (0.98)   $   (0.39) $   (0.44)
Weighted average shares............      1,028      1,568      2,253      3,707      5,359        6,546        6,022      6,989

                                                                                       EIGHT MONTHS
                                                                 APRIL 30,                 ENDED          SEPTEMBER 30,
                                                      -------------------------------  DECEMBER 31,   ----------------------
                                                        1995       1996       1997         1997         1997        1998
                                                      ---------  ---------  ---------  -------------  ---------  -----------
                                                              (IN THOUSANDS)                               (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash................................................  $     121  $   1,074  $     556    $      45    $      74   $   1,060
Working capital deficit.............................     (1,487)    (2,041)    (3,184)      (9,855)      (5,270)    (12,535)
Total assets........................................      4,522     10,587     13,196       12,529       14,825      13,884
Total long-term liabilities, net of current
  portion...........................................        653      2,061      1,995        1,044        1,128         233
Retained deficit....................................     (5,498)    (7,161)    (8,839)     (15,271)     (10,117)    (18,340)
Total stockholders' equity (deficit)................      1,116      2,806      3,089       (2,586)       1,929      (5,263)



                                                                                            EIGHT MONTHS    NINE MONTHS ENDED
                                                     YEAR ENDED APRIL 30,                       ENDED         SEPTEMBER 30,
                                     -----------------------------------------------------  DECEMBER 31,   --------------------
                                       1993       1994       1995       1996       1997         1997         1997       1998
                                     ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT FOR PER SHARE AND PER MINUTE DATA)
OTHER CONSOLIDATED FINANCIAL AND
  OPERATING DATA:
Cash provided by (used in)
  operating activities.............  $    (348) $  (1,149) $  (1,819) $  (1,345) $     238    $  (2,347)   $    (651) $  (1,130)
Cash used in investing
  activities.......................     (1,368)       (31)      (239)      (658)      (948)        (420)        (516)       (76)
Cash provided by (used in)
  financing activities.............      1,660     (1,528)     2,063      2,956        193        2,256          632      2,221
Capital expenditures...............        408        189        194        186        674          473          223        135

                           COMPARATIVE PER SHARE DATA



    The following table presents certain historical, pro forma and pro forma equivalent per share financial data with respect to shares of STAR Common Stock and UDN Common Stock. Also presented below is pro forma data assuming that STAR's merger with PT-1 Communications, Inc. ("PT-1") is completed and all prior STAR financial data has been restated to show the effect of such transaction on STAR, UDN and PT-1, collectively. See "Risk Factors--Risks Inherent in Acquisition Strategy." The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated on such dates. The information presented herein should be read in conjunction with the Unaudited Pro Forma Financial Data, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "Unaudited Pro Forma Financial Data".



                                                                               EQUIVALENT                 PRO FORMA
                                                                             PRO FORMA UDN                 COMBINED
                                                      HISTORICAL        ------------------------  --------------------------
                                                ----------------------   EXCLUDING    INCLUDING    STAR AND      STAR, UDN
                                                  STAR(1)       UDN       PT-1(2)      PT-1(3)      UDN(4)      AND PT-1(5)
                                                -----------  ---------  -----------  -----------  -----------  -------------
BASIC INCOME (LOSS) PER COMMON SHARE FOR(6):
Year ended December 31, 1995..................   $    0.11   $   (0.57)  $    0.00    $            $    0.05     $
Year ended December 31, 1996..................       (0.25)      (0.22)      (0.03)                    (0.29)
Year ended December 31, 1997..................        0.18       (1.15)       0.00         0.00         0.03          0.03
Nine months ended September 30, 1997..........        0.12       (0.39)       0.01        (0.01)        0.07         (0.07)
Nine months ended September 30, 1998..........        0.23       (0.44)       0.02         0.00         0.19          0.05
DILUTED INCOME (LOSS) PER COMMON SHARE FOR(6):
Year ended December 31, 1995..................   $    0.11   $   (0.57)  $    0.00    $            $    0.05     $
Year ended December 31, 1996..................       (0.25)      (0.22)      (0.03)                    (0.29)
Year ended December 31, 1997..................        0.17       (1.15)       0.00         0.00         0.03          0.03
Nine months ended September 30, 1997..........        0.11       (0.39)       0.01        (0.01)        0.06         (0.07)
Nine months ended September 30, 1998..........        0.22       (0.44)       0.02         0.00         0.18          0.05
BOOK VALUE PER COMMON SHARE AT:
September 30, 1998(7).........................   $    4.86   $   (0.75)  $    0.40    $    0.52    $    4.63     $    6.04
CASH DIVIDENDS DECLARED PER COMMON SHARE(8)...          --          --          --           --           --            --


------------------------


(1) The STAR historical per share financial data includes the effect of STAR's acquisition of T-One which was completed on March 10, 1998.



(2) The equivalent pro forma UDN per share data is computed by multiplying the corresponding pro forma combined STAR and UDN amounts by an estimated exchange ratio of 0.086772.



(3) The equivalent pro forma UDN per share data is computed by multiplying the corresponding pro forma combined STAR, UDN and PT-1 amounts by an estimated exchange ratio of 0.086772.



(4) The pro forma combined STAR and UDN per share data assumes that the PT-1 Merger has not been completed and that all prior financial data has been restated to show the effect of the Merger.



(5) The pro forma combined equivalent per share data for STAR, UDN and PT-1 reflects the pro forma combined equivalent STAR and UDN per share data and further adjusts the data to reflect the acquisition of PT-1 as if the PT-1 Merger had occurred on January 1, 1997 for the year ended December 31, 1997 and the nine months ended September 30, 1998 and that the PT-1 Merger had occurred on September 30, 1998 in the case of book value data at September 30, 1998. This pro forma data reflects an exchange ratio of 0.31607 of a share of STAR Common Stock for each share of PT-1 Common Stock in the Merger (see Note 3 to Notes to Unaudited Pro Forma Condensed Combined Financial Data).



(6) Assumes that both STAR and LDS, which was acquired by STAR in a pooling of interests transaction on November 30, 1997, were C-corporations for all periods presented.



(7) The historical book value per common share of each of STAR, UDN and PT-1 is computed by dividing stockholders' equity by the number of shares of STAR Common Stock, UDN or PT-1 Common Stock, as the case may be, outstanding at September 30, 1998. The equivalent pro forma UDN book values per common share are computed by multiplying the corresponding pro forma combined STAR and UDN or STAR, UDN and PT-1 book values per common share by an estimated exchange ratio of 0.086772. The pro forma combined book values per common share are computed by dividing pro forma stockholders equity of STAR and UDN combined or STAR, UDN and PT-1 combined, as applicable, by pro forma shares outstanding at September 30, 1998.



(8) The amounts do not consider distributions to LDS S-Corporation shareholders prior to LDS' merger with STAR on November 30, 1997.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA



    The following table presents summary unaudited pro forma financial data that was derived from the unaudited pro forma financial data included elsewhere in this Proxy Statement/Prospectus and should be read in conjunction therewith and with the related notes thereto. See "Unaudited Pro Forma Financial Data." The following summary unaudited pro forma financial data is presented assuming the Merger will be accounted for as a pooling of interests, whereby STAR will restate its historical consolidated financial statements to include the assets, liabilities, stockholders' equity (deficit) and results of operations of UDN. The statement of operations data set forth below reflects the combination of the historical operating results of STAR for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, the historical operating results of UDN for the twelve months ended January 31, 1996, 1997 and 1998 and the nine months ended September 30, 1997 and 1998, respectively, and the effect of the PT-1 acquisition for the year ended December 31, 1997 and the nine month periods ended September 30, 1997 and 1998. The balance sheet data set forth below reflects the combination of the historical balance sheet data of STAR with the historical balance sheet data of UDN plus the effect of the PT-1 acquisition as of September 30, 1998. STAR reports its financial data on the basis of a December 31 fiscal year, and PT-1 reports its financial data on the basis of a March 31 fiscal year. Through April 30, 1997, UDN reported its financial data on the basis of an April 30 fiscal year. Subsequently, UDN changed its fiscal year end to December 31.



                                                                                                   NINE MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                 -------------------------------  --------------------
                                                                   1995       1996       1997       1997       1998
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                        (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                                                      (UNAUDITED)
STATEMENTS OF OPERATIONS DATA(1):
REVENUES.......................................................  $  64,605  $ 279,123  $ 816,710  $ 520,494  $ 777,812
OPERATING EXPENSES:
  Cost of services.............................................     48,569    240,749    721,361    457,612    679,233
  Selling, general and administrative..........................     12,946     40,519     66,751     48,223     69,111
  Depreciation and amortization................................        852      2,260     16,233     10,987     18,164
                                                                 ---------  ---------  ---------  ---------  ---------
  Total operating expenses:....................................     62,367    283,528    804,345    516,822    766,508
                                                                 ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations................................      2,238     (4,405)    12,365      3,672     11,304
                                                                 ---------  ---------  ---------  ---------  ---------
OTHER INCOME (EXPENSE):
  Interest income..............................................         10        114         --         --      2,776
  Interest expense.............................................       (155)    (1,057)    (3,839)    (2,667)    (3,722)
  Legal settlement and expenses................................         --       (100)    (1,653)        --         --
  Other income (expense).......................................       (216)        56        276     (1,256)      (274)
                                                                 ---------  ---------  ---------  ---------  ---------
  Total other income (expense):................................       (361)      (987)    (5,216)    (3,923)    (1,220)
                                                                 ---------  ---------  ---------  ---------  ---------
  Income (loss) before provision for income taxes..............      1,877     (5,392)     7,149       (251)    10,084
PROVISION FOR INCOME TAXES.....................................        813      1,470      5,790      2,921      7,105
                                                                 ---------  ---------  ---------  ---------  ---------
  Net income (loss) before extraordinary gain..................      1,064     (6,862)     1,359     (3,172)     2,979
  Extraordinary gain on debt restructuring.....................         --         --         --         52         --
                                                                 ---------  ---------  ---------  ---------  ---------
NET INCOME (LOSS)..............................................  $   1,064  $  (6,862) $   1,359  $  (3,120) $   2,979
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
Earnings (loss) per common share:
  Basic........................................................  $    0.05  $   (0.29) $    0.03  $   (0.07) $    0.05
  Diluted......................................................  $    0.05  $   (0.29) $    0.03  $   (0.07) $    0.05
Weighted average number of common shares outstanding:
  Basic........................................................     19,662     23,730     46,071     44,473     55,052
  Diluted......................................................     19,662     23,730     48,828     44,473     56,826



                                                                                                     SEPTEMBER 30,
                                                                                                         1998
                                                                                                     -------------
                                                                                                      (UNAUDITED)
BALANCE SHEET DATA:
  Working capital..................................................................................    $  32,793
  Total assets.....................................................................................      585,461
  Long term obligations (including current portion)................................................       49,171
  Stockholders equity..............................................................................      351,259


------------------------------


(1) Assumes that both STAR and LDS, which was acquired by STAR in a pooling of interests transaction on November 30, 1997, were C-corporations for all periods presented.

                                  RISK FACTORS


    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONSIDERING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THIS PROXY STATEMENT/PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT THAT INVOLVE RISKS AND UNCERTAINTIES. STAR'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. SEE "DESCRIPTION OF FORWARD-LOOKING STATEMENTS." REFERENCES HEREIN (A) TO PT-1 SHALL BE DEEMED TO BE A REFERENCE TO PT-1 AS A WHOLLY-OWNED SUBSIDIARY OF STAR, AND (B) TO STAR OR UDN SHOULD BE CONSIDERED TO REFER TO STAR AND UDN OPERATING AS A COMBINED ENTITY AFTER THE CONSUMMATION OF THE MERGER.



NO ASSURANCE THAT STAR WILL REALIZE ANTICIPATED BENEFITS FROM THE PT-1 MERGER



    STAR's acquisition of PT-1 is the most significant transaction in the history of STAR. The PT-1 Merger involves the combination of certain aspects of two companies that have operated independently. The process of integrating the STAR and PT-1 businesses, operations and employees will present a significant challenge to STAR's management and may lead to unanticipated costs. Accordingly, there can be no assurance that PT-1 can be successfully integrated into STAR or that STAR and its stockholders (including persons who become stockholders as a result of the PT-1 Merger) will ultimately realize any of the anticipated benefits of the PT-1 Merger.



    STAR's business has historically focused on providing switched voice services on a wholesale basis, primarily to U.S.-based long distance carriers. Alternatively, PT-1's operations are primarily focused on the marketing of Prepaid Cards to the retail marketplace of individual end-users. Thus, STAR and PT-1 operate in fundamentally different business segments of the telecommunications market. These differences create real challenges to the ability of STAR to integrate PT-1 operations and personnel. Difficulties in the integration process may occur due to, among other things, PT-1's emphasis on marketing of particular Prepaid Cards to specific segments of the retail market, its need to maintain strong ties to a network of independent distributors, PT-1's need for the continual introduction of new products into the domestic market to achieve desired growth and the distance between STAR's Santa Barbara headquarters and PT-1's New York-based operations. Their can be no assurance that STAR will be able to overcome these challenges to integration.



    In addition, the integration of the STAR and PT-1 accounting and personnel administrative functions involves the risk that key employees in those operations, who can not be easily replaced, will leave even when offered continuing employment. The integration approach adopted by STAR with respect to PT-1 requires the devotion of a significant amount of time by senior executives, which may detract from business operations and the development of the combined companies.



    In considering the PT-1 Merger, the STAR Board considered, among other things, the cost savings, operating efficiencies and other synergies expected to result following the consummation thereof. There can be no assurance that any of such cost savings, operating efficiencies or other synergies will be accomplished as rapidly as currently expected or at all or that such savings and synergies will not be offset by increases in other expenses or operating losses, including losses due to problems arising from the integration of STAR and PT-1.



RISKS RELATING TO THE PREPAID CARD BUSINESS



    PT-1's operations and the Prepaid Card business in general have a number of inherent risks, which can be summarized to include the following: (a) the increased penetration into the market by competitive Prepaid Card vendors, including those that are substantially larger than PT-1 or STAR, (b) the relatively low barriers to entry for start-up Prepaid Card operators, (c) the reliance on independent distributors to place Prepaid Cards in retail outlets, coupled with the inability to create exclusive phone card distribution arrangements, (d) the lack of formalized written agreements between PT-1 and its distributors and among PT-1's distributors and any other party in the PT-1 Prepaid Card chain of supply, (e) the price-sensitive, fickle nature of consumer demand and (f) the relative lack of customer loyalty to any particular Prepaid Card company.



    The relative lack of customer loyalty to any particular Prepaid Card company and the increasing penetration into the Prepaid Card market by various competitors, including those substantially larger than PT-1 or STAR, could place downward pressure on industry wide Prepaid Card pricing. Due to PT-1's dependence on informal relationships with independent distributors for the marketing and sale of its products, increased competition and downward price pressure could force PT-1 to provide Prepaid Cards that are more price competitive in order to continue to sell Prepaid Cards to these distributors. There can be no assurance that PT-1 will continue to provide competitively priced Prepaid Cards to its distributors or that downward price pressure in the Prepaid Card marketplace will not adversely affect PT-1's results of operations.


OPERATING RESULTS SUBJECT TO SIGNIFICANT FLUCTUATIONS

    STAR's quarterly operating results are difficult to forecast with any degree of accuracy because a number of factors subject these results to significant fluctuations. As a result, STAR believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance.


    STAR's revenues, costs and expenses have fluctuated significantly in the past and are likely to continue to fluctuate significantly in the future as a result of numerous factors. STAR's revenues in any given period can vary due to factors such as call volume fluctuations, particularly in regions with relatively high per-minute rates; the addition or loss of major customers, whether through competition, merger, consolidation or otherwise; the loss of economically beneficial routing options for the termination of STAR's traffic; financial difficulties of major customers; pricing pressure resulting from increased competition; and technical difficulties with or failures of portions of STAR's network that impact STAR's ability to provide service to or bill its customers. STAR's cost of services and operating expenses in any given period can vary due to factors such as fluctuations in rates charged by carriers to terminate STAR's traffic; increases in bad debt expense and reserves; the timing of capital expenditures, and other costs associated with acquiring or obtaining other rights to switching and other transmission facilities; changes in STAR's sales incentive plans; and costs associated with changes in staffing levels of sales, marketing, technical support and administrative personnel. In addition, STAR's operating results can vary due to factors such as changes in routing due to variations in the quality of vendor transmission capability; loss of favorable routing options; the amount of, and the accounting policy for, return traffic under operating agreements; actions by domestic or foreign regulatory entities; the level, timing and pace of STAR's expansion in international and commercial markets; and general domestic and international economic and political conditions. Further, a substantial portion of transmission capacity used by STAR is obtained on a variable, per minute and short term basis, subjecting STAR to the possibility of unanticipated price increases and service cancellations. Since STAR does not generally have long term arrangements for the purchase or resale of long distance services, and since rates fluctuate significantly over short periods of time, STAR's gross margins are subject to significant fluctuations over short periods of time. STAR's gross margins also may be negatively impacted in the longer term by competitive pricing pressures.



    PT-1 was organized in April 1995 and has only a limited operating history upon which to evaluate its performance. PT-1's operating results may vary significantly in the future due to numerous factors, including (i) the timing of the introduction of new products and services, (ii) changes in U.S. and foreign legislation and regulation which affect the competitive environment for PT-1's products and services, (iii) market acceptance of new products and services and
(iv) other competitive conditions. Accordingly, PT-1's prospects must be considered in light of the risks, expenses, problems and delays inherent in establishing a new business in a rapidly changing industry, and prior results of operations should not be relied upon as an indication of PT-1's future performance. See "--Ability to Continue and Manage Growth; Commercial Market--PT-1;" "Management's Discussion and Analysis of Financial Condition and Results of Operations of PT-1;" "Business of PT-1--Telecommunications Products and Services" and "--Competition."



ABILITY TO CONTINUE AND MANAGE GROWTH; COMMERCIAL MARKET



    STAR has increased revenues from $58.9 million in 1995 to $404.6 million in 1997, with revenues increasing in each of the last twelve quarters. Such growth should not be considered indicative of future revenue growth or operating results. If revenue levels fall below expectations, net income is likely to be disproportionately adversely affected because a proportionately smaller amount of STAR's operating expenses varies with its revenues. This effect is likely to increase as a greater percentage of STAR's cost of services are associated with owned and leased facilities. There can be no assurance that STAR will be able to achieve or maintain profitability on a quarterly or annual basis in the future. It is likely that in some future quarter STAR's operating results will be below the expectations of public market analysts and investors. In such event, the price of STAR Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of STAR."


    As part of STAR's significant revenue growth, it has expanded, and plans to continue to expand, the number of its employees and the geographic scope of its operations. Additionally, an important component of STAR's strategy is to grow and expand through acquisition. These factors have resulted, and will continue to result, in increased responsibilities for management personnel and have placed, and will continue to place, increased demands upon STAR's operating and financial systems, which may lead to unanticipated costs and divert management's attention from day-to-day operations. STAR may also be required to attract, train and retain additional highly qualified management, technical, sales and marketing and customer support personnel. The process of locating such personnel with the combination of skills and attributes required to implement STAR's strategy is often lengthy. The inability to attract and retain additional qualified personnel could materially and adversely affect STAR. STAR expects that its expansion into foreign countries will lead to increased financial and administrative demands, such as increased operational complexity associated with expanded network facilities, administrative burdens associated with managing an increasing number of foreign subsidiaries and relationships with foreign partners and expanded treasury functions to manage foreign currency risks. STAR's accounting systems and policies have been developed as STAR has experienced significant growth. There can be no assurance that STAR's personnel, systems, procedures and controls will be adequate to support STAR's future operations. See "--Dependence on Key Personnel," "Business of STAR--Employees" and "Management of STAR and UDN."


    With the acquisition of LDS, STAR began providing service to the commercial market, which is more labor intensive than the wholesale market, and as a result has higher overhead costs. STAR also may be required to update and improve its billing systems and procedures and/or hire new management personnel to handle the demands of the commercial market. There can be no assurance that STAR will be able to effectively manage the costs of and risks associated with its expansion into the commercial market.



    Although PT-1 has experienced substantial growth in revenues since inception and expects to continue to grow, there can be no assurance that the growth experienced by PT-1 will continue or that PT-1 will be able to expand its telecommunications infrastructure, add services, expand its customer bases and markets, install additional POPs or implement the other features of its business strategy at the rate or to the extent presently planned. The Prepaid Card segment of the telecommunications industry is an emerging business with an increasing and substantial number of new market entrants. These entrants are seeking to market, advertise and position their products and services as the preferred method for accessing long distance telephone services. Because the Prepaid Card segment is an emerging market, demand for and market acceptance of newly introduced products and services is uncertain. There can be no assurance that substantial markets will continue to develop for Prepaid Cards or that PT-1 will be able to meet its current marketing objectives, succeed in positioning its products and services as a preferred method for accessing long distance telephone services, increase market acceptance of its existing products and services or achieve significant market acceptance of its new products and services.



    PT-1's recent growth has placed, and is expected to continue to place, significant demands on all aspects of PT-1's business, including its management, financial, technical and administrative personnel and its systems. There can be no assurance that PT-1's systems, procedures and controls and existing office space will be adequate to support expansion of PT-1's operations. PT-1's future operating results will substantially depend upon the ability of its executive officers to manage its growth and to attract and retain additional highly qualified personnel. In addition, as PT-1 increases its service offerings and expands its target markets, there will be additional demands on its customer service support and sales and marketing resources. There can be no assurance that PT-1 will successfully manage its expanding operations and continued growth or attract additional personnel, and any failure to do so could have a material adverse effect on PT-1's business, financial condition or results of operations. See "Business of PT-1--Strategy" and "--Employees."


RISKS INHERENT IN ACQUISITION STRATEGY


    An important component to STAR's strategy is to grow and expand through acquisitions. This growth strategy is dependent on the continued availability of suitable acquisition candidates and subjects STAR to a number of risks. STAR has recently completed two acquisitions, LDS on November 30, 1997 and T-One on March 10, 1998, and anticipates the completion of the PT-1 Merger on or about February 3, 1999. Additionally, on November 19, 1997, STAR entered into the Merger Agreement to acquire UDN. These acquisitions have placed significant demands on STAR's financial and management resources, as the process for integrating acquired operations presents a significant challenge to STAR's management and may lead to unanticipated costs or a diversion of management's attention from day-to-day operations. There can be no assurance that STAR will be able to successfully integrate these acquisitions or any other acquisitions made by STAR in the future into Company operations. Integrating acquisitions may require integration of financial and call routing systems, network and other physical facilities and personnel. Difficulties in integrating these and other acquisitions can cause system degradation, added costs and loss of personnel or customers. Additionally, STAR may incur unknown liabilities despite management's efforts to investigate the operations of the acquired business. The impact of these risks, and other risks arising as a result of STAR's acquisition strategy, could adversely affect STAR's operating results.


RISKS ASSOCIATED WITH GROWTH OF TELECOMMUNICATIONS NETWORK AND CUSTOMER BASE


    Historically, STAR has relied primarily on leased transmission capacity for the delivery of its telecommunications services. STAR's telecommunications expenses have in the past primarily been variable, based upon minutes of use, consisting largely of payments to other long distance carriers, customer/carrier interconnect charges, leased fiber circuit charges and switch facility costs. During 1997 and 1998, however, STAR made considerable capital expenditures in order to expand its network, and intends to continue to do so in the future. See "Business of STAR--Network." Although STAR's strategy is to seek to establish significant traffic volumes prior to investing in fixed-cost facilities, the development of such facilities entails significant costs and prior planning, which are based in part on STAR's expectations concerning future revenue growth and market developments. As STAR expands its network and the volume of its network traffic, its cost of revenues will increasingly consist of fixed costs arising from the ownership and maintenance of its switches and undersea fiber optic cables. While STAR believes that in the long-term these investments will allow it to reduce its cost of service and to enhance its service offerings, in the short-term, cost increases and a decrease in STAR's operating margins may occur. If STAR's traffic volume were to decrease, or fail to increase to the extent expected or necessary to make efficient use of its network, STAR's costs as a percentage of revenues could increase significantly, which could have a material adverse effect on STAR's business, financial condition or results of operations.

    In addition, STAR's business depends in part on its ability to obtain transmission facilities on a cost-effective basis. Because undersea fiber optic cables typically take several years to plan and construct, carriers generally make investments well in advance, based on a forecast of anticipated traffic. Therefore, STAR's operations are subject to the risk that it will not adequately anticipate the amount of traffic over its network, and may not procure sufficient cable capacity or network equipment in order to ensure the cost-effective transmission of customer traffic. Although STAR participates in the planning of undersea fiber optic transmission facilities, it does not control the construction of such facilities and must seek access to such facilities through partial ownership positions. If ownership positions are not available, STAR must seek access to such facilities through lease arrangements on negotiated terms that may vary with industry and market conditions. There can be no assurance that STAR will be able to continue to obtain sufficient transmission facilities or access to undersea fiber optic cable on economically viable terms. The failure of STAR to obtain telecommunications facilities that are sufficient to support its network traffic in a manner that ensures the reliability and quality of its telecommunications services may have a material adverse effect on its business, financial condition or results of operations.


DEPENDENCE ON AND CONCENTRATION OF INDEPENDENT DISTRIBUTORS



    PT-1 distributes substantially all of its Prepaid Cards through wholesale distributors and does not have an internal retail sales department. Accordingly, its success is significantly dependent upon its ability to recruit, maintain and motivate a network of independent distributors. A significant element of PT-1's growth strategy is to increase retail distribution of PT-1's products and services by expanding its distribution network in existing markets and by extending this network into new markets. PT-1 recruits a variety of types of distributors, including: (a) members of targeted ethnic communities in those metropolitan areas with high ethnic concentrations, (b) persons who are currently distributing other types of products to retail outlets, and (c) individuals who PT-1 believes have the requisite sales and marketing skills to effectively promote PT-1's products. These types of distributors are typically identified and recruited through relationships with existing distributors and retail outlets, telemarketing and related promotional activities and direct inquiries from potential distributors. There can be no assurance that PT-1 will be able to continue to effectively recruit, maintain and motivate independent distributors or to prevent its distributors from marketing other Prepaid Cards, and, if PT-1 is unable to do so it could have a material adverse effect on PT-1's business, financial condition and results of operations. See "Business of PT-1--Strategy."



    As of September 30, 1998, PT-1 had approximately 200 distributors purchasing PT-1's Prepaid Cards, of which approximately 20% (or approximately 40 distributors) were individuals. PT-1 believes that most of its distributors (both distributors that are individuals and distributors that are corporations or other business entities) sell PT-1 Prepaid Cards to sub-distributors who, in turn, sell the cards to retailers. To date, PT-1 has not experienced any reliability problems with individual distributors. PT-1's accounts receivable were concentrated among distributors primarily in the Northeast, with one distributor, Worldwide Telecom, Inc., representing approximately 28% of the net accounts receivable balance at September 30, 1998. While PT-1 believes that it could replace this distributor, a loss of this or other distributors could have a material adverse effect on PT-1's business, financial condition and results of operations.



    PT-1 believes that a majority of Prepaid Cards directly sold to its distributors are resold to sub-distributors (sometimes called route salespeople) who resell the cards to retail outlets. The remainder of the cards are resold by distributors directly to retail outlets. Sub-distributors and route salespeople typically market other products to retail outlets in addition to Prepaid Cards. PT-1's relationship with its distributors is based upon past relationships and buying patterns rather than formalized written agreements. Additionally, PT-1 believes that the distributor relationships between PT-1 and its distributors and among PT-1's distributors and their sub-distributors, route salespeople and retail outlet customers are based on past relationships and buying patterns and do not rely on written contracts. Thus, as a matter of practice, formal written agreements are virtually non-existent in the PT-1 Prepaid Card chain of supply.



    Distributors located in the New York metropolitan area generally pickup Prepaid Cards directly from PT-1's distribution sites, while PT-1 delivers Prepaid Cards by common carrier to those distributors located outside of the New York metropolitan area. A substantial portion of PT-1 Prepaid Card sales are to distributors who regularly maintain one or more places of business, with sub-distributors typically picking-up Prepaid Cards directly from the distributors' places of business. Because PT-1's relationship with distributors is so informal, PT-1 could lose one or more significant distributors on very short notice. Such loss could have a material adverse effect on PT-1's results of operations.


RISKS OF INTERNATIONAL TELECOMMUNICATIONS BUSINESS


    STAR has to date generated a substantial majority of its revenues by providing international telecommunications services to its customers on a wholesale basis. STAR sends traffic to numerous countries throughout the world, including India, Mexico and China. Likewise, a substantial majority of PT-1's revenues to date have been derived from providing international telecommunications services to its customers, with a significant amount of phone traffic directed to Mexico, the Dominican Republic and Columbia. For the six months ended September 30, 1998, Mexico, as a calling destination, generated approximately 12% of PT-1's revenues. The international nature of STAR's operations involves certain risks, such as changes in U.S. and foreign government regulations and telecommunications standards, dependence on foreign partners, tariffs, taxes and other trade barriers, the potential for nationalization and economic downturns and political instability in foreign countries. In addition, STAR's business could be adversely affected by a reversal in the current trend toward deregulation of telecommunications carriers. STAR will be increasingly subject to these risks to the extent that STAR proceeds with the planned expansion of its international operations.


    RISK OF DEPENDENCE ON FOREIGN PARTNERS. STAR will increasingly rely on foreign partners to terminate its traffic in foreign countries and to assist in installing transmission facilities and network switches, complying with local regulations, obtaining required licenses, and assisting with customer and vendor relationships. STAR may have limited recourse if its foreign partners do not perform under their contractual arrangements with STAR. STAR's arrangements with foreign partners may expose STAR to significant legal, regulatory or economic risks.

    RISKS ASSOCIATED WITH FOREIGN GOVERNMENT CONTROL AND HIGHLY REGULATED MARKETS. Governments of many countries exercise substantial influence over various aspects of the telecommunications market. In some cases, the government owns or controls companies that are or may become competitors of STAR or companies (such as national telephone companies) upon which STAR and its foreign partners may depend for required interconnections to local telephone networks and other services. Accordingly, government actions in the future could have a material adverse effect on STAR's operations. In highly regulated countries in which STAR is not dealing directly with the dominant local exchange carrier, the dominant carrier may have the ability to terminate service to STAR or its foreign partner and, if this occurs, STAR may have limited or no recourse. In countries where competition is not yet fully established and STAR is dealing with an alternative operator, foreign laws may prohibit or impede new operators from offering services in these markets.

    RISKS ASSOCIATED WITH FOREIGN CURRENCY FLUCTUATIONS. STAR's revenues and cost of long distance services are sensitive to foreign currency fluctuations. STAR expects that an increasing portion of STAR's net revenue and expenses will be denominated in currencies other than U.S. dollars, and changes in exchange rates may have a significant effect on STAR's results of operations. Although STAR utilizes hedging instruments to reduce the risk of foreign currency fluctuations, STAR will not be fully protected from these risks and the instruments themselves involve a degree of risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of STAR."

    FOREIGN CORRUPT PRACTICES ACT. STAR is also subject to the Foreign Corrupt Practices Act ("FCPA"), which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business. STAR may be exposed to liability under the FCPA as a result of past or future actions taken without STAR's knowledge by agents, strategic partners and other intermediaries. Such liability could have a material adverse effect on STAR's business, operating results and financial condition.

POTENTIAL ADVERSE EFFECTS OF GOVERNMENT REGULATION

    STAR's business is subject to various U.S. and foreign laws, regulations, agency actions and court decisions. STAR's U.S. international telecommunications service offerings are subject to regulation by the FCC. The FCC requires international carriers to obtain authorizations under Section 214 of the Communications Act of 1934, as amended, prior to acquiring international facilities by purchase or lease, or providing international service to the public. Prior FCC approval is also required to transfer control of a certificated carrier. STAR must file reports and contracts with the FCC and must pay regulatory fees, which are subject to change. STAR is also subject to the FCC policies and rules discussed below. The FCC could determine, by its own actions or in response to a third party's filing, that certain of STAR's services, termination arrangements, agreements with foreign carriers, transit or refile arrangements or reports do not or did not comply with FCC policies and rules. If this occurred, the FCC could order STAR to terminate noncompliant arrangements, fine STAR or revoke STAR's authorizations. Any of these actions could have a material adverse effect on STAR's business, operating results and financial condition.


    FCC INTERNATIONAL PRIVATE LINE RESALE POLICY. The FCC's international private line ("IPL") resale policy limits the conditions under which a carrier may connect IPLs to the public switched telephone network ("PSTN") at one or both ends to provide switched services, commonly known as International Simple Resale ("ISR"). A carrier generally may only offer ISR services to a foreign country if the FCC has found (a) the country is a member of the World Trade Organization ("WTO") and at least 50% of the U.S. billed and settled traffic to that country is settled at or below the FCC's benchmark settlement rate or (b) the country is not a WTO member, but it offers U.S. carriers equivalent opportunities to engage in ISR and at least 50% of the U.S. billed and settled traffic is settled at or below the applicable benchmark. STAR's FCC authority currently permits it to provide ISR service to Canada, the U.K., Sweden, New Zealand, Australia, the Netherlands, Germany, France, Belgium, Denmark, Norway, Austria, Switzerland, Luxembourg, Italy, Hong Kong and Japan. The FCC is currently reviewing U.S. carrier applications to provide ISR to Finland and Mexico, among other routes. Upon grant of any such ISR application to a given country, the FCC's rules also would permit STAR to provide ISR service to that country. If ISR is not permitted on a route, absent prior FCC consent, U.S. facilities based international carriers must terminate switched telephone traffic in accordance with the FCC's International Settlement Policy ("ISP") which is primarily intended to deter foreign carriers with market power from discriminating amongst competing U.S. carriers by, for example, favoring the foreign carrier's U.S. affiliate. The ISP requires that all U.S. carriers terminate traffic with a foreign carrier on the same terms (i.e., that settlement rates be equivalent) and receive inbound traffic only in proportion to the volume of U.S. outbound traffic which they generate.



    On a few routes, STAR may use IPLs to terminate international switched telephone services where ISR has not been authorized. On such routes, therefore, STAR's termination arrangements may not be consistent with the FCC's ISP. On any such route, however, to STAR's knowledge the foreign correspondent lacks market power, no U.S. inbound traffic is involved, and the effective settlement rate is lower than the prevailing rate. Thus, STAR believes its actions are not inconsistent with the ISP's underlying purpose.



    FCC INTERNATIONAL SETTLEMENTS POLICY. The ISP limits the arrangements which U.S. international carriers may enter into with foreign carriers for exchanging public switched telecommunications traffic, which the FCC terms International Message Telephone Service ("IMTS"). This policy does not apply to ISR services. The ISP requires that U.S. carriers receive an equal share of the accounting rate and receive inbound traffic in proportion to the volume of U.S. outbound traffic which they generate. The ISP and other FCC policies also prohibit a U.S. carrier and a foreign carrier which possesses sufficient market power on the foreign end of the route to affect competition adversely in the U.S. market from entering into exclusive arrangement involving services, facilities or functions on the foreign end of a U.S. international route which are necessary for providing basic telecommunications and which are not offered to similarly situated U.S. carriers. It is possible that the FCC could find that certain of STAR's arrangements with foreign operators are inconsistent with the ISP.


    FCC POLICIES ON TRANSIT AND REFILE. STAR and, in certain cases, PT-1, use both transit and refile arrangements to terminate its international traffic. The FCC routinely approves transit arrangements by U.S. international carriers. The FCC's rules also permit carriers in many cases to use ISR facilities to route traffic via a third country for refile through the PSTN. The extent to which U.S. carriers may enter into refile arrangements consistent with the ISP is currently under review by the FCC. Certain of STAR's transit or refile arrangements may violate the ISP or other FCC policies.



    FCC POLICIES ON USE OF PAY PHONES. A small portion of PT-1's customers use pay phones to access PT-1's services. The Communications Act requires long distance carriers such as PT-1 to compensate pay phone owners when a pay phone is used to originate a telephone call through a toll-free number. Recent regulations adopted under the Communications Act mandate compensation in the amount of $0.284 per call, although the basis for this compensation is currently being reconsidered by the FCC pursuant to a court order. In February 1998, PT-1 began passing these costs on to its customers who use pay phones. However, there can be no assurance that PT-1 will be able to successfully pass these costs on to its customers or that these charges will not have a material adverse effect on PT-1's business, financial condition or results of operations. See "Business of PT-1--Government Regulation."



    RECENT AND POTENTIAL FCC ACTIONS. Regulatory action that may be taken in the future by the FCC may intensify the competition which STAR and PT-1 face, impose additional operating costs upon them, disrupt certain of their transmission arrangements or otherwise require either company to modify its operations. Future FCC action may also provide STAR and PT-1 additional competitive flexibility by, for example, eliminating or substantially reducing the tariff requirements applicable to each of the companies' interstate and international telecommunications services. The FCC is encouraging new market entrants by implementing the WTO Basic Telecommunications Agreement (the "WTO Agreement") and through other actions. The FCC may approve pending mergers which could produce more effective competitors in STAR and PT-1's markets. The FCC may increase regulatory fees charged to STAR and PT-1 and their competitors by eliminating the exemption for carrier revenues obtained from other carriers for certain fees or through other actions, which could raise STAR and PT-1's costs of service without assurance that STAR and PT-1 could pass such fee increases through to their customers. See "Business of STAR--Government Regulation."



    STATE. The intrastate long distance telecommunications operations of STAR and its subsidiaries and PT-1 are subject to various state laws and regulations, including prior certification, notification, registration and/or tariff requirements. The vast majority of states require that STAR and its subsidiaries and PT-1 apply for certification to provide intrastate telecommunications services. In most jurisdictions, STAR and PT-1 also must file and obtain prior regulatory approval of tariffs for intrastate services. Certificates of authority can generally be conditioned, modified or revoked by state regulatory authorities for failure to comply with state laws and regulations. Fines and other penalties, including revocation of a certificate of authority, may be imposed.


    In 1997, prior to STAR's acquisition of LDS, LDS settled disputes with the California Public Utilities Commission (the "California PUC") and with the District Attorney of Monterey, California regarding LDS' alleged unauthorized switching of long distance customers (the "Settlements"). As part of the Settlements, LDS was subject to fines and restrictions on its business operations in California. In addition, the FCC has received numerous informal complaints against LDS regarding the alleged unauthorized switching of long distance customers, which complaints currently remain under review.

    Following STAR's acquisition of LDS and in order to comply with the Settlements, STAR has imposed strict restrictions on certain former LDS employees, restricting these employees with respect to California intrastate telecommunications operations. Additionally, STAR has taken a number of steps to reduce the risk of a repeat occurrence regarding the alleged unauthorized switching of commercial customers in California. If STAR inadvertently fails to comply with such guidelines or if such guidelines are determined to be inadequate to comply with the Settlements, STAR may be subject to penalties or revocation of its certificate of authority. See "Business of STAR--Government Regulation--Actions Against LDS."


    FOREIGN REGULATIONS. STAR is also subject to regulation in foreign countries, such as the U.K. and Germany, in connection with certain of its business activities. For example, STAR's use of transit, ISR or other routing arrangements may be affected by laws or regulations in either the transited or terminating foreign jurisdiction. Foreign countries, either independently or jointly as members of the International Telecommunications Union ("ITU"), or other supra-national organizations such as the European Union or the WTO, may have adopted or may adopt laws or regulatory requirements regarding such services for which compliance would be difficult or expensive, that could force STAR to choose less cost-effective routing alternatives and that could adversely affect STAR's business, operating results and financial condition. PT-1 is also subject to regulation in the U.K. and certain other countries in connection with certain of its business activities.



    To the extent that they seek to provide telecommunications services in other non-U.S. markets, STAR and PT-1 will be subject to the developing laws and regulations governing the competitive provision of telecommunications services in those markets. STAR currently plans to provide a limited range of services in Mexico, Belgium and France, as permitted by regulatory conditions in those markets, and to expand its operations as these markets implement scheduled liberalization to permit competition in the full range of telecommunications services. The nature, extent and timing of the opportunity for STAR to compete in these markets will be determined, in part, by the actions taken by the governments in these countries to implement competition and the response of incumbent carriers to these efforts. There can be no assurance that the regulatory regime in these countries will provide STAR or PT-1 with practical opportunities to compete in the near future, or at all, or that STAR or PT-1 will be able to take advantage of any such liberalization in a timely manner. See "Business of STAR--Government Regulation."


    REGULATION OF CUSTOMERS. STAR's customers are also subject to actions taken by domestic or foreign regulatory authorities that may affect the ability of customers to deliver traffic to STAR. Regulatory sanctions have been imposed on certain of STAR's customers in the past. While such sanctions have not adversely impacted the volume of traffic received by STAR from such customers to date, future regulatory actions could materially adversely affect the volume of traffic received from a major customer, which could have a material adverse effect on STAR's business, financial condition and results of operations.


RISKS OF NETWORK FAILURE; DEPENDENCE ON FACILITIES AND THIRD PARTIES



    Any system or network failure that causes interruptions in STAR or PT-1's operations could have a material adverse effect on their business, financial condition or results of operations. STAR and PT-1's operations are dependent on their ability to successfully expand their networks and integrate new and emerging technologies and equipment into their network, which are likely to increase the risk of system failure and to cause strain upon the networks. STAR and PT-1's operations also are dependent on each company's ability to protect its hardware and other equipment from damage from natural disasters such as fires, floods, hurricanes and earthquakes, other catastrophic events such as civil unrest, terrorism and war and other sources of power loss and telecommunications failures. Although STAR and PT-1 have taken a number of steps to prevent their network from being affected by natural disasters, fire and the like, such as building redundant systems for power supply to the switching equipment, there can be no assurance that any such systems will prevent STAR's switches and PT-1's switches and Debit Card Platforms from becoming disabled in the event of an earthquake, power outage or otherwise. The failure of STAR or PT-1's network, or a significant decrease in telephone traffic resulting from effects of a natural or man-made disaster, could have a material adverse effect on STAR and PT-1's relationships with their customers and their business, operating results and financial condition. See "Business of STAR--Network" and "Business of PT-1--The Telecommunications Network."



    SOFTWARE AND INFORMATION SYSTEMS. PT-1 uses information systems and software (including software licensed to PT-1 by GodotSoft, L.L.C.) to provide information to management, deliver services to its customers, track inventory, control fraud and monitor system usage. Although PT-1 engages in extensive testing of its software prior to introduction, there can be no assurance that errors will not be found in such information systems or software. Any such error may result in an interruption in telecommunications services or a partial or total failure of PT-1's network or information systems which could have a material adverse effect on PT-1's business, financial condition and results of operations. See "Business of PT-1-- Information Systems; Debit Card Platforms."


DEPENDENCE ON KEY PERSONNEL


    STAR's success depends to a significant degree upon the efforts of senior management personnel and a group of employees with longstanding industry relationships and technical knowledge of STAR's operations, in particular, Christopher E. Edgecomb, STAR's Chief Executive Officer and Samer Tawfik, Chief Executive Officer of PT-1. STAR maintains and is the beneficiary under a key person life insurance policy in the amount of $10.0 million with respect to Mr. Edgecomb. STAR believes that its future success will depend in large part upon its continuing ability to attract and retain highly skilled personnel. Competition for qualified, high-level telecommunications personnel is intense and there can be no assurance that STAR will be successful in attracting and retaining such personnel. The loss of the services of one or more of STAR's key individuals, or the failure to attract and retain other key personnel, could materially adversely affect STAR's business, operating results and financial condition. See "Management of STAR and UDN."


SIGNIFICANT COMPETITION


    The international telecommunications industry is intensely competitive and subject to rapid change. STAR and PT-1's competitors in the international wholesale switched long distance market include large, facilities-based multinational corporations and smaller facilities-based providers in the U.S. and overseas that have emerged as a result of deregulation, switch-based resellers of international long distance services and international joint ventures and alliances among such companies. STAR also competes abroad with a number of dominant telecommunications operators that previously held various monopolies established by law over the telecommunications traffic in their countries. International wholesale switched service providers compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services. Additionally, the telecommunications industry is in a period of rapid technological evolution, marked by the introduction of competitive product and service offerings, such as the utilization of the Internet for international voice and data communications. STAR and PT-1 are unable to predict which technological development will challenge their competitive positions or the amount of expenditures that will be required to respond to a rapidly changing technological environment. Further, the number of competitors is likely to increase as a result of the competitive opportunities created by a new Basic Telecommunications Agreement concluded by members of the WTO in February 1997. Under the terms of the WTO Agreement, starting February 5, 1998, the United States and over 65 countries have committed to open their telecommunications markets to competition and foreign ownership and to adopt measures to protect against anticompetitive behavior. As a result, STAR and PT-1 believe that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect STAR and PT-1's gross margins if they are not able to reduce their costs commensurate with such price reductions.



    COMPETITION FROM DOMESTIC AND INTERNATIONAL COMPANIES. A majority of the U.S.-based international telecommunications services revenue is currently generated by AT&T Corp. ("AT&T"), MCI WorldCom, Inc. ("MCI WorldCom") and Sprint Corporation ("Sprint"). STAR also competes with Pacific Gateway Exchange, Inc., and other U.S.-based and foreign long distance providers, including the Regional Bell Operating Companies ("RBOCs"), which presently have FCC authority to resell and terminate international telecommunication services. Many of these competitors have considerably greater financial and other resources and more extensive domestic and international communications networks than STAR or PT-1. STAR and PT-1's business would be materially adversely affected to the extent that a significant number of such customers limit or cease doing business with STAR or PT-1 for competitive or other reasons. Consolidation in the telecommunications industry could not only create even larger competitors with greater financial and other resources, but could also adversely affect STAR and PT-1 by reducing the number of potential customers for such companies' services.


    EXPANSION INTO COMMERCIAL MARKET. With the acquisition of LDS, STAR began providing long distance service to the commercial market, a market that is subject to intense competition from a number of well capitalized companies. The commercial market is also characterized by the lack of customer loyalty, with commercial customers regularly changing service providers. There can be no assurance that STAR will be able to compete successfully in the commercial market. See "Business of STAR--Strategy--Expansion into Commercial Market."


    COMPETITION IN THE PREPAID CARD MARKET. PT-1 competes with other providers of Prepaid Cards, including many of the largest telecommunications providers, such as AT&T, Sprint and MCIWorldCom. These companies are substantially larger and have greater financial, technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than PT-1. PT-1 also competes with smaller, emerging carriers in both the Prepaid Card retail market and in the wholesale market, including IDT Corporation, RSL Communications, SmarTalk Teleservices, Inc., Pacific Gateway Exchange, Inc., FaciliCom International, Inc. and Telegroup, Inc. To the extent PT-1 begins providing services to customers outside the U.S. market, it may compete with the large operators such as British Telecommunications plc ("BT") in the U.K. PT-1 believes that additional competitors will be attracted to the Prepaid Card market (including Internet-based service providers and other telecommunications companies). There can be no assurance that competition from existing or new competitors or a decrease in the rates charged for telecommunications services by the major long distance carriers or other competitors will not have a material adverse effect on PT-1's business, financial condition and results of operations. See "--Rapid Technological Change in the Prepaid Card Market."



FTC INVESTIGATION OF PT-1



    In July 1997, PT-1 was notified by the Federal Trade Commission (the "FTC") and the New York Attorney General's Office (the "NYAG") that it was the subject of an investigation alleging deceptive advertising practices in connection with the sale of its Prepaid Cards. Primarily, the FTC alleged that PT-1's point of sale posters for its Prepaid Cards, which did disclose the existence of additional first minute connection charges for certain calls, did not sufficiently disclose the specific amount of connection charges for such calls. PT-1 modified these point of sale materials more than one year ago, and all point of sale materials now routinely set forth the exact amount of all call connection charges. Subsequently, the FTC and the NYAG indicated that they were also reviewing whether PT-1 properly decremented minutes from its Prepaid Cards. PT-1 has been informed that the NYAG has ended its investigation without taking any action. The FTC has also completed its investigation and has determined not to take any formal action regarding PT-1's Prepaid Card decrementation practices. With regard to prior advertising of Prepaid Cards by PT-1, PT-1 and representatives of the FTC have entered into an agreement in principle, which is subject to final approval by the FTC, pursuant to which, in complete resolution of all allegations regarding deceptive advertising: (1) PT-1 will pay to the FTC the sum of $300,000; (2) PT-1 does not admit any of the allegations; and (3) on a going forward basis, PT-1 has agreed to comply with certain standards regarding advertising (which are consistent with PT-1's current advertising practices) and certain record keeping requirements. The agreement with the FTC was entered into on July 17, 1998, but remains subject to full FTC approval. PT-1 expects such approval of the settlement agreement within the next thirty (30) days. See "Business of PT-1--Legal Proceedings."



RAPID TECHNOLOGICAL CHANGE IN THE PREPAID CARD MARKET



    The Prepaid Card market is characterized by rapid technological change, new product and service introduction, new sales channels and evolving industry standards. PT-1's success will depend, in significant part, upon its ability to make timely and cost-effective enhancements and additions to its technology and to introduce new products and services that meet customer demands. PT-1 expects new products and services to be developed and introduced by other companies that compete with its products and services. The proliferation of new telecommunications technology, including personal and voice communication services over the Internet, may reduce demand for long distance services, including Prepaid Cards. There can be no assurance that PT-1 will be successful in responding to these or other technological changes, evolving industry standards or to new products and services offered by PT-1's current and future competitors. The inability of PT-1 to respond to these changes could have a material adverse effect on PT-1's business, financial condition or results of operations. See "Business of PT-1--Competition" and "--Telecommunications Products and Services."


CUSTOMER CONCENTRATION


    While the list of STAR's most significant customers varies from quarter to quarter, STAR's five largest customers accounted for approximately 29% of its revenues in 1997, although no one customer accounted for 10% or more of revenues in such period. STAR could lose a significant customer for many reasons, including the entrance into the market of significant new competitors with lower rates than STAR, downward pressure on the overall costs of transmitting international calls, transmission quality problems, changes in U.S. or foreign regulations or unexpected increases in STAR's cost structure as a result of expenses related to installing a global network or otherwise.



TAXATION OF SALE AND USE OF PREPAID CARDS



    Taxable income realized by PT-1 from Prepaid Card revenue is subject to federal corporate income tax at standard rates. In addition, since November 1, 1997, PT-1 has been required to and has collected a three percent (3%) federal excise tax on sales of Prepaid Cards to its distributors. In states that do impose taxes on Prepaid Cards, the most common method of calculation and payment is predicated on usage of the Prepaid Card and the revenue generated from the underlying long distance service that is provided. Other states impose taxes on the face value of the Prepaid Card when sold to consumers, with collection and remittance made by the retailer at the point of sale. In the states where PT-1 does the majority of its business, and taxes on Prepaid Cards are based on their usage, PT-1 collects and remits taxes to state authorities. PT-1 believes that it has made adequate reserves to cover any state taxes it may ultimately be required to pay, though there can be no assurance in that regard.



FRAUD; THEFT OF SERVICES; UNCOLLECTIBLE ACCOUNTS



    From time to time, callers have obtained services without rendering payment to PT-1 by unlawfully using PT-1's access numbers and PINs. PT-1 attempts to manage these theft and fraud risks through its internal controls and its monitoring and blocking systems. There can be no assurance that PT-1's risk management practices will be sufficient to protect PT-1 in the future from unauthorized transactions or thefts of services which could have a material adverse effect on PT-1's business, financial condition or results of operations.



    PT-1 sells Prepaid Cards on terms ranging from cash on delivery to net thirty days. Prepaid Cards that are shipped via common carrier or sold over the counter in smaller quantities are generally sold on a cash on delivery basis. Distributors who exclusively market PT-1's Prepaid Cards and undertake market penetration efforts in new territories on behalf of PT-1 are generally accorded terms of net 7-to-30 days. PT-1's extension of credit to distributors is a standard business practice with the Prepaid Card industry. PT-1 also sells its Prepaid Cards on a wholesale basis to carriers on 7-to-30 day terms and sells dial around and presubscribed long distance services for which customers are billed after services are rendered.



    PT-1's accounts receivable balance at September 30, 1998 was approximately $37.4 million as compared to approximately $18.0 million at September 30, 1997, largely as a result of increasing sales to distributors who have entered emerging markets in geographic areas other than the eastern seaboard. Participants in the Prepaid Card industry, other than PT-I, have experienced significant accounts receivable and credit losses. As PT-1 expands its commercial business following the PT-1 Merger, including its dial around and its presubscribed long distance services, accounts receivable balances will continue to rise materially.



    While PT-1 has not experienced material difficulty in collecting its accounts receivable through September 30, 1998, and, to date, has not suffered material credit losses, there can be no assurance that, following the PT-1 Merger, as accounts receivable balances grow and credit is extended to new retail customers, PT-1 will be able to adequately monitor and evaluate its accounts receivable and its credit risks or that it will be able to collect all amounts due for services rendered. Any material difficulty in collecting rising accounts receivable and any material credit losses could have a material adverse effect on PT-1's business, financial condition or results of operations. See "Business of PT-1--Information Systems; Debit Card Platforms" and "--Prepaid Card Productions and Inventory Control."



LIMITED PROTECTION OF PT-1'S PROPRIETARY RIGHTS; RISKS OF INFRINGEMENT



    PT-1 believes that PT-1 and its Prepaid Card products have achieved significant brand awareness among distributors, retail outlets and many ethnic communities and other consumer groups. PT-1 has filed for federal trademark protection of the PT-1 Communications and PT-1 service marks and for other names PT-1 uses or intends to use to market its Prepaid Cards, including The PT-1 Card and The New York Card. In addition, PT-1 recently changed its name from Phonetime, Inc. and the name of one of its Prepaid Cards from The PTI Card to The PT-1 Card in response to letters challenging PT-1's use of these names. There can be no assurance that PT-1's efforts to protect its proprietary rights will be successful or that other companies will not challenge PT-1's use of its trademarks and service marks. PT-1 also intends to expand the marketing of Prepaid Cards in foreign countries. This expansion may result in usage of PT-1's Prepaid Cards in countries where intellectual property protections are more limited than the protections available in the United States. PT-1's inability to protect its proprietary rights or continue to use such marks in the U.S. and abroad could result in a material adverse effect on PT-1's business, financial condition or results of operations. See "Business of PT-1--Trademarks and Service Marks."


NEED FOR ADDITIONAL CAPITAL TO FINANCE GROWTH AND CAPITAL REQUIREMENTS

    STAR believes that it must continue to enhance and expand its network and build out its telecommunications network infrastructure in order to maintain its competitive position and continue to meet the increasing demands for service quality, capacity and competitive pricing. STAR's ability to grow depends, in part, on its ability to expand its operations through the ownership and leasing of network capacity, which requires significant capital expenditures, that are often incurred prior to STAR's receipt of the related revenue.

    STAR believes that, based upon its present business plan and its existing cash resources, available financing and expected cash flow from operating activities, STAR will have sufficient cash to meet its currently anticipated working capital and capital expenditure requirements for at least twelve months. If STAR's growth exceeds current expectations, if STAR obtains one or more attractive opportunities to purchase the business or assets of another company, or if STAR's cash flow from operations after the end of such period is insufficient to meet its working capital and capital expenditure requirements, STAR will need to raise additional capital from equity or debt sources. There can be no assurance that STAR will be able to raise such capital on favorable terms or at all. If STAR is unable to obtain such additional capital, STAR may be required to reduce the scope of its anticipated expansion, which could have a material adverse effect on STAR's business, financial condition or results of operations.


VOLATILITY OF STOCK PRICE

    The market price of the shares of STAR Common Stock has risen since STAR's initial public offering in June 1997 and is trading at a high multiple of STAR's earnings. The market price for such shares has been highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in STAR's operating results, the announcement of potential acquisitions by STAR, changes in federal and international regulations, activities of the largest domestic providers, industry consolidation and mergers, conditions and trends in the international telecommunications market, adoption of new accounting standards affecting the telecommunications industry, changes in recommendations and estimates by securities analysts, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of emerging growth companies like STAR. These broad market fluctuations may adversely affect the market price of the STAR Common Stock.


CONTROL OF COMPANY BY NAMED OFFICERS AND DIRECTORS



    Collectively, STAR's executive officers and directors and the executive officers of PT-1 beneficially own more than 50% of the outstanding shares of STAR Common Stock. These stockholders may be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of STAR. See "Principal Stockholders of STAR."


EFFECT OF CERTAIN CHARTER PROVISIONS; ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF
  INCORPORATION, BYLAWS AND DELAWARE LAW

    STAR's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights of such shares, without any further vote or action by STAR's stockholders. The rights of the holders of STAR Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of STAR. STAR has no current plans to issue shares of Preferred Stock. STAR is also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit STAR from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have an effect of delaying or preventing a change in control of STAR. In addition, STAR's Amended and Restated Certificate of Incorporation provides for a classified Board of Directors such that approximately only one-third of the members of the Board will be elected at each annual meeting of stockholders. Classified boards may have the effect of delaying, deferring or discouraging changes in control of STAR. Further, certain provisions of STAR's Amended and Restated Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving STAR. Additionally, certain federal regulations require prior approval of certain transfers of control of telecommunications companies, which could also have the effect of delaying, deferring or preventing a change in control. See "Business of STAR--Government Regulation," "Description of STAR Capital Stock-- Preferred Stock" and "--Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Merger, STAR will have approximately 58,166,416 shares of STAR Common Stock outstanding (assuming consummation of the PT-1 Merger and no exercise of any of the options to purchase shares of STAR Common Stock outstanding and vested as of January 25, 1999) of which approximately 9,430,000 will be registered pursuant to the Securities Act. Approximately 3,961,000 additional shares which are not currently registered will be available for immediate unrestricted sale in the public market on the date of this Proxy Statement/Prospectus and approximately 19,722,000 additional shares will be available for immediate sale on the date of this Proxy Statement/Prospectus, subject to the public information, volume limitation and notice provisions of Rule 144 adopted under the Securities Act. Approximately 410,000 shares will be available for sale within 45 days after the date of this Proxy Statement/Prospectus, subject to the Rule 144 public information, volume limitations and notice provisions. Approximately 849,000 shares issued in the LDS acquisition will be available for sale after November 30, 1998. Pursuant to the terms of the PT-1 Merger Agreement, approximately 1,050,000 shares of STAR Common Stock will be available for sale in December 1999 and approximately 14,000,000 shares of STAR Common Stock will be available for sale in December 2000.



    Certain stockholders holding approximately 17,252,000 shares of STAR Common Stock (assuming consummation of the PT-1 Merger) are entitled to registration rights with respect to their shares of STAR Common Stock. Sales of substantial amounts of such shares in the public market, or the prospect of such sales, could adversely affect the market price of the STAR Common Stock. Such sales also might make it more difficult for STAR to sell equity securities or equity related securities in the future at a time and price that STAR deems appropriate. See "Description of STAR Capital Stock."



YEAR 2000 COMPUTER PROGRAM FAILURE



    A significant percentage of the software that runs most of the computers in the United States relies on two-digit date codes to perform computations and decision-making functions. Commencing on January 1, 2000, these computer programs may fail from an inability to interpret date codes properly, misinterpreting "00" as the year 1900 rather than 2000. STAR, PT-1 and UDN have implemented Year 2000 compliance programs to ensure that each of their software, systems and equipment are Year 2000 compliant and to ensure that the software and technology of their third party vendors and customers are also Year 2000 compliant. Each of STAR, PT-1 and UDN currently anticipates that its information technology and non-information technology systems will be Year 2000 compliant before January 1, 2000, though no assurances can be given that its compliance testing will not detect unanticipated Year 2000 compliance problems. While STAR, PT-1 and UDN intend to develop contingency plans to prepare for a Year 2000 failure, there can be no assurance that such contingency plans will be adequate. If either STAR, PT-1 or UDN and/or third parties are not Year 2000 compliant as of such date and if such contingency plans are inadequate or fail to address a particular Year 2000 risk, such companies may be required to incur unanticipated costs, change relationships with third parties, forego revenues or be subjected to other material adverse effects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of STAR", "Management's Discussion and Analysis of Financial Condition and Results of Operations of PT-1" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of UDN."

NO ASSURANCE THAT STAR WILL REALIZE ANTICIPATED BENEFITS FROM THE MERGER

    The Merger involves the combination of certain aspects of two companies that have operated independently. Accordingly, there can be no assurance that UDN can be successfully integrated into STAR or that STAR and its stockholders (including persons who become stockholders as a result of the Merger) will ultimately realize any of the anticipated benefits of the Merger.

    In addition, the integration of the STAR and UDN operations and accounting, personnel administrative and legal functions involves the risk that key employees, who can not be easily replaced, in those operations and functions will leave even when offered continuing employment. The integration approach adopted by STAR with respect to UDN requires the devotion of a significant amount of time by senior executives, which may detract from business operations and development of the combined companies.

    In determining that the Merger is fair and in the best interests of its stockholders, each of the UDN Board and the UDN Special Committee considered the cost savings, operating efficiencies and other synergies expected to result following the consummation thereof. See "The Merger--UDN's Reasons for the Merger; Recommendations of the UDN Board and Special Committee" and "--STAR's Reasons for the Merger." There can be no assurance that any of such cost savings, operating efficiencies or other synergies will be accomplished as rapidly as currently expected or at all or that such savings and synergies will not be offset by increases in other expenses or operating losses, including losses due to problems integrating the two companies.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Merger by the UDN Board and Special Committee, the stockholders of UDN should be aware that John Snedegar, President of UDN, and Dale Christensen, Chief Operating Officer and Chief Financial Officer of UDN, have employment agreements that provide them with bonuses and severance benefits which would take effect if Mr. Snedegar or Mr. Christensen exercises his right to terminate his employment agreement upon consummation of the Merger. See "Management of STAR and UDN--UDN Employment Agreements." In addition, certain directors and officers of UDN or its subsidiaries may also be directors and/or officers of other companies whose principal business is similar to that of UDN. It is possible, therefore, that a conflict may arise between their duties as directors or officers of UDN or its subsidiaries and their duties as directors or officers of such other companies. Such interests, together with other relevant factors, were considered by the UDN Board and Special Committee in making their recommendation and approving the Merger Agreement. See "The Merger--Interests of Certain Persons in the Merger."

MAINTENANCE OF UDN'S CUSTOMER BASE


    Customers are not obligated to purchase any minimum usage amount from UDN and can discontinue service, without penalty, at any time. There can be no assurance that customers will continue to buy their long distance telephone service through UDN. In the event that a significant portion of UDN's customers decide to purchase long distance service directly from another long distance service provider, there can be no assurance that UDN will be able to replace its customer base from other sources. Loss of a significant portion of UDN's customers would have a material adverse effect on its results of operations and financial condition.


    A high level of customer attrition is inherent in the long distance industry, and UDN's revenues are also affected by such attrition. Attrition results from a variety of factors including termination of customers by UDN for non-payment and the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs and the issuance of cash or other forms of incentives. Although UDN is aware of the significance of attrition on its business, telecommunications providers generally find it difficult to measure customer attrition in a consistently meaningful manner due to, among other factors, the wide range of revenues attributable to individual customers, the fact that service to an individual customer may be provided by more than one underlying carrier and the variety of reasons for changes in the volume of service provided to an individual customer.

UDN'S DEPENDENCE ON THIRD PARTY TRANSMISSION FACILITIES

    UDN does not own all of the transmission facilities needed to complete long distance telephone calls. Therefore, UDN's operator services, direct dial long distance, "800" service, wholesale long distance service and prepaid calling cards are largely dependent upon the contractual arrangements with facilities-based carriers for the transmission of calls on a cost-effective basis. While UDN believes it has ample access to transmission facilities at competitive rates and expects to continue to have such access in the foreseeable future, due to the possibility of unforeseen changes in industry conditions, the continued availability of transmission facilities at historical rates cannot be assured.

    In addition, UDN has entered into buying arrangements with other carriers for the provision of originating and terminating long distance services, primarily in those areas where UDN does not have its own network facilities. Several of these contracts have monthly minimum usage requirements for the term of the contract and contain penalties if these minimums are not met. UDN is currently meeting the minimum usage requirements in its contracts, however, there is no assurance that UDN will be able to continue meeting these minimum usage requirements. If they are not met, the resulting penalties will severely reduce UDN's gross margin and will negatively impact UDN's results of operations.

DILUTION OF VOTING POWER


    Consummation of the Merger will result in an approximate    % increase in
the number of shares of STAR Common Stock outstanding. In exchange for 100% of the outstanding UDN Common Stock, stockholders of UDN will receive approximately
   % of the outstanding voting stock of STAR upon the consummation of the Merger. Thus, the stockholders of STAR will experience a very slight dilution of their relative voting authority after the Merger.


CERTAIN INCOME TAX CONSEQUENCES

    CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following discussion addresses certain material United States federal income tax consequences of the Merger to stockholders of UDN Common Stock who hold their shares as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")). The discussion is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice. It does not address all aspects of federal income taxation that may be relevant to particular UDN stockholders in light of their specific circumstances, or to certain types of stockholders subject to special treatment under the federal income tax laws, including without limitation, insurance companies, tax-exempt organizations, foreign persons, financial institutions or broker-dealers, and stockholders who acquired their UDN Common Stock pursuant to the exercise of employee stock options or in other compensatory transactions. This discussion also does not address the state, local, foreign or other federal tax consequences of the Merger. There can be no assurance that the Internal Revenue Service will not take a contrary view to any expressed herein. No rulings have been or will be requested from the Internal Revenue Service with respect to the tax consequences of the Merger. Moreover, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein, possibly with retroactive effect.

    ALL UDN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN APPLICABLE TAX LAWS.

    Based on the assumptions set forth below, the Merger should qualify as a tax-free reorganization under Section 368(a)(1) of the Code. As a result, no gain or loss will be recognized by a stockholder whose shares of UDN Common Stock are converted into shares of STAR Common Stock, except to the extent of any cash received in lieu of fractional shares of STAR Common Stock. Each stockholder receiving cash in lieu of a fractional share of STAR Common Stock will be treated as having received such fractional share interest and as having sold it for the cash received, recognizing gain or loss equal to the difference between the amount of cash received and the portion of that stockholder's basis in the shares of UDN Common Stock allocable to the fractional share interest. Such gain or loss will generally be treated as capital gain or loss (long-term or short-term depending on the stockholder's holding period), unless the payment transaction is essentially equivalent to a dividend within the meaning of
Section 302 of the Code (a "Dividend Transaction"). The tax basis of the STAR Common Stock exchanged therefor (except for the basis attributable to any fractional share interest in STAR Common Stock), and the holding period of the STAR Common Stock will include the holding period of the UDN Common Stock surrendered in the Merger.

    A stockholder who exercises his appraisal rights with respect to a share of UDN Common Stock and receives payment for such stock in cash will recognize capital gain or loss (long-term or short-term depending on the the stockholder's holding period) measured by the difference between the amount of cash received and the stockholder's basis in such share, provided the appraisal transaction is not a Dividend Transaction.

    A transaction is not a Dividend Transaction with respect to a UDN stockholder if, after taking into account shares owned actually and constructively within the meaning of Section 318 of the Code, there is a meaningful reduction in the stockholder's proportionate interest in the corporation. Under this rule, the Internal Revenue Service has ruled that a redemption of a fractional share for cash in the context of a reorganization transaction (such as the Merger) is generally not a Dividend Transaction. In addition, the Internal Revenue Service has ruled that any reduction in the percentage interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs should constitute a meaningful reduction.


    The tax discussion set forth herein is based on the accuracy of certain representations made by STAR and UDN, including the following: (i) the Merger will be consummated in accordance with the Merger Agreement; (ii) following the Merger, UDN will hold substantially all (i.e., 90% of net asset value and 70% of gross asset value) of its own properties and substantially all of Newco's properties, and will continue its historic business or use a significant portion of its historic business assets in a business; (iii) UDN has not redeemed, and persons related to UDN have not acquired (other than in exchange for STAR or UDN stock), an amount of UDN stock, and UDN has not made any extraordinary distributions with respect to its stock, prior to and in connection with the Merger, that would in the aggregate, reduce the value of all outstanding UDN stock immediately prior to the Merger (after giving effect to such redemptions, acquisitions, and distributions) to a value of less than 50 percent of the value of all of the outstanding stock of UDN stock immediately prior to the Merger determined without regard to such redemptions, acquisitions and distributions; and (iv) in connection with the Merger, neither STAR nor any person related to STAR, will acquire any UDN Common Stock for consideration other than STAR Common Stock (other than cash paid for fractional share and dissenters' shares) or redeem any of the STAR Common Stock issued in the Merger.


    If the Merger were not to constitute a reorganization under Section 368(a)(1) of the Code, each UDN stockholder would recognize gain or loss equal to the difference between the fair market value of the STAR Common Stock received and cash received in lieu of fractional share and such stockholder's basis in the shares of UDN Common Stock exchanged therefor. Such gain or loss would be long-term or short-term capital gain or loss, depending upon the stockholder's holding period with respect to the UDN Stock.

    Because the former UDN stockholders will own less than 50 percent of STAR after the Merger, the Merger will be treated as an "ownership change" with respect to UDN for purposes of Section 382 of the Code. As a result, the ability of STAR to use any net operating losses of UDN from periods prior to the Effective Time will generally be limited to an annual amount equal to the total value (determined immediately prior to the Merger) of the stock of UDN multiplied by a long-term tax-exempt interest rate factor (as published by the Internal Revenue Service on a monthly basis).

    CERTAIN CANADIAN AND FOREIGN TAX CONSEQUENCES

    Stockholders of UDN and dissenting stockholders of UDN who are residents in, or citizens of, Canada or another foreign jurisdiction should be aware that the Merger (or the exercise of appraisal rights in respect of the Merger) may result in the holder realizing or being required to record a gain or loss on the exchange of shares under the Merger (or upon the exercise of, or any payment being made in connection with, appraisal rights) or result in other tax consequences to such holders. Such tax consequences, if any, are not described herein. Such stockholders are urged to consult their own Canadian or foreign tax, legal or other financial advisors, as applicable, as to the implications of the Merger to them under such income tax laws.

                              THE SPECIAL MEETING


    This Proxy Statement/Prospectus is being furnished to holders of UDN Common Stock in connection with the solicitation of proxies by the UDN Board for use at the Special Meeting. This Proxy Statement/ Prospectus and accompanying form of
proxy are first being mailed to the stockholders of UDN on or about February   ,
1999.


THE SPECIAL MEETING


    PURPOSE; TIME AND PLACE. At the Special Meeting, holders of UDN Common Stock will be asked to vote upon a proposal (the "Proposal") to approve and adopt the Merger Agreement and the transactions contemplated thereby and such other matters as may properly come before the Special Meeting. The Special Meeting will be held at McCarthy Tetrault, Main Board Room, 13th Floor, 777
Dunsmuir Street, Vancouver, B.C., Canada, March   , 1999, starting at 10:00
a.m., local time.


    The UDN Board and the Special Committee have determined that the Merger is fair and in the best interests of UDN and its stockholders and have unanimously approved the Merger Agreement. THE UDN BOARD AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS OF UDN VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE SPECIAL MEETING. See "The Merger--UDN's Reasons for the Merger; Recommendations of the UDN Board and Special Committee."

    For a discussion of (i) the interests that certain directors and executive officers of UDN have with respect to the Merger that are different from, or in addition to, the interests of stockholders of UDN generally and (ii) information regarding the treatment of options and warrants to purchase UDN Common Stock and other rights of certain directors and executive officers of UDN, see "The Merger--Interests of Certain Persons in the Merger." Such interests, together with other relevant factors, were considered by the UDN Board and the Special Committee in making their recommendation and approving the Merger Agreement.


    VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL. The UDN Board has fixed the close of business on February 10, 1999, as the record date for voting at the Special Meeting (the "Record Date"). Only holders of record of shares of UDN Common Stock on the Record Date are entitled to notice of and to vote at the
Special Meeting. On the Record Date, there were         shares of UDN Common
Stock outstanding and entitled to vote at the Special Meeting, held by
approximately    stockholders of record. Each holder of record, as of the Record
Date, of UDN Common Stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of UDN Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of UDN Common Stock outstanding on the Record Date is required to approve and adopt the Proposal.



    SHARE OWNERSHIP OF MANAGEMENT. At the close of business on February 10, 1999, directors and executive officers of UDN, as a group, were the beneficial
owners of an aggregate of         shares (approximately    %) of the UDN Common
Stock then outstanding. As of February 10, 1999, directors and executive officers of STAR, as a group, were beneficial owners of an aggregate of
approximately         shares (approximately    %) of the STAR Common Stock then
outstanding. The vote of the STAR stockholders is not required to approve the Merger.


    PROXIES. All shares of UDN Common Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY EXECUTED RETURNED PROXY, HOWEVER, SUCH PROXIES WILL BE VOTED FOR THE APPROVAL OF THE PROPOSAL. A properly executed proxy marked "ABSTAIN", although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Special Meeting, will not be voted and will have the effect of a vote against the Proposal.

    The UDN Board is not currently aware of any business to be acted upon at the Special Meeting other than the proposed Merger. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. Such adjournments may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against the approval and adoption of the Proposal will be voted against a proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies. UDN does not currently intend to seek an adjournment of its Special Meeting.

    The persons named in the accompanying instrument of proxy are directors or officers of UDN. A stockholder has the right to appoint a person to attend and act for him on his behalf at the Special Meeting other than the persons named in the enclosed instrument of proxy. To exercise this right, a stockholder shall strike out the names of the persons named in the instrument of proxy and insert the name of his nominee in the blank space provided, or complete another instrument of proxy. The completed instrument of proxy should be deposited at UDN's transfer agent at Montreal Trust Company, 4th Floor--510 Burrard Street, Vancouver, British Columbia, V6C 3B9 prior to the time of the Special Meeting.

    The instrument of proxy must be signed by the stockholder or by his attorney in writing, or, if the stockholder is a corporation, it must either be under its common seal or signed by a duly authorized officer.

    In addition to revocation in any other manner permitted by law, a stockholder may revoke a proxy either by (a) signing a proxy bearing a later date and depositing it at the place and within the time aforesaid, or (b) signing and dating a written notice of revocation (in the same manner as the instrument of proxy is required to be executed as set out in the notes to the instrument of proxy) and either depositing it at the place and within the time aforesaid or with the Chairman of the Special Meeting on the day of the Special Meeting or on the day of any adjournment thereof, or (c) registering with Janine Thomas, the Secretary of UDN, at the Special Meeting as a stockholder present in person, whereupon such proxy shall be deemed to be have been revoked.

    It is the policy of UDN to keep confidential proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

    The cost of the solicitation of proxies will be paid by UDN for UDN proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners; and UDN will, upon request, reimburse them for their reasonable expenses. UDN has retained D.F. King & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation at a fee of $5,000, plus expenses. To the extent necessary in order to ensure sufficient representation at the Special Meeting, UDN may request by telephone or facsimile transmission the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay. UDN will indemnify D.F. King & Co., Inc. against certain liabilities and expenses in connection with the proxy solicitation, including liabilities under the federal securities laws.

    STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR UDN COMMON STOCK WILL BE MAILED TO FORMER UDN STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER.

                                   THE MERGER

GENERAL DESCRIPTION

    The Merger Agreement provides for a business combination between STAR and UDN in which Newco, a wholly-owned subsidiary of STAR, will be merged with and into UDN and the holders of UDN Common Stock would receive shares of STAR Common Stock in a transaction intended to qualify as a tax-free reorganization for United States federal income tax purposes and as a pooling of interests for accounting purposes. As a result of the Merger, UDN would become a wholly-owned subsidiary of STAR.

EFFECTIVE TIME OF THE MERGER


    The Merger will become effective upon the filing of a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Effective Time"). The Certificate of Merger will be filed as promptly as practicable after the approval by UDN's stockholders has been obtained and all other conditions to the Merger have been satisfied or waived. It is presently expected that the Merger will be consummated on or about March
  , 1999 or as soon thereafter as such conditions are satisfied.


BACKGROUND OF THE MERGER

    The terms of the Merger Agreement and the related agreements are the result of arm's-length negotiations between representatives, legal advisors and financial advisors of STAR and UDN. The following is a brief discussion of the background of these negotiations, which resulted in the Merger Agreement and related transactions.


    STAR actively pursues opportunities to enhance its business through strategic and synergistic acquisitions. These acquisitions may focus on entering new territories, enlarging STAR's presence in an existing territory, adding capacity or expanding into new market segments, such as the commercial market. In furtherance of this objective, STAR acquired LDS, certain non-operating entities and majority ownership in another entity on November 30, 1997, acquired T-One Corp. on March 10, 1998 and should consummate the PT-1 Merger on or about February 3, 1999.


    UDN has been evaluating a number of strategic options to provide it with the necessary resources to fuel UDN's continued growth and to remain competitive in an industry undergoing rapid consolidation and change. These options included remaining independent but obtaining additional private equity to fund expansion and further acquisitions; selling UDN to another company in the industry; or selling an interest in UDN to a financial investor, with a plan of a subsequent initial public offering of its shares in the United States or sale of UDN to a strategic investor.

    In July 1997, UDN engaged Madison Securities, Inc. to act as placement agent in a private placement of equity to fund UDN's growth. Pursuant to the private placement, UDN would have offered 30 units at a purchase price of $100,000 per unit, with each unit consisting of 62,500 shares of UDN Common Stock and a warrant to purchase 20,000 additional shares of UDN Common Stock. At a price of $1.60 per share, the consummation of the private placement would have resulted in a substantial dilutive effect on the stockholders of UDN.

    On October 31, 1997, John Snedegar, the President of UDN and a member of the Board of Directors of STAR, was attending a STAR board meeting in Santa Barbara, California. After the board meeting, Mr. Snedegar advised Christopher Edgecomb, Chief Executive Officer of STAR, that UDN was in the process of completing a private placement financing, which, if completed, would be dilutive to UDN's stockholders. Mr. Edgecomb expressed an interest, on behalf of STAR, for STAR to acquire UDN but he added that STAR would not be interested in acquiring UDN after the completion of the financing because an acquisition of UDN after the financing would greatly increase the aggregate cost of UDN to STAR. Mr. Snedegar and Mr. Edgecomb discussed a general price range of approximately $2.50 per share.

Mr. Edgecomb immediately arranged a meeting with STAR's management team and Mr. Snedegar to discuss the possible merger of STAR and UDN. Mary Casey, President and Secretary of STAR, David Vaun Crumly, Executive Vice President of STAR, and Kelly Enos, Chief Financial Officer of STAR, together with Mr. Edgecomb, represented STAR at the meeting. Mr. Snedegar presented UDN's business plan, which included financial projections, at the meeting and agreed to deliver to Ms. Enos a copy of the UDN private placement memorandum, as well as its historical financial statements.

    During the period from October 31 through November 17, 1997, the date of the next STAR board meeting, which was held in Las Vegas, Nevada, Mr. Snedegar delivered historical financial information to Ms. Enos, and STAR commenced its initial due diligence investigation of UDN. In addition, during that period, Mr. Snedegar informed the members of the UDN Board of the discussions with STAR, and the UDN Board after analyzing the private placement and other alternatives presently under consideration, advised Mr. Snedegar to pursue the merger discussions with STAR. At the November 17 meeting of the STAR Board, Mr. Edgecomb discussed the anticipated advantages of acquiring UDN. The reasons for the Merger discussed by Mr. Edgecomb, as well as the other members of the STAR Board, are discussed at length under the caption "STAR's Reasons for the Merger." At the November 17 meeting, the STAR Board, with Mr. Snedegar abstaining from voting on the proposed transaction, authorized Mr. Edgecomb to pursue detailed discussions with UDN management to pursue a possible merger with UDN.

    On November 18, 1997, at the request of STAR a second meeting was held at the offices of STAR in Santa Barbara, California. The meeting was attended by Mr. Snedegar and Phil Pearce, an outside director of UDN, Dale Christensen, Chief Operating Officer and Chief Financial Officer of UDN, on behalf of UDN, and Mr. Edgecomb and Ms. Enos on behalf of STAR. The respective legal counsel of STAR and UDN also attended. Periodically during the course of the meeting, Mr. Sledge, the Chairman of the Board of UDN was added to the meeting telephonically. At that meeting, the representatives of STAR and UDN actively negotiated various terms of the Merger Agreement, including those related to the exchange ratio, a loan of $2.5 million to be made by STAR to UDN before consummation of the Merger, a break-up fee, representations and warranties, conditions to closing, indemnification and the operation of UDN during the pendency of the transaction. The negotiations were principally conducted by Messrs. Sledge and Pearce on behalf of UDN, while consulting with Mr. Snedegar. By November 18, 1997, negotiations of the principal terms of the Merger Agreement were completed.

    All of the members of the UDN Board participated in a special telephonic meeting, held on November 18, 1997 at approximately 5:00 p.m. (California time). Also participating in the meeting were Mr. Christensen, and Martin Eric Weisberg, Esq., a partner of the law firm of Parker Chapin Flattau & Klimpl, LLP, UDN's legal counsel. Mr. Snedegar reported to the Board generally about the negotiations with STAR and the status of UDN's private placement with Madison Securities. Prior to the meeting the members of UDN's Board had been furnished with a term sheet which outlined the salient terms and conditions of the Merger and the related proposed loan from STAR. Mr. Weisberg reviewed the terms set forth on the term sheet with the Board and responded to numerous questions regarding, among other things, the break-up fee, UDN's ability to engage in merger discussions with other third parties, the terms for the repayment of the loan if the Merger was not consummated, STAR's due diligence as a condition to closing, and the requirement that UDN would have to obtain a "fairness opinion" from an independent investment bank. Mr. Weisberg responded that UDN's negotiating team had obtained various concessions from STAR in these and other areas, but advised that STAR was not willing to further modify the terms. Mr. Pearce added that, given the fact that Madison Securities had advised UDN that it was about to commence the initial closing under the private placement, it was imperative to decide at this meeting whether or not to proceed with the Merger. Mr. Snedegar did not participate in the deliberations of UDN's Board. The UDN Board, absent Mr. Snedegar, discussed the entire transaction in detail. At this meeting, the Board debated and discussed the reasons for the Merger set forth under the caption "UDN's Reasons for the Merger; Recommendations of the UDN Board and Special Committee." The UDN Board also decided to retain an independent investment bank to render an opinion as to the entire fairness of the

Merger and related loan transaction to UDN. The Board determined that Madison Securities should be considered for this role since Madison Securities had done extensive due diligence, including a valuation analysis, on UDN in connection with the private placement. At that meeting the UDN Board unanimously approved the terms of the proposed transaction and determined to engage Madison Securities to render the fairness opinion. The Merger Agreement was signed on November 19, 1997.

    During November and December 1997, STAR's due diligence investigation continued and UDN finalized the schedules to the Merger Agreement. As a result of STAR's investigation, and specifically the discovery of certain bad debt exposure of UDN due to fraud by one of its former customers, in January 1998, the Merger Agreement was amended to reduce the consideration to be received by UDN stockholders and STAR agreed to loan UDN an additional $2.0 million on substantially the same terms as the $2.5 million loaned in connection with the execution of the Merger Agreement. At a special telephonic meeting of the UDN Board on January 24, 1998, the UDN Board discussed and unanimously approved the terms of a first amendment to the Merger Agreement, which was signed on January 30, 1998.

    In March 1998, in light of the vast increase in the price of STAR Common Stock, the Merger Agreement was further amended to provide for a minimum Exchange Ratio to be received by UDN stockholders. In addition, based on the advice of STAR regulatory counsel, the parties agreed to clarify the regulatory approvals to be obtained prior to consummation of the Merger. The second amendment to the Merger Agreement was signed on April 6, 1998.


    In June 1998, following STAR's announcement of the PT-1 transaction, STAR informed UDN that the information in the May 28, 1998 Proxy Statement/Prospectus was materially incomplete and needed to include details of the PT-1 acquisition. The parties agreed to delay the Merger and postpone the meeting of UDN stockholders until matters relating to the PT-1 Merger and related disclosure documents were resolved. On September 21, 1998, STAR and PT-1 entered into the UDN Management Agreement, pursuant to which, among other things, STAR began to provide billing services to UDN and UDN became able to buy switch services through STAR, thereby giving UDN greater access to more competitive buying arrangements. In October 1998, in light of the instability of the various stock markets in the United States, the parties agreed to establish $14.00 as the base price to be used when calculating the Exchange Ratio. The parties also extended the termination date of the Merger Agreement to April 15, 1999.


UDN'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE UDN BOARD AND SPECIAL
  COMMITTEE

    The UDN Board and the Special Committee have carefully considered the terms of the proposed Merger and believe that the Merger and the related transactions are fair and in the best interests of UDN and its stockholders. In reaching this determination, the UDN Board and the Special Committee consulted with their financial and legal advisors and with senior management and considered a number of factors, including, without limitation, the following:

    (i) the consideration to be received by the UDN stockholders in the Merger reflected an appropriate valuation of UDN;

    (ii) the ability of the combined company to better compete in a rapidly consolidating international long distance industry;

   (iii) a review of the possible alternatives to a sale of UDN;

    (iv) that the Merger consideration represented a premium for UDN Common Stock on the last trading day prior to the public announcement of the execution of the Merger Agreement;


    (v) the financial presentation of UDN's financial advisor and the advisor's opinion as of May 7, 1998 that the terms of the Merger are fair to the stockholders of UDN from a financial point of view;


    (vi) that STAR is a public company that has experienced substantial growth in revenues and income and has a management team with a proven track record;

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
   (vii) the Merger consideration represents a substantial premium over the $1.60 per share which would have been received by UDN in the Madison Securities private placement and such private placement would have resulted in substantial dilution to UDN existing stockholders;

  (viii) that by providing UDN with the opportunity to combine with a company having state-of-the-art switching equipment, a history of a high level of customer and technical support and strong financial performance, the Merger would support a major strategic objective of UDN to provide the resources to allow the combined entity to rapidly expand into highly fragmented international markets;

    (ix) the potential efficiencies, synergies and cost savings expected to be realized as a result of the combination of the operations of STAR and UDN, including the combination of billing systems and sales and marketing service and utilization of switches and transmission facilities;

    (x) that the addition of STAR's facilities in complementary geographic areas, as well as in new markets, would improve the combined entity's ability to pursue its growth strategy;

    (xi) information with respect to the financial condition, business, operations and prospects of both STAR and UDN on a historical and prospective basis, including certain information reflecting the two companies on a pro forma combined basis, and treating the Merger as a pooling of interests for accounting purposes;

   (xii) the tax-free nature of the Merger;

  (xiii) the Exchange Ratio and recent trading prices for UDN Common Stock and STAR Common Stock; and

   (xiv) the terms of the Merger Agreement.

    The foregoing list of the information and factors considered by the UDN Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the UDN Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the UDN Board may have given different weights to different factors.

    THE UDN BOARD AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS OF UDN VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF MADISON SECURITIES, FINANCIAL ADVISOR TO UDN

    On May 7, 1998, Madison Securities presented its fairness opinion to the UDN Board, together with a written opinion dated May 7, 1998, that, as of such date, the consideration to be received by UDN's stockholders pursuant to the Merger Agreement was fair to such stockholders from a financial point of view. Madison Securities has confirmed its written opinion as of the date of this Proxy Statement/ Prospectus. Based on conditions then prevailing, Madison Securities had rendered a similar opinion on April 13, 1998, as to the consideration provided for in the Merger Agreement.

    THE FULL TEXT OF THE OPINION OF MADISON SECURITIES DATED THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. UDN'S STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. MADISON SECURITIES' OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE PAID IN THE MERGER TO UDN'S STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY OF UDN'S STOCKHOLDERS AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING. THE SUMMARY OF THE OPINION OF MADISON SECURITIES SET FORTH IN

THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


    In rendering its opinion, Madison Securities (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available financial statements and other information of STAR and UDN, respectively; (iii) reviewed certain internal financial statements and other financial and operating data concerning UDN and STAR prepared by the management of UDN and STAR, respectively; (iv) discussed the past and current operations and financial condition and the prospects of STAR, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of STAR; (v) discussed the past and current operations and financial condition and the prospects of UDN, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of UDN; (vi) reviewed the pro forma impact of the Merger on the earnings per share and consolidated capitalization of STAR and UDN, respectively; (vii) reviewed the reported prices and trading activity for the STAR Common Stock; (viii) compared the financial performance of UDN and STAR and the prices and trading activity of the UND Common Stock and the STAR Common Stock with that of certain other publicly-traded companies and their securities;
(ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (x) reviewed and discussed with the senior managements of UDN and STAR the strategic rationale for the Merger and certain alternatives to the Merger; (xi) reviewed the Merger Agreement and the agreements to be entered in connection therein; and (xii) considered such other factors as it deemed appropriate.


    In connection with its view, Madison Securities did not independently verify any of the foregoing information and relied on such information as being complete and accurate in all material respects. With respect to the financial forecasts, Madison Securities assumed that they had been reasonably prepared based on reflecting the best currently available estimates and judgments of the managements of STAR and UDN as to the future financial performance of STAR and UDN. In addition, Madison Securities did not make an independent evaluation or appraisal of any of the assets of STAR and UDN.


    In connection with rendering its opinion, Madison Securities considered a variety of valuation methods. The material valuation methods used are summarized below. These analyses taken together provided the basis for Madison Securities' opinion. For purposes of its analysis, Madison Securities assumed a price for the UDN Common Stock of $2.05 per share:


        (1) Comparable Company Analysis. Using publicly available information, Madison Securities compared selected historical operating financial, stock data and financial ratios for UDN and certain other companies which, in Madison Securities' judgment, were comparable to UDN for the purpose of this analysis. Because there was no publicly-traded company directly comparable to UDN, the comparable company analysis was comprised of eight companies that Madison Securities deemed most similar to UDN. These companies are CCT Communications Corporation, DCI Telecommunications, Equalnet Holdings Corporation, Group Long Distance, l-Link Inc., Trescom International, USTel Inc. and Worldport Communications, Inc. (the "Selected Companies"). The financial information analyzed included earnings per share for the latest twelve months ("LTM"), fiscal 1997 and estimates for fiscal 1998; book value per share; price multiples for LTM earnings per share, fiscal 1997 earnings per share and estimated 1998 earnings per share; market capitalization; profitability; and a multiple of firm value to revenue, earnings before interest and taxes ("EBIT"), and earnings before interest, taxes, depreciation and amortization ("EBITDA"). This analysis showed that the Selected Companies operate in businesses similar to UDN's and are similar in size to UDN. Market capitalization ranged from $9.0 million to $230.0 million. The average market capitalization was $87.5 million compared to UDN's $16 million. The Selected Companies reported annual earnings per share ranging from -$10.07 to $0.42. The average annual EPS were -$1.91, compared with UDN's -$0.31. The average estimated 1998 earnings per share were -$0.28. Share prices ranged from $1.31 to $11.31. The average price was $6.36. The average Price/Sales ratio was 10.82, compared to UDN's 0.46. The average operating margins were -42.92%, compared to 7.6% for UDN. To summarize, UDN has much higher profitability than the average Selected Company, and at $2.05, its Price/Sales multiple is lower than the average Selected Company.

        (2) Selected Transaction Analysis. Madison Securities examined recent IPOs of four telecommunications companies. Included in the analysis were Global Telesystems, Nextlink Communications, Startec Global Communication and USN Communications (The "IPO Companies"). This analysis showed that the average offered price per share was $16.25, and the average number of shares offered was 9.3 million. 1997 earnings of these companies ranged from -$15.55 per share to $0.32 per share, averaging -$5.71 per share. The average estimated 1998 earnings per share were -$3.15. Profitability analysis showed that the average operating margin was -132.85% (range -207.60% to 2.44%). Price/ Sales ratios ranged from 1.79 to 35.28, averaging
    15.34. Offered Price/Sales ratios ranged from 0.86 to 15.22, averaging 7.81. The analysis of recent telecommunications IPOs confirmed the findings of the analysis in the preceeding paragraph of the Selected Companies. UDN has much higher profitability than the average IPO Company, and at $2.05 per share, its Price/Sales multiple is lower than the average IPO Company.


        (3) Trading History of the Common Stock. Madison Securities analyzed the price and trading volume history for the common stock of the Selected Companies, UDN and STAR from December 16, 1997, through the date of the fairness opinion. See "Comparative Per Share Data". The trading history of the Selected Companies' common stock was reviewed to examine trends in the industry and to examine industry factors affecting UDN Common Stock. The trading history of the STAR Common Stock was examined to evaluate the market price of the STAR Common Stock in light of historical trading levels and volumes. It was noted that the price of the Company's Common Stock had been trading in anticipation of the Merger and, since the announcement of the Merger, the price of the UDN Common Stock has been tied to the price of the STAR Common Stock.


    In preparing its opinion to the UDN Board, Madison Securities performed a variety of financial and comparative analyses, including those described above. This summary of such analyses does not purport to be a complete description of the analyses underlying Madison Securities' opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such opinion is not readily susceptible to a summary description. In arriving at its opinion Madison Securities did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Madison Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. Madison Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the company and Madison Securities. Any estimates contained in Madison Securities' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold. Because such estimates are inherently subject to uncertainty, neither UDN, STAR, Madison Securities nor any other person is responsible for their accuracy.

    In rendering its opinion, Madison Securities expressed no view as to the range of values at which the STAR Common Stock may trade following consummation of the Merger, nor did Madison Securities make any recommendations to UDN's stockholder with respect to how such holders should vote on the Merger or to the advisability of disposing of or retaining STAR Common Stock following the Merger.

    The UDN Board selected Madison Securities as its financial advisor because Madison Securities is a regionally recognized investment banking firm with experience in transactions similar to the Merger. In addition, Madison Securities has provided financial advisory and financial services for UDN and has received fees for the rendering of such services. As a part of its investment banking business Madison Securities is continually engaged in the valuation of businesses and their securities.

    Madison Securities will receive, upon completion of the Merger, total fees of approximately $100,000 for acting as financial advisor for UDN and preparing its fairness opinion. UDN has also agreed to reimburse Madison Securities for its reasonable expenses, including attorney's fees, and to indemnify Madison Securities against certain liabilities in connection with its engagement.

STAR'S REASONS FOR THE MERGER

    The STAR Board has unanimously approved the Merger, with Messrs. Edgecomb and Snedegar abstaining. In reaching this determination, the STAR Board consulted with STAR management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

    (i) that by providing STAR with the opportunity to acquire a company having a significant sales force of independent agents with a number of medium-sized commercial customers with a demand for international calling services at competitive rates, the Merger would support a major strategic objective of STAR to continue its expansion into the commercial market;

    (ii) the potential efficiencies and cost savings expected to be realized as a result of the combination of the operations of STAR and UDN, including the registration by UDN and its subsidiaries under the respective public utility and common carrier rules and regulations of more than 30 states;


   (iii) that the addition of UDN's switch in Dallas and its other facilities in complementary geographic areas would improve the combined entity's ability to pursue its growth strategy;


    (iv) information with respect to the financial condition, business, operations and prospects of both STAR and UDN on a historical and prospective basis, including certain information reflecting the two companies on a pro forma combined basis, and treating the Merger as a pooling of interests for accounting purposes;

    (v) the tax-free nature of the Merger;

    (vi) the terms of the Merger Agreement; and

   (vii) the opportunity to create a combined company with greater competitive strengths and business opportunities than would be possible for STAR on a stand-alone basis.

    The foregoing list of the information and factors considered by the STAR Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the STAR Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the STAR Board may have given different weights to different factors. The Board also consulted with its financial and legal advisors as it deemed appropriate in the context of its review and approval of the Merger.

THE MERGER AGREEMENT

    The following is a brief description of certain terms and provisions set forth in the Merger Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as ANNEX A and is incorporated herein by reference. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Merger Agreement. Holders of UDN Common Stock are strongly encouraged to read the Merger Agreement in its entirety.

    Pursuant to the terms of the Merger Agreement, at the Effective Time, (i) Newco will be merged with and into UDN, (ii) each outstanding share of common stock of Newco will be converted into approximately 7,564 shares of common stock of the surviving corporation (the"Surviving Corporation"), and (iii) the separate existence of Newco will cease and UDN will succeed to all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of the constituent corporations to the Merger (the "Constituent Corporations") in accordance with the Delaware General Corporation Law (the "DGCL"). UDN will remain as the Surviving Corporation in the Merger and will continue to exist as a wholly-owned subsidiary of STAR.


    At the Effective Time, each share of UDN Common Stock then issued and outstanding will be converted into the right to receive consideration per share (the "Merger Consideration") consisting of that portion of a share (the "Exchange Ratio") of STAR Common Stock determined by dividing $2.05 by the average closing price of STAR's Common Stock on the Nasdaq National Market for the five (5) trading days prior to the Effective Time (the "Average Price"), provided that if the Average Price is equal to or greater than $27.50, or equal to or less than $14.00, the Exchange Ratio shall be determined by using $27.50 or $14.00, as the case may be, as the Average Price. The Exchange Ratio shall be adjusted as may be necessary and appropriate to reflect any and all stock splits, reverse stock splits, reclassifications and similar capital events that affect STAR Common Stock. Notwithstanding the foregoing, all treasury shares will be cancelled pursuant to the Merger Agreement. All shares of UDN Common Stock with respect to which appraisal rights have been demanded and perfected in accordance with Section 262(d) of the DGCL (the "Dissenting Stock") shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. See "Rights of Dissenting Stockholders." No fractional shares of STAR Common Stock will be issued in the Merger. Rather, holders of UDN Common Stock whose shares are converted in the Merger will be entitled to a cash payment in lieu of fractional shares, as described under "--Exchange of Certificates" and "--Fractional Shares."


    A description of certain material differences between the rights of holders of STAR Common Stock and UDN Common Stock is set forth under "Comparative Rights of Stockholders."

    EFFECTIVE TIME. The "Effective Time" shall mean the day on which the Merger will become effective upon the filing, in accordance with Section 251 of the DGCL, of a duly executed certificate of merger with the Delaware Secretary of State, which will occur upon satisfaction or waiver of all conditions set forth in the Merger Agreement.


    DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The Merger Agreement provides that the directors of Newco at the Effective Time will be the initial directors of the Surviving Corporation and the officers of UDN at the Effective Time will be the initial officers of the Surviving Corporation. Each of these directors will hold office from the Effective Time until his or her respective successor has been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.


    DIRECTORS AND OFFICERS OF STAR. The current directors of STAR, including Mr. Snedegar, President and a Director of UDN, will remain as directors of STAR following the Effective Time. The current officers of STAR will remain as officers of STAR following the Effective Time. See "--Interests of Certain Persons in the Merger--Directors and Officers of the Combined Company."

    EXCHANGE OF CERTIFICATES. UDN STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES EVIDENCING SHARES OF UDN COMMON STOCK FOR EXCHANGE UNLESS AND UNTIL THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL ARE RECEIVED OR OBTAINED FROM U.S. STOCK TRANSFER CORPORATION (THE "EXCHANGE AGENT").

    As soon as practicable after the Effective Time, the Exchange Agent shall send a notice and a letter of transmittal to each holder of record of UDN Common Stock immediately prior to the Effective Time advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent the certificate or certificates to be exchanged pursuant to the Merger. Holders of UDN Common Stock, upon surrender of their certificates together with a duly completed letter of transmittal, will receive the Merger Consideration without interest thereon.

    FRACTIONAL SHARES. No certificates or scrip representing a fractional share interest in STAR Common Stock will be issued. In lieu of any such fractional share interest, each holder of UDN Common Stock who otherwise would be entitled to receive a fractional share interest in STAR Common Stock in the Merger will be paid cash upon surrender of UDN Common Stock in an amount (rounded to the nearest whole US $0.01) equal to the product of such fraction multiplied by the Average Price.


    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of UDN relating to, among other things:
(a) UDN's and its subsidiaries' organization and similar corporate matters; (b) UDN's capital structure; (c) the authorization, execution, delivery and enforceability of the Merger Agreement and related matters; (d) the absence of
(i) conflicts under charter documents or bylaws, (ii) the need (except as specified) for governmental or other filings, permits, authorizations, consents or approvals with respect to the Merger Agreement and the transactions contemplated thereby, (iii) violations of, conflicts with, breaches of, or defaults under any agreement, lien, instrument, order or decree and (iv) violations of laws; (e) subject to certain exceptions, absence of certain specified material changes or events; (f) litigation; (g) labor matters; (h) employee benefit matters and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (i) owned and leased real property; (j) environmental matters; (k) tax matters; (l) the accuracy of information to be supplied in connection with the Registration Statement, the Proxy Statement/Prospectus and any other documents to be filed with the SEC, the British Columbia Securities Commission, the Vancouver Stock Exchange or any other regulatory agency; (m) financial statements and reports; (n) material liabilities; (o) intellectual property; (p) material agreements; (q) insurance;
(r) certain accounting matters; (s) the hiring of brokers or finders; and (t) transactions with affiliated parties.


    The Merger Agreement also contains various customary representations and warranties of STAR relating to, among other things: (a) STAR'S organization and similar corporate matters; (b) STAR'S capital structure; (c) authorization, execution, delivery and enforceability of the Merger Agreement and related matters; (d) the absence of (i) conflicts under charter documents or bylaws,
(ii) the need (except as specified) for governmental filings, permits, authorizations, consents or approvals with respect to the Merger Agreement and in the transactions contemplated thereby, (iii) violations of, conflicts with, breaches of, or defaults under any agreement, lien, instrument, order or decree and (iv) violations of laws; (e) documents filed by STAR with the SEC and the accuracy of the information contained therein; (f) litigation; (g) the accuracy of information to be supplied in connection with the Registration Statement, the Joint Proxy Statement/Prospectus and any other documents to be filed with the SEC, the British Columbia Securities Commission, the Vancouver Stock Exchange or any other regulatory agency; (h) the shares of STAR Common Stock to be issued in the Merger; (i) financial statements and reports; and (j) the hiring of brokers or finders.

    BUSINESS OF UDN PENDING THE MERGER. UDN has agreed that, among other things, prior to the Effective Time, unless STAR otherwise agrees in writing or unless otherwise expressly provided by the Merger Agreement or the Disclosure Schedules thereto: (a) the business of UDN and of its subsidiaries will be conducted in the ordinary course and consistent with past practice; (b) neither UDN nor its subsidiaries will (i) amend its Certificate of Incorporation or Bylaws; (ii) declare, set aside or pay any dividend; (iii) make any redemption, retirement or purchase of its capital stock; (iv) split, combine or reclassify its capital stock; (v) issue, grant, sell or pledge any shares of its capital stock, except upon exercise of outstanding stock options and warrants; (vi) other than any promissory notes evidencing loans from STAR to UDN, incur any material indebtedness for borrowed money, except material indebtedness for borrowed money incurred under existing credit facilities; (vii) waive, release, grant or transfer any rights of material value; (viii) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets; (ix) fail to use their reasonable commercial efforts to preserve intact its business organization, to keep available the services of its operating personnel and to preserve the goodwill of those having business relationships with UDN and its subsidiaries; (x) increase the compensation payable to any of its officers or directors; (xi) adopt any new, or make any payment not required by any existing, stock option, bonus, profit-sharing, pension, retirement, deferred compensation, or other payment or employee compensation plan; (xii) grant any stock option or stock appreciation rights or issue any warrants; (xiii) enter into or amend any employment or severance agreement; (xiv) make any loan or advance to, or enter into any written contract with any officer or director; (xv) assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation; (xvi) make any investment of a capital nature other than in the ordinary course of business; (xvii) enter into, modify, amend or terminate any material contract; (xviii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except for changes required by GAAP; (xix) settle or compromise any material federal, state, local or foreign income tax proceeding or audit; or (xx) enter into an agreement to do any of the things described above.

    ACQUISITION PROPOSALS. UDN has agreed that neither UDN nor any of its subsidiaries, nor the directors, officers, attorneys, financial advisors, or other authorized persons of any of them, shall, directly or indirectly, solicit, initiate or participate in discussions or negotiations with or the submission of any offer or proposal by or provide any information to, any corporation, partnership, person, or other entity or group (other than Newco or STAR or any officer or other authorized representative of Newco or STAR) concerning the acquisition (by means of a tender or exchange offer, merger, consolidation, business combination or otherwise) of all or a substantial portion of the outstanding shares of UDN Common Stock or of the assets of UDN and its subsidiaries (all such transactions being referred to herein as "Third Party Transactions"), or, except as may be consistent with fiduciary responsibilities under applicable law as advised in writing by outside counsel, participate in any negotiation regarding any Third Party Transaction or otherwise cooperate in any way with any effort or attempt by any other person to effectuate a Third Party Transaction. However, the UDN Board may furnish such information to or enter into discussions and/or negotiations with any corporation, partnership, person or other entity or group that makes an unsolicited offer to engage in a Third Party Transaction with UDN that the UDN Board in good faith determines, with the assistance of its financial advisor, may represent a transaction more favorable to UDN's stockholders when compared to the Merger and the Merger Consideration if, and only to the extent that, the UDN Board determines after consultation with outside legal counsel that the failure to take such action would be inconsistent with the compliance by the UDN Board with its fiduciary duties to the UDN stockholders under applicable law, provided that such party shall enter into a confidentiality agreement on substantially the terms contained in the Merger Agreement, UDN shall notify STAR as to the contents of information being provided and UDN shall diligently enforce its rights under such confidentiality agreement. UDN will promptly communicate to STAR the identity of any potential third party purchaser making any such proposal or contact and, prior to the execution of any agreement relating to any such Third Party Transaction, shall also communicate the proposed terms and conditions thereof. UDN agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which UDN is a party.

    TREATMENT OF UDN STOCK OPTIONS AND WARRANTS. On the Effective Time, STAR shall assume the duties and obligations of UDN, and STAR shall be vested with the powers, rights and privileges of UDN, under (a) the warrants of UDN that remain outstanding at the Effective Time and (b) the options of UDN that remain outstanding at the Effective Time. As of the Effective Time, STAR shall have reserved for issuance and continue to maintain sufficient shares of registered STAR Common Stock to issue the required shares of STAR Common Stock pursuant to the exercise of such warrants and options after the Effective Time, subject to appropriate adjustment in the exercise price thereof, based on the Exchange Ratio.

    INDEMNIFICATION. Under the Merger Agreement, for a period of six years from the Effective Time, STAR has agreed to ensure and guarantee that all provisions with respect to indemnification as set forth in UDN's certificate of incorporation, bylaws or indemnification agreements in each case, as in effect on the date of the Merger Agreement in favor of persons who served as directors, officers, employees or agents of UDN and certain subsidiaries on or before the Effective Time shall not be amended, repealed or modified.

    CONFIDENTIALITY. Subject to applicable law and to subpoena, STAR, Newco and UDN and its subsidiaries have agreed to hold, and to cause each of their affiliates, employees, officers, directors and other representatives to hold, in strict confidence, and to not use to the detriment of the other party, any information or data furnished to them in connection with the transactions contemplated by the Merger Agreement, except for information or data generally known or available to the public. If the transactions contemplated by the Merger Agreement are not consummated, such confidence shall be maintained and all such information and data as requested shall be returned.

    EXPENSES AND FEES. If the Merger is consummated, all reasonable fees and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by the Surviving Corporation. If the Merger is not consummated, each party shall bear its own fees and expenses. In addition, in certain circumstances, UDN shall pay to Newco a termination fee. See "--Termination Fee."

    CONDITIONS. The respective obligations of STAR and UDN to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time: (a) the effectiveness of the Registration Statement, of which this Proxy Statement/Prospectus is a part, and the absence of a stop order or proceedings seeking a stop order; (b) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of UDN stockholders; (c) the absence of any statute, rule, regulation, preliminary or permanent injunction or other order by any United States, Canadian or state governmental authority, agency, commission or court of competent jurisdiction prohibiting consummation of the Merger; (d) the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act;
(e) the receipt by or on behalf of STAR of all necessary regulatory approvals from the FCC and all PUCs required for the transfer of ownership or control over UDN (which condition may be waived by STAR); (f) the authorization for listing of the shares of STAR Common Stock to be issued in connection with the Merger on the Nasdaq National Market upon official notice of issuance; and (g) the absence of any action or proceeding by or before any court or governmental authority or other regulatory or administrative agency or commission of competent jurisdiction which would require either party to take any action which would result in a material adverse effect to their respective businesses.

    In addition, the obligations of UDN to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (a) each of STAR and Newco shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it on or prior to the Effective Time; (b) the representations and warranties of STAR and Newco contained in the Merger Agreement shall be true and correct in all material respects as if such representations and warranties were made as of the Effective Time, except as contemplated by the Merger Agreement; (c) there shall not have been any material adverse change in the financial condition, results of operations, properties or business of STAR and its subsidiaries; (d) UDN shall have received a certificate of the President or Vice President of STAR with respect to clauses (a), (b) and (c); (e) UDN shall have received an opinion of counsel in form reasonably agreed to by the parties; and (f) UDN shall have received the opinion of its financial advisors that the Merger and the other transactions contemplated by the Merger Agreement are fair, from a financial point of view, to the UDN stockholders.

    The obligations of STAR and Newco to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (a) Each of UDN and its subsidiaries shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it on or prior to the Effective Time; (b) the representations and warranties of UDN contained in the Merger Agreement shall be true and correct in all material respects as if such representations and warranties were made as of the Effective Time, except as contemplated by the Merger Agreement; (c) there shall not have been any material adverse change in the financial condition, results of operations, properties or business of UDN;
(d) STAR and Newco shall have received a certificate of the President or Vice President of UDN with respect to clauses (a), (b) and (c); (e) Newco shall have received letters of resignation from the members of UDN's Board of Directors;
(f) STAR shall have received an opinion of counsel from counsel to UDN in form reasonably agreed to by the parties; (g) holders of no more than 5% of the outstanding shares of UDN Common Stock shall have validly exercised their appraisal rights; (h) each affiliate of UDN shall have executed and delivered an Affiliate Agreement; and (i) STAR shall have received letters (i) from Arthur Andersen LLP approving the accounting treatment of the Merger as a "pooling of interests" and (ii) from PricewaterhouseCoopers LLP that UDN has taken no action in the past two years that would prevent the application of a "pooling of interests" accounting treatment to the Merger, and the SEC shall not have objected to such accounting treatment.



    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time and before approval by the UDN stockholders in a number of circumstances which include, among others: (a) by mutual consent of Newco and UDN; (b) by Newco or UDN, if (i) the Board of Directors of UDN shall have failed to recommend, or withdrawn, modified or amended in any respect its approval or recommendation of the Merger and of the transactions contemplated by the Merger Agreement or the Board of Directors of UDN shall have resolved to do any of the foregoing or (ii) the stockholders of UDN shall have failed to vote in favor of the Merger Agreement and the Merger and, in the case of UDN seeking termination pursuant to (b)(i) above, UDN having paid to Newco the Termination Fee, as defined below; (c) by Newco if (i) there has occurred a material adverse change in the financial condition, operations, or business of UDN and its subsidiaries taken as a whole, or (ii) there is a material breach of any of the representations and warranties of UDN, or if UDN fails to comply in any material respect with any of its covenants or agreements, which breaches or failures are, in the aggregate, material in the context of the transactions contemplated by the Merger Agreement; (d) by UDN (i) if there has occurred a material adverse change in the financial condition, operations, or business of STAR, (ii) there is a material breach of any of the representations and warranties of STAR or Newco, or if STAR or Newco fails to comply in any material respect with any of its covenants or agreements, which breaches or failures are, in the aggregate, material in the context of the transactions contemplated by the Merger Agreement or (iii) if the average closing price per share of STAR Common Stock for five consecutive trading days is equal to or less than $6.00; (e) by either Newco or UDN, if on or before April 15, 1999 the Merger shall not have been consummated; provided that such failure has not been caused by that party's material breach of the Merger Agreement; provided further that if any condition to the Merger Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or governmental or regulatory body resulting from an action or proceeding commenced by any party which is not a government or governmental authority, then at the request of either party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 120 days, to permit the parties to have such injunction vacated or order reversed; and (f) by UDN, if it has not received the opinion of its financial advisors that the Merger and the other transactions contemplated by the Merger Agreement are fair, from a fiscal point of view, to the stockholders of UDN.


    In the event of such termination and abandonment, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to the Merger Agreement, except for the Termination Fee, if required, and except that nothing herein will relieve any party from liability for any wilful breach of the Merger Agreement prior to such termination or abandonment.

    TERMINATION FEE. If the Merger Agreement is terminated by either Newco or UDN, pursuant to clause (b)(i) above (a) after receipt of a bona fide Third-Party Transaction proposal or (b) prior to receipt of the fairness opinion described in clause (f) above, then UDN shall, simultaneously with such termination, pay to Newco by wire transfer of immediately available funds, $2.0 million (the "Termination Fee").

    AMENDMENT AND WAIVER. Subject to applicable law, the Merger Agreement may be amended by STAR and UDN solely by action of their respective Boards of Directors. Any such amendment must be in writing and signed by both of the parties. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties of the other party, and (iii) waive compliance by the other party with any of the agreements or conditions to the Merger Agreement. Any agreement on the part of such a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


    PROMISSORY NOTES. Upon execution of the Merger Agreement and the first amendment thereto and in connection with the Merger, UDN issued promissory notes to STAR in the principal amount of $2.5 million and $2.0 million, respectively (the "Promissory Notes"). The Promissory Notes provide for, among other things:
(a) interest equal to the "Prime Rate" (as reported in the WALL STREET JOURNAL on the date of each Promissory Note and as reset on each Reset Date (defined as each date that interest is payable under each Promissory Note until the principal amount of each Promissory Note is paid in full)) per annum plus one percent (1%); (b) interest shall be paid in full on the Maturity Date of each promissory note; (c) the outstanding principal amount of the Promissory Note shall become automatically due and payable in full (i) upon the closing of a Third Party Transaction, (ii) in nine months from the issuance date of the Promissory Note, if UDN terminates the Merger Agreement because it has not received the opinion of its financial advisor that the Merger and the other transactions contemplated by the Merger Agreement are fair, from a financial point of view, to the stockholders of UDN, or the stockholders of UDN shall have failed to vote in favor of the Merger Agreement and the Merger, or (iii) in six months from the date of termination, if the Merger Agreement is terminated by either STAR or UDN for any reason whatsoever pursuant to the Merger Agreement (other than as specified in the preceding clause); and (d) the interest rate shall be 15% commencing on the date which is six months from the date of termination if termination is terminated by STAR pursuant to Section 8.1(b)(ii) of the Merger Agreement.



    MANAGEMENT SERVICES AGREEMENT. On September 21, 1998, STAR and UDN entered into the UDN Management Agreement, pursuant to which, among other things, STAR began to provide billing services to UDN and UDN became able to buy switch services through STAR, thereby giving UDN greater access to more competitive buying arrangements.



    PROXY AGREEMENT. Upon execution of the Merger Agreement, John R. Snedegar, President of UDN, executed a Proxy Agreement granting STAR an irrevocable proxy to vote all shares of UDN Common Stock held, beneficially or of record, by Mr. Snedegar, and to express consent, in favor of the Merger pursuant to the Merger Agreement and any transaction that is reasonably necessary or appropriate to implement the Merger and in opposition of any proposal for the amendment of UDN's certificate of incorporation or bylaws. The obligations of Mr. Snedegar under the Proxy Agreement shall terminate on the earlier of the Effective Time or termination of the Merger Agreement for any reason. As of February 1, 1999, Mr. Snedegar held 769,147 shares, or approximately 11.2%, of outstanding UDN Common Stock.


RESALE OF SHARES OF STAR COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

    The shares of STAR Common Stock to be issued in the Merger will be freely transferable in the U.S., except that shares issued to any UDN stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act, and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of UDN for purposes of Rule 145 under the Securities Act may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act and only after publication by STAR of at least 30 days of combined operating results of STAR and UDN. The Merger Agreement provides that UDN shall cause such affiliate to deliver to STAR at or prior to the Effective Time, a letter agreement from each of them to the effect that such affiliate will not offer or sell or otherwise dispose of any shares of STAR

Common Stock issued to such affiliate in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder. This Proxy Statement/Prospectus does not cover resales of shares of STAR Common Stock received by any person who may be deemed to be an affiliate of UDN. For the UDN stockholders resident in jurisdictions other than the U.S., the free transferability of the STAR Common Stock may vary dependent on the laws of that jurisdiction and, accordingly, each stockholder so affected should consult his, her or its legal or other advisors.


ACCOUNTING TREATMENT OF THE MERGER

    The Merger is expected to be accounted for by the pooling of interests method in accordance with generally accepted accounting principles, which means that STAR will restate its historical consolidated financial statements to include the historical assets, liabilities, stockholders' equity and results of operations of UDN.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In reviewing the actions of the UDN Board with respect to the Merger Agreement and the transactions contemplated thereby, UDN stockholders should be aware that certain members of UDN's management and the UDN Board have interests in the Merger that are in addition to the interests of UDN stockholders generally.


    DIRECTORS OF STAR. Mr. Snedegar, President and a director of UDN, also serves as a director of STAR.


    SEVERANCE PAYMENTS, NONCOMPETITION PAYMENTS AND BONUSES. Each of Messrs. Snedegar and Christensen is a party to an employment agreement with UDN which provides that in the event that there is a change in control of UDN, each may elect to terminate the agreement and upon such termination, each will be entitled to a severance payment equal to his monthly salary times the number of months remaining in the term of the employee agreement which expires on May 31, 2000, in the case of John Snedegar, and six (6) months, in the case of Dale Christensen. See "Certain Relationships and Related Transactions-- UDN Employment Agreements".


    STOCK OPTION PLANS. At the close of business on February 1, 1999, the senior management of UDN held outstanding options to purchase an aggregate of 75,000 shares of UDN Common Stock, at exercise prices ranging from $1.64 to $2.04 per share, all of which are currently vested. On the Effective Time, STAR shall assume the duties and obligations of UDN, and STAR shall be vested with the powers, rights and privileges of UDN under the options to purchase UDN Common Stock outstanding at the Effective Time.


REGULATORY APPROVALS

    Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notification and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied.


    STAR and UDN filed notification and report forms with respect to the Merger under the HSR Act with the FTC and the Antitrust Division, and received early termination of the required waiting period on June 16, 1998. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of STAR or UDN or any of their respective subsidiaries. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has been terminated, any state could take such action under its antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of STAR or UDN or the Surviving

Corporation. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.


    Prior to the change in ownership or management of UDN or the transfer of control over UDN's certificate of public convenience and necessity and daily operations, STAR needed to obtain all necessary regulatory approvals from the FCC and all PUCs required for the transfer of ownership or control over UDN. STAR has obtained all such necessary regulatory approvals.


STOCK EXCHANGE LISTING

    It is a condition to the consummation of the Merger that the shares of STAR Common Stock issuable to the stockholders of UDN pursuant to the terms of the Merger Agreement be authorized for listing on the Nasdaq National Market.

DELISTING AND DEREGISTRATION OF UDN COMMON STOCK

    If the Merger is consummated, UDN Common Stock will be delisted from the Vancouver Stock Exchange.

COMPARATIVE STOCK PRICES

    STAR Common Stock has been traded on the Nasdaq National Market under the symbol "STRX" since June 12, 1997. UDN Common Stock has been traded on the Vancouver Stock Exchange under the symbol "UDN.V" since August 9, 1996.


    The following table sets forth, for the calendar periods indicated, the high and low trading prices per share of STAR Common Stock on the Nasdaq National Market and the UDN Common Stock on the Vancouver Stock Exchange.



                                                    STAR                        UDN
                                                COMMON STOCK              COMMON STOCK(1)
                                           -----------------------    -----------------------
                                              HIGH          LOW          HIGH          LOW
                                           ----------    ---------    ----------    ---------
1996
First Quarter...........................       --           --           2 5/8        1 7/8
Second Quarter..........................       --           --           2 1/4        1 3/8
Third Quarter...........................       --           --           2 1/8        1 3/8
Fourth Quarter..........................       --           --           2            1 5/8

1997
First Quarter...........................       --           --           2            1 1/2
Second Quarter (from June 12, 1997 for
  STAR Common Stock)....................      7 3/8        4 41/64       2 3/8        1 3/8
Third Quarter...........................     11 53/64      6 7/32        3            1 5/8
Fourth Quarter..........................     17 11/16      9 33/64       2 1/4        1 3/4

1998
First Quarter...........................     28 3/64      14 33/64       2 1/8        1 3/8
Second Quarter..........................     37 3/8       23 3/8         1 7/8        1 5/8
Third Quarter...........................     23            9 11/16       1 7/8        1 4/8
Fourth Quarter..........................     18            7 1/8         1 6/8          5/8

1999
First Quarter (through February 1,
  1999).................................     16 1/2       12 1/2         1 6/8        1 4/8


------------------------


(1) All amounts set forth in U.S. dollars, based on the exchange rate of U.S. dollars for each Canadian dollar on the date the UDN Common Stock reached the high and low noted above.

    STAR has never paid cash dividends on STAR Common Stock and has no intention of paying cash dividends in the foreseeable future. STAR's existing revolving credit facility prohibits the payment of cash dividends without the lender's consent. UDN has never paid cash dividends on UDN Common Stock and has no intention of paying dividends in the foreseeable future.


    The reported closing sale price of STAR Common Stock on the Nasdaq National Market on November 18, 1997, the last full day of trading for STAR Common Stock prior to the announcement by STAR and UDN of the execution of the Merger Agreement, was $15.183 per share (adjusted to reflect the Stock Split). The closing sale price of UDN Common Stock on the Vancouver Stock Exchange on such date was $2.15 per share.



    On February   , 1999, the last trading day prior to the date of this Proxy
Statement/Prospectus, the last reported sale price of STAR Common Stock on the
Nasdaq National Market was $    per share, and the last reported price of UDN
Common Stock on the Vancouver Stock Exchange was $   per share.


    Following the Merger, STAR Common Stock will continue to be traded on the Nasdaq National Market. At such time, UDN Common Stock will cease to be quoted on the Vancouver Stock Exchange, and, since UDN will be a wholly-owned subsidiary of STAR, there will be no further market for such stock. See "--Delisting and Deregistration of UDN Common Stock."

                        APPRAISAL RIGHTS OF STOCKHOLDERS

GENERAL

    Since UDN's state of incorporation is Delaware, dissenting stockholders who comply with the applicable provision of the Delaware Law will be eligible for appraisal rights in the Merger. If the Merger is consummated, any stockholder who votes against or abstains from voting for the Merger has the right, upon compliance with the provisions set forth in Section 262 of the Delaware Law, more particularly described below, to have his or her shares of UDN Common Stock appraised and to receive payment in cash for the fair value of such stock exclusive of any element of value arising from the accomplishment or expectation of the Merger.

    The following summary does not purport to be a complete statement of the law in Delaware relating to dissenters' appraisal rights, and the following summary is qualified in its entirety by the statutory provisions of the Delaware Law which are attached to this Proxy Statement/Prospectus as ANNEX C. THE FOLLOWING SUMMARY AND ANNEX C SHOULD BE REVIEWED CAREFULLY BY ANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WISHES TO PRESERVE THE ABILITY TO DO SO. A STOCKHOLDER MAY WISH TO CONSULT COUNSEL, SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH BELOW COULD RESULT IN THE LOSS OF SUCH RIGHTS.

    Payments to Dissenting Stockholders, if any, made in connection with the exercise of appraisal rights will be taxable transactions for federal income tax purposes.

DELAWARE LAW

    When the Merger is effected, stockholders of UDN who comply with the procedures prescribed in Section 262 of the Delaware Law ("Section 262") will be entitled to a judicial determination of the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive from UDN payment of such fair value in cash. Shares of UDN Common Stock which are outstanding immediately prior to the Effective Time and with respect to which appraisal shall have been properly demanded in accordance with Section 262 shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal.

    The following is a brief summary of the statutory procedures to be followed by a stockholder of UDN in order to dissent from the Merger and perfect appraisal rights under the Delaware Law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, THE TEXT OF WHICH IS

INCLUDED AS ANNEX C OF THIS PROXY STATEMENT/PROSPECTUS. ANY STOCKHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO CONSULT LEGAL COUNSEL.

    A written demand for appraisal of shares of UDN Common Stock must be delivered to UDN by a stockholder seeking appraisal before the taking of the vote on the Merger Agreement. This written demand must be separate from any proxy or vote abstaining from or voting against approval of the Merger Agreement. Voting against approval of the Merger Agreement, abstaining from voting or failing to vote with respect to approval of the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262.

    STOCKHOLDERS ELECTING TO EXERCISE THEIR APPRAISAL RIGHTS UNDER SECTION 262 MUST NOT VOTE FOR APPROVAL OF THE MERGER AGREEMENT. A VOTE BY A STOCKHOLDER AGAINST APPROVAL OF THE MERGER AGREEMENT IS NOT REQUIRED IN ORDER FOR THAT STOCKHOLDER TO EXERCISE APPRAISAL RIGHTS. HOWEVER, IF A STOCKHOLDER RETURNS A SIGNED PROXY BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT OR A DIRECTION TO ABSTAIN, THE PROXY, IF NOT REVOKED, WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT, WHICH WILL HAVE THE EFFECT OF WAIVING THAT STOCKHOLDER'S APPRAISAL RIGHTS.

    A written demand for appraisal must reasonably inform UDN of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal. Accordingly, a demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If UDN Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If, for example, a stockholder holds shares of UDN Common Stock through a broker, who in turn holds shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of such depository nominee. If UDN Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

    A record owner, such as a broker, who holds UDN Common Stock as a nominee for others, may exercise appraisal rights with respect to the UDN Common Stock held for all or less than all beneficial owners of UDN Common Stock as to which the holder is the record owner. In such case, the written demand must set forth the number of shares of UDN Common Stock covered by such demand. Where the number of shares of UDN Common Stock is not expressly stated, the demand will be presumed to cover all shares of UDN Common Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the Merger.


    A UDN stockholder who elects to exercise appraisal rights must mail or deliver the written demands for appraisal to: Secretary, United Digital Network, Inc., 4 Hutton Centre, Suite 800, Santa Ana, CA 92707; or should deliver such demand to UDN in person at the Special Meeting. The written demand for appraisal should specify the stockholder's name and mailing address and the number of shares of UDN Common Stock covered by the demand, and should state that the stockholder is thereby demanding appraisal in accordance with Section 262.


    Within ten days after the Effective Time, UDN must provide notice as to the date of effectiveness of the Merger to all stockholders who have duly and timely delivered demands for appraisal and who have not voted for approval of the Merger Agreement.

    Within 120 days after the Effective Time, any Dissenting Stockholder is entitled, upon written request, to receive from UDN a statement setting forth the aggregate number of shares not voted in favor of approval of the Merger Agreement and with respect to which demands for appraisal have been received by

UDN and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by UDN.

    Within 120 days after the Effective Time, either UDN or any Dissenting Stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of shares of UDN Common Stock of all dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which of the UDN stockholders are entitled to appraisal rights and thereafter will appraise the shares of UDN Common Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with the fair rate of interest to be paid, if any, upon the amount determined to be fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, INC., ET AL., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and the "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court and the appraiser may consider "all factors and elements which reasonably might enter into the fixing of value," including "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, such court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Upon the filing of any such petition by a dissenting stockholder, service of a copy thereof shall be made upon STAR, which shall within 20 days of such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by STAR. If such petition is filed by STAR, the petition shall be accompanied by such duly verified list.

    Stockholders considering whether to seek appraisal should bear in mind that the fair value of their UDN Common Stock determined under Section 262 could be more than, the same as, or less than the value of the Merger Consideration to be exchanged in the Merger, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Moreover, the Surviving Corporation reserves the right to assert in any appraisal proceeding that, for purposes thereof, the "fair value" of the UDN Common Stock is less than the value of the Merger Consideration.

    The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    A dissenting stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote for any purpose the UDN Common Stock subject to such demand or to receive payment of dividends or other distributions on such UDN Common Stock, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any dissenting stockholder will have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, a dissenting stockholder may withdraw his or her demand for appraisal only with the consent of UDN. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, dissenting stockholders' rights to appraisal shall cease and they shall be entitled only to receive the Merger Consideration. Inasmuch as UDN has no obligation to file such a petition, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

    A vote for the Merger will constitute a waiver of appraisal rights. A failure to vote against the Merger will not, under Delaware law, constitute a waiver of appraisal rights. If a stockholder returns a proxy which does not contain instructions as to how it should be voted, such proxy will be voted in favor of the Merger and, accordingly, appraisal rights will be waived. As described above, a vote against the Merger is not sufficient to perfect appraisal rights. A stockholder's failure to make the written demand prior to the Special Meeting as described above will constitute a waiver of appraisal rights. FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN THE TERMINATION OR WAIVER OF SUCH RIGHTS.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

    Upon consummation of the Merger, the stockholders of UDN will become stockholders of STAR, a Delaware corporation, and their rights will be governed by STAR's Amended and Restated Certificate of Incorporation (the "STAR Charter") and Bylaws (the "STAR Bylaws"), which differ in certain material respects from UDN's Restated Certificate of Incorporation (the "UDN Charter") and Amended Bylaws (the "UDN Bylaws"). As stockholders of STAR, the rights of the former stockholders of UDN will continue to be governed by the DGCL.

    The following comparison of the STAR Charter and the STAR Bylaws, on the one hand, and the UDN Charter and the UDN Bylaws, on the other, is not intended to be complete and is qualified in its entirety by reference to the STAR Charter, the STAR Bylaws, the UDN Charter and the UDN Bylaws. Copies of STAR's Charter and the STAR Bylaws are available for inspection at the principal executive office of STAR, and copies will be sent to the holders of UDN Common Stock upon request. Copies of the UDN Charter and the UDN Bylaws are available for inspection at the principal executive office of UDN, and copies will be sent to holders of UDN Common Stock upon request.

NUMBER OF DIRECTORS

    The DGCL provides that a corporation's board of directors shall consist of at least one member and that the authorized number of directors may be fixed in the corporation's certificate of incorporation or in the bylaws. The STAR Bylaws provide that the authorized number of directors constituting the STAR Board shall be established by the STAR Board pursuant to a resolution adopted by a majority of the total number of authorized directors and is currently set at six. The UDN Bylaws provide that the authorized number of directors constituting the UDN Board shall be six until such Bylaws are amended by resolution duly adopted by the UDN Board or the stockholders of UDN. The UDN Board currently consists of five members.

CLASSIFICATION

    The STAR Bylaws provide that the STAR Board will be divided into three classes, and each class generally serves for a term of three years. The term of only one class of directors expires annually, so it is only possible to elect one class of the Board of Directors (or approximately one-third) in any one year. The UDN Board is not classified.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Under the DGCL, any director or the entire board of directors generally may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, provided, however, that directors serving on a classified board may be removed only for cause unless the corporation's charter provides otherwise. The STAR Bylaws provide that any director may be removed only for cause by a majority of the outstanding shares of stock entitled to vote at an election of directors. As the UDN Charter contains no provision concerning removal of directors, under the DGCL, UDN stockholders representing a majority of the outstanding shares of stock entitled to vote at an election of directors may remove a UDN director only for cause.

    The DGCL generally provides that all vacancies on the board of directors, including vacancies caused by an increase in the number of authorized directors, may be filled by a majority of the remaining directors even if they constitute less than a quorum. Both the STAR Bylaws and the UDN Bylaws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

LIMITATION ON DIRECTORS' LIABILITY

    The DGCL permits a corporation to include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to such corporation or its stockholders for monetary damages arising from a breach of fiduciary duty, except for: (i) a breach of the duty of loyalty to the corporation, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. Both the STAR Charter and the UDN Charter eliminate director liability to the maximum extent permitted by the DGCL.

INDEMNIFICATION

    The DGCL provides in general that a corporation may indemnify any person, including its directors, officers, employees and agents, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL permits similar indemnification in the case of actions by or in the right of the corporation, provided that indemnification is not permitted for (i) breach of duty of loyalty to the company, (ii) acts or omissions not in good faith or constituting intentional misconduct or knowing violation of the law, (iii) declaration of an improper dividend, stock purchase or redemption of shares or (iv) any transaction from which the director derived an improper personal benefit. In general, no indemnification for expenses in derivative actions is permitted under the DGCL where the person has been adjudged liable to the corporation, unless a court finds him or her entitled to such indemnification. However, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. The DGCL also provides that the indemnification permitted or required by the DGCL is not exclusive of any other rights to which a person seeking indemnification may be entitled.

    The UDN Charter provides that UDN shall indemnify any person acting as director or officer of UDN and any person serving at the request of UDN as a director or officer of another corporation, joint venture, partnership, trust or other enterprise, to the fullest extent permitted by the DGCL and provides that UDN may enter into indemnification agreements with each of its directors and officers providing a contractual right of indemnification to the maximum extent permitted by law. The language in the STAR Bylaws provides for indemnification of directors to the full extent permitted by the DGCL and provides that the STAR Board in its discretion may indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that such person, their testator or intestate, is or was an officer or employee of the corporation.

RESTRICTIONS ON BUSINESS COMBINATIONS/CORPORATE CONTROL

    Section 203 of the DGCL applies to a broad range of business combinations (as defined in the DGCL) between a Delaware corporation and an interested stockholder (as defined). The DGCL definition of "business combination" includes mergers, sales of assets, issuance of voting stock and certain other transactions. An "interested stockholder" is defined as any person who owns, directly or indirectly, 15.0% or more of the outstanding voting stock of a corporation. The DGCL prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless (i) the board of directors approved the business combination before the stockholder became an interested stockholder, or the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder,
(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85.0% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and by certain employee stock plans, or (iii) the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder. Both STAR and UDN are subject to the provisions of Section 203 of the DGCL.

    STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action that may be taken or is required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The UDN Charter currently permits such action without a meeting. The STAR Charter provides that any action required or permitted to be taken by the stockholders of STAR may be taken without an annual or special meeting only by the unanimous written consent of all stockholders entitled to vote on such action.


    Under the DGCL, a special meeting of the stockholders may be called by the board of directors or such other person as may be authorized in the certificate of incorporation or bylaws. The STAR Bylaws provide that special meetings of stockholders may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the STAR Board. The UDN Bylaws provide that special meetings of the stockholders of UDN may be called only by the UDN Board, the Chairman of the Board or the holders of shares entitled to cast not less than 10% of the votes at such meeting.


    AMENDMENT OR REPEAL OF THE CHARTER AND BYLAWS. Under the DGCL, a corporation may amend its certificate of incorporation, from time to time, in any and as many respects as may be desired, so long as its certificate of incorporation as amended would contain only such provisions as it would be lawful and proper to insert in an original certificate of incorporation. The DGCL also provides that a certificate of incorporation may confer on the board of directors the power to amend the bylaws. Additionally, under the DGCL, a corporation's bylaws may be amended by the stockholders entitled to vote, which power may not be divested or limited where the board also has such power. The STAR Bylaws provide that such Bylaws may be altered, amended or repealed or new bylaws may be adopted by the STAR Board or by stockholders holding at least seventy-five percent (75%) of the STAR outstanding capital stock. The UDN Bylaws provide that such Bylaws may be amended or repealed or new bylaws may be adopted by the UDN Board and by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote generally in the election of directors.

    CUMULATIVE VOTING. Under the DGCL, cumulative voting of stock applies only when so provided in the certificate of incorporation of a corporation. Neither the STAR Charter nor the UDN Charter provides for cumulative voting.

    STOCKHOLDER VOTE FOR MERGER. Except with respect to certain mergers between parent and subsidiary corporations, the DGCL generally requires the affirmative vote of a majority of the outstanding shares of the constituent corporations in a merger; provided, that where a corporation's certificate of incorporation provides for more or less than one vote per share on any matter, the required vote is a majority of the combined voting power of the corporation's stock. Under the DGCL, holders of stock which is not by its terms entitled to vote on such a transaction are entitled to notice of the meeting at which the proposed transaction is considered. The DGCL does not require, unless provided for in a corporation's charter (and neither the STAR Charter nor the UDN Charter so provides), a stockholder vote of the surviving corporation in a merger, however, if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each outstanding or treasury share of the surviving corporation before the merger is unchanged after the merger, (c) the number of shares to be issued by the surviving corporation in a merger does not exceed 20.0% of the shares outstanding immediately prior to such issuance; and (d) certain other conditions are satisfied. Neither STAR's Charter, the UDN Charter, the STAR Bylaws nor the UDN Bylaws provide for any additional notice or voting requirement with respect to a merger other than those required by the DGCL.

    DIVIDENDS. The DGCL permits a corporation to pay dividends out of surplus (defined as the excess, if any, of net assets over capital) or, if no surplus exists, out of its net profits for the fiscal year in which such dividends are declared and/or for its preceding fiscal year, provided, that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. The STAR Bylaws provide that dividends upon the capital stock of the corporation may be declared by the STAR Board at any regular or special meeting, pursuant to law. STAR has not declared or paid cash dividends on the STAR Common Stock since its initial public offering and does not intend to pay such dividends in the foreseeable future. Additionally, STAR's existing credit facility restricts the payment of cash dividends. According to the UDN Bylaws, subject to limitations contained in the DGCL and the UDN Charter, holders of shares of UDN Common Stock are entitled to receive such dividends as may be declared by the UDN Board. UDN has never declared or paid dividends on the UDN Common Stock and does not intend to pay dividends prior to the consummation of the Merger.

                       UNAUDITED PRO FORMA FINANCIAL DATA


    The following unaudited pro forma financial data is presented assuming the Merger will be accounted for as a pooling of interests, whereby STAR will restate its historical consolidated financial statements to include the assets, liabilities, stockholders' equity (deficit) and results of operations of UDN.



    STAR also entered into an agreement to acquire PT-1 on August 20, 1998, as amended on September 1, 1998 and on December 29, 1998, and plans to account for this transaction as a purchase, whereby STAR will allocate the purchase price to assets acquired and liabilities assumed based on their fair values. The PT-1 Merger is scheduled to close on or about February 3, 1999. Thus the unaudited pro forma financial data in this Proxy Statement/Prospectus include the pro forma effect of the PT-1 Merger.



    The historical condensed statement of operations data for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 is combined with the historical operating results of UDN for the twelve months ended January 31, 1996, 1997 and 1998, and the nine months ended September 30, 1997 and 1998. The resulting combined unaudited pro forma statements of operations for the twelve months ended December 31, 1997 and the nine months ended September 30, 1997 and 1998 are combined with the results of operations of PT-1 for the year ended March 31, 1998 and the nine months ended September 30, 1997 and 1998 assuming the acquisition of PT-1 had occurred on January 1, 1997. The historical condensed balance sheet of STAR at September 30, 1998 is combined with the historical condensed balance sheets of UDN and PT-1. The resulting pro forma balance sheet at September 30, 1998 assumes that STAR and UDN had always been one entity and that the PT-1 acquisition occurred on September 30, 1998.



    THE UNAUDITED PRO FORMA FINANCIAL DATA DOES NOT PURPORT TO PRESENT THE FINANCIAL POSITION OR RESULTS OF OPERATIONS OF STAR HAD THE TRANSACTIONS AND EVENTS ASSUMED THEREIN OCCURRED ON THE DATES SPECIFIED, NOR ARE THEY NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS THAT MAY BE ACHIEVED BY STAR IN THE FUTURE.



    The unaudited pro forma financial data does not give effect to certain cost savings that STAR believes may be realized as a result of the Merger. There can be no assurances that such cost savings, if any, will be achieved. See "Description of Forward-Looking Statements."



    The unaudited pro forma financial data is based on certain assumptions and adjustments described in the notes to the unaudited pro forma financial data included in this Proxy Statement/Prospectus and should be read in conjunction therewith and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of STAR," "Management's Discussion and Analysis of Financial Condition and Results of Operations of UDN," "Management's Discussion and Analysis of Financial Condition and Results of Operations of PT-1", and the consolidated financial statements of each of STAR, PT-1 and UDN and the related notes thereto, all of which have been included elsewhere in this Proxy Statement/Prospectus.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET



                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES
                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY



                             AT SEPTEMBER 30, 1998



                                 (IN THOUSANDS)



                                   STAR         UDN                                         PT-1
                                SEPTEMBER    SEPTEMBER        MERGER        PRO FORMA    SEPTEMBER        MERGER        PRO FORMA
                                 30, 1998     30, 1998     ADJUSTMENTS       COMBINED     30, 1998     ADJUSTMENTS       COMBINED
                                ----------   ----------   --------------    ----------   ----------   --------------    ----------
CURRENT ASSETS:
Cash and cash equivalents.....  $  11,808    $   1,060      $     --        $  12,868    $   5,382     $      --        $  18,250
Short-term investments........     92,390           --            --           92,390        2,148       (19,500)(a)       73,038
                                                                                                          (2,000)(s)
Accounts and notes
  receivable..................     80,721        5,068        (5,977)(b)       79,812       46,940       (22,951)(b)      103,801
Receivable from related
  parties.....................        330           --            --              330           --            --              330
Other current assets..........     27,580          251          (671)(u)       27,160        5,390        (2,110)(c)       30,440
                                ----------   ----------      -------        ----------   ----------   --------------    ----------
    Total current assets......    212,829        6,379        (6,648)         212,560       59,860       (46,561)         225,859
Property and equipment, net...    113,851        1,875            --          115,726       43,480            --          159,206
Intangible assets, net........         --        5,558            --            5,558        2,493            --            8,051
Goodwill......................         --           --            --               --           --       181,011(d)       181,011
Deferred distributor costs....         --           --            --               --           --         2,803(t)         2,803
Other long-term assets........      7,340           72            --            7,412        1,119            --            8,531
                                ----------   ----------      -------        ----------   ----------   --------------    ----------
    Total assets..............  $ 334,020    $  13,884      $ (6,648)       $ 341,256    $ 106,952     $ 137,253        $ 585,461
                                ----------   ----------      -------        ----------   ----------   --------------    ----------
                                ----------   ----------      -------        ----------   ----------   --------------    ----------
CURRENT LIABILITIES:
Short-term debt...............  $      --    $      --      $     --        $      --       15,000     $ (10,000)(b)    $   5,000
Payable to stockholders.......          5        1,550            --            1,555           --            --            1,555
Current portion of long-term
  obligations.................      7,595        1,042            --            8,637        1,736            --           10,373
Note payable..................         --        4,500        (4,500)(b)           --        5,000            --            5,000
Accounts payable and accrued
  expenses....................     36,200       10,658        (1,477)(b)       46,210       21,470        14,000(c)        66,619
                                                               1,500(u)                                  (12,951)(b)
                                                                (671)(u)                                  (2,110)(c)
Due to carriers...............         --           --            --               --       13,113            --           13,113
Deferred revenue..............         --        1,163            --            1,163       42,026       (42,026)(p)        1,163
Acquired service obligation...         --           --            --               --           --        37,779(v)        37,779
Accrued network cost..........     52,464           --            --           52,464           --            --           52,464
                                ----------   ----------      -------        ----------   ----------   --------------    ----------
    Total current
      liabilities.............     96,264       18,913        (5,148)         110,029       98,345       (15,308)         193,066
                                ----------   ----------      -------        ----------   ----------   --------------    ----------
Long-term obligations.........     31,053          233            --           31,286        7,512            --           38,798
Other long-term liabilities...      1,638           --            --            1,638          700            --            2,338
                                ----------   ----------      -------        ----------   ----------   --------------    ----------
    Total long-term
      liabilities.............     32,691          233            --           32,924        8,212            --           41,136
                                ----------   ----------      -------        ----------   ----------   --------------    ----------

STOCKHOLDER'S EQUITY (DEFICIT)
  Common stock of STAR
    (100,000,000 shares
    authorized, 42,205,418
    actual shares and
    58,117,581 pro forma
    shares issued and
    outstanding)..............         42           --            --               42           --            15(f)            57
  Common stock of UDN
    (100,000,000 shares
    authorized, 7,054,844
    actual shares and no pro
    forma shares issued and
    outstanding)..............         --           71           (71)(q)           --           --            --               --
  Common stock of PT-1
    (150,000,000 shares
    authorized, 73,459,180
    actual shares issued,
    48,406,548 actual shares
    outstanding and no pro
    forma shares issued or
    outstanding)..............         --           --            --               --          735          (735)(g)           --
  Paid-in capital.............    194,138       13,007            71(q)       207,216       16,166       156,366(h)       363,582
                                                                                                         (16,166)(i)
  Accumulated other
    comprehensive income......        219           --            --              219           --            --              219
  Retained earnings
    (deficit).................     10,666      (18,340)       (1,500)(u)       (9,174)       1,919        (1,919) (j)      (9,174)
  Treasury stock..............         --           --            --               --      (15,000)       15,000(k)            --
  Note receivable from
    stockholder...............         --           --            --               --       (3,425)           --           (3,425)
                                ----------   ----------      -------        ----------   ----------   --------------    ----------
                                  205,065       (5,262)       (1,500)         198,303          395       152,561          351,259
                                ----------   ----------      -------        ----------   ----------   --------------    ----------
    Total liabilities and
      stockholder's equity....  $ 334,020    $  13,884      $ (6,648)       $ 341,256    $ 106,952     $ 137,253        $ 585,461
                                ----------   ----------      -------        ----------   ----------   --------------    ----------
                                ----------   ----------      -------        ----------   ----------   --------------    ----------

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS



                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES



                      FOR THE YEAR ENDED DECEMBER 31, 1995



                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                    UDN TWELVE
                                         STAR         MONTHS
                                      YEAR ENDED       ENDED                        PRO
                                     DECEMBER 31,   JANUARY 31,      MERGER        FORMA
                                         1995          1996       ADJUSTMENTS     COMBINED
                                     ------------   -----------   ------------    --------
REVENUES...........................    $58,937        $ 5,711        $ (43)(l)    $64,605
OPERATING EXPENSES:
  Cost of services.................     44,270          4,342          (43)(l)     48,569
  Selling, general and
    administrative expenses........     10,452          2,494           --         12,946
  Depreciation and amortization....        368            484           --            852
                                     ------------   -----------      -----        --------
                                        55,090          7,320          (43)        62,367
                                     ------------   -----------      -----        --------
  Income (loss) from operations....      3,847         (1,609)          --          2,238
                                     ------------   -----------      -----        --------
OTHER INCOME (EXPENSE):
  Interest income..................         22            (12)          --             10
  Interest expense.................        (64)           (91)          --           (155)
  Other income (expense)...........        (33)          (183)          --           (216)
                                     ------------   -----------      -----        --------
                                           (75)          (286)          --           (361)
                                     ------------   -----------      -----        --------
  Income (loss) before provision
    for income taxes...............      3,772         (1,895)          --          1,877

PRO FORMA PROVISION FOR INCOME
  TAXES............................      1,632             --         (819)(o)        813
                                     ------------   -----------      -----        --------
PRO FORMA NET INCOME (LOSS)........    $ 2,140        $(1,895)       $ 819        $ 1,064
                                     ------------   -----------      -----        --------
                                     ------------   -----------      -----        --------
Pro forma net income (loss) per
  common share:
  Basic............................    $  0.11        $ (0.57)                    $  0.05
  Diluted..........................    $  0.11        $ (0.57)                    $  0.05
Weighted average number of common
  shares outstanding:
  Basic............................     19,373          3,331                      19,662
  Diluted..........................     19,373          3,331                      19,662

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS



                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES



                      FOR THE YEAR ENDED DECEMBER 31, 1996



                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                    UDN TWELVE
                                         STAR         MONTHS
                                      YEAR ENDED       ENDED
                                     DECEMBER 31,   JANUARY 31,      MERGER       PRO FORMA
                                         1996          1997       ADJUSTMENTS     COMBINED
                                     ------------   -----------   ------------    ---------
REVENUES...........................    $259,697       $19,685        $(259)(l)    $ 279,123
OPERATING EXPENSES:
  Cost of services.................     225,957        15,051         (259)(l)      240,749
  Selling, general and
    administrative expenses........      35,956         4,563           --           40,519
  Depreciation and amortization....       1,442           818           --            2,260
                                     ------------   -----------      -----        ---------
                                        263,355        20,432         (259)         283,528
                                     ------------   -----------      -----        ---------
  Income (loss) from operations....      (3,658)         (747)          --           (4,405)
                                     ------------   -----------      -----        ---------
OTHER INCOME (EXPENSE):
  Interest income..................         110             4           --              114
  Interest expense.................        (609)         (448)          --           (1,057)
  Legal settlement and expenses....        (100)           --           --             (100)
  Other income.....................          39            17           --               56
                                     ------------   -----------      -----        ---------
                                           (560)         (427)          --             (987)
                                     ------------   -----------      -----        ---------
  Income (loss) before provision
    for income taxes...............      (4,218)       (1,174)          --           (5,392)

PRO FORMA PROVISION FOR INCOME
  TAXES (BENEFIT)..................       1,520           (50)          --            1,470
                                     ------------   -----------      -----        ---------
PRO FORMA NET INCOME (LOSS)........    $ (5,738)      $(1,124)       $  --        $  (6,862)
                                     ------------   -----------      -----        ---------
                                     ------------   -----------      -----        ---------
Pro forma net income (loss) per
  common share:
  Basic............................    $  (0.25)      $ (0.22)                    $   (0.29)
  Diluted..........................    $  (0.25)      $ (0.22)                    $   (0.29)
Weighted average number of common
  shares outstanding:
  Basic............................      23,292         5,048                        23,730
  Diluted..........................      23,292         5,048                        23,730

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS



                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES
                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY



                      FOR THE YEAR ENDED DECEMBER 31, 1997



                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                   UDN
                                    STAR         TWELVE                                      PT-1
                                 YEAR ENDED      MONTHS                                   YEAR ENDED
                                DECEMBER 31,   JANUARY 31,      MERGER        PRO FORMA   MARCH 31,       MERGER        PRO FORMA
                                    1997          1998        ADJUSTMENTS     COMBINED       1998       ADJUSTMENTS     COMBINED
                                ------------   -----------   -------------    ---------   ----------   -------------    ---------
REVENUES......................    $404,605       $31,179       $(1,153)(l)    $434,631     $431,520     $(49,441)(l)    $816,710
OPERATING EXPENSES:
  Cost of services............     351,821        24,633        (1,153)(l)     375,301      395,501      (49,441)(l)     721,361
  Selling, general and
    administrative expenses...      36,782        11,544            --          48,326       17,724          701(m)       66,751
  Depreciation and
    amortization..............       4,637         1,010            --           5,647        1,535        9,051(n)       16,233
                                ------------   -----------   -------------    ---------   ----------   -------------    ---------
                                   393,240        37,187        (1,153)        429,274      414,760      (39,689)        804,345
                                ------------   -----------   -------------    ---------   ----------   -------------    ---------
  Income (loss) from
  operations..................      11,365        (6,008)           --           5,357       16,760       (9,752)         12,365
                                ------------   -----------   -------------    ---------   ----------   -------------    ---------
OTHER INCOME (EXPENSE):
  Interest income.............         492            35           (28)(r)         499          517       (1,016)(e)          --
  Interest expense............      (1,738)         (941)           28(r)       (2,651)      (1,021)        (167)(e)      (3,839)
  Legal settlement and
  expenses....................      (1,653)           --            --          (1,653)          --           --          (1,653)
  Other income (expense)......         208          (406)           --            (198)         474           --             276
                                ------------   -----------   -------------    ---------   ----------   -------------    ---------
                                    (2,691)       (1,312)           --          (4,003)         (30)      (1,183)         (5,216)
                                ------------   -----------   -------------    ---------   ----------   -------------    ---------
  Income (loss) before
    provision for income
    taxes.....................       8,674        (7,320)           --           1,354       16,730      (10,935)          7,149
PRO FORMA PROVISION FOR INCOME
  TAXES.......................       3,100            --        (2,617)(o)         483        5,150          157(o)        5,790
                                ------------   -----------   -------------    ---------   ----------   -------------    ---------
PRO FORMA NET INCOME (LOSS)...    $  5,574       $(7,320)      $ 2,617        $    871     $ 11,580     $(11,092)       $  1,359
                                ------------   -----------   -------------    ---------   ----------   -------------    ---------
                                ------------   -----------   -------------    ---------   ----------   -------------    ---------
Pro forma net income (loss)
  per common share:
  Basic.......................    $   0.18       $ (1.15)                     $   0.03     $   0.25                     $   0.03
  Diluted.....................    $   0.17       $ (1.15)                     $   0.03     $   0.24                     $   0.03
Weighted average number of
  common shares outstanding:
  Basic.......................      30,221         6,339                        30,771       46,922                       46,071
  Diluted.....................      32,978         6,339                        33,528       47,720                       48,828

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS



                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES
                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY



                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997



                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                        STAR         UDN                                      PT-1
                                        NINE         NINE                                     NINE
                                       MONTHS       MONTHS                                   MONTHS
                                       ENDED        ENDED                                    ENDED
                                     SEPTEMBER    SEPTEMBER       MERGER       PRO FORMA   SEPTEMBER       MERGER        PRO FORMA
                                      30, 1997     30, 1997    ADJUSTMENTS     COMBINED     30, 1997     ADJUSTMENTS     COMBINED
                                     ----------   ----------   ------------    ---------   ----------   -------------    ---------
REVENUES...........................   $283,374     $22,249        $(505)(l)    $305,118     $250,906     $(35,530)(l)    $520,494
OPERATING EXPENSES:
  Cost of services.................    246,712      16,986         (505)(l)     263,193      229,949      (35,530)(l)     457,612
  Selling, general and
    administrative expenses........     25,118       6,319           --          31,437       16,260          526(m)       48,223
  Depreciation and amortization....      3,040         720           --           3,760          439        6,788(n)       10,987
                                     ----------   ----------   ------------    ---------   ----------   -------------    ---------
                                       274,870      24,025         (505)        298,390      246,648      (28,216)        516,822
                                     ----------   ----------   ------------    ---------   ----------   -------------    ---------
  Income (loss) from operations....      8,504      (1,776)          --           6,728        4,258       (7,314)          3,672
                                     ----------   ----------   ------------    ---------   ----------   -------------    ---------

OTHER INCOME (EXPENSE):
  Interest income..................        367          19           --             386          234         (620)(e)          --
  Interest expense.................     (1,289)       (699)          --          (1,988)        (412)        (267)(e)      (2,667)
  Other income (expense)...........     (1,499)         --           --          (1,499)         243           --          (1,256)
                                     ----------   ----------   ------------    ---------   ----------   -------------    ---------
                                        (2,421)       (680)          --          (3,101)          65         (887)         (3,923)
  Income (loss) before provision
    for income taxes and
    extraordinary gain.............      6,083      (2,456)          --           3,627        4,323       (8,201)           (251)
PRO FORMA PROVISION FOR INCOME
  TAXES (BENEFIT)..................      2,718         (27)      (1,070)(o)       1,621        2,018         (718)(o)       2,921
                                     ----------   ----------   ------------    ---------   ----------   -------------    ---------
PRO FORMA NET INCOME (LOSS) BEFORE
  EXTRAORDINARY GAIN...............      3,365      (2,429)       1,070           2,006        2,305       (7,483)         (3,172)
EXTRAORDINARY GAIN ON DEBT
  RESTRUCTURING....................         --          52           --              52           --           --              52
                                     ----------   ----------   ------------    ---------   ----------   -------------    ---------
PRO FORMA NET INCOME (LOSS)........   $  3,365     $(2,377)       $1,070       $  2,058     $  2,305     $ (7,483)       $ (3,120)
                                     ----------   ----------   ------------    ---------   ----------   -------------    ---------
                                     ----------   ----------   ------------    ---------   ----------   -------------    ---------
Pro forma net income (loss) per
  common share:
  Basic............................   $   0.12     $ (0.39)                    $   0.07     $   0.05                     $  (0.07)
  Diluted..........................   $   0.11     $ (0.39)                    $   0.06     $   0.04                     $  (0.07)
Weighted average number of common
  shares outstanding:
  Basic............................     28,650       6,022                       29,173       50,480                       44,473
  Diluted..........................     31,580       6,022                       32,103       51,346                       44,473

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS



                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES
                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY



                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998



                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                   STAR         UDN                                       PT-1
                                   NINE         NINE                                      NINE
                                  MONTHS       MONTHS                                    MONTHS
                                  ENDED        ENDED                                     ENDED
                                SEPTEMBER    SEPTEMBER       MERGER        PRO FORMA   SEPTEMBER       MERGER        PRO FORMA
                                 30, 1998     30, 1998     ADJUSTMENTS     COMBINED     30, 1998     ADJUSTMENTS     COMBINED
                                ----------   ----------   -------------    ---------   ----------   -------------    ---------
REVENUES......................   $425,531     $23,811       $(4,207)(l)    $445,135     $396,599     $(63,922)(l)    $777,812

OPERATING EXPENSES:
  Cost of services............    363,794      18,626        (4,207)(l)     378,213      364,942      (63,922)(l)     679,233
  Selling, general and
    administrative expenses...     39,167       6,402            --          45,569       23,016          526(m)       69,111
  Depreciation and
    amortization..............      8,055         836            --           8,891        2,485        6,788(n)       18,164
                                ----------   ----------   -------------    ---------   ----------   -------------    ---------
                                  411,016      25,864        (4,207)        432,673      390,443      (56,608)        766,508
                                ----------   ----------   -------------    ---------   ----------   -------------    ---------
  Income (loss) from
  operations..................     14,515      (2,053)           --          12,462        6,156       (7,314)         11,304

OTHER INCOME (EXPENSE):
  Interest income.............      3,511          34          (310)(r)       3,235          428         (887)(e)       2,776
  Interest expense............     (2,080)       (751)          310(r)       (2,521)      (1,201)          --          (3,722)
  Other income (expense)......       (171)       (299)           --            (470)         196           --            (274)
                                ----------   ----------   -------------    ---------   ----------   -------------    ---------
                                    1,260      (1,016)           --             244         (577)        (887)         (1,220)
                                ----------   ----------   -------------    ---------   ----------   -------------    ---------
  Income (loss) before
    provision for income
    taxes.....................     15,775      (3,069)           --          12,706        5,579       (8,201)         10,084
PROVISION FOR INCOME TAXES....      6,643          --        (1,292)(o)       5,351        1,915         (161)(o)       7,105
                                ----------   ----------   -------------    ---------   ----------   -------------    ---------
NET INCOME (LOSS).............   $  9,132     $(3,069)      $ 1,292        $  7,355     $  3,664     $ (8,040)       $  2,979
                                ----------   ----------   -------------    ---------   ----------   -------------    ---------
                                ----------   ----------   -------------    ---------   ----------   -------------    ---------
Net income (loss) per common
  share:
  Basic.......................   $   0.23     $ (0.44)                     $   0.19     $   0.08                     $   0.05
  Diluted.....................   $   0.22     $ (0.44)                     $   0.18     $   0.08                     $   0.05
Weighted average number of
  common shares outstanding:
  Basic.......................     39,147       6,989                        39,752       48,405                       55,052
  Diluted.....................     40,921       6,989                        41,526       48,587                       56,826

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA



1. COMPANIES AND PERIODS COMBINED



    The pro forma statement of operations data, which assumes completion of the Merger and the PT-1 Merger, reflects the combination of the historical operating results of STAR for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 plus the historical operating results of UDN for the twelve months ended January 31, 1996, 1997 and 1998 and the nine months ended September 30, 1997 and 1998, respectively, and the historical operating results of PT-1 for the year ended March 31, 1998 and the nine months ended September 30, 1997 and 1998. The balance sheet data included in the unaudited pro forma condensed financial statements reflects the combination of the historical balance sheets of STAR and UDN with the historical balance sheet of PT-1 as of September 30, 1998.



2. UDN TRANSACTION



    The ratio of STAR Common Stock to be exchanged for UDN Common Stock as reflected in the unaudited pro forma condensed financial statements of 0.086772 is based on the closing price of STAR Common Stock of $23.625 per share as of May 27, 1998. No share adjustment has been made for changes in the price of STAR Common Stock since May 27, 1998 because the impact of such change would not be material. Had the closing price of STAR Common Stock at September 30, 1998 of $12.375 per share been used for purposes of the STAR/UDN exchange ratio, an additional 420,870 shares would be reflected as outstanding in the pro forma balance sheet as of September 30, 1998.



    STAR and UDN estimate they will incur direct transaction costs of approximately $1.5 million associated with the Merger, consisting of fees for investment banking, legal, accounting, financial printing and other related charges, most of which will be charged to operations in the fiscal quarter in which that merger is consummated. At September 30, 1998, STAR capitalized $671,000 in UDN related Merger costs.



3. INTERCOMPANY BALANCES



    At September 30, 1998, STAR had amounts due from UDN as follows (amounts in thousands):



Note receivable......................................................................  $   4,500
Trade receivable.....................................................................      1,140
Interest receivable..................................................................        337
                                                                                       ---------
Total................................................................................  $   5,977
                                                                                       ---------
                                                                                       ---------



    Intercompany balances between STAR and PT-1 represent trade receivables and payables between STAR and PT-1 in the amount of $12,908,000 and $43,000, respectively. There are no intercompany balances between UDN and PT-1.



4. INTERCOMPANY TRANSACTIONS



    For the years ended December 31, 1995, 1996 and 1997, intercompany sales and related cost of sales between STAR and UDN amounted to $43,000, $259,000 and $1,153,000, respectively. Intercompany sales for the nine months ended September 30, 1997 and 1998 amounted to $505,000 and $4,207,000, respectively.
Intercompany sales and cost of sales between STAR and PT-1 for the year ended December 31, 1997 amounted to $49,441,000. Sales between STAR and PT-1 for the nine months ended September 30, 1997 and 1998 amounted to $35,530,000 and $63,922,000, respectively. There were no intercompany transactions between PT-1 and UDN for the periods presented.

5. PRO FORMA INCOME TAXES



    The pro forma provision for income taxes, pro forma net income (loss) and pro forma net income (loss) per share of STAR Common Stock for the years ended December 31, 1995, 1996 and 1997 as well as for the nine months ended September 30, 1997 reflect a pro forma tax adjustment, which assumes that both STAR as well as LDS, which was acquired by STAR in a pooling of interests transaction on November 30, 1997, were C-Corporations for all periods presented (see Note 9 of Notes to Consolidated Financial Statements of STAR).



    The Merger adjustments reflect STAR's effective tax rate (as adjusted for non-deductible goodwill amortization) in the pro forma statements of operations for the combined entity.



6. EXCHANGE OF STOCK



    The UDN adjustment reflects the elimination of UDN Common Stock less the par value of 612,163 shares of STAR Common Stock to be issued in STAR's merger with UDN.



7. PRO FORMA EARNINGS PER SHARE



    The unaudited pro forma combined earnings per share and diluted earnings per share are based on the weighted average number of common and dilutive equivalent shares, for each period: (1) at the exchange ratio of 0.086772 shares of STAR Common Stock for each share of UDN Common Stock outstanding at the effective time of STAR's merger with UDN and (2) 15.05 million shares of STAR Common Stock for all of PT-1 Common Stock, stock options and warrants outstanding at the effective time of the PT-1 Merger plus an additional 250,000 shares of STAR Common Stock to be issued to selected PT-1 distributors.



8. GOODWILL



    The number of shares of STAR Common Stock to be issued in the PT-1 Merger for all common shares and share equivalents of PT-1 is composed as follows:



Common stock, options and warrants--PT-1 shareholders...........................    15,050,000
Restricted common stock--PT-1 distributors......................................       250,000
                                                                                  ------------
Total...........................................................................    15,300,000
                                                                                  ------------
                                                                                  ------------



    The restricted shares of STAR Common Stock to be issued to PT-1 distributors will vest over four years. The options and warrants to be issued will be in satisfaction of existing PT-1 options and warrants. STAR will also issue 100,000 additional stock options to certain PT-1 employees under STAR's stock option plan. To show the full dilutive effect of the transaction, 15.3 million additional shares of STAR Common Stock were used for purposes of computing pro forma basic and diluted earnings per share. The 15.3 million additional shares are also reflected in pro forma shares of STAR Common Stock outstanding at September 30, 1998.



    The consideration for the PT-1 Merger consists of 15.05 million shares of STAR Common Stock and $19.5 million. In addition, STAR will be required to issue 250,000 restricted shares of STAR Common Stock to selected PT-1 distributors for no consideration and to pay $2 million to a company owned by an executive of PT-1 as a result of a change in control agreement. The value of the STAR Common Stock to be issued is based on the average of the high and low market price from August 31, 1998 through September 2, 1998, the dates surrounding the first amendment to the PT-1 Merger Agreement. This average market price computes to $11.21 per share (the "Average Price"), which will be discounted by 10% with respect to the 13.5 million Two-Year Shares.



    STAR followed the principles prescribed by APB No. 17 in identifying and estimating the fair value of the identifiable tangible and intangible assets to be acquired. The primary tangible assets of PT-1 consist of telecommunications and network equipment which, for the most part, has been acquired during the past two years. STAR believes that the carrying value of such equipment approximates its fair value. This equipment includes the digital switches, debit card platform, information system, and PIN database software.



    The primary intangible assets to be acquired consist of PT-1's distribution network and name. The distribution network consists of a series of wholesale distributors who sell to sub-distributors and directly to retail outlets such as grocery and convenience stores. These stores sell the cards to the individual ultimate end user. While no individual distributor is considered critical to the long term future success of PT-1, certain distributors have been identified who are important to the near term growth objectives of PT-1. In connection with the PT-1 Merger, STAR has agreed to issue to no more than 10 of PT-1's approximately 200 distributors for no consideration 250,000 shares of STAR Common Stock, which are restricted and will vest over four years. STAR considers the fair value of such shares to represent the near term value of these distributor relationships.



    STAR considered other potential intangible assets for which it may be appropriate to assign value such as franchise agreements and leases. All contracts have been entered into during the past three years and the terms and conditions of those contracts reflect the current economic and industry environment.



    After consideration of the above, STAR has determined that the excess of the purchase price over the PT-1 equity represents residual goodwill in accordance with APB No. 17.



    The allocation of the purchase price is preliminary only with respect to the assumed service obligation and certain intangible assets. STAR will have an appraisal performed on the significant PT-1 intangible assets. Such intangible assets include PT-1's distributor network, billing platform and software license agreements. Such appraisal is expected to be completed within 90 days from the date the PT-1 Merger is consummated. Based upon STAR's review, it is anticipated that the final allocation of the purchase price will not differ materially from STAR's preliminary allocation. Additionally, STAR does not expect a significant amount of the purchase price to be allocated to other identified intangible assets.



    The excess of the purchase price thus computed over the net assets acquired, as adjusted, plus estimated acquisition costs of $14 million, results in goodwill of approximately $181 million. Goodwill is amortized over a period of 20 years, which period represents STAR's estimate of future benefit to STAR.



9. RESULTS OF OPERATIONS INCLUDED IN MORE THAN ONE PERIOD



    The PT-1 results of operations for the nine months ended September 30, 1997 and 1998 include PT-1 revenue of $62.7 million and $127.7 million and net income of approximately $3.1 million and $2.3 million, which are also included in the results of operations for the years ended December 31, 1996 and 1997, respectively. The UDN results of operations for the nine months ended September 30, 1997 and 1998 include UDN revenue of $2.3 million and $2.9 million, and net loss of $99,000 and $173,000, which are also included in the results of operations for the twelve month periods ended January 31, 1997 and 1998, respectively.

10. MERGER ADJUSTMENTS



    Following is an explanation for merger adjustments reflected in the unaudited pro forma condensed financial statements:



 (a) Represents cash portion of consideration for the PT-1 Merger



 (b) Represents the elimination of intercompany balances



 (c) Represents accrual for PT-1 Merger related expenses, net of $2,110,000 previously incurred



 (d) Represents the excess of the purchase price for PT-1 plus acquisition related expenses over the fair value of net assets acquired



 (e) Represents foregone interest income on the $19.5 million cash portion of consideration for the PT-1 Merger, plus a $2 million payment to Godot on consummation of the PT-1 Merger



 (f) Represents the par value of STAR Common Stock to be issued in the PT-1
     Merger



 (g) Eliminates par value of PT-1 Common Stock



 (h) Represents additional paid in capital of STAR Common Stock to be issued in the PT-1 Merger



 (i) Represents elimination of paid in capital of PT-1



 (j) Represents elimination of retained deficit of PT-1



 (k) Represents elimination of PT-1 treasury stock which will be retired



 (l) Represents elimination of intercompany revenue and related cost of revenue



(m) Represents amortization expense relating to 250,000 restricted shares of STAR Common Stock to be issued to certain distributors in the PT-1 Merger, which shares will vest over four years (see note 10t)



 (n) Represents amortization of goodwill from the PT-1 Merger over 20 years



 (o) Represents tax adjustment to reflect STAR's effective tax rate (as adjusted for non-deductible goodwill amortization)



 (p) Represents elimination of PT-1 deferred revenue



 (q) Reclassifies UDN Common Stock to additional paid in capital



 (r) Represents elimination of intercompany interest on UDN notes



 (s) Represents a $2 million payment to Godot due on consummation of the PT-1 Merger



 (t) Represents fair market value of 250,000 shares of STAR Common Stock issuable in the PT-1 Merger to certain PT-1 distributors. Such amount will be amortized over the four year vesting period (see note 10m)



 (u) Reflects an estimate of non-recurring expenses relating to the Merger of which $671,000 was capitalized at September 30, 1998



 (v) Represents estimated amounts to be incurred to settle the obligations relating to the PT-1 deferred revenue. Such amount has been computed based upon the historical deferred revenue recorded by PT-1 at September 30, 1998, which represents an assumed service obligation to STAR. The obligation has been adjusted for the historical percentage of revenue received by PT-1, which ultimately expires unused (2.5%). The assumed obligation has also been reduced by PT-1's historical gross margin percentage for the year ended March 31, 1998 as adjusted for the effect of their revenue resulting from expired Prepaid Cards ($2,500,000), to properly reflect STAR's assumed service obligation. STAR will recognize as revenue an amount equal to the expense ultimately required to satisfy the obligation. Any adjustment to the original estimate of the assumed obligation will be recorded as an adjustment to goodwill.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS OF STAR



    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF STAR SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA OF STAR" AND THE STAR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO, EACH OF WHICH IS INCLUDED ELSEWHERE IN THIS PROXY STATEMENT. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS, AS DEFINED IN SECTION 27A OF THE SECURITIES ACT, THAT INVOLVE RISKS AND UNCERTAINTIES. STAR'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT. SEE "DESCRIPTION OF FORWARD-LOOKING STATEMENTS."



OVERVIEW



    STAR is an emerging multinational carrier focused primarily on the international long distance market. STAR offers highly reliable, low-cost switched voice services on a wholesale basis, primarily to U.S.-based long distance carriers. STAR provides international long distance service to approximately 220 countries through its flexible network comprised of various foreign termination relationships, international gateway switches, leased and owned transmission facilities and resale arrangements with other long distance providers.



    STAR installed its first international gateway switch in Los Angeles in June 1995 and initially recognized wholesale revenues in August 1995. A significant portion of STAR's revenues in 1994 and 1995 were generated by the commercial operations of LDS.



    REVENUES. Most of STAR's revenues are generated by the sale of international long distance services on a wholesale basis to other, primarily domestic, long distance providers. STAR records revenues from the sale of long distance services at the time of customer usage. STAR's agreements with its wholesale customers are short-term in duration and the rates charged to customers are subject to change from time to time, generally with five days notice to the customer.



    Historically, STAR has increased revenues from quarter to quarter, often times by a significant percentage. STAR's North American wholesale minutes of use have also greatly increased from quarter to quarter, generally by amounts that exceed the relative increases in revenues. For example, in the nine months ended September 30, 1998, revenues increased by 50.2% over revenues for the nine months ended September 30, 1997. Over the same period to period comparison, North American minutes of wholesale use increased by 73.0%. There are a variety of reasons for the growth in STAR's call volume, including the growth of STAR's North American customer base, which increased by 27.7% from the nine months ended September 30, 1997 compared to the same period in 1998, an increased usage by existing North American customers, and increased capacity over STAR's telecommunications network, with the addition of a number of switches and growth in available fiber optic lines.



    The growth in North American wholesale minutes has been accompanied by a corresponding decline in North American rates per minute. For example, for the nine months ended September 30, 1998, such rates declined by 24.3% from wholesale rates per minute in the corresponding period in 1997. The decline in wholesale rates can be attributed to a number of factors, including a changing country mix that includes a growing number of minutes routed by STAR to lower rates per minute countries such as Mexico, Germany and the United Kingdom and, as the wholesale international long distance market continues to mature and evolve, a general downward trend in rates on competitive routes. STAR's pricing for wholesale minutes varies materially from customer to customer and is generally based on the time of day, the day of the week and the destination of the call. While STAR continues to route traffic to certain destinations at attractive rates, market conditions have forced STAR to reduce its overall wholesale rates per minute.



    Accordingly, STAR believes that the growth in its revenues has been fueled almost entirely by STAR's ability to increase the volume of North American wholesale minutes of use, for the reasons noted above. At the same time, the general erosion in the rates per minute for such wholesale traffic has partially offset the contribution to the increase of revenues made by such increased volume of minutes.

    STAR completed its acquisition of T-One in March 1998. Revenues from T-One's operations for the periods set forth below were not material to the overall result of operations of STAR during such periods.



    COSTS OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION). STAR has pursued a strategy of attracting customers and building calling volume and revenue by offering favorable rates compared to other long distance providers. STAR continues to lower its cost of services (exclusive of depreciation and amortization) by (i) expanding STAR's owned network facilities, (ii) continuing to utilize STAR's sophisticated information systems to route calls over the most cost-effective routes and (iii) leveraging STAR's traffic volumes and information systems to negotiate lower variable usage-based costs with domestic and foreign providers of transmission capacity.



    Costs of services (exclusive of depreciation and amortization) include those costs associated with the transmission and termination of international long distance services and does not include depreciation or amortization expense. Currently, a majority of transmission capacity used by STAR is obtained on a variable, per minute basis. As a result, some of STAR's current costs of services (exclusive of depreciation and amortization) is variable. STAR's contracts with its vendors provide that rates may fluctuate, with rate change notice periods varying from five days to one year, with certain of STAR's longer term arrangements requiring STAR to meet minimum usage commitments in order to avoid penalties. Such variability and the short-term nature of many of the contracts subject STAR to the possibility of unanticipated cost increases and the loss of cost-effective routing alternatives. Each quarter management reviews the cost of services (exclusive of depreciation and amortization) accrual and adjusts the balance for resolved items. Cost of services (exclusive of depreciation and amortization) also include fixed costs associated with the leasing of network facilities.



    STAR recently began to provide international long distance services to commercial customers in certain European countries, including Germany. STAR began providing long distance service to commercial markets in the U.S. with its acquisition of LDS in November 1997. STAR believes that traffic from commercial customers will be more profitable than wholesale traffic. STAR also expects, however, that an expansion into this market will also increase the risk of bad debt exposure and lead to higher overhead costs. Information related to wholesale and commercial revenues and operations will be reported in future Exchange Act filings made by STAR in accordance with Financial Accounting Standards Board Statement No. 131.



    Prices in the international long distance market have declined in recent years and, as competition continues to increase, STAR believes that prices are likely to continue to decline. Additionally, STAR believes that the increasing trend of deregulation of international long distance telecommunications will result in greater competition, which could adversely affect STAR's revenue per minute. STAR believes, however, that the effect of such decreases in prices will be offset by increased calling volumes and decreased costs.



    OPERATING EXPENSES. Selling, general and administrative expenses consist primarily of personnel costs, depreciation and amortization, tradeshow and travel expenses and commissions and consulting fees, as well as an accrual for bad debt expense. These expenses have been increasing over the past year, which is consistent with STAR's recent growth, accelerated expansion into Europe, and investment in systems and facilities. STAR expects this trend to continue, and to include, among other things, a significant increase in depreciation and amortization. Management believes that additional selling, general and administrative expenses will be necessary to support the expansion of STAR's network facilities, its sales and marketing efforts and STAR's expansion into commercial markets.



    FOREIGN EXCHANGE. STAR's revenues and cost of long distance services are sensitive to foreign currency fluctuations. STAR expects that an increasing portion of STAR's revenues and expenses will be denominated in currencies other than U.S. dollars, and changes in exchange rates may have a significant effect on STAR's results of operations.

    FACTORS AFFECTING FUTURE OPERATING RESULTS. STAR's quarterly operating results are difficult to forecast with any degree of accuracy because a number of factors subject these results to significant fluctuations. As a result, STAR believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance.



    STAR's revenues, costs and expenses have fluctuated significantly in the past and are likely to continue to fluctuate significantly in the future as a result of numerous factors. STAR's revenues in any given period can vary due to factors such as call volume fluctuations, particularly in regions with relatively high per-minute rates; the addition or loss of major customers, whether through competition, merger, consolidation or otherwise; the loss of economically beneficial routing options for the termination of STAR's traffic; financial difficulties of major customers; pricing pressure resulting from increased competition; and technical difficulties with or failures of portions of STAR's network that impact STAR's ability to provide service to or bill its customers. STAR's cost of services (exclusive of depreciation and amortization) and operating expenses in any given period can vary due to factors such as fluctuations in rates charged by carriers to terminate STAR's traffic; increases in bad debt expense and reserves; the timing of capital expenditures, and other costs associated with acquiring or obtaining other rights to switching and other transmission facilities; changes in STAR's sales incentive plans; and costs associated with changes in staffing levels of sales, marketing, technical support and administrative personnel. In addition, STAR's operating results can vary due to factors such as changes in routing due to variations in the quality of vendor transmission capability; loss of favorable routing options; the amount of, and the accounting policy for, return traffic under operating agreements; actions by domestic or foreign regulatory entities; the level, timing and pace of STAR's expansion in international and commercial markets; and general domestic and international economic and political conditions. Further, a substantial portion of transmission capacity used by STAR is obtained on a variable, per minute and short-term basis, subjecting STAR to the possibility of unanticipated price increases and service cancellations. Since STAR does not generally have long term arrangements for the purchase or resale of long distance services, and since rates fluctuate significantly over short periods of time, STAR's operating results are subject to significant fluctuations over short periods of time. STAR's operating results also may be negatively impacted in the longer term by competitive pricing pressures.



RECENT ACQUISITIONS AND DEVELOPMENTS



    STAR has recently acquired or entered into agreements to acquire the following companies and has taken the following actions:



    - L.D. SERVICES, INC. On November 30, 1997, STAR acquired LDS, certain non-operating entities and majority ownership in another entity for approximately 849,000 shares of STAR Common Stock in a transaction accounted for as a pooling of interests. STAR's audited financial statements have been restated to include LDS' historical performance for all periods presented. The commercial business of LDS has historically had higher revenue per minute and higher selling, general and administrative expenses and operating costs than STAR's wholesale operations. As STAR integrates and expands the commercial accounts of LDS, such increase in operations may affect STAR's future operating margins. In 1997, LDS settled disputes with the California PUC and with the District Attorney of Monterey, California. The resulting payments and restrictions on LDS' activities adversely affected its 1997 operating results. See "Business of STAR--Government Regulation-- Actions Against LDS."



    - T-ONE CORP. On March 10, 1998, STAR acquired T-One for 1,353,000 shares of STAR Common Stock in a transaction accounted for as a pooling of interests. All financial data presented has been restated to include the results of operations, financial position and cash flows of T-One.



    - STOCK SPLIT. On March 31, 1998, STAR effected a 2.05-for-1 stock split with payment to the holders of the shares of STAR Common Stock outstanding on February 20, 1998 of a stock dividend equal to 1.05 shares of STAR Common Stock for each such outstanding share.

    - PUBLIC OFFERING. On May 4, 1998, STAR consummated a firmly underwritten public offering of 6,000,000 shares of STAR Common Stock, of which 5,685,000 shares were sold by STAR and 315,000 shares were sold by a certain stockholder of STAR. On June 4, 1998, an additional 30,900 shares of STAR Common Stock were sold by a certain stockholder of STAR to cover an over-allotment option for the offering.



    - PT-1 COMMUNICATIONS, INC. On August 20, 1998, the Company entered into an Amended and Restated Agreement and Plan of Merger with PT-1. Per the agreement, as amended on September 1, 1998 and December 29, 1998, the Company will issue 15,050,000 shares of common stock and $19,500,000 cash or short term promissory notes for all outstanding shares, options and warrants of PT-1 plus an additional 250,000 shares to certain PT-1 distributors. STAR believes that the PT-1 Merger will be consummated on or about February 3, 1999.



RESULTS OF OPERATIONS



    The following table sets forth certain selected items in STAR's statements of operations as a percentage of total revenues for the periods indicated:



                                                                              THREE MONTHS        NINE MONTHS
                                                                                  ENDED         ENDED SEPTEMBER
                                            YEARS ENDED DECEMBER 31,          SEPTEMBER 30,           30,
                                          -----------------------------     -----------------   ---------------
                                           1995       1996        1997       1997       1998     1997     1998
                                          ------     -------     ------     ------     ------   ------   ------
                                                                                        (UNAUDITED)
Revenues................................   100.0%      100.0%     100.0%     100.0%     100.0%   100.0%   100.0%
Operating Expenses:
  Cost of services......................    75.1        87.0       87.0       87.2       84.8     87.1     85.5
  Selling, general and administrative
    expenses............................    17.8        13.8        9.1        8.6        9.7      8.9      9.2
  Depreciation and amortization.........     0.6         0.6        1.1        1.2        2.1      1.1      1.9
                                          ------     -------     ------     ------     ------   ------   ------
      Total operating expenses..........    93.5       101.4       97.2       97.0       96.6     97.0     96.6
Income (loss) from operations...........     6.5        (1.4)       2.8        3.0        3.4      3.0      3.4
                                          ------     -------     ------     ------     ------   ------   ------
Income (loss) before provision for
  income taxes..........................     6.4        (1.6)       2.1        2.1        4.2      2.1      3.7
Provision for income taxes..............     0.1         0.2        0.7        1.2        1.7      0.8      1.6
                                          ------     -------     ------     ------     ------   ------   ------
Net income (loss).......................     6.3%       (1.8)%      1.4%       0.8%       2.4%     1.3%     2.1%
                                          ------     -------     ------     ------     ------   ------   ------
                                          ------     -------     ------     ------     ------   ------   ------
Pro forma net income (loss).............     3.6%       (2.2)%      1.4%       0.9%                1.2%
                                          ------     -------     ------     ------              ------
                                          ------     -------     ------     ------              ------



    THREE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THREE MONTHS ENDED
     SEPTEMBER 30, 1997



    REVENUES: Total revenues increased 59.1% to $164.3 million in the third quarter of 1998 from $103.3 million in the third quarter of 1997. Total revenues for the third quarter of 1998 increased 24.6% from $131.9 million in the second quarter ended June 30, 1998.



    Revenues from North American wholesale customers increased 54.2% to $149.4 million from $96.9 million in the prior year quarter. Minutes of use generated by North American wholesale customers increased 97.2% to 475.1 million minutes of use in the third quarter of 1998, as compared to 240.9 million minutes of use in the comparable quarter of the year prior. This increase in revenues and minutes reflects growth in the number of North American wholesale customers to 175 at September 30, 1998, up from 137 customers at September 30, 1997, as well as an increase in usage by existing customers, primarily resulting from STAR's expanding transmission capacity. The increase in revenues was partially offset by a decline in rates per minute, as the average North American wholesale rate per minute of use declined to $0.30 for the current quarter as compared to $0.40 for the quarter ended September 30, 1997, as well as the quarter ended June 30, 1998 of $0.34, reflecting continued lower prices on competitive routes. The decline in rates per minute is also attributable to the change in country mix to include a larger proportion of lower rate per minute countries such as Mexico, Germany and the United Kingdom. The period to period decline in rates per minute was not a significant factor in the relative increase in minutes of use.



    North American commercial revenues increased 28.1% to $8.2 million in the third quarter of 1998 from $6.4 million in the third quarter of 1997 reflecting the continued success of new international rate plans that target ethnic markets for Latin America and the Pacific Rim. Traditionally, the telemarketing operation experiences declining minutes of use during the third quarter summer months due to the usage trends of its international users. On a quarter to quarter basis, the growth in North American commercial minutes and the average North American commercial rate per minute at $0.24 remained flat due to these trends.



    The third quarter also includes revenues of $6.7 million generated from STAR's European operations, representing the initial realization of benefits from STAR's investment in the German telecommunication marketplace. Management believes that the prospects for growth in Germany remain strong as Star Telecommunications Deutscheland, GmbH is fully utilizing its interconnect with Deutsche Telekom, AG to lower STAR's cost of services and to grow its European commercial customer base.



    COST OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION): Cost of services (exclusive of depreciation and amortization) increased 54.6% to $139.3 million in the third quarter of 1998 from $90.1 million in the third quarter of 1997 and decreased as a percentage of revenues for the same periods to 84.8% from 87.2%. The growth in cost of services (exclusive of depreciation and amortization) reflects the increase in minutes of use offset by an overall declining average cost per minute as well as an increase in leased private line cost. The average cost per minute declined as a result of changes in country mix to include a larger proportion of lower cost per minute countries, competitive pricing pressures as well as an increasing proportion on traffic routed over the STAR's proprietary network. STAR currently routes to 43 countries on its global network, up from 40 countries in the quarter ended June 30, 1998. Management believes that countries will continue to be added to STAR's global network, thereby contributing to an overall decline in cost per minute.



    SELLING, GENERAL AND ADMINISTRATIVE: For the third quarter of 1998, selling, general and administrative expenses increased 78.9% to $15.9 million from $8.9 million in the third quarter of 1997 and increased as a percentage of revenues to 9.7% from 8.6% over the comparable periods. North American wholesale selling, general and administrative expenses increased to $10.1 million in the third quarter of 1998 from $6.4 million in the comparable period of 1997 and increased as a percentage of North American wholesale revenue from 6.6% to 6.8%.



    North American commercial selling, general and administrative expenses increased to $3.0 million during the period from $2.2 million in the third quarter of 1997. North American commercial selling, general and administrative expenses increased as a percentage of North American commercial revenues to 36.6% during the period from 34.4% in the third quarter of 1997, reflecting the expansion of the telemarketing sales force to focus on new ethnic markets.



    Selling, general and administrative expenses related to the European operations amounted to $2.8 million in the third quarter of 1998, an increase from $348,000 in the third quarter of 1997 reflecting the start up of new business efforts in Europe. STAR expects overall selling, general and administrative expenses to continue to grow as a percentage of revenues as STAR adds personnel to become a carrier in additional European countries and continues to hire a sales force to expand its North American commercial customer base.



    DEPRECIATION AND AMORTIZATION: Depreciation expense increased to $3.4 million for the third quarter of 1998 from $1.2 million for the third quarter of 1997, and increased as a percentage of revenues to 2.1% from 1.2% over the comparable period in the prior year. Depreciation expense increased with the operation of new switch sites, the purchase of additional fiber capacity to connect STAR's expanding network and leasehold improvements. Depreciation attributable to North American assets amounted to


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$2.4 million. European operations realized total depreciation of $1.1 million.
STAR expects depreciation expense to continue to increase as a percentage of revenues as it continues to expand its global telecommunications network. As of July 1, 1998, STAR revised the remaining lives of certain operating equipment from five to ten years. This change increased income before income taxes by approximately $1.0 million.



    INCOME FROM OPERATIONS: Income from operations increased to $5.6 million during the third quarter of 1998 from $3.1 million in the third quarter of 1997 and operating margin increased to 3.4% from 3.0%, respectively. Operating margin is expanding overall as STAR continues to increasingly route traffic over its proprietary network. Offsetting the declining cost of services on a per minute basis were the startup costs of launching operations in new European countries and the expansion of the North American based commercial operations.



    OTHER INCOME (EXPENSE): STAR reported other income of $1.2 million in the third quarter of 1998 as compared to other expense of approximately $1.0 million for the third quarter of 1997. Interest income earned on short-term investments increased to $1.8 million in the third quarter of 1998 from $293,000 in the third quarter of 1997 as a result of interest earned on investing the proceeds from STAR's secondary equity offering in May 1998. Interest expense increased to $740,000 during the quarter from $453,000 in the third quarter of 1997 in response to the additional capital leases for the financing of new switches. Included in other expense for the third quarter ended September 30, 1997 is approximately $700,000 for a legal settlement which relates to the dispute settled by LDS with the District Attorney of Monterey County.



    PROVISION FOR INCOME TAXES: STAR's provision for income taxes increased to $2.8 million in the third quarter of 1998 from $1.3 million in the third quarter of 1997. The effective tax rate decreased to 41.1% in the third quarter of 1998 from 59.3% in the third quarter of 1997. The effective tax rate in the third quarter of 1997 includes the impact of the valuation reserve on the deferred tax asset created by foreign operating losses and other book/tax timing differences.



    NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER
     30, 1997



    REVENUES: Total revenues increased 50.2% to $425.5 million in the nine months ended September 30, 1998 up from $283.4 million in the nine months ended September 30, 1997. The increase in total revenues can be attributed to the growth of the North American wholesale operations.



    North American wholesale minutes of use increased to 1.1 billion with an average rate per minute of $0.33 for the period ended September 30, 1998 as compared to minutes of use of 635.9 million at an average rate per minute of $0.41 in the comparable period of 1997. The volume growth was driven by an increase in sales to existing North American wholesale customers taking advantage of STAR's expanding transmission capacity and an increase in the number of North American wholesale carrier customers, which growth was partially offset by a decline in rates per minute from period to period. The relative decline in rates per minute was not a significant factor in the period to period increase in minutes of use.



    COST OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION): Cost of services (exclusive of depreciation and amortization) increased 47.5% to $363.8 million during the nine months ended September 30, 1998, up from $246.7 million for the comparable period of 1997, but decreased as a percentage of revenues to 85.5% from 87.1%, respectively. The decrease in cost of services (exclusive of depreciation and amortization) relative to revenues reflects the increasing amount of traffic terminated over STAR's owned network. Management believes that countries will continue to be added to STAR's global network thereby contributing to an overall decline in cost per minute.



    SELLING, GENERAL AND ADMINISTRATIVE: Selling, general and administrative expenses increased 54.7% to $38.9 million during the first nine months of 1998 from $25.1 million in the comparable period of 1997 and increased as a percentage of revenues to 9.1% from 8.9%, respectively. The increase in these expenses


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both in absolute terms and as a percentage of revenues reflects the continued
expansion of the STAR network in its North American and European operations.



    DEPRECIATION AND AMORTIZATION: Depreciation expense increased to $8.1 million for the nine months ended September 30, 1998 from $3.0 million for the comparable period of 1997. Depreciation expense increased as a result of STAR's continued expansion of its global transmission network which involved the expansion and start-up of new switch sites, the purchase of fiber capacity and the build out of direct termination arrangements around the world. As of July 1, 1998, STAR revised the remaining lives of certain operating equipment from five to ten years. This change increased income before income taxes by approximately $1.0 million.



    INCOME FROM OPERATIONS: Income from operations increased 70.7% to $14.5 million during the nine months ended September 30, 1998 from $8.5 million during the same period of 1997. Operating margin increased to 3.4% from 3.0%, respectively. Operating margin will continue to expand as STAR continues to diversify its revenue base and as traffic is migrated from leased facilities onto STAR's owned network.



    OTHER INCOME (EXPENSE): Other income, net increased to $1.3 million in the nine months ended September 30, 1998 from a net expense of $2.4 million in the comparable period of 1997. This increase can be attributed to interest income of $3.5 million earned on the proceeds from the secondary offering offset by interest expense of $2.1 million incurred on capital leases for the nine months ended September 30, 1998. Other expense for the nine months ended September 30, 1997 included $1.6 million in legal settlements which relate to the disputes settled by LDS with the California PUC and the District Attorney of Monterey County.



    PROVISION FOR INCOME TAXES: STAR's provision for income taxes increased to $6.6 million for the nine months ended September 30, 1998 from $2.4 million for the comparable period in 1997. The effective tax rate increased to 42.1% during the nine months ended September 30, 1998 from 39.6% during the comparable period in 1997. The lower effective tax rate for the period ended September 30, 1997 includes the write-off of a customer accounts receivable in the first quarter of 1997.



    YEARS ENDED DECEMBER 31, 1997 AND 1996.



    REVENUES: Revenues increased 55.8% to $404.6 million in 1997 from $259.7 million in 1996. Wholesale revenues increased to $377.1 million from $229.8 million, with wholesale minutes of use increasing to 863.3 million minutes in 1997, as compared to 479.7 million minutes of use in the prior year. This increase reflects an increase in the number of wholesale customers from 84 in 1996 to 105 at the end of 1997, as well as an increase in usage by existing customers, primarily resulting from STAR's expanding transmission capacity and improving transmission quality. The average rate per minute of usage for wholesale customers declined from $0.43 cents per minute in 1996 to $0.40 cents per minute in 1997, reflecting the change in country mix to include a larger proportion of lower rate per minute countries as well as lower prices on competitive routes. The decline in rates per wholesale minute partially offset the increase in wholesale minutes of use. The period to period decline in rates per minute was not a significant factor in the relative increase in minute of use. Wholesale minutes or average rate per minute computations do not include the revenue or minutes of T-One.



    Commercial revenues decreased to $27.5 million in 1997 from $29.9 million in 1996 reflecting the termination of the LDS customer base in California due to the 1997 settlement entered into by LDS with each of the California PUC and the District Attorney of Monterey, California. In 1997, commercial revenues generated in the State of California was $10.4 million, as compared to California-generated commercial revenues of $14.5 million in 1996. See "Business of STAR--Governmental Regulation-- Actions Against LDS."



    COST OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION): Cost of services (exclusive of depreciation and amortization) increased 55.7% to $351.8 million in 1997 from $226.0 million in 1996. Wholesale cost of services (exclusive of depreciation and amortization) increased to $335.5 million in 1997 from


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$208.8 million for 1996 and as a percentage of wholesale revenues decreased to
88.0% from 90.9%, respectively. Wholesale cost of services (exclusive of depreciation and amortization) declined during 1997 as traffic was increasingly routed over STAR's proprietary international network. Commercial cost of services (exclusive of depreciation and amortization) decreased 5.2% to $16.3 million in 1997 from $17.2 million in 1996 and as a percentage of commercial revenue increased to 59.3% from 57.4% over such periods, reflecting declining prices in the competitive long distance market. As STAR migrates the LDS commercial customer base onto STAR's network, LDS's cost of commercial long distance services (exclusive of depreciation and amortization) is expected to decline.



    SELLING, GENERAL AND ADMINISTRATIVE: In 1997, selling, general and administrative expenses (exclusive of merger related costs of $286,000) increased 1.5% to $36.5 million, from $36.0 million in 1996. Wholesale selling, general and administrative expenses increased to $27.1 million in 1997 from $25.4 million in 1996, but decreased as a percentage of wholesale revenues to 7.2% from 11.1% over the comparable periods. Total expenses increased year to year in absolute dollars as STAR expanded its proprietary international network and employee base. Included in the 1996 selling, general and administrative expense was $11.6 million in reserves and write-offs against deposits and accounts receivable related to bad debts from two customers. Commercial selling, general and administrative expenses decreased to $9.4 million in 1997 from $10.2 million in 1996 and remained flat as a percentage of commercial revenues at approximately 34.1%. STAR expects selling, general and administrative expenses to expand in absolute dollars and as a percentage of revenues in fiscal year 1998, as STAR expands its network and employee base and in connection with STAR's entry into the commercial market.



    DEPRECIATION AND AMORTIZATION: Depreciation increased to $4.6 million for 1997 from $1.4 million for 1996, and increased as a percentage of revenues to 1.1% from 0.6% in the prior period. Depreciation increased as a result of STAR's continuing expansion of its proprietary international network which includes purchases of switches, submarine cable and leasehold improvements associated with switch sites. STAR expects depreciation expense to increase as STAR continues to expand its global telecommunications network.



    OTHER INCOME (EXPENSE): Other expense, net, increased to $2.7 million in 1997 from $560,000 in 1996. This increase is primarily due to interest expense of $1.7 million incurred under various capital leases and bank lines of credit and a legal settlement and associated expenses of $1.7 million. The legal settlement relates to the dispute settled by LDS with the California PUC and the District Attorney of Monterey County. See "Business of STAR--Governmental Regulation--Actions Against LDS." Interest income earned on short-term investments increased to $492,000 in 1997 from $110,000 in 1996 due to interest earned on the proceeds of STAR's June 1997 initial public offering.



    PROVISION FOR INCOME TAXES: The historical provision for income taxes increased to $2.9 million in 1997 from $577,000 in 1996 primarily due to the increase in profitability of STAR.



    YEARS ENDED DECEMBER 31, 1996 AND 1995.



    REVENUES: Revenues increased 340.6% to $259.7 million in 1996 from $58.9 million 1995. Wholesale revenues increased to $229.8 million in 1996 from $28.7 million in 1995, with minutes of use increasing to 479.7 million in 1996, as compared to 38.1 million minutes of use in the prior year. These wholesale minutes do not include any minutes from T-One. The increase in wholesale revenue resulted from STAR's commencement of operations as an international long distance carrier, an increase in the number of customers as compared to the prior year and an increase in minutes of wholesale traffic from new and existing customers. The increase in traffic is also attributable to an increase in the number of routes with favorable rates that STAR was able to offer to customers. Commercial revenues decreased to $29.9 million in 1996 from $30.2 million in 1995 due to a decrease in the rate per minute charged, which was partially offset by an increase in the number of minutes sold. In 1996, commercial revenue generated in the State of California was $14.5 million, as compared to California-generated commercial revenues of $15.4 million in 1995.


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    COST OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION):  Cost of
services (exclusive of depreciation and amortization) increased 410.4% to $226.0 million for 1996 from $44.3 million in 1995. Wholesale cost of services (exclusive of depreciation and amortization) increased to $208.8 million in 1996 from $26.6 million for 1995. Wholesale cost of services (exclusive of depreciation and amortization) as a percentage of wholesale revenues decreased to 90.9% in 1996 from 92.7% in 1995, reflecting the change from STAR's prior consulting business to operating as an international long distance carrier. Cost of services (exclusive of depreciation and amortization) was positively impacted during 1996 by the negotiation of lower rates on routes with significant traffic, and negatively impacted by increases in traffic on routes with lower margins. Commercial cost of services (exclusive of depreciation and amortization) decreased to $17.2 million in 1996 from $17.6 million in 1995 representing 57.4% and 58.2% of commercial revenues, respectively. Cost of services (exclusive of depreciation and amortization) from commercial services declined as costs associated with the local exchange carriers declined.



    SELLING, GENERAL AND ADMINISTRATIVE: Selling, general and administrative expenses increased 244.0% to $36.0 million in 1996 from $10.5 million in 1995. Wholesale selling, general and administrative expenses increased to $25.8 million in 1996 from $2.5 million in 1995, and increased as a percentage of revenues to 11.2% from 8.5% in the prior period. Selling, general and administrative expenses increased between periods as STAR increased its employee base and incurred payroll, employee benefits, commission and related expenses.



    STAR also established a reserve for doubtful accounts to reflect its significantly higher revenue levels and invested in sales and marketing activities, including tradeshows and travel. Hi-Rim and CCI, two of STAR's major customers in 1996, informed STAR that they were experiencing financial difficulties and would be unable to pay in full outstanding accounts receivable. As a result, the full amount of the approximately $10.8 million owed to STAR by Hi-Rim and CCI as of December 31, 1996 which was not subsequently collected or for which no offsetting value was received, was written off or reserved in 1996. In addition, STAR wrote-off $820,000 of intangible assets relating to CCI. Commercial selling, general and administrative expenses increased to $10.2 million in 1996 from $8.0 million in 1995 reflecting higher operating costs.



    DEPRECIATION: Depreciation increased to $1.4 million for 1996 from $368,000 for 1995, but remained at 0.6% of revenues. Depreciation increased as a result of STAR's purchase of switches and of the operating equipment and leasehold improvements associated with its Los Angeles and New York switching facilities. Depreciation expense will increase as STAR expands its ownership of switching and transmission facilities through purchase or use of capital leases.



    OTHER INCOME (EXPENSE): Other expense, net, increased to $560,000 in 1996 from $75,000 in 1995. This increase is primarily due to a $100,000 legal settlement in the second quarter of 1996 as well as $609,000 in interest expense incurred under various bank and stockholder lines of credit. This increase was offset by $110,000 in interest income on short-term investments and cash equivalents primarily from funds raised in private placements of equity securities during the first three quarters of 1996.



    PROVISION FOR INCOME TAXES: Through December 31, 1995 STAR had elected to be taxed as an S-Corporation for both federal and state income tax purposes and thus was only subject to 1.5% tax on taxable income for state purposes. LDS was an S-Corporation through the date of the merger on November 30, 1997. The pro forma provision for income taxes, assumes that both STAR and LDS were C-Corporations for all periods presented. During 1996, the historical provision for income taxes increased to $577,000 as a result of the reserve of $3.4 million of the net deferred tax asset.



    LIQUIDITY AND CAPITAL RESOURCES.



    As of September 30, 1998, STAR had cash and cash equivalents of approximately $11.8 million, short-term investments of $92.4 million (as a result of STAR's secondary stock offering), and a working capital surplus of $116.6 million. In June 1997, STAR completed an initial public offering of 9.4 million shares of


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

STAR Common Stock of which approximately 8.1 million shares were sold by STAR and approximately 1.3 million shares were sold by certain selling stockholders. The net proceeds to STAR (after deducting underwriting, discounts and offering expenses) from the sale of such shares of STAR Common Stock were approximately $30.9 million. As of December 31, 1997, STAR had used the proceeds from the offering to repay indebtedness of $14.2 million, to purchase switching and transmission related equipment and to finance STAR's operations in the U.K.



    On May 4, 1998, STAR completed a secondary offering of 6,000,000 shares of STAR Common Stock of which 5,685,000 shares were sold by STAR and 315,000 shares were sold by a selling stockholder. The net proceeds to STAR (after deducting underwriting discounts and offering expenses) from the sale of such shares of STAR Common Stock were approximately $145.0 million.



    As of September 30, 1998, STAR had no funds outstanding on its $25 million revolving line of credit, which bears interest at the bank's cost of funds plus
137.5 basis points and expires on July 1, 1999. However, available borrowing under the line of credit is reduced by outstanding letters of credit in the amount of $4.9 million.



    STAR generated net cash from operating activities of $11.1 million in 1997, primarily from net income plus depreciation and amortization, while using $2.8 million in 1996. STAR's investing activities used cash of approximately $30.0 million during 1997 primarily resulting from capital expenditures and the investment of the proceeds from the initial public offering in marketable securities, while using $10.4 million in 1996. STAR's financing activities provided cash of approximately $18.9 million during 1997 primarily from the sale of STAR Common Stock and borrowings under lines of credit, offset by repayments under various lines of credit, while providing $14.7 million in 1996.



    STAR generated net cash from operating activities of $4.3 million for the nine months ended September 30, 1998, primarily from net income plus depreciation and amortization, as well as increases in accounts payable and accrued expenses offset by increases in accounts and notes receivable. The increase in accounts and notes receivable was due to general increases in volume and extended payment terms for certain customers. The Company's investing activities used cash of $136.7 million during the nine months ended September 30, 1998, primarily from capital expenditures and the purchase of short-term investments. The Company's financing activities generated cash of approximately $142.0 million primarily from $144.7 million net proceeds raised in the secondary stock offering as well as stock options exercised, offset by payments under capital lease obligations.



    At September 30, 1998, STAR had capital lease obligations of $37.7 million, and $0.9 million in term loans, relating to its switching facilities and operating equipment. STAR believes that the proceeds from its secondary stock offering and cash generated from operations, as well as funding under its bank line of credit, will satisfy STAR's current liquidity needs. Nevertheless, as STAR continues to expand its network facilities and pursues its strategy of growth through acquisition, STAR's liquidity needs may increase, perhaps significantly, which could require STAR to seek such additional financing or the expansion of its borrowing capacity under current or new lines of credit.



    The Company also entered into a 20 year commitment to purchase IRUs from IXC Communications, Inc. for approximately $31 million and a 20 year, $70 million agreement to purchase capacity on the Qwest nationwide Macro Capacity (SM) Fiber network.



    As appropriate, STAR will use capital lease financing or raise additional debt or equity capital to finance new projects or acquisitions. STAR had foreign currency contracts outstanding at December 31, 1997 in the notional amount of $6.3 million. STAR had no foreign currency contracts outstanding at September 30, 1998.



    While the termination of the LDS customer base in California will result in a loss of commercial revenues from that state during 1998, management does not believe that the loss of such revenues will have a material impact on STAR's liquidity in the future.


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    YEAR 2000 COMPLIANCE.



    A significant percentage of the software that runs most of the computers in the United States relies on two-digit date codes to perform a number of computation and decision making functions. Commencing on January 1, 2000, these computer programs may fail from an inability to interpret date codes properly, misreading "00" for the year 1900 instead of the year 2000.



    STAR has initiated a comprehensive program to identify, evaluate and address issues associated with the ability of its information technology and non-information technology systems to properly recognize the Year 2000 in order to avoid interruption of the operation of these systems and a material adverse effect on STAR's operations as a result of the century change. Each of the information technology software programs that STAR currently uses has either been certified by its respective vendor as Year 2000 compliant or will be replaced with software that is so certified prior to January 1, 1999. STAR intends to conduct comprehensive tests of all of its software programs for Year 2000 compliance as part of its Year 2000 readiness program. An integral part of STAR's non-information technology systems, its telecommunications switches, is not currently Year 2000 compliant. The respective vendors of STAR's twelve switches are in the process of upgrading the switches and have informed STAR that the switches will be compliant on or before February 28, 1999. STAR does not believe that its other non-information technology systems will be affected by the Year 2000, but will not know definitively until STAR tests and evaluates such equipment during January 1999.



    STAR's computer systems interface with the computers and technology of many different telecommunications companies, including those of foreign companies, on a daily basis. STAR considers the Year 2000 readiness of its foreign customers and vendors of particular importance given the general concern that the computer systems abroad may not be as prepared as those in domestic operations to handle the century change. As part of its Year 2000 compliance program, STAR intends to contact its significant vendors and customers to ascertain whether the systems used by such third parties are Year 2000 compliant. STAR plans to have all Year 2000 compliance initial testing and any necessary conversions completed by July 1999.



    Historically, STAR has not incurred any costs to date to reprogram, replace and test its information and non-information technology systems for Year 2000 compliance. The costs associated with STAR's Year 2000 compliance efforts will be incurred during the remainder of 1998 and throughout 1999. STAR estimates the costs of such efforts will be between $70,000 and $150,000 over the life of the project; though such expenditures may increase materially following testing of non-information technology systems and the evaluation of the Year 2000 compliance status of integral third party vendors and customers. Costs incurred in connection with STAR's Year 2000 compliance efforts will be expensed as incurred.



    STAR currently anticipates that its information technology and non-information technology systems will be Year 2000 compliant before January 1, 2000, though no assurances can be given that STAR's compliance testing will not detect unanticipated Year 2000 compliance problems. Furthermore, STAR does not yet know the Year 2000 compliance status of integral third parties and is therefore currently unable to assess the likelihood or the risk to STAR of third party system failures. However, a system failure by any of STAR's significant customers or vendors could have a material adverse effect on STAR's operations.



    The Company believes that the most reasonably likely worst case scenario resulting from the century change will be its inability to route telephone traffic at current rates to desired locations for an indeterminable period of time. Such worst case scenario could have a material adverse affect on STAR's results of operations and liquidity.



    STAR intends to develop contingency plans to handle a Year 2000 system failure experienced by its information and non-information technology systems and to handle any necessary interactions with the computers and technology of any integral non-complying third party.


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    CAPITALIZE ON PROJECTED INTERNATIONAL LONG DISTANCE GROWTH. STAR believes that the international long distance market provides attractive opportunities due to its higher revenue and profit per minute, and greater projected growth rate as compared to the domestic long distance market. STAR targets international markets with high volumes of traffic, relatively high rates per minute and prospects for deregulation and privatization. STAR believes that the ongoing trend toward deregulation and privatization will create new opportunities for STAR in international markets. Although STAR has focused to date primarily on providing services for U.S.-based long distance providers, STAR also intends to expand the international long distance services it offers to foreign-based long distance providers.



    LEVERAGE TRAFFIC VOLUME TO REDUCE COSTS. STAR continues to focus on building its volume of international long distance traffic. Higher traffic volumes strengthen STAR's negotiating position with vendors, customers and potential foreign partners, which allows STAR to lower its costs of service. In addition, higher traffic volumes on particular routes allow STAR to lower its cost of services on these routes by transitioning from acquiring capacity on a variable cost per minute basis to fixed cost arrangements such as longer-term capacity agreements with major carriers, long-term leases and ownership of facilities.



    LEVERAGE INFORMATION SYSTEMS AND SWITCHING CAPABILITIES. STAR leverages its sophisticated information systems to analyze its routing alternatives, and select the most cost-effective routing from among STAR owned facilities, network of resale arrangements with other long distance providers, operating agreements and alternative termination relationships. STAR has invested significant resources in the development of software to track specific usage information by customer and revenue and cost information on specific routes on a daily basis. STAR's information systems are critical components in managing its customer and vendor relationships, routing traffic to the most cost-effective alternative, and targeting its marketing efforts.



    MAINTAIN HIGH QUALITY. STAR believes that reliability, call completion rates, voice quality, rapid set up time and a high level of customer and technical support are key factors evaluated by U.S. and foreign-based telecommunications companies and large corporate customers in selecting a carrier for their international traffic. STAR's state-of-the-art switching equipment is fully compliant with international C-7 and domestic SS-7 signaling standards. STAR strives to provide a consistently high level of customer and technical support and has technical support personnel at its switching facilities 24 hours per day, seven days per week to assist its customers and to continually monitor network operations.


    EXPAND INTO COMMERCIAL MARKET. STAR plans to expand into niche commercial markets in the U.S. and in other deregulating countries where it believes it can leverage its international network and where the customer base has a significant international calling pattern. As an example of this strategy, STAR is using the LDS telemarketing sales force to target small commercial customers in ethnic markets to increase traffic to Mexico and Latin America. Additionally, STAR intends to use UDN's network of independent sales agents to target medium-sized commercial customers with a demand for international calling services at competitive rates. Finally, STAR plans to use its direct sales forces to target larger commercial customers, concentrating at first on potential customers in Los Angeles and New York. With respect to the offering of commercial services abroad, STAR initially intends to focus on Germany, the U.K. and selected European cities where competition for commercial customers is less mature.

    GROWTH THROUGH ACQUISITIONS. STAR actively pursues opportunities to enhance its business through strategic and synergistic acquisitions. These acquisitions may focus on entering new territories, enlarging STAR's presence in an existing territory, adding capacity or expanding into new market segments, such as the commercial market. In addition to expanding its revenue base, STAR plans to realize operating efficiencies by integrating newly-acquired operations into STAR's billing, tracking and other systems. On November 30, 1997, STAR acquired LDS, a long-distance provider focusing on small commercial customers throughout the United States, for approximately 849,000 shares of Common Stock. On March 10, 1998, STAR acquired T-One, an international wholesale long distance provider, for 1,353,000 shares of Common

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Stock. Each of these transactions has been accounted for as a pooling of interests. On August 20, 1998, STAR entered into the PT-1 Merger Agreement, and should consummate the PT-1 Merger and related transactions on or about February 3, 1999.


NETWORK

    STAR provides international long distance services to approximately 220 foreign countries through a flexible, switched-based network consisting of resale arrangements with other long distance providers, various foreign termination relationships, international gateway switches and leased and owned transmission facilities. STAR's network employs state-of-the-art digital switching and transmission technologies and is supported by comprehensive monitoring and technical support personnel. STAR's switching facilities are staffed 24 hours per day, seven days per week.

    TERMINATION ARRANGEMENTS

    STAR seeks to retain flexibility and maximize its termination opportunities by utilizing a continuously changing mix of routing alternatives, including resale arrangements, operating agreements and other advantageous termination arrangements. This diversified approach is intended to enable STAR to take advantage of the rapidly evolving international telecommunications market in order to provide low-cost international long distance service to its customers.

    STAR utilizes resale arrangements to provide it with multiple options for routing traffic through its switches to each destination country. Traffic under resale arrangements typically terminates pursuant to a third party's correspondent relationships. STAR purchased capacity from 57 vendors in 1997. A substantial portion of this capacity is obtained on a variable, per minute and short-term basis, subjecting STAR to the possibility of unanticipated price increases and service cancellations. STAR's contracts with its vendors provide that rates may fluctuate, with rate change notice periods varying from five days to one year, with certain of STAR's longer term arrangements requiring STAR to make minimum usage commitments in order to achieve additional volume discounts. As a result of deregulation and competition in the international telecommunications market, the pricing of termination services varies by carrier depending on such factors as call traffic and time of day. Since STAR does not typically enter into long-term contracts with these providers, pricing can change significantly over short periods of time. STAR's proprietary information systems enable STAR to track the pricing variations in the international telecommunications market on a daily basis, allowing STAR's management to locate and reroute traffic to the most cost-effective alternatives. See "Risk Factors--Operating Results Subject to Significant Fluctuations."

    STAR currently has operating agreements with carriers in a number of countries and is in the process of negotiating additional operating agreements for other countries. STAR has been and will continue to be selective in entering into operating agreements. STAR also has agreements with international providers of long distance services for termination of traffic that STAR routes over a its network to such countries. STAR currently has such termination arrangements with several carriers in a number of countries, and STAR is in the process of expanding its coverage of such countries and entering into similar arrangements in additional countries. The FCC or foreign regulatory agencies may take the view that certain of STAR's termination arrangements do not comply with current rules and policies applicable to international settlements, such as current ISR rules. To the extent that the revenue generated under such arrangements becomes a significant portion of overall revenue, the loss of such arrangements, whether as a result of regulatory actions or otherwise, could have a material adverse effect on STAR's business, operating results and financial condition. In addition, the FCC could impose sanctions on STAR, including forfeitures, if certain of STAR's arrangements are found to be inconsistent with FCC rules. See "--Government Regulation," "Risk Factors--Risks of International Telecommunications Business," and "--Potential Adverse Effects of Government Regulation."

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    SWITCHES AND TRANSMISSION FACILITIES

    International long distance traffic to and from the U.S. is generally transmitted through an international gateway switching facility across undersea digital fiber optic cable or via satellite to a termination point. International gateway switches are digital computerized routing facilities that receive calls, route calls through transmission lines to their destination and record information about the source, destination and duration of calls. STAR's global network facilities include both international gateway switches and undersea digital fiber optic cable.


    STAR currently operates international gateway switches in New York, Los Angeles, Dallas and Miami; London, England; and Dusseldorf, Frankfurt, Hamburg, and Munich, Germany. In early 1999, STAR plans to put into service international gateway switches in Atlanta, Chicago, Seattle; Paris, France; and Tokyo, Japan. STAR considers any of its switches to be international gateway switches if STAR can route international calls across such switch.



    STAR's switching facilities are linked to a proprietary reporting system, which STAR believes provides it with a competitive advantage by permitting management on a real-time basis to determine the most cost-effective termination alternatives, monitor customer usage and manage gross margins by route. STAR has installed multiple redundancies into its switching facilities to decrease the risk of a network failure. For example, STAR employs both battery and generator power back-up and has installed hardware that automatically shifts the system to auxiliary power during a power outage, rather than relying on manual override. STAR is in the process of adding a network control center in its Los Angeles facility, which is expected to be completed in 1999.



    STAR currently holds ownership positions in a number of digital undersea fiber optic cables, including TPC-5, Gemini and AC-1 and has plans to acquire transmission capacity on additional undersea fiber optic cable systems. STAR has recently entered into a commitment to acquire transmission capacity on the Qwest domestic Macro Capacity (SM) Fiber Network, which is expected to serve over 130 cities in the U.S. STAR plans to increase its investment in direct and IRU ownership of cable in situations where STAR enters into operating agreements and in other situations in which it determines that such an investment would enhance operating efficiency or reduce transmission costs.


    Through its acquisitions of T-One and UDN, STAR has acquired, or will acquire, additional switching and transmission facilities. By acquiring T-One, STAR has added a switch located in the same building as STAR's New York international gateway switch and has added a number of operating agreements to countries in Africa and the Middle East, among other locations. In addition, T-One owns capacity on certain cable and satellite systems. Upon consummation of the acquisition of UDN, STAR will acquire a switch located in the same building as STAR's Dallas switch. STAR plans to integrate these facilities into its existing network.

SALES AND MARKETING


    STAR markets its services on a wholesale basis to other telecommunications companies through its experienced direct sales force and marketing/account management team who leverage the long-term industry relationships of STAR's senior management. STAR reaches its customers primarily through domestic and international trade shows and through relationships gained from years of experience in the telecommunications industry. STAR had 103 direct sales and marketing employees and over 140 telemarketing representatives as of September 30, 1998.


    In the wholesale market, STAR's sales and marketing employees utilize the extensive, customer specific usage reports and network utilization data generated by STAR's sophisticated information systems to effectively negotiate agreements with customers and prospective customers and to rapidly respond to changing market conditions. STAR believes that it has been able to compete more effectively as a result of the personalized service and ongoing senior management-level attention that is given to each customer.

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    In connection with STAR's expansion into the commercial market, STAR expects to target small commercial customers through LDS' existing telemarketing operation, deliver services to medium-sized commercial customers through UDN's network of independent sales agents and utilize a direct sales force to approach larger commercial accounts. Establishment of a sales force capable of effectively expanding STAR's services into the commercial market can be expected to require substantial efforts and management and financial resources and may increase STAR's operating costs. See "Risk Factors--Risks Associated with Growth of Telecommunications Network and Customer Base."

INFORMATION AND BILLING SYSTEMS

    STAR's operations use advanced information systems including call data collection and call data storage linked to a proprietary reporting system. STAR also maintains redundant billing systems for rapid and accurate customer billing. STAR's switching facilities are linked to a proprietary reporting system, which STAR believes provides it with a competitive advantage by permitting management on a real-time basis to determine the most cost-effective termination alternatives, monitor customer usage and manage gross margins by route. STAR's systems also enable it to ensure accurate and timely billing and to reduce routing errors. As STAR's systems were designed for the wholesale marketplace, STAR is currently in the process of modifying its systems in anticipation of its entrance into the commercial marketplace.

    STAR's proprietary reporting software compiles call, price and cost data into a variety of reports which STAR can use to re-program its routes on a real-time basis. STAR's reporting software can generate the following reports as needed:

    - customer usage, detailing usage by country and by time period within country, in order to track sales and rapidly respond to any loss of traffic from a particular customer;

    - country usage, subtotaled by vendor or customer, which assists STAR with route and network planning;

    - vendor rates, through an audit report that allows management to determine at a glance which vendors have the lowest rates for a particular country in a particular time period;

    - vendor usage by minute, enabling STAR to verify and audit vendor bills;

    - dollarized vendor usage to calculate the monetary value of minutes passed to STAR's vendors, which assists with calculating operating margin when used in connection with the customer reports;

    - loss reports used to rapidly highlight routing alternatives that are operating at a loss as well as identifying routes experiencing substantial overflow; and

    - LATA (Domestic Call Area) reporting by originating and terminating LATA, allowing for accurate Local Exchange charge audits, and protecting from Local Exchange overcharging.

    STAR has built multiple redundancies into its billing and call data collections systems. Nine call collector computers receive call information in real-time, immediately duplicating data, sending one copy to billing, while the other copy is used for customer service internally and for traffic analysis. STAR maintains two independent and redundant billing systems in order to both verify billing internally and to ensure that bills are sent out on a timely basis. All of the call data, and resulting billing data, are continuously backed up on tape drives and redundant storage devices, and are regularly transported to an off-site safe location.

COMPETITION

    The international telecommunications industry is intensely competitive and subject to rapid change. STAR's competitors in the international wholesale switched long distance market include large, facilities-based multinational corporations and PTTs, smaller facilities-based providers in the U.S. and overseas that

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have emerged as a result of deregulation, switched-based resellers of international long distance services and international joint ventures and alliances among such companies. International wholesale switched long distance providers compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services. STAR also competes abroad with a number of dominant telecommunications operators that previously held various monopolies established by law over the telecommunications traffic in their countries. See "Risk Factors--Significant Competition." Additionally, the telecommunications industry is in a period of rapid technological evolution, marked by the introduction of competitive new product and service offerings, such as the utilization of the Internet for international voice and data communications. STAR is unable to predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services. STAR believes that it competes favorably on the basis of price, transmission quality and customer service. The number of STAR's competitors is likely to increase as a result of the new competitive opportunities created by the WTO Agreement. Further, under the terms of the WTO Agreement, the United States and the other 68 countries participating in the Agreement have committed to open their telecommunications markets to competition, and foreign ownership and adopt measures to protect against anticompetitive behavior, effective starting on February 5, 1998. As a result, STAR believes that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect STAR's gross margins if STAR is not able to reduce its costs commensurate with such price reductions.


    COMPETITION FROM DOMESTIC AND INTERNATIONAL COMPANIES AND ALLIANCES. A majority of the U.S.-based international telecommunications services revenue is currently generated by AT&T, MCI WorldCom. STAR also competes with Pacific Gateway Exchange, Inc. and other U.S.-based and foreign long distance providers, including the RBOCs, which presently have FCC authority to resell and terminate international telecommunication services. Many of these companies have considerably greater financial and other resources and more extensive domestic and international communications networks than STAR. STAR's business would be materially adversely affected to the extent that a significant number of such customers limit or cease doing business with STAR for competitive or other reasons. Consolidation in the telecommunications industry could not only create even larger competitors with greater financial and other resources, but could also adversely affect STAR by reducing the number of potential customers for STAR's services.


    EXPANSION INTO COMMERCIAL MARKET. With the acquisition of LDS, STAR began providing long distance service to the commercial market, a market that is subject to intense competition from a number of well capitalized companies. The commercial market is also characterized by the lack of customer loyalty, with commercial customers regularly changing service providers. There can be no assurance that STAR will be able to compete successfully in the commercial market.

GOVERNMENT REGULATION

    STAR's U.S. interstate and international telecommunications service offerings generally are subject to the regulatory jurisdiction of the FCC. Certain telecommunication services offered by STAR in the U.S. may also be subject to the jurisdiction of state regulatory authorities, commonly known as public utility commissions ("PUCs"). STAR's telecommunications service offerings outside the U.S. are also generally subject to regulation by national regulatory authorities. In addition, U.S. and foreign regulatory authorities may affect STAR's international service offerings as a result of the termination or transit arrangements associated therewith. U.S. or foreign regulatory authorities may take actions or adopt regulatory requirements which could adversely affect STAR. See "Risk Factors--Potential Adverse Effect of Government Regulation."

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
    U.S. REGULATION

    STAR's business is subject to various U.S. and foreign laws, regulations, agency actions and court decisions. STAR's U.S. international telecommunications service offerings are subject to regulation by the FCC. The FCC requires international carriers to obtain authorization under Section 214 of the Communications Act prior to acquiring international facilities by purchase or lease, or providing international service to the public. Prior FCC approval is also required to transfer control of a certificated carrier. STAR is also subject to FCC policies and rules that regulate the manner in which international telecommunication services may be provided, including, for instance, the circumstances under which a carrier may provide international switched services using IPL facilities and under which it may route traffic through third countries to or from its final destination.

    The Communications Act and the FCC's rules and policies also impose certain other obligations on carriers providing international telecommunication services. These include the obligation to file at the FCC and to maintain tariffs containing the rates, terms, and conditions applicable to their services; to file certain reports regarding international traffic and facilities; to file certain contracts with correspondent carriers; to disclose affiliations with foreign carriers and significant foreign ownership interests; to pay certain regulatory fees based, among other things, upon the carrier's revenues and ownership of international transmission capacity.

    INTERNATIONAL SERVICES. FCC rules require STAR to obtain prior FCC authorization to acquire and operate international communication circuits in satellites and undersea fiber optic cables; similar FCC authority is required for STAR to resell such capacity. STAR holds both facilities-based and resale international authorizations, including a "global" authorization that provides broad authority to offer switched and private line international services. STAR has filed tariffs for international services with the FCC.


    FCC INTERNATIONAL PRIVATE LINE RESALE POLICY. The FCC's IPL resale policy limits the conditions under which a carrier may connect IPLs to the PSTN at one or both ends to provide switched services, commonly known as ISR. A carrier generally may only offer ISR services to a foreign country if the FCC has found
(a) the country is a member of the WTO and at least 50% of the U.S. billed and settled traffic to that country is settled at or below the benchmark settlement rate adopted by the FCC in IB Docket No. 96-261; or (b) the country is not a WTO member, but it offers U.S. carriers equivalent opportunities to engage in ISR and at least 50% of the U.S. billed and settled traffic is settled at or below the applicable benchmark. Settled traffic refers to traffic subject to an accounting rate agreement between U.S. and foreign carriers. An accounting rate is a per minute wholesale charge negotiated by international carriers for terminating traffic in either direction. Each carrier is paid a settlement rate for terminating traffic on its own network which ordinarily is one-half of the accounting rate. STAR's FCC authority currently permit it to provide ISR service to Canada, the U.K., Sweden, New Zealand, Australia, the Netherlands, Germany, France, Belgium, Denmark, Norway, Austria, Switzerland, Luxembourg, Italy, Ireland, Hong Kong and Japan. The FCC is currently reviewing U.S. carrier applications to provide ISR to Finland and Mexico among other routes, and upon grant of any such ISR application to a given country, the FCC's rules also would permit STAR to provide ISR service to that country. If ISR is not permitted on a route, absent prior FCC consent, U.S. facilities based international carriers must terminate switched telephone traffic in accordance with the ISP which is primarily intended to deter foreign carriers with market power from discriminating amongst competing U.S. carriers by, for example, favoring the foreign carrier's U.S. affiliate. The ISP requires that all U.S. carriers terminate traffic with a foreign carrier on the same terms (i.e., that settlement rates be equivalent) and receive inbound traffic only in proportion to the volume of U.S. outbound traffic which they generate.



    On a few routes, STAR may use IPLs to terminate international switched telephone services where ISR has not been authorized. On such routes, therefore, STAR's termination arrangements may not be


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consistent with the FCC's ISP. On any such route, however, to STAR's knowledge the foreign correspondent lacks market power, no U.S. inbound traffic is involved, and the effective settlement rate is lower than the prevailing rate. Thus STAR believes its actions are not inconsistent with the ISP's underlying purpose. If the FCC were to determine, by its own actions or in response to the filing of a third party that any of STAR's IPL arrangements violate its ISR policy or STAR's ISR authorization, the FCC could order STAR to terminate any non-conforming arrangements. In addition, STAR could be subject to a monetary forfeiture and to other penalties, including the revocation of STAR's FCC authorizations to operate as an international carrier. Any such FCC action could have a material adverse effect upon STAR's business, operating results and financial condition.


    FCC INTERNATIONAL SETTLEMENTS POLICY. The FCC's ISP places limits on the arrangements which U.S. international carriers may enter into with foreign carriers for exchanging public switched telecommunications traffic, which the FCC terms International Message Telephone Service. The policy does not apply to ISR services. The ISP is primarily intended to deter dominant foreign carriers from discriminating amongst competing U.S. carriers by, for example, favoring the foreign carrier's U.S. affiliate. Absent FCC consent, the ISP requires that U.S. carriers receive an equal share of the accounting rate (i.e., that settlement rates be equivalent) and receive inbound traffic in proportion to the volume of U.S. outbound traffic which they generate. The ISP and other FCC policies also prohibit a U.S. carrier from offering or accepting a "special concession" from a foreign carrier where the foreign carrier possess sufficient market power on the foreign end of the route to affect competition adversely in the U.S. market." A "special concession" is defined by the FCC as an exclusive arrangement involving services, facilities or functions on the foreign end of a U.S. international route which are necessary for providing basic telecommunications, and which are not offered to similarly situated U.S. carriers authorized to serve that route. U.S. international carriers wishing to establish settlement arrangements for IMTS which do not comply with the ISP must obtain a waiver of the FCC's rules or a declaratory ruling from the FCC under the FCC's "flexibility" policy that the non-standard arrangement is in the public interest. FCC policy provides that a request by a U.S. international carrier to establish a non-standard settlement arrangement with a foreign carrier in a WTO member country is presumptively in the public interest, and that said presumption generally may be overcome only by a demonstration that the foreign carrier is not subject to competition in its home market from more than one facilities-based international carrier. Notwithstanding the FCC's ISP waiver and flexibility policies, it is possible that the FCC could find that certain of STAR's arrangements with foreign operators were or are inconsistent with the ISP and that STAR has not requested prior FCC authority therefore. If the FCC were to determine by its own actions or in response to the filing of a third party that STAR has violated the ISP, the FCC could order STAR to terminate any non-conforming arrangement. In addition, STAR could be subject to a monetary forfeiture and to other penalties, including revocation of STAR's FCC authorizations to operate as an international carrier. Any such FCC action could have a material adverse effect upon STAR's business, operating results and financial condition.


    The FCC's policies also require U.S. international carriers providing IMTS to negotiate and adopt settlement rates with foreign correspondents for IMTS which are at or below certain benchmark rates beginning January 1, 1999 for high income countries. Pending reconsideration, the FCC has stayed a related policy requiring U.S. international carriers to establish IMTS settlement rates at or below the benchmark rate with any foreign affiliate beginning April 1, 1998. STAR expects that any IMTS operating agreement which it has or may have with a foreign affiliate will satisfy the foregoing benchmarks requirement when applicable.



    STAR currently has IMTS operating agreements with certain foreign correspondents which provide for settlement rates above the FCC's prescribed benchmarks. STAR will negotiate in good faith to establish IMTS settlement rates with its foreign correspondents which satisfy the FCC's benchmarks but there can be no assurance that such negotiations will succeed. The FCC's order adopting the foregoing settlement benchmarks and the timetable therefor was upheld by the U.S. Court of Appeals, but is currently being reconsidered by the FCC. Subject to FCC reconsideration, if STAR is unable to negotiate


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benchmark settlement rates with certain foreign correspondents, the FCC may intervene on its own action or in response to a filing by a third party. STAR is unable to predict the form which such intervention may take but it could disrupt STAR's arrangement for transmitting traffic to certain countries require STAR to suspend direct service to certain countries or require STAR to make alternative termination arrangements with certain countries all of which could have a material adverse effect on STAR's business, operating results and financial condition.

    FCC POLICIES ON TRANSIT AND REFILE. International switched telecommunication traffic is frequently routed indirectly via one or more third countries to its final destination. When such arrangements are mutually agreed, they are commonly based on a transit agreement under which settlement payments are made to all parties. In other cases, traffic may be sent to a third country and then forwarded or refiled for delivery to its final destination without the knowledge or consent of the destination carrier. STAR uses both transit and refile arrangements to terminate its international traffic. The FCC routinely approves transit arrangements by U.S. international carriers. The FCC's rules also permit carriers to use ISR facilities in many cases to route traffic via a third country for refile through the public switched network. However, the extent to which U.S. carriers may enter into refile arrangements consistent with the ISP is currently under review by the FCC. In 1997, the FCC stated that above-cost accounting rates had led an increasing amount of international traffic to migrate to least cost routes through the use of practices such as hubbing, refile and reorigination. The FCC stated that such practices are an economically rational response to inflated settlement rates. Notwithstanding the FCC's past rules, policies and statements regarding the scope of permissible transit and refile arrangements, the FCC could find by its own actions or in response to the filing of a third party, that certain of STAR's transit or refile arrangements violate the ISP or other FCC policies. In that event, the FCC could order STAR to terminate any non-conforming transit or refile arrangements. In addition, STAR could be subject to a monetary forfeiture and to other penalties, including revocation of STAR's FCC authorizations to operate as an international carrier. Any such FCC action could have a material adverse effect on STAR's business, operating results and financial condition.


    REPORTING REQUIREMENTS. International telecommunication carriers also are required by the FCC's rules timely to file certain reports regarding international traffic and revenues, the ownership and use of international facilities; and their affiliates with foreign carriers. The FCC considers a U.S. carrier to be affiliated with a foreign carrier if it has a 25% interest in the capital stock of the carrier or it controls the foreign carrier or is under common ownership or control. The FCC requires these reports so that, among other things, it may monitor the development of industry competition and the potential for a dominant foreign carrier to discriminate amongst U.S. carriers. STAR generally has filed said traffic, facilities and foreign affiliation reports. The FCC's rules require international telecommunication carriers to file at the FCC copies of their contracts with other carriers, including operating agreements, within 30 days of execution. STAR has filed copies of its operating agreements with the FCC. Competitive U.S. international carriers do not routinely file other carrier-to-carrier contracts with the FCC and, consistent with industry practice, STAR has not filed certain other carrier contracts. Notwithstanding the foregoing FCC filings by STAR, the FCC by its own action or in response to the filing of a third party could determine that STAR has failed to meet certain of the foregoing filing and reporting requirements or that certain Company filings are deficient. In that event, STAR could be directed to remedy any asserted non-compliance; STAR could also be subject to a monetary forfeiture and to other penalties, and, although STAR believes that it would be largely unprecedented in such circumstances, and hence unlikely, the FCC could revoke STAR's authorizations to operate as an international carrier. Any such FCC action could have a material adverse effect on STAR's business, results and financial condition.


    REGULATORY FEES. The Communications Act, and FCC rules and policies, impose certain fees upon carriers providing interstate and international telecommunication services. These fees are levied, among other things, to defray the FCC's operating expenses, to underwrite universal telecommunication service (e.g., by subsidizing certain services used by schools and libraries), such as Internet access, and by other

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telecommunications users in areas of the U.S. where service costs are significantly above average), to fund the Telecommunications Relay Service ("TRS"), which provides special options for hearing-impaired users, and to support the administration of telephone numbering plans.


    Carriers that provide domestic interstate services must pay an annual regulatory fee based on their interstate revenues; the fee is currently 0.11% of net revenue. Carriers that provide domestic interstate services to end users must pay a universal telecommunications service fee each month based upon the total estimated demand for U.S. universal service funding. If applicable, each carrier's share is approximately 4% of the carrier's annual end user revenues. STAR generally offers its services only to other carriers which in turn provide services to end-users. Such carrier-to-carrier revenues are not subject to universal service fees, and thus STAR generally is not liable to pay universal service fees. Carriers that only offer international service (i.e., service between the United States and a foreign country or service between two foreign carriers) also are not subject to the universal service fee. However, if an international carrier has an affiliate that provides domestic interstate services, then the carrier's international revenues are subject to said fee. Until its acquisition of LDS, STAR did not offer domestic interstate services. As a result of the operations of LDS, any revenue STAR receives from end users for international services may be subject to universal service fees. U.S. interstate and international carriers must pay a percentage of their total revenue each year to support the North American Numbering Plan Administrator. For the 1998 filing year, the contribution rate is less than .003% of net telecommunications revenue. U.S. carriers must pay a certain percentage of their domestic interstate revenues to support the TRS Fund. For the 1998 filing year, the contribution rate was less than .04% of gross domestic interstate revenue. STAR has routinely paid the foregoing regulatory fees; however, approximately $150,000 in additional fees may be owed by STAR to satisfy its TRS and annual fee obligations for the 1996 and 1997 filing years. The foregoing regulatory fees typically change annually. STAR cannot predict the future regulatory fees for which it may be liable. Said fees could rise significantly for STAR and amount to four percent or more of STAR's gross international and interstate revenues if STAR is no longer exempt from paying universal service fees as a result of an affiliate's provision of domestic interstate services, or because STAR provides service directly to end users, or because amendments to the Communications Act repeal the universal service fee exemption for revenues from connecting carriers. Because the international telecommunication services business is highly competitive, an increase in the regulatory fees which STAR must pay could impair its market position and have a material adverse effect on STAR's business, operating results and financial condition.



    RECENT AND POTENTIAL FCC ACTIONS. Recent FCC rulemaking orders and other actions have lowered the entry barriers for new facilities-based and resale international carriers by streamlining the processing of new applications and granting non-dominant carriers greater flexibility in establishing non-standard settlement arrangements with non-dominant foreign carriers, including the non-dominant U.S. affiliates of such carriers. In addition, the FCC's rules implementing the WTO Agreement presume that competition will be advanced by the U.S. entry of facilities-based and resale carriers from WTO member countries, thus further increasing the number of potential competitors in the U.S. market and the number of carriers which may also offer end-to-end services. The FCC has recently approved the mergers of AT&T and Teleport Communications Group and LCI International, Inc. and Qwest Communications International Inc. FCC approval and consummation of these mergers increases concentration in the international telecommunications service industry and the potential market power of STAR's competitors. The FCC also recently has sought to reduce the foreign termination costs of U.S. international carriers by prescribing maximum or benchmark settlement rates which foreign carriers may charge U.S. carriers for terminating switched telecommunications traffic. This FCC action may reduce STAR's settlement costs, although the costs of other U.S. international carriers also may be reduced in a similar fashion. The FCC has not stated how it will enforce the new settlement benchmarks if U.S. carriers are unsuccessful in negotiating settlement rates at or below the prescribed benchmarks, but any future FCC intervention could disrupt STAR's transmission arrangements to certain countries or require STAR to modify its existing arrangements; other U.S. international carriers might be similarly affected. The 1996 amendment to the Communications Act permits the FCC to forbear enforcement of the tariff provisions in the Act, which apply to all


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interstate and international carriers, and the U.S. Court of Appeals is currently reviewing an FCC order directing all domestic interstate carriers to detariff their offerings. Subject to the Court's decision, the FCC may forbear its current tariff rules for U.S. international carriers, such as STAR, or order such carriers to detariff their services. In that event, STAR would have greater flexibility in pricing its service offerings and to compete, although any such FCC action likely would grant other non-dominant international carriers equivalent freedom. The FCC routinely reviews the contribution rate for various levels of regulatory fees, including the rate for fees levied to support universal service, which fees may be increased in the future for various reasons, including the need to support the universal service programs mandated by the Communications Act, the total costs for which are still under review by the FCC. The FCC also is reviewing the extent to which international carriers may refile traffic using international private line facilities or otherwise. Future FCC actions regarding refile could affect STAR by, for example, requiring it to discontinue certain termination arrangements which it now has or to implement alternative routing arrangements for certain countries; on the other hand, the FCC may further liberalize its existing rules and policies regarding refile in which case STAR is likely to be well positioned to expand certain refile operations even though new opportunities may become available to its competitors. STAR can not predict the net effect of these or other possible future FCC actions on its business, operating results and financial condition, although the net effect could be material.

    STATE REGULATION

    STATE. The intrastate long distance telecommunications operations of STAR and its subsidiaries are subject to various state laws and regulations, including prior certification, notification, registration and/or tariff requirements. In certain states, prior regulatory approval is required for changes in control of telecommunications services. The vast majority of states require STAR and its subsidiaries to apply for certification to provide intrastate telecommunications services, or at a minimum to register or to be found to be exempt from regulation, prior to commencing sale of intrastate services. Additionally, the vast majority of states require STAR or its subsidiaries to file and maintain detailed tariffs setting forth rates charged by STAR to its end-users for intrastate services. Many states also impose various reporting requirements and/or require prior approval for transfers of control of certificated carriers and assignments of carrier assets, including customer bases, carrier stock offerings, and incurrence by carriers of significant debt. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state laws and/or rules, regulations and policies of the state regulatory authorities. Fines and other penalties, including, for example, the return of all monies received for intrastate traffic from residents of a state in which a violation has occurred may be imposed.

    STAR, along with its regulated subsidiaries, believes it has made the filings and taken the actions it believes are necessary to provide the intrastate services it currently provides to end users throughout the U.S. STAR and/or its subsidiaries are qualified to do business as foreign corporations, and have received certification to provide intrastate telecommunications services in all states where certification is required, and have received approval for changes of control where such approvals are necessary. STAR and its subsidiaries are required to make periodic filings in order to maintain certificated status and remain qualified as foreign corporations.

    In early 1997, the FCC instituted significant changes to the current incumbent local exchange carrier access charge structure. These changes were meant, in part, to bring access charges closer to their actual costs. While there has been a general trend towards access charge reductions, new primary interexchange carrier charges (PICCs) were authorized by the FCC to be imposed on interexchange carriers serving presubscribed access charges closer to their actual costs. PICCs are a flat-rated, per presubscribed line, per month access charge imposed upon all facilities-based carriers (although they may be passed through to resellers). Facilities-based carriers were assessed interstate PICCs effective January 1, 1998. Intrastate PICCs have also been adopted in the five state Ameritech region (Michigan, Wisconsin, Illinois, Indiana, and Ohio), and may be adopted elsewhere. At the same time, STAR may pursue underlying carriers for pass throughs of any access charge reductions they may realize from incumbent local exchange carriers.

    ACTIONS AGAINST LDS. In 1997, prior to STAR's acquisition of LDS, LDS settled disputes with the California PUC and with the District Attorney of Monterey, California regarding LDS' alleged unauthorized switching of long distance customers. As part of the Settlements, LDS was subject to fines and restrictions on its business operations in California. In addition, the FCC has received numerous informal complaints against LDS regarding the alleged unauthorized switching of long distance customers, which complaints currently remain under review.

    Following STAR's acquisition of LDS and in order to comply with the Settlements, STAR has imposed strict restrictions on certain former LDS employees, restricting these employees with respect to California intrastate telecommunications operations. Additionally, STAR has taken a number of steps to reduce the risk of a repeat occurrence regarding the alleged unauthorized switching of commercial customers in California. There can, however, be no assurance that LDS or STAR will not be subject to further regulatory review by the California PUC or the FCC.

    FOREIGN REGULATION

    UNITED KINGDOM. In the U.K., telecommunications services offered by STAR and through its affiliate, STAR Europe Ltd. ("STAR Europe"), are subject to regulation by various U.K. regulatory agencies. The U.K. generally permits competition in all sectors of the telecommunications market, subject to licensing requirements and license conditions. STAR has been granted a license to provide international services on a resale basis and STAR Europe has been granted a license to provide international services over its own facilities, which licenses are subject to a number of restrictions. Implementation of these licenses have permitted STAR to engage in cost-effective routing of traffic between the U.S. and the U.K. and beyond.


    GERMANY. In Germany, telecommunications services offered by STAR through its affiliate, STAR Telecommunications Deutschland GmbH ("STAR Germany"), are subject to regulation by the Regulierungsbehorde fur Telekommunikation und Post (which is under the jurisdiction of the Ministry of Economy). Germany permits the competitive provision of international facilities-based and resale services. STAR Germany was granted a license for the provision of voice telephony on the basis of self-operated telecommunications networks on December 4, 1997. Under this license, STAR Germany has installed telecommunications switching facilities in Dusseldorf, Frankfurt, Hamburg and Munich and is leasing connection transmission facilities between these switches and additional facilities. The network of STAR Germany will be used primarily for routing international telecommunications traffic between the U.S., the U.K., Germany and beyond. There can be no assurance that future changes in regulation of the services provided by STAR Germany will not have a material adverse effect on STAR's business, operating results and financial condition.


    OTHER COUNTRIES. STAR plans to initiate a variety of services in certain European countries including France and Belgium. These services will include value-added services to closed user groups and other voice services as regulatory liberalization in those countries permits. These and other countries have announced plans or adopted laws to permit varying levels of competition in the telecommunications market. Under the terms of the WTO Agreement, each of the signatories has committed to opening its telecommunications market to competition, foreign ownership and to adopt measures to protect against anticompetitive behavior, effective starting on January 1, 1998. Although STAR plans to obtain authority to provide service under current and future laws of those countries, or, where permitted, provide service without government authorization, there can be no assurance that foreign laws will be adopted and implemented providing STAR with effective practical opportunities to compete in these countries. Moreover, there can be no assurance of the nature and pace of liberalization in any of these markets. STAR's inability to take advantage of such liberalization could have a material adverse affect on STAR's ability to expand its services as planned.

EMPLOYEES


    As of September 30, 1998, STAR employed 675 full-time employees. STAR is not subject to any collective bargaining agreement and it believes that its relationships with its employees are good.


PROPERTIES


    STAR's principal offices are located in Santa Barbara, California in four facilities providing an aggregate of approximately 24,972 square feet of office space. Approximately 5,332 square feet of this office space is leased pursuant to two leases that both expire in July 1999. The remaining approximately 12,327 square feet of office space is located in two buildings and is rented by STAR pursuant to a lease that expires in June 2003. STAR also leases approximately 16,595 square feet of space for its switching facility in Los Angeles, California under a sublease and a lease expiring in April 2006, an aggregate of approximately 33,445 square feet of space for its switching facilities in New York, New York under three leases which expire in December 31, 2001, July 31, 2003 and April 2008, respectively, approximately 6,167 square feet of space for its switching facility in Dallas, Texas under a lease expiring in April 2007, and approximately 8,000 square feet of space for its switching facility in London, England under a lease expiring in July 2006. STAR leases approximately 14,628 square feet in Dusseldorf, approximately 27,835 square feet in Frankfurt, approximately 12,002 square feet in Hamburg and approximately 12,408 square feet in Munich, Germany under four leases expiring on or about January 1, 2008. The aggregate facility lease payments made by STAR in 1997 were approximately $2.2 million. STAR believes that all other material terms of its leases are commercially reasonable terms that are typically found in commercial leases in each of the respective areas in which STAR leases space. STAR believes that its facilities are adequate to support its current needs and that additional facilities will be available at competitive rates as needed.


LITIGATION

    STAR is not presently a party to any material pending litigation. From time to time, however, STAR is party to various legal proceedings, including billing disputes and collection matters, that arise in the ordinary course of business.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS OF PT-1



    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PT-1 SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, AND OTHER DETAILED INFORMATION REGARDING PT-1 INCLUDED ELSEWHERE IN THIS PROXY STATEMENT. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. PT-1'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO THOSE DISCUSSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT.



OVERVIEW



    PT-1 is a provider of international long distance services to retail customers and telecommunications carriers. PT-1 currently provides its retail services by marketing Prepaid Cards, primarily under the PT-1 brand name, through an extensive network of distributors and independent retail outlets throughout the United States. PT-1 targets retail markets with substantial international long distance calling requirements, such as ethnic communities, and believes that its Prepaid Cards provide consumers with a convenient, attractively priced alternative to traditional presubscribed long distance services. PT-1 has used its significant retail international traffic to negotiate international termination arrangements with attractive rates and develop an efficient telecommunication network, enabling PT-1 to market its services competitively on a wholesale basis to telecommunications carriers.



    REVENUES. PT-1 generates revenues through the sale of Prepaid Cards to distributors and from the provision of transmission service on a wholesale basis to other carriers as well as retail long distance services through its recently introduced dial-around service. PT-1 has established itself in the international long distance market through its Prepaid Card business and is using its international traffic volume to develop a significant wholesale and retail customer base. Rates in the international long distance market have declined in recent years and, as competition in this segment of the telecommunications industry continues to intensify, PT-1 believes that this downward trend in rates is likely to continue. In its current fiscal year, PT-1 has experienced slight, immaterial increases in average rates per minute. PT-1 believes that such increases will cease and that PT-1 will be subject to the general erosion of rates experienced by the other international telecommunication providers. PT-1 believes that such reductions in rates over time will be offset in part by increased volume, efficiencies attributable to the planned expansion of PT-1's telecommunications network as well as by lower transmission costs per minute resulting from PT-1's increased volume of minutes.



    In July 1995, PT-1 introduced its first Prepaid Card, The PT-1 Card, initially targeted at ethnic communities with substantial international long distance calling requirements in the New York City metropolitan area. PT-1 issued its first LAC Card, The New York Phone Card, in July 1996. PT-1 currently has 14 LAC Cards (The New Jersey Phone Card, The New York Phone Card, The Florida Card, The Boston Card, The California Card, The Diamond Direct Card, The Payless Direct Card, The Detroit Card, The Connecticut Card, The Chicago Card, The D.C.-Maryland-Virginia Card, The Georgia Card, The Texas Card and The Pennsylvania Card), and the Alo Brasil, Hola Mexico, Hola Dominican Republic and Hola Columbia Country Calling Cards, targeted to the Brazilian, Mexican, Dominican Republic and Columbian communities in the U.S., as well as The PT-1 Worldwide Phone Card and other Prepaid Cards.



    PT-1 fixes its Prepaid Card rates to attract new customers and to retain its existing customers. While PT-1's rates to specific domestic and international destinations are often more attractive to customers than the rates of the four primary carriers, PT-1 does not, as a policy, fix its rates at a discount to the rates charged by the four primary carriers, or at a discount to the rates charged by other carriers.



    PT-1 sells its Prepaid Cards to distributors at a discount to their face values of $5, $10, $20, $25, $50 and $100, and records the sale as deferred revenue until the card user utilizes the calling time. Revenues from the wholesale provision of international and domestic long distance services to other carriers is also recognized at the time of customer usage. PT-1 records revenue from the sale of dial around services and presubscribed long distance services upon customer usage and bills its customers for these services through billing and collection arrangements with LECs. PT-1's revenues are reported net of certain federal and state excise and use taxes imposed upon Prepaid Cards.



    Although PT-1's reporting currency is the U.S. dollar, PT-1 expects to derive an increasing percentage of its revenues from international operations. Accordingly, changes in currency exchange rates may have a significant effect on PT-1's results of operations. PT-1 may choose to limit its exposure to foreign currency fluctuations in the future by purchasing forward foreign exchange contracts or engaging in other similar hedging strategies although to date it has not done so. The failure by PT-1 to hedge its foreign currency exchange exposure may result in foreign exchange losses to PT-1 from its non-U.S. operations. In addition, there can be no assurance that any currency hedging strategy that PT-1 decides to employ, if any, would be successful in avoiding currency exchange-related losses.



    COST OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION). Cost of services (exclusive of depreciation and amortization) primarily includes payments to other carriers for origination, transport and termination of PT-1's international and domestic long distance traffic. Historically, origination costs have consisted largely of payments to other carriers, including LECs and CLECs, for local access, and transport and termination costs have included payments to other carriers for completing calls. Most of PT-1's transport costs are variable payments based upon usage for domestic and international traffic, and the remainder are fixed cost lease payments for leased lines. As a result, most of PT-1's transmission cost is variable.



    Other components of the cost of services (exclusive of depreciation and amortization) include the cost of operating PT-1's switches in Jersey City, New Jersey, Flushing, New York and Miami, Florida, and PT-1's Debit Card Platforms in Jersey City, New Jersey and Flushing, New York, as well as payments to InterExchange for operating the Edison Debit Card Platform and PT-1's switch in Edison, New Jersey. Cost of services (exclusive of depreciation and amortization) also includes the costs of producing and distributing PT-1's Prepaid Cards.



    SELLING AND MARKETING EXPENSES. Selling and marketing expenses consist primarily of employee commissions, salaries, freight, advertising and promotion costs and other expenses associated with the marketing and sale of Prepaid Cards and other products and services. With the introduction of dial around and presubscribed long distance services, PT-1 expects selling and marketing expenses to increase as a percentage of revenues.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of officers' salaries, professional fees, accounting and office salaries, customer service salaries, depreciation and amortization, an allowance for doubtful accounts and other corporate overhead costs. PT-1 expects its expense for uncollectible accounts to increase as a percentage of revenues as a result of (i) the introduction of dial around and presubscribed long distance services and other services for which payment is made by its customers after usage and (ii) PT-1's recent increase in sales of Prepaid Cards to its distributors on credit. See "Risk Factors--Fraud; Theft of Services; Uncollectible Accounts."



    STOCK BASED COMPENSATION. PT-1 expects to continue to incur an expense for stock based compensation related to the issuance of certain warrants to employees of InterExchange and options granted to certain employees. See Note 5 of Notes to Consolidated Financial Statements of PT-1.



    TAXES. Since November 1, 1997, PT-1 has been required to collect a three percent (3%) federal excise tax on sales of Prepaid Cards to its distributors. The taxation of Prepaid Cards is evolving and is not specifically addressed by many of the states in which the Company does business. While PT-1 believes that it has adequately provided for any such taxes it may ultimately be required to pay, certain states may enact legislation which specifically provides for taxation of Prepaid Cards or may interpret current laws in a manner resulting in additional tax liabilities. See "Risk Factors--Taxation of Sale and Use of Prepaid Cards."



RESULTS OF OPERATIONS



    The following table sets forth certain items in PT-1's statements of operations as a percentage of total revenues for the periods indicated:



                                                                    PERIOD FROM                           SIX MONTHS ENDED
                                                                   INCEPTION TO    YEARS ENDED MARCH
                                                                     MARCH 31,            31,              SEPTEMBER 30,
                                                                   -------------  --------------------  --------------------
                                                                       1996         1997       1998       1997       1998
                                                                   -------------  ---------  ---------  ---------  ---------
Revenues.........................................................        100.0%       100.0%     100.0%     100.0%     100.0%
Operating Expenses:
  Cost of services (exclusive of depreciation and
    amortization)................................................        115.8         98.0       91.7       91.3       92.3
  Selling and marketing..........................................          2.7          1.0        1.0        1.0        1.6
  General and administrative.....................................          5.9          1.5        2.8        2.2        4.8
  Merger costs...................................................       --           --         --         --            0.4
  Stock based compensation.......................................       --              4.3         .6        1.0         .1
                                                                         -----    ---------  ---------  ---------  ---------
    Total operating expenses.....................................        124.4        104.8       96.1       95.5       99.2
                                                                         -----    ---------  ---------  ---------  ---------
Income(loss) from operations                                             (24.4)        (4.8)       3.9        4.5        0.8
Income(loss) before provision
  for income taxes...............................................        (24.4)        (4.8)       3.9        4.6        0.6
Provision for income taxes.......................................       --           --           (1.2)      (1.1)      (0.1)
                                                                         -----    ---------  ---------  ---------  ---------
Net income(loss).................................................        (24.4)        (4.8)       2.7        3.5         .5
                                                                         -----    ---------  ---------  ---------  ---------
                                                                         -----    ---------  ---------  ---------  ---------



SIX MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30,
  1997



    REVENUES. Revenues increased 43.7% to $268.9 million in the six months ended September 30, 1998 from $187.0 million in the comparable period of 1997. Prepaid Card revenues increased 15.8% to $189.4 million in the 1998 period from $163.5 million in the prior year period. Prepaid Card terminated minutes increased 49.4% to 1.03 billion in the six months ended September 30, 1998, compared to 687 million terminated minutes for the comparable period in 1997. The increase in Prepaid Card revenues and calling volumes were generated primarily from (i) increased market acceptance of the PT-1 Prepaid Card, (ii) the introduction of new Prepaid Cards, (iii) an increase in the number of distributors, and (iv) recognition of revenues related to the expiration of Prepaid Cards. Prepaid Card terminated minutes increased at a faster pace than associated Prepaid Card revenues due to decreases in the rates per minute charged to consumers for domestic and international long distance calls. As a result of the foregoing, the PINs activated increased from 28.7 million in the six months ended September 30, 1997 to 30.7 million in the corresponding period in 1998.



    Wholesale and commercial revenues increased 213.6% for the six months ended September 30, 1998 to $74 million from $23.6 million in the comparable period of 1997. Wholesale and commercial minutes of use increased 198.0% to 220.0 million in the six months ended September 30, 1998 as compared to 73.7 million minutes of use in the comparable period of 1997. This increase reflects growth in the number of wholesale and commercial customers to 82 as of September 30, 1998, up from 33 as of September 30, 1997, as well as an increase in usage by existing customers. The average wholesale and commercial rate per minute increased to approximately $0.34 for the 1998 six-month period as compared to $0.32 for the comparable 1997 period, reflecting a larger proportion of traffic being carried to higher rate per minute routes. PT-1 does not believe that this immaterial increase in rates period to period is sustainable and believes that the growth in wholesale and commercial revenues will be primarily premised on increased call volume.



    Revenues for the six months ended September 30, 1998 also include $5.3 million for dial around services, which commenced in March 1998.



    COST OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION). Cost of services (exclusive of depreciation and amortization) increased to $248.2 million for the six months ended September 30, 1998 from $170.8 million for the comparable period of 1997. Cost of services (exclusive of depreciation and amortization) as a percentage of revenues increased to 92.3% for the 1998 period compared to 91.3% for the 1997 period, primarily due to the imposition of FCC charges in 1998 that aggregated $5.85 million for the six months ended September 30, 1998. Decreases in carrier charges for access and termination services during the six months ended September 30, 1998 helped to mitigate the increase in cost of services from the prior year period.



    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased 133% to $4.3 million for the six months ended September 30, 1998, from $1.8 million for the comparable period in 1997. Selling and marketing expenses are principally comprised of commissions, salaries, and advertising and promotion expenses which accounted for 79.8% of all selling and marketing expenses for the six months ended September 30, 1998, as compared to 70.9% for the comparable period of 1997. Increases in commissions, salaries and advertising and promotion expenses were a result of (i) PT-1's increased sales of Prepaid Cards, (ii) the opening of additional sales offices, both domestically and internationally,
(iii) the expansion of the wholesale and carrier sales department, (iv) advertising related to the introduction of PT-1's dial around product, and (v) advertising campaigns in newly entered markets.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $12.8 million for the six months ended September 30, 1998, from $4.1 million for the comparable period in 1997. General and administrative expenses as a percentage of revenues increased to 4.8% for the six months ended September 30, 1998 as compared to 2.2% for the 1997 period, primarily due to salaries relating to recently hired technology and sales personnel, the concentration of carrier resale and the expansion of PT-1's network. This increase was primarily attributable to increases in salaries, bad debts, professional fees, rent and depreciation and amortization expenses, which comprised 78.3% of general and administrative expenses for the six month period in 1998, as compared to 86.4% for the comparable period in 1997. Salaries for customer service, accounting and network operations increased due to (i) the additional hiring necessitated by the continued growth in traffic volume, (ii) the expansion of PT-1's network infrastructure and capacity, (iii) the introduction of new products and services and (iv) the transfer of all processing for PT-1's Card traffic from an independent service bureau to an in-house platform. Rent expense increased principally due to the opening of additional sales and switch POPs. Professional fees increased to $2.2 million for the six months ended September 30, 1998, as compared to $.7 million for the comparable 1997 period. This was primarily due to non-recurring costs associated with PT-1's initial public offering and the pending Merger, and the retention of consulting professionals for various projects.



    STOCK BASED COMPENSATION. For the six months ended September 30, 1998, stock based compensation expense decreased to $381,664 from $1,855,525 in the comparable 1997 period. This was primarily due to an option which was granted and exercised during the six months ended September 30, 1997, by Mr. Pannullo to purchase 1,048,600 shares of PT-1 Common Stock for an aggregate exercise price of $0.015. Additionally, certain on-vesting stock based awards granted to PT-1's former service bureau, which were recorded in the six months ended September 30, 1997, were cancelled in the 1998 period.



    OTHER INCOME (DEDUCTIONS). Interest expense increased to approximately $794,000 for the six months ended September 30, 1998, as compared to approximately $402,000 for the same period in 1997. This was attributable to increased bank borrowings and the receipt of $10 million in borrowings from STAR under an interest bearing one year promissory note payable.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased to $1.7 million for the six months ended September 30, 1998, from $385,791 for the same period in 1997. Depreciation expense represented $1.03 million for the six months ended September 30, 1998 compared to $312,576 for 1997. Depreciation expense increased primarily as a result of PT-1's expansion of its network, which includes the purchase of switches, telephony equipment, IRU capacity and computer equipment. Amortization expense of $679,831 was recorded for the six months ended September 30, 1998, compared to $73,214 for the same period in 1997. This was primarily the result of (i) the issuance of PT-1 Common Stock in November 1997, for the extension of a noncompete agreement,
(ii) additional leasehold improvements to switch sites and sales offices, and
(iii) the purchase of IRU capacity.



FISCAL YEAR ENDED MARCH 31, 1998 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1997



    REVENUES. Revenues increased 154% to $431.5 million for the fiscal year ended March 31, 1998 from $169.6 million for the fiscal year ended March 31, 1997. Revenues from the usage of Prepaid Cards increased to $356.3 million during the 1998 fiscal year from $162.5 million in the prior period. This increase in Prepaid Card revenues was generated primarily from (i) increased market acceptance of the PT-1 Card, (ii) an increase in the number of distributors, (iii) the introduction of new Prepaid Country Calling Cards and
(iv) higher selling prices of Prepaid Cards. Revenues from services provided to other telecommunications providers for resale increased to $75.2 million for the fiscal year ended March 31, 1998 from $7.1 million in the prior period. This reflects an increase in resale customers from 9 in 1997 to 64 in 1998, primarily due to the PT-1's ability to offer favorable rates for transmission and termination services as a result of increased minutes purchased.



    COST OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION). Cost of services (exclusive of depreciation and amortization) increased to $395.5 million for the fiscal year ended March 31, 1998 from $166.2 million for the fiscal year ended March 31, 1997. Cost of services (exclusive of depreciation and amortization) as a percentage of revenues decreased to 91.7% for the 1998 period compared to 98.0% for the 1997 period. This decrease was primarily the result of (i) improvements in PT-1's ability to use least-cost-routing to reduce its per minute transmission costs, (ii) rate per minute decreases negotiated with underlying carriers as a result of PT-1's substantially increased volume of traffic, (iii) an increased percentage of telecommunications traffic being transported over PT-1's leased lines and a corresponding reduction in the percentage of traffic carried and billed by other carriers on a per minute basis, and (iv) increased efficiencies in PT-1's telecommunications network attributable to the addition of switches and other equipment. Cost of services (exclusive of depreciation and amortization) as a percentage of revenues decreased from 1997 to 1998 despite several regulatory changes in the telecommunications industry which increased PT-1's costs of services in 1998.



    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased 154% to $4.5 million for the fiscal year ended March 31, 1998 from $1.8 million for the fiscal year ended March 31, 1997, and as a percentage of revenue remained a constant 1%. Selling and marketing expenses were principally comprised of commissions, salaries, advertising and freight which accounted for 83.2% of all selling and marketing expenses for the fiscal year ended March 31, 1998, as compared to 91.6% for the 1997 period. The increases in commissions, salaries, advertising and freight expenses were directly related to PT-1's increased sales of Prepaid Cards.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $12.1 million for the fiscal year ended March 31, 1998 from $2.6 million for the fiscal year ended March 31, 1997, and increased as a percentage of total revenues to 2.8% from 1.5%, respectively. This increase was primarily due to increases in salaries, professional fees, rent and depreciation and amortization expenses, which comprised 77.7% of general and administrative expenses for the 1998 period, as compared to 85.0% for the 1997 period. Salaries for customer service, accounting and network administration increased due to additional hiring made necessary by the continued increases in traffic volume and the expansion of PT-1's


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telecommunications network capacity. Rent expense increased due to the relocation of PT-1's principal executive offices in May 1997 to accommodate the increased number of employees and the opening of additional sales offices.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased to $1,534,500 for the year ended March 31, 1998 from $75,017 for the year ended March 31, 1997. Depreciation expense represented $908,930 for the year ended March 31, 1998 compared to $75,017 for the year ended March 31, 1997. Depreciation expense increased as a result of PT-1's expansion of its network which includes the purchase of switches, telephony equipment, computer equipment and leasehold improvements for additional switch sites. Amortization expense of $625,570 was recorded in the fiscal year ended March 31, 1998 as a result of the
(i) purchase of capitalized software and (ii) issuance of PT-1 Common Stock in consideration for the extension of a noncompete agreement, respectively.



    STOCK BASED COMPENSATION. Stock based compensation during the year ended March 31, 1998 decreased to $2.7 million from $7.3 million in the year ended March 31, 1997. Stock based compensation in 1998 reflects PT-1's recording of the expense related to (i) the issuance on May 9, 1997 to Mr. Joseph Pannullo, PT-1's Chief Operating Officer, of an option to purchase 1,048,600 shares of PT-1 Common Stock for an aggregate exercise price of $0.015, (ii) the issuance on September 30, 1997 to an employee of PT-1 of options to purchase 10,000 shares of PT-1 Common Stock, exercisable at a nominal exercise price, and (iii) shares of PT-1 Common Stock valued at $850,000 issuable to certain employees of PT-1 pursuant to certain transactions with Mr. Pannullo. Stock based compensation for the year ended March 31, 1997 reflects the issuance of shares on March 27, 1997 to two officers of PT-1 in accordance with commitments made in July 1995 and March 1996, the dates they joined PT-1. Such shares were issued in connection with the settlement agreement dated March 27, 1997, described in note 8 to the PT-1 Consolidated Financial Statements included herein, and were valued as of that date.



    INTEREST EXPENSE. Interest expense increased to $1,021,452 for the fiscal year ended March 31, 1998 from $10,959 for the fiscal year ended March 31, 1997. The increase was primarily attributable to accrued interest that is payable on a promissory note to a former officer and founder of PT-1 as part of his redemption agreement. The balance of interest expense for the fiscal year ended March 31, 1998 represents amounts paid under bank borrowings which aggregated $12.76 million in principal at March 31, 1998.



    GAINS ON MARKETABLE SECURITIES. During the fiscal year ended March 31, 1998, PT-1 diversified its short-term investments by purchasing various marketable securities of public corporations. Accordingly, net realized and unrealized gains and losses are included in the statements of operations.



    PROVISION FOR INCOME TAXES. The provision for income taxes for the fiscal year ended March 31, 1998 was $5.15 million. Based on a net operating loss for the fiscal year ended March 31, 1997, there was no provision for income taxes in 1997.



FISCAL YEAR ENDED MARCH 31, 1997 COMPARED TO PERIOD FROM APRIL 21, 1995
  (INCEPTION) TO MARCH 31, 1996



    REVENUES. Revenues increased to $169.6 million for the fiscal year ended March 31, 1997 from $11.9 million for the period from April 21, 1995 (inception) to March 31, 1996. Revenues from usage of Prepaid Cards increased to $162.5 million during the 1997 fiscal year from $11.9 million in the prior period. This increase in Prepaid Card revenues was generated primarily from (i) increased market acceptance of The PT-1 Card, (ii) an increase in the number of distributors, (iii) the introduction of new Prepaid Country Calling Cards and
(iv) higher selling prices of Prepaid Cards. Revenues for the 1997 fiscal year also include $7.1 million from services provided to other telecommunications providers for resale primarily during the last quarter. PT-1 did not provide such services during the prior period.


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    COST OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION).  Cost of
services (exclusive of depreciation and amortization) increased to $166.2 million for the fiscal year ended March 31, 1997 from $13.8 million for the period from April 21, 1995 (inception) to March 31, 1996. Cost of services (exclusive of depreciation and amortization) as a percentage of revenues decreased to 98.0% for the 1997 fiscal year from 115.8% during the prior period, primarily as a result of (i) increases in the rates to selected destinations,
(ii) decreases in the switching fees from InterExchange, (iii) price decreases negotiated with vendors for the printing and packaging of PT-1's products, (iv) rate per minute decreases negotiated with the underlying carriers as a result of PT-1's substantially increased volume of traffic and (v) an increasing percentage of telecommunications traffic being transported over PT-1's leased lines and a corresponding reduction in the percentage of traffic carried and billed by other carriers on a per minute basis.



    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased to $1.8 million for the fiscal year ended March 31, 1997 from $318,000 for the period from April 21, 1995 (inception) to March 31, 1996. Selling and marketing expenses were principally comprised of commissions, salaries, freight and advertising and promotional expenses, which increased in direct relation to the growth in revenues from 1996 to 1997.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $2.6 million for the fiscal year ended March 31, 1997 from $704,000 for the period from April 21, 1995 (inception) to March 31, 1996. This increase was primarily due to the additional salary expense that was incurred for employees hired to accommodate PT-1's growth during the 1997 fiscal year. Depreciation and amortization expense, which is included in general and administrative expense, increased primarily due to the purchase and expansion of the Edison, New Jersey switch in July 1996, as well as PT-1's increased capital expenditures for office equipment as a result of the expansion of its employee base.



    STOCK BASED COMPENSATION. Stock based compensation for the year ended March 31, 1997 was $7.3 million as compared to $0 for the period ended March 31, 1996. Stock based compensation for the year ended March 31, 1997 reflects the issuance of shares on March 27, 1997 to two officers of PT-1 in accordance with commitments made in July 1995 and March 1996, the dates they joined PT-1. Such shares were issued in connection with the settlement agreement dated March 27, 1997, described in note 8 to the financial statements, and were valued as of that date.



LIQUIDITY AND CAPITAL RESOURCES



    Since inception, PT-1 has funded its operating and capital needs primarily from cash generated by operations. Net cash provided by operating activities is primarily due to the receipt of cash from distributors generally upon shipment of PT-1's Prepaid Cards and prior to utilization of PT-1's services and incurrence by PT-1 of related costs of services. PT-1 expects its working capital requirements to increase as a result of its (i) introduction of dial around and presubscribed long distance services and other services for which payment is made by its customers after services are rendered, and (ii) the recent increase in sales of Prepaid Cards to its distributors on credit. PT-1 has not experienced significant credit losses to date on receivables from the sale of Prepaid Cards.



    During the fiscal years ended March 31, 1998, 1997 and 1996, PT-1 generated $25.7 million, $13.5 million and $765,000 of cash from operating activities, respectively. During the six month period ended September 30, 1998, operating activities used $1.7 million in cash as compared to the corresponding period in 1997 which provided $19.3 million. The decrease in cash provided by operations was primarily the result of the recognition of revenue related to the expiration of Prepaid Cards resulting in a decrease of deferred revenue of $900,000 in 1998 as compared to an increase of $15 million in the corresponding 1997 period.



    PT-1's accounts receivable from Prepaid Card sales have increased from approximately $7.5 million at March 31, 1997 to approximately $29.8 million at March 31, 1998 and to approximately $37.4 million at


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September 30, 1998. This increase in accounts receivable results primarily from an increase in Prepaid Card sales and a change in PT-1's sales terms to certain of its distributors from payment on delivery of Prepaid Cards to credit terms.



    PT-1's accounts receivable from other carriers increased from approximately $300,000 at March 31, 1997 to approximately $7.5 million at March 31, 1998 and to approximately $9.5 million at September 30, 1998. This increase was attributable to the growth in PT-1's wholesale business where revenues are billed subsequent to their recognition in the financial statements.



    PT-1's working capital deficiency at September 30, 1998 and March 31, 1998 and 1997 amounted to $38.5 million, $21.7 million and $17.4 million, respectively. In each of these periods, working capital deficiency generally resulted from PT-1's deferral of revenue from card sales prior to use of calling time by the ultimate card user. Such deferred revenue is recognized as calling time and is used in accordance with the terms of its Prepaid Cards. PT-1 expects deferred revenue will continue to increase, particularly if card sales continue to increase and that the working capital deficit will ultimately decrease over time although there can be no assurances that this will be the case.



    PT-1 used $22.1 million, $11.3 million and $1.5 million for capital expenditures during the six months ended September 30, 1998 and the fiscal years ended March 31, 1998 and 1997, respectively. PT-1 also issued a $650,000 non-interest bearing promissory note, due in ten equal monthly installments, as a portion of the consideration for certain software licensing rights. Additionally, PT-1 used excess cash to purchase investments in certificates of deposit of $10.8 million and $2.1 million during the fiscal years ended March 31, 1998 and 1997, respectively. Sale of a portion of these investments resulted in cash provided of $6.8 million during fiscal year 1998 and $4.9 million during the six months ended September 30, 1998.



    On March 26, 1997, PT-1 redeemed shares of PT-1 Common Stock from Thomas Hickey, a former executive officer and director of PT-1, for payment of $5.0 million and the issuance of a promissory note in the principal amount of $10.0 million. The note bears interest at a rate of 8.0% per annum, compounded semi-annually, and is secured by certain of the repurchased shares. PT-1 repaid $5.0 million of the principal of the note on March 25, 1998, and must repay the outstanding principal of $5.0 million and all accrued and unpaid interest on or prior to March 25, 1999.



    On October 8, 1997, PT-1 entered into a $5.0 million revolving credit facility and a $5.0 million letter of credit facility with Chase Manhattan Bank, N.A. ("Chase"). As of March 31, 1998, $2.76 million was outstanding under the credit facility, which bears interest at a rate equal to either the London Interbank Offered Rate plus 2.25%, the prime rate, or a fixed rate to be determined pursuant to the credit facility. Borrowings under the credit facility are secured by PT-1's equipment and accounts receivable. PT-1 may borrow up to 75% of the value of eligible equipment and accounts receivable. PT-1 is currently negotiating with Chase to extend the term of such credit facility through 1999. PT-1 expects to continue to meet its current and long-term obligations through the continued provision of cash from operating activities.



    In March 1998, PT-1 entered into a capital lease for $10 million of its telecommunications equipment. Payments, including interest at 8.76%, are due in monthly installments of $206,420 through April 2003.



    On August 17, 1998, PT-1 entered into a $10.0 million loan arrangement with STAR payable on August 17, 1999. This loan accrues interest monthly at a rate of 6.75%.



CERTAIN CAPITAL TRANSACTIONS



    On February 25, 1997, litigation related to disputed ownership interests and control of PT-1 was commenced by Peter Vita against PT-1, Thomas Hickey, a former director and executive officer of PT-1, and Mr. Tawfik. On March 20, 1997, a second action was commenced by Douglas Barley asserting similar claims against the same defendants. Such litigation involved disputed equity issuance commitments in connection with the initial capitalization of PT-1 and the employment of certain key executives. On March 27, 1997, a settlement agreement among the parties was reached which included the dismissal of


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litigation, execution of equity issuance commitments, release of claims, the resignation of Mr. Hickey as an executive officer and employee of PT-1 and the redemption of 25,052,632 shares of PT-1 Common Stock for $15 million which was satisfied by a cash payment of $5 million and the issuance of a note in the principal amount of $10 million (the "Note"). In connection with the March 27, 1997 settlement agreement, Peter Vita obtained an aggregate of 8.75 million shares of PT-1 Common Stock (6.5 million shares from PT-1 and 2.25 million shares from Mr. Hickey), and Mr. Barley obtained an aggregate of 3.5 million shares of PT-1 Common Stock (2.6 million shares from PT-1 and 900,000 shares from Mr. Hickey) in return for agreeing to dismiss the litigation and release the defendants from the claims made. The shares transferred were valued at an aggregate of $7.3 million, based upon the value of the shares redeemed by PT-1 from Mr. Hickey on such date.



    Following PT-1's preparation of a draft registration statement on Form S-1 in connection with an initial public offering of shares of PT-1 Common Stock, which set forth detailed financial and other information regarding PT-1 since its inception, Mr. Hickey claimed that he was provided inadequate information in connection with his entering into the March 27, 1997 agreement. On November 7, 1997, Mr. Hickey entered into additional agreements with PT-1 and certain executive officers of PT-1 which reaffirmed that the March 27, 1997 settlement agreement remained in full force and effect, contained a broad release by Mr. Hickey of any and all potential claims against PT-1 or any stockholders of PT-1, and contained an express covenant not to bring any further claims regarding such matters. Mr. Hickey also agreed to an extended noncompetition agreement for consideration of 483,980 shares of PT-1 Common Stock valued at approximately $3.4 million.



    The Note accrued interest at a rate of 8% per annum. PT-1 paid $5 million of the Note on March 25, 1998 in accordance with its terms and must repay the remaining outstanding principal and all accrued interest on or prior to March 25, 1999. PT-1 pledged two-thirds of the shares of PT-1 Common Stock it redeemed from Mr. Hickey as collateral for the Note.



EFFECTS OF NEWLY-ISSUED ACCOUNTING STANDARDS



    In June 1997, the FASB issued SFAS 130 "Reporting Comprehensive Income." This statement is effective for financial statements issued for periods beginning after December 15, 1997. Management has not yet evaluated the effect of its financial reporting from the adoption of this statement but does not expect the adoption of SFAS 130 to have a material effect on PT-1's financial position or results of operations.



    In June 1997, the FASB issued SFAS 131 "Disclosure about Segments of an Enterprise and Related Information." SFAS 131 requires the reporting of profit and loss, specific revenue and expense items and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments, to the corresponding amounts in the general purpose financial statements. SFAS 131 is in effect for fiscal years beginning after December 15, 1997. PT-1 has not yet determined what additional disclosures may be required, if any, in connection with the adoption of SFAS 131.



    In June 1998, the FASB issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. SFAS 133 is in effect for all fiscal quarters of fiscal years beginning after June 15, 1999. PT-1 has not yet determined what additional disclosures may be required, if any, in connection with the adoption of SFAS 133.



YEAR 2000 COMPLIANCE



    Certain information technology equipment and software employs two-digit date codes to perform computational and decision making functions. On January 1, 2000 and thereafter, such equipment and


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software may misinterpret "00" as the year 1900 instead of the year 2000, and, as a result, systems, equipment and software may operate improperly or fail.



    PT-1 believes its proprietary internal software is Year 2000 compliant, and PT-1 believes, based upon representations of manufacturers, that its purchased information technology ("IT") and non-IT systems are fully Year 2000 compliant. PT-1 has been advised by the manufacturer of its telecommunications switches that such switches and embedded software are Year 2000 compliant. PT-1 has begun a Year 2000 compliance program which is designed to identify, evaluate and address potential Year 2000 compliance issues with its systems, equipment and software. The objective of the Year 2000 compliance program is to avoid interruptions in PT-1's systems and any material adverse effect upon PT-1 which might result from the foregoing. PT-1 plans to (a) conduct comprehensive tests of all of its IT and non-IT systems, equipment and software to determine its Year 2000 compliance status and (b) obtain certification from its systems, equipment and software vendors as to their Year 2000 compliance by the end of the first quarter of 1999. Although PT-1 will not be able to determine the total cost of its Year 2000 compliance program prior to the end of the first quarter of 1999, PT-1 does not currently expect to incur significant costs in connection with its Year 2000 compliance program. Any costs incurred in connection with such program will be expensed as incurred.



    After the closing of the Merger, PT-1's Year 2000 compliance program will be incorporated into the Year 2000 compliance program currently being implemented by STAR. The joint Year 2000 compliance program is expected to include contingency plans to handle (a) Year 2000 failures of STAR and PT-1's internal systems, equipment and software and (b) any necessary interactions with the computers and technology of any non-complying third party after STAR and PT-1 have adequately evaluated the Year 2000 compliance of these parties.



    PT-1 believes that the most reasonably likely worst case scenario resulting from the century change would be the material disruption of PT-1's operations, impacting the provision of telecommunications services to customers. While PT-1's management believes that its efforts to address and connect possible Year 2000 failures will be successful, there can be no assurance in that regard.



    While PT-1 has not identified any specific material risks associated with its Year 2000 compliance status, PT-1's Year 2000 compliance program is not yet completed. PT-1 may be required to incur unanticipated costs in connection with its Year 2000 compliance or experience lower than expected revenues or incur higher than expected costs as a result of third parties' failure to be Year 2000 compliant. Such costs could have a material adverse effect on PT-1's financial condition and results of operations.


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                                BUSINESS OF PT-1



OVERVIEW



    PT-1 is a provider of international long distance services to retail customers and telecommunications carriers. PT-1 provides retail telecommunications services primarily by marketing Prepaid Cards, principally under the PT-1 brand name, through an extensive network of distributors, who directly and indirectly sell PT-1's Prepaid Cards to retail outlets throughout the United States. PT-1 targets retail markets with substantial international long distance calling requirements, such as ethnic communities, and believes that its Prepaid Cards provide consumers with a convenient, attractively priced alternative to traditional presubscribed long distance services. PT-1 sells its Prepaid Cards exclusively to distributors and it does not maintain any sales or marketing relationship with the retail outlets that carry PT-1's Prepaid Cards. During the six months ended September 30, 1998, PT-1's eight largest sources of revenues were derived from traffic routed to Mexico (12%), the Dominican Republic (5%), Colombia, Haiti, Jamaica and India (3%), and Nigeria and Yemen, which individually represented less than 3% of revenues. For the fiscal year ended March 31, 1998, traffic to Mexico and the Dominican Republic were the largest sources of revenues, at 14% and 7% of total revenues, respectively. During March 1998, PT-1 began to market both dial around and presubscribed long distance services to retail customers in certain target markets that also have substantial international long distance calling needs. Over the past several months, PT-1 has also increased the amount of resources devoted to obtaining commercial retail customers with significant international long distance requirements. PT-1 has used its significant retail international traffic to negotiate international termination arrangements with attractive rates, enabling PT-1 to market its services competitively on a wholesale basis to telecommunications carriers and develop an efficient telecommunications network. For the fiscal year ended March 31, 1998, PT-1 generated revenues and net income of $431.5 million and $11.6 million, respectively.



INDUSTRY



    The telecommunications market is typically segmented into the local exchange market, the domestic long distance market and the international long distance market. PT-1 operates in the latter two markets in the United States, targeting retail and wholesale customers with significant volumes of international long distance usage. For an overview of the international long distance market, see "Business of STAR-- Industry Background."



PT-1 APPROACH



    PT-1 was founded in April 1995 to capitalize on the growing market for international long distance services. PT-1 initially entered the retail international long distance market through the distribution of Prepaid Cards targeted at ethnic communities. After building significant international traffic, in 1996 PT-1 began to negotiate reduced transmission rates based upon volume with underlying carriers and began to invest in switching equipment and lease transmission capacity to further reduce its cost of service as a percentage of revenues. In August 1996, PT-1 began to leverage its significant volume of international traffic by selling international long distance services on a wholesale basis to other carriers. For the fiscal year ended March 31, 1998, revenues from retail sales and from wholesale sales were $356.3 million and $75.2 million, respectively.



    PT-1 believes its competitive strengths are its (i) established Prepaid Card brand names, (ii) extensive distribution infrastructure, (iii) substantial experience in identifying, targeting and marketing to communities and markets with significant international long distance usage and, (iv) efficient telecommunications network. PT-1 believes that its competitive strengths will enable it to profitably continue to increase its retail customer bases and its traffic volume and leverage these increases to negotiate lower telecommunications costs.


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STRATEGY



    PT-1's strategic objective is to expand further its presence in the retail segment of the commercial long distance market. PT-1's strategy for achieving this goal has the following key elements:



    CONTINUE TO TARGET CONSUMERS WITH SIGNIFICANT INTERNATIONAL LONG DISTANCE USAGE. PT-1 primarily targets consumers with significant international long distance usage by delivering reliable international long distance services at attractive rates. PT-1 believes that the international long distance market provides an appealing opportunity because of its higher revenues and gross profits per minute and its higher expected growth rate relative to the domestic long distance market. PT-1 believes its brand awareness, large number of international retail customers and its international network traffic and infrastructure will enable it to continue to successfully market international long distance service originating in countries in North America, Latin America, Europe and in other countries to which PT-1's domestic customers direct a substantial volume of calls.



    INCREASE DISTRIBUTION OF PT-1'S PRODUCTS. PT-1 intends to increase its distribution infrastructure by expanding the number of distributors within existing geographic markets, entering new geographic markets and by bringing certain of its distributors in-house. PT-1 initially concentrated its marketing and distribution efforts in the New York metropolitan area and the northeastern United States, but has expanded and is continuing to expand its market penetration in other regions of the United States, Canada and Puerto Rico with significant ethnic populations.



    EXPAND OFFERINGS OF RETAIL PRODUCTS AND SERVICES. PT-1 intends to introduce new LAC Cards in additional metropolitan areas, offer additional Country Calling Cards and market other innovative Prepaid Cards, further segmenting the Prepaid Card market. PT-1 also intends to grow its dial around and pre-subscribed long distance services. PT-1 believes that its brand awareness, large number of international retail customers and its ability to provide attractively priced long distance services will enable it to successfully market convenient, attractively priced dial around and presubscribed long distance service to new and existing customers.



    EXPAND PT-1'S INTERNATIONAL TELECOMMUNICATIONS NETWORK. After consummation of the Merger, PT-1 intends to continue to expand the international reach of its telecommunications network through STAR's network expansion and by co-locating with STAR's switch facilities. In particular, PT-1 intends to piggyback on STAR's international network expansion into the U.K., Germany and additional European cities, including Paris, Vienna and Geneva.



TELECOMMUNICATIONS PRODUCTS AND SERVICES



    PT-1 offers high quality retail and wholesale telecommunications services over its own network and by interconnecting its network with the network of other carriers.



    PREPAID CARDS. PT-1's Prepaid Cards can be used at any touch tone telephone simply by dialing an access number, followed by a PIN assigned to the card, and the telephone number the customer wishes to reach. Prior to the connection, the caller is informed of the remaining dollar balance and number of minutes available. PT-1's Prepaid Cards are designed to appeal to a variety of market segments in the U.S. that generate high levels of international and domestic traffic. In March 1998, PT-1 began offering dial around long distance services targeting its current customer base which has significant international long distance calling requirements. This method of long distance calling is referred to as "dial around" because customers are not required to change their presubscribed long distance carrier to use the service. Rather the customer must enter a seven digit carrier identification code ("CIC Code") prior to dialing the long distance number in order to access PT-1's network. PT-1's CIC Code is 1016868.



    PT-1 has billing and collection arrangements with local exchange carriers under which PT-1's dial around customers are billed for PT-1's services as part of their monthly phone bills. In March 1998, PT-1 also introduced presubscribed long distance services targeted to ethnic communities, other consumers and


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commercial accounts. With this service, a customer's telephone is automatically connected to PT-1's network, and all of the customer's long distance calls are made over PT-1's network.



PT-1'S PREPAID CARDS INCLUDE THE FOLLOWING:



    The PT-1 Card (introduced in July 1995) was PT-1's first Prepaid Card and offers competitively priced domestic and international long distance calling. Customers using the PT-1 Card access PT-1's network by dialing a toll-free number.



    Local Area Calling Cards ("LAC Cards") are targeted at customers in specific regions and enable them to access PT-1's network by dialing either a local number or a toll-free number depending upon the region. PT-1 currently markets The New York Phone Card (introduced in July 1996), The New Jersey Card (introduced in February 1997), The Detroit Card (introduced in July 1997), The Connecticut Card (introduced in September 1997), The Boston Card, The Chicago Card, The D.C.-Maryland-Virginia Card and The Florida Card (all introduced in November 1997), The California Card (introduced in May 1998), The Diamond Direct Card and The Payless Direct Card (both introduced in June 1998), The Georgia Card and The Texas Card (introduced in August 1998) and The Pennsylvania Card (introduced in September 1998). PT-1 expects to offer additional LAC Cards in other target metropolitan markets where PT-1 believes that there is sufficient demand during 1998.



    Country Calling Cards are designed for specific ethnic communities and offer attractive rates to the countries to which they generate high levels of international traffic. PT-1 currently markets the Alo Brasil, Hola Mexico, Hola Dominican Republic and Hola Colombia cards that offer competitive rates to Brazil, Mexico, the Dominican Republic and Colombia, and are targeted to Mexican, Brazilian, Dominican Republic and Colombian calling communities in the U.S. and intends to introduce additional Country Calling Cards that will appeal to other market segments.



    Co-Branded Cards are used by major corporations for national marketing programs and promotional gifts. Co-Branded Cards are designed and packaged using logos, trademarks and other design elements linking the benefits of the cards to the corporation's product and services. PT-1 currently offers an Amoco Prepaid Card pursuant to an agreement with Amoco Oil Company, a Ramada Express Hotel and Casino Prepaid Card and a Playboy Prepaid Card and expects to offer additional cards.



    The World Card (introduced in September 1996), which offers both a different commission structure to PT-1's distributors and different rates, is designed to appeal to a variety of market segments.



    INTERNATIONAL ORIGINATION. PT-1 intends to capitalize on its brand awareness in certain ethnic communities in the United States by offering international long distance services, through the sale of Prepaid Cards, to consumers located in the U.K., Canada and other countries to which PT-1's U.S. customers direct a substantial number of calls.



    In addition, PT-1 intends to offer additional retail services in 1998 to increase customer retention and loyalty, broaden distribution channels, appeal to new customer groups and increase usage of PT-1's services by its existing customers.



    There can be no assurance that PT-1 will be able to introduce such services or that, if introduced, such services will be successful.



THE TELECOMMUNICATIONS NETWORK



    OVERVIEW



    PT-1 currently manages its own telecommunications network and also utilizes the transmission capacity of more than 40 different local and long distance carriers.



    NETWORK AND OPERATIONS



    SWITCHING FACILITIES. PT-1 manages a state-of-the-art digital switch based network consisting of more than 130,000 switch ports, approximately 50,000 Prepaid Card processing ports, and a central switching center located at PT-1's headquarters in Flushing, New York. PT-1 has selected Northern Telecom ("Nortel") as its primary switch vendor and has entered into a support agreement with Nortel to provide 24 hours per day, 365 days per year support services to PT-1, including technical assistance, trouble resolution and network maintenance. PT-1 currently has Nortel DMS250 Supernode switches installed at its corporate headquarters in Flushing, New York, in Jersey City, New Jersey and in Miami, Florida.



    POINTS OF PRESENCE. As of June 30, 1998 PT-1 had network POPs in approximately 100 cities in more than 25 states. In areas where PT-1 has network POPs, calls are transported to PT-1's network POPs by local exchange carriers or CLECs and then transported from the network POPs to PT-1's switches over leased transmission lines. PT-1 intends to double the number of network POPs by the end of 1998.



    TELECOMMUNICATIONS NETWORK MANAGEMENT AND INFORMATION SYSTEMS. PT-1's network management and information systems enable it to (i) economically and efficiently route traffic over PT-1's network and the networks of other carriers, (ii) offer reliable services with high call completion rates and voice quality and (iii) focus its marketing efforts. PT-1 believes that these systems, particularly their ability to provide high quality service to international destinations, provide it with a competitive advantage relative to many other providers of telecommunication services. PT-1 monitors its network and initiates changes to its overall switch network and traffic routing where appropriate to optimize routing and minimize costs. Because a substantial portion of the traffic carried by PT-1 terminates overseas and call completions vary by carrier, PT-1 closely monitors the call completion efficiencies of its suppliers. PT-1 tracks call completions to all destinations for all carriers on an hourly basis and re-routes its traffic accordingly. PT-1 intends to configure large portions of its network with Common Channel Signaling System 7 (SS7). This network protocol reduces call setup and connect time delays and provides additional technical capabilities and efficiencies for call routing and network engineering. With the installation of the switch in Jersey City, New Jersey, PT-1 has duplicated the functional network management capabilities in this alternate site in accordance with its ongoing review of site diversity and disaster recovery procedures. See "--Information Systems; Debit Card Platforms."



INFORMATION SYSTEMS; DEBIT CARD PLATFORMS



    PT-1 markets a wide variety of Prepaid Cards, each with a specific rate table (updated periodically). In addition, each Prepaid Card distributed by PT-1 is assigned a unique PIN and a face value ranging from $5 to $100. The Prepaid Card's dollar balance is reduced by the cost of each call, which is based upon a number of factors, including the type of Prepaid Card, destination and special promotions then in effect. The cost of each call is decremented by one of PT-1's Debit Card Platforms at the time of the call.



    The ability to maintain accurate Prepaid Card dollar balances and to decrement these balances at the proper rates is essential to PT-1's continued success. Accordingly, PT-1 has invested significant resources in the acquisition, development and maintenance of its Debit Card Platforms and information systems and software. PT-1's information systems enable it to track real-time customer usage and to quickly generate cost and profit reports (by route). The information systems also produce more than 100 daily reports concerning network routing, call completion rates and usage for the preceding day, as well as a variety of weekly and monthly reports. PT-1's Prepaid Card systems are supported by redundant systems and databases. Critical Prepaid Card information is backed up, depending on the sensitivity of the information, on a daily, weekly or monthly basis.



MARKETING AND DISTRIBUTION



    Since inception, PT-1 has focused on building a substantial network of wholesale distributors located primarily in the Northeast. These distributors then sell PT-1's Prepaid Cards to sub-distributors and directly to retail outlets including convenience stores, grocery stores, gas stations, supermarkets and news stands. Approximately 25% of PT-1's distributors are located in the State of New York and the remainder are located in 35 other states. The sub-distributors generally sell only to retail outlets. For the year ended March 31, 1998, sales of Prepaid Card to two distributors, Worldwide Telecom, Inc. and Diamond Phone

Card, represented approximately 18% and 16% of net Prepaid Card sales, respectively. At September 30, 1998, Worldwide Telecom, Inc. represented approximately 28% of the net accounts receivable balance. See "Risk Factors--Fraud; Theft of Services; Uncollectible Accounts."



    PT-1 believes that a majority of Prepaid Cards directly sold to its distributors are resold to sub-distributors (sometimes called route salespeople) who resell the cards to retail outlets. The remainder of the cards are resold by distributors directly to retail outlets. PT-1 has approximately 200 distributors, of which approximately 20% are individuals. The majority of PT-1's distributors are corporations or other business entities. A majority of distributors sell only PT-1 Prepaid Cards, though many others carry Prepaid Cards offered by competitive telecommunications carriers. Most distributors work from an office. PT-1 believes that while certain distributors have formal arrangements for the supply of Prepaid Cards to retail outlets, the majority of distribution arrangements are unwritten, informal agreements based upon historical relationships.



    PT-1's relationships with its distributors are also based upon past relationships and buying patterns rather than formalized written agreements. Additionally, PT-1 believes that the distributor relationships between PT-1 and its distributors and among PT-1's distributors and their subdistributors, route salespeople and retail outlet customers are based on past relationships and buying patterns and do not rely on written contracts. Thus, as a matter of practice, formal written agreements are virtually non-existent in the PT-1 Prepaid Card chain of supply. PT-1 typically sells the Prepaid Cards to its distributors at a prearranged discount of the card's face value. PT-1 believes that distributors then resell the cards at a discount that is less than the discount applied to their purchase of the cards from PT-1, thereby generating a profit. In certain cases, to incentivize distributors, PT-1 will provide additional discounts and/or rebates to distributors purchasing a set dollar amount of cards.



    Distributors are typically identified and recruited through relationships with existing distributors and retail outlets, telemarketing and related promotional activities and direct inquiries from potential distributors. PT-1 competes with other Prepaid Card providers for sales to Prepaid Card distributors. PT-1 believes that its ability to maintain and grow its relationships with distributors depends primarily upon continuing to offer Prepaid Cards that are attractive to end users.



    PT-1 has targeted heavily populated metropolitan areas, with an emphasis on areas with substantial ethnic community populations which generate significant international calling volume, in the development and expansion of its distribution network. Many of PT-1's distributors are members of such ethnic communities or otherwise have personal or business relationships in such communities. In developing relationships with distributors, PT-1 also focuses on expansion into new geographic and metropolitan areas, again with an emphasis on those areas with substantial ethnic community populations. PT-1 believes that the success of its Prepaid Cards has created significant brand loyalty and encourages distributors and retail outlets to actively market PT-1's products. PT-1 regularly provides distributors and retail outlets with point-of-purchase advertising and explanatory materials including posters of various sizes presenting certain of PT-1's current rates, and detailed rate sheets. PT-1 frequently adds new Prepaid Card products to its service offerings, and adjusts its pricing for particular traffic segments in order to target certain customer groups, respond to competitive pressures and otherwise increase market share.



    PT-1 has two unrelated exclusive sales distribution centers, which are distribution sites owned and operated by independent distributors that sell only PT-1 Prepaid Cards. In return for selling PT-1 Prepaid Cards exclusively, these distributors are given certain rights to use the PT-1 name for promotional purposes. In general, other distributors may advertise that they are independent distributors of PT-1 products but otherwise may not use the PT-1 name. Approximately 10.1% of PT-1's sales of Prepaid Cards for the quarter ended September 30, 1998 were made to these unrelated exclusive sales distribution centers. Because of the exclusivity of these arrangements, PT-1 typically is more willing to extend credit terms to the distributors operating such sales distribution centers than to other distributors. PT-1's arrangement with each of these two unrelated distribution centers is based upon past relationships rather than formalized written agreements. As such, PT-1 has no written agreements with either party.

    PT-1 has recently expanded its internal sales department to focus on larger retail chains and department stores, the tourist industry, airport and hotel gift shops, gas stations and other retail outlets owned or franchised by larger companies.



CUSTOMER SERVICE



    PT-1 believes that effective and convenient multilingual customer service is essential to attracting and retaining customers. Because a substantial portion of PT-1's existing and future customers are foreign-born, PT-1 believes that it is critical to provide customer service on a multilingual basis. PT-1's customer service center handles an average of 6,000 to 7,000 customer inquiries per day, including inquiries relating to Prepaid Card balances, Prepaid Card availability, rates, international calling service, billing and becoming a distributor. PT-1 currently employs 50 full-time customer service representatives ("CSRs"), eight senior CSRs, a manager and a director of customer service. All CSRs are fluent in both English and Spanish, and some are fluent in Portuguese. PT-1's customer service center is operational ten hours per day, six days per week. PT-1 intends to expand the customer service center and its hours of operation during the next twelve months. Calls coming into PT-1's customer service center are categorized by Prepaid Card product. PT-1's internal software system provides real-time access to on-screen call records, complete with historical detail, to track, resolve, protect and support the individual needs of PT-1's entire customer base.



PREPAID CARD PRODUCTION AND INVENTORY CONTROL



    PT-1 controls its Prepaid Card inventory by PIN and by physical count. Generally, Prepaid Cards are received by, stored at and shipped from the warehouse facility located at PT-1's headquarters. Physical inventory is counted on a daily basis and reconciled against all incoming card deliveries and outgoing shipments to distributors. PT-1 utilizes multiple print vendors for card production and packaging.



    All PINs are inactive when the Prepaid Cards arrive at PT-1's storage facilities. Calls cannot be completed until PINs are activated by PT-1. PINs are activated only shortly before the cards are shipped from PT-1's warehouses to distributors, in order to minimize the number of cards with activated PINs in its warehouse.



    PINs are created electronically with unique inventory and batch codes. PT-1 has developed PIN generation and database management software enabling the Debit Card Platforms to quickly locate Prepaid Card information while limiting fraud and other forms of unauthorized access. In addition, if security or financial controls have been compromised, PT-1 also maintains the ability to deactivate specified PINs and block calls from specified telephone numbers.



COMPETITION



    The telecommunications services industry is intensely competitive. PT-1 competes with other providers of Prepaid Cards and with providers of telecommunications services in general. Many of the largest telecommunications providers currently offer Prepaid Cards, in addition to the other telecommunications services PT-1 intends to provide in the future. As a service provider in the long distance telecommunications industry, PT-1 competes with three dominant providers, AT&T, MCI WorldCom and Sprint, all of which are substantially larger and have greater financial, technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than PT-1. PT-1 also competes with smaller, emerging carriers in both the Prepaid Card retail market and in the wholesale market, including IDT Corporation, RSL Communications, SmarTalk Teleservices, Inc., Pacific Gateway Exchange, Inc., FaciliCom International, Inc. and Telegroup, Inc. To the extent PT-1 begins providing services to customers outside the U.S. market, it may compete with the large operators such as BT in the U.K. PT-1 believes that its success will attract additional competitors to the Prepaid Card market. However, PT-1 believes it has certain advantages that may discourage potential competitors from entering the Prepaid Card market, including brand loyalty, its established distribution network, its ability to offer competitive rates and its Debit Card Platforms and associated hardware and software. See "Risk Factors-- Significant Competition."



    The telecommunications industry is rapidly evolving and subject to constant technological change. PT-1 believes that existing competitors are likely to continue to expand their service offerings and to develop new sales channels. The ability of PT-1 to compete effectively in the telecommunications services industry will depend in part upon PT-1's continued ability to develop additional products appealing to increasingly specialized segments of the market for telecommunications service.



    Recent changes in the regulation of the telecommunications industry may affect PT-1's competitive position. The Communications Act is expected to open the long distance market to competition from the RBOCs. The entry of these well-capitalized and well-known entities into the long distance market likely will increase competition for long distance customers, including customers who use Prepaid Cards to make long distance calls. The Communications Act also grants the FCC the authority to deregulate other aspects of the telecommunications industry, which in the future may, if authorized by the FCC, facilitate the offering of telecommunications services by regulated entities, including the RBOCs, in competition with PT-1. See "Risk Factors--Potential Adverse Effects of Government Regulation" and "--Government Regulation."



GOVERNMENT REGULATION



    PT-1's business operations are subject to extensive U.S. federal and state regulation. The Communications Act and FCC regulations apply to interstate telecommunications and international telecommunications that originate or terminate in the United States. State regulatory authorities have jurisdiction over telecommunications that originate and terminate within the state. In its provision of services in the U.K., PT-1 is subject to the regulations of Oftel, the telecommunications regulator in the U.K. See "Risk Factors--Potential Adverse Effects of Government Regulation."



FEDERAL



    The Communications Act bars the 50 states from restricting competition for local exchange services, and establishes a framework for additional competition in the long distance market by the RBOCs. The Communications Act also grants the FCC the authority to deregulate other aspects of the telecommunications industry and to implement certain policy objectives, including access charge reform and establishment of the Universal Service Fund. Pursuant to an FCC order, the Universal Service Order, Universal Service Fund contributions are generally equal to approximately 4% of a carrier's interstate and international and approximately 1% of its intra-state "end user" gross revenues, effective January 1, 1998. However, the FCC will adjust the amount of these contributions each calendar quarter, and they may increase significantly in future periods.



    The FCC requires international carriers to obtain authorization under
Section 214 of the Communications Act prior to acquiring international facilities by purchase or lease, or providing international service to the public. Prior FCC approval is also required to transfer control of a certificated carrier. PT-1 is also subject to FCC policies and rules that regulate the manner in which international telecommunication services may be provided, including, for instance, the circumstances under which a carrier may provide international switched services using IPL facilities and under which it may route traffic through third countries to or from its final destination.



    The Communications Act and the FCC's rules and policies also impose certain other obligations on carriers providing interstate and international telecommunication services. These include the obligation to file at the FCC and to maintain tariffs containing the rates, terms, and conditions applicable to their services; to file certain reports regarding international traffic and facilities; to file certain contracts with correspondent carriers; to disclose affiliations with foreign carriers and significant foreign ownership interests; to pay certain regulatory fees based, among other things, upon the carrier's revenues.

    PT-1 holds both facilities-based and resale international authorizations, including a perpetual "global" authorization that provides broad authority to offer switched and private line international services. PT-1 has filed tariffs for its interstate and international services with the FCC.



    Interstate carriers are also subject to a variety of miscellaneous regulations that, for instance, govern the documentation and verifications necessary to change a consumer's long distance carriers, and limit the use of toll-free numbers for pay-per-call services.



STATE



    PT-1's intrastate services are subject to various state laws and regulations, including prior certification, notification and registration requirements. In certain states, prior regulatory approval may be required for changes in control of telecommunications operations. Most states require PT-1 to apply for certification to provide telecommunications services, or at least to register, before commencing intrastate service. In most of the states where certification or registration is required, PT-1 must file and maintain detailed tariffs listing rates for intrastate service. Many states also impose various reporting requirements and/or require prior approval for transfers of control of certified carriers and assignments of carrier assets, including customer bases, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of the state regulatory authorities. Fines and other penalties, including revocation, may be imposed for such violations. In addition, states may establish their own intrastate universal service funding programs, to which PT-1 may in some cases be required to contribute.



    PT-1 has made and is continuing to make the filings and taken the actions it believes are necessary to become certified or tariffed to provide intrastate telecommunications services. PT-1 is certified to do business as a domestic or foreign corporation in all 50 states and in Puerto Rico and provides intrastate telecommunications services in 25 states. PT-1 expects to obtain intrastate telecommunications authority as necessary in the remaining states in which it intends to sell its Prepaid Cards to its distributors. See "Risk Factors--Potential Adverse Effects of Government Regulation."



UNITED KINGDOM



    In the U.K., telecommunications services offered by PT-1 are subject to regulation by various U.K. regulatory agencies. The U.K. generally permits competition in all sectors of the telecommunications market, subject to licensing requirements and license conditions. PT-1 currently has an ISVR license (which is valid through December 2002) and an IFL license (which is perpetual), which permits PT-1 to directly own interests in undersea cables landing in the U.K. as well as other telecommunication facilities and to originate end-user long distance traffic in the U.K.



    The loss of PT-1's U.K. licenses, or the placement of significant restrictions thereon, could have a material adverse effect on the business, financial condition or results of operations of PT-1. See "Risk
Factors--Potential Adverse Effects of Government Regulation."



CANADA



    In Canada, PT-1 is registered with the Canadian Radio-television and Telecommunications Commission ("CRTC") as a reseller. Under this registration, PT-1 may resell switched services or private lines to provide Canada-Canada, Canada-U.S., or Canada-overseas telecommunications services. In its provision of services in Canada, PT-1 is subject to the Canadian Telecommunications Act of 1991 (the "Canadian Act") and, to a limited degree, to the rules and policies of the CRTC. CRTC policy currently prohibits PT-1 from routing Canada-Canada, Canada-overseas, or overseas-Canada traffic through the United States, although said policy is expected to be repealed by the end of 1998. In addition, although the Canadian Act currently prohibits the CRTC from imposing licensing requirements or imposing other significant regulations on resellers such as PT-1, legislation pending in the Canadian Parliament, if enacted, would allow the CRTC to require resellers such as PT-1 to obtain a license and to abide by certain requirements.

TRADEMARKS AND SERVICE MARKS



    PT-1 uses the names "PT-1 Communications" and "PT-1" as its primary business names and has filed for federal trademark protection of these service marks. In addition, filings have been made at the U.S. Patent and Trademark Office to register the distinctive PT-1 logo, as well as over 30 names which PT-1 uses or intends to use to identify its Prepaid Cards. These filings are all pending and PT-1 has no assurance that they will be granted. PT-1 regards its trademarks, service marks and trade names as valuable assets and believes they have value in the marketing of its products and services. See "Risk Factors--Limited Protection of PT-1's Proprietary Rights; Risks of Infringement."



EMPLOYEES



    As of September 30, 1998, PT-1 had 279 full-time employees. None of PT-1's employees are members of a labor union or are covered by a collective bargaining agreement. Management believes that PT-1's relationship with its employees is good.



PROPERTIES



    PT-1 leases certain office space under operating leases and subleases, including PT-1's principal headquarters in Flushing, New York. The principal offices, warehouses, sales offices and switch sites currently leased or subleased by PT-1 are as follows:



                                                                   SQUARE
LOCATION                                                           FOOTAGE    LEASE EXPIRATION
----------------------------------------------------------------  ---------  ------------------
Flushing, New York (headquarters and warehouse).................     34,800          March 2002
Miami, Florida..................................................     10,400          March 2008
Jersey City, New Jersey.........................................      5,600        January 2008
Houston, Texas..................................................      4,000         August 2000
Seattle, Washington.............................................      3,148       November 2000
Toronto, Canada.................................................      2,750          March 2000
Staten Island, New York.........................................      2,700        October 2001
New York, New York..............................................      2,627           June 1999
West New York, New Jersey.......................................      2,000           June 2003
Cleveland, Ohio.................................................      1,500           June 2000
Columbus, Ohio..................................................      1,200           June 2000
Rio Pedras, Puerto Rico.........................................      1,200           June 2000



LEGAL PROCEEDINGS



    In July 1997, PT-1 was notified by the FTC and the NYAG that it was the subject of an investigation alleging deceptive advertising practices in connection with the sale of its Prepaid Cards. The FTC alleged that PT-1's point of sale posters for its Prepaid Cards, which did disclose the existence of additional first minute connection charges for certain calls, did not sufficiently disclose the specific amount of connection charges for such calls. PT-1 modified these point of sale materials more than one year ago, and all point of sale materials now routinely set forth the exact amount of all call connection charges. Subsequently, the FTC and the NYAG indicated that they were also reviewing whether PT-1 properly decremented minutes from its Prepaid Cards. PT-1 has been informed that the NYAG has ended its investigation without taking any action. The FTC has also completed its investigation and has determined not to take any formal action regarding PT-1's Prepaid Card decrementation practices. With regard to prior advertising of Prepaid Cards by PT-1, PT-1 and representatives of the FTC have entered into an agreement in principle, which is subject to final approval by the FTC, pursuant to which, in complete resolution of all allegations regarding allegedly deceptive advertising; (1) PT-1 will pay to the FTC the sum of $300,000; (2) PT-1 does not admit any of the allegations; and (3) on a going forward basis, PT-1 has agreed to comply with certain standards regarding advertising (which are consistent with PT-1's current advertising practices) and certain record keeping requirements. The agreement with the FTC was entered into on July 17, 1998 but remains subject to full FTC approval. PT-1 expects such approval of the settlement agreement within the next thirty (30) days.



    PT-1 is not aware of any pending legal proceedings against PT-1 which, individually or in the aggregate, PT-1 would expect to have a material adverse effect on its business, financial condition or operating results. PT-1 is, from time to time, involved in various regulatory proceedings before various public utilities commissions, as well as before the FCC. See "Risk Factors--Potential Adverse Effects of Government Regulation."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF UDN



RESULTS OF OPERATIONS


    The following table sets forth certain selected items in UDN's statements of operations as a percentage of total revenues for the periods indicated:


                                                                                                        NINE MONTHS
                                                                        EIGHT MONTHS    EIGHT MONTHS       ENDED
                                                                            ENDED           ENDED        SEPTEMBER
                                             YEARS ENDED APRIL 30,        APRIL 30,     DECEMBER 31,        30,
                                          ---------------------------   -------------   -------------   ------------
                                           1995      1996      1997         1997            1997        1997   1998
                                          -------   -------   -------   -------------   -------------   -----  -----
Revenues................................    100.0%    100.0%    100.0%      100.0%          100.0%      100.0% 100.0%
Operating expenses:
  Costs of services.....................     82.0      75.1      76.9        76.0            80.1        76.3   78.2
  Selling, general and administrative
    expenses............................     83.0      33.3      21.5        23.4            29.3        24.3   23.9
  Provision for doubtful accounts.......      3.2       2.9       2.8         3.6            14.9         4.1    3.0
  Depreciation and amortization
    expense.............................     11.7       7.3       3.8         3.7             3.3         3.3    3.5
                                          -------   -------   -------       -----           -----       -----  -----
  Total operating expenses..............    179.9     118.6     105.0       106.7           127.6       108.0  108.6
                                          -------   -------   -------       -----           -----       -----  -----
Loss from operations before other
  expenses..............................    (79.9)    (18.6)     (5.0)       (6.7)          (27.6)       (8.0)  (8.6)
Other income (expense):
  Other gains and losses................     (5.1)     (0.8)       --          --              --         0.3   (1.3)
  Interest expense, net.................     (3.6)     (1.3)     (2.6)       (2.7)           (2.9)       (3.0)  (3.0)
                                          -------   -------   -------       -----           -----       -----  -----
  Total other income (expense)..........     (8.7)     (2.1)     (2.6)       (2.7)           (2.9)       (3.0)  (4.3)
                                          -------   -------   -------       -----           -----       -----  -----
Loss before income tax benefit and
  extraordinary gain....................    (88.6)    (20.7)     (7.6)       (9.4)          (30.5)      (11.0) (12.9)
Income tax benefit......................       --        --       0.2         0.2              --         0.1     --
                                          -------   -------   -------       -----           -----       -----  -----
Loss before extraordinary gain..........    (88.6)    (20.7)     (7.4)       (9.2)          (30.5)      (10.9) (12.9)
Extraordinary gain on debt
  restructuring.........................       --        --       0.4         0.6              --         0.2     --
                                          -------   -------   -------       -----           -----       -----  -----
Net loss................................    (88.6)%   (20.7)%    (7.0)%      (8.6)%         (30.5)%     (10.7)% (12.9)%
                                          -------   -------   -------       -----           -----       -----  -----
                                          -------   -------   -------       -----           -----       -----  -----



    NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997



    REVENUES. In the nine months ended September 30, 1998, revenues increased 7% to $23.8 million as compared to $22.2 million in the nine months ended September 30, 1997. A new international calling program that began in October 1997 produced $3.8 million of new revenue and growth in agent/affinity revenue produced $3.0 million in new revenue. Offsetting that growth was a decline in UDN's switchless resale base of $4.2 million caused primarily by the loss of several major customers and a higher than normal attrition rate, and a decline of $0.6 million in prepaid calling card revenue caused by less traffic received from a large multilevel marketing customer. Since the Merger Agreement was signed in November 1997, UDN has not entered into any new buying arrangements. Particularly in the switchless resale market, UDN has struggled to provide competitive, profitable rates, has lost several major customers and has experienced a higher rate of attrition due to UDN's continuing to operate under old buying arrangements. On September 21, 1998, UDN entered into a Management Agreement with STAR, which, among other things, gives UDN access to STAR's more competitive buying arrangements. Following completion of the Merger, UDN believes that it will be able to halt the attrition in the switchless resale base and be able to once again start growing that portion of UDN's revenue base, though there can be no assurance in that regard.



    COSTS OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION). UDN has historically reported losses and losses of $3.1 million and $2.4 million were realized for the respective nine-month periods ended September 30, 1998 and 1997. As detailed below, increases in general and administrative expenses, interest expenses and other expenses contributed to this loss. In addition, an increase in costs of services (exclusive of depreciation and amortization) as a percentage of revenue also contributed to the losses. In the nine months ended September 30, 1998 and September 30, 1997, respectively, costs of services (exclusive of depreciation and amortization) and as a percentage of revenue were $18.6 million (78.2%) and $17.0 million (76.3%). The increase in costs of services (exclusive of depreciation and amortization) in the nine months ended September 30, 1998 was caused by two main factors. First, international calling revenue has higher costs than UDN's other revenue sources and international revenues have increased as a percentage of UDN's total revenues. Second, as mentioned above, UDN has been operating since November 1997 with old buying arrangements. As UDN continues to meet the competitive pricing in the marketplace where required, existing customers' rates are lowered and the rates at which new customers are being sold continue to decrease. With no corresponding significant decrease in cost during the nine months ended September 30, 1998, costs of services (exclusive of depreciation and amortization) continued to increase. The signing of the Management Agreement with STAR in September 1998 should begin to favorably impact the costs of services (exclusive of depreciation and amortization) in the fourth quarter of 1998.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses ("SG&A expenses") were $5.7 million or 23.9% of revenue for the nine months ended September 30, 1998, as compared to $5.4 million or 24.3% of revenue for the nine months ended September 30, 1997. The increase in total SG&A expenses during the most recent nine-month period was caused by several factors. UDN is incurring costs related to transitioning to new billing and order-entry systems. UDN outgrew its existing systems, and temporarily added significant new staff to manually process the order-entry flow. Also, resources are being expended in order to consolidate the separate billing processes. Furthermore, significant growth in UDN's agent/affinity revenue has caused a corresponding increase in monthly commission expenses. Finally, UDN is incurring certain expenses related to maintaining personnel through both the completion of the Merger and through the billing and order entry systems conversion. As a part of the Merger Agreement, UDN is in the process of converting to STAR's billing and order-entry systems. Billing on the new system began in October 1998 and should result in a further reduction in billing and order-entry expenses.



    INTEREST. Net interest expense grew from $680,000 in the nine months ended September 30, 1997 to $718,000 in the nine months ended September 30, 1998. The primary factor contributing to this increase is interest on the $2.5 million owed to STAR under a promissory note dated November 19, 1997, and interest on the $2.0 million promissory note dated February 2, 1998, also to STAR. UDN accrued $281,000 in interest payable to STAR in the nine months ended September 30, 1998. Positively impacting interest expense was a decrease in notes payable and other interest bearing long-term obligations which came due during the last twelve months and were paid in part with funds received from the STAR loans.



    DEPRECIATION. Depreciation and amortization expenses for the nine months ended September 30, 1998 and 1997 were $836,000 and $720,000, respectively. This increase was caused by the additional depreciation of approximately $600,000 in new property, equipment and other items that were added during 1997 and in the first nine months of 1998.



    OTHER INCOME (EXPENSE). Other expenses of $299,000 were incurred in the nine months ended September 30, 1998. These expenses result from legal and audit requirements related to the Merger Agreement.



    EIGHT MONTHS ENDED DECEMBER 31, 1997 AND EIGHT MONTHS ENDED APRIL 30, 1997



    REVENUES. UDN's revenues increased 23.4% to $21.1 million for the eight months ended December 31, 1997 as compared to $17.1 million for the eight months ended April 30, 1997. The acquisition of CTN on January 1, 1997 constituted $1.7 million of this increase as CTN revenues were present only in the last four months of the eight month period ended April 30, 1997 and were present for all of the eight month period ended December 31, 1997. Growth in agent/affinity revenues accounted for an additional

$1.1 million of new revenues, while a new international calling program that began in October 1997 produced $0.4 million in increased revenues.



    COSTS OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION). In the eight month periods ended December 31, 1997 and April 30, 1997, cost of services (exclusive of depreciation and amortization) were $16.9 million (80.1% of revenues) and $13.0 million (76% of revenues), respectively. The increase of costs of services (exclusive of depreciation and amortization) as a percentage of revenues in the eight months ended December 31, 1997 was caused by a number of factors. The start-up of UDN's California network and switching operations resulted in significant network underutilization and unbillable call records. UDN's Arizona switch also experienced operating problems that caused increased costs in certain types of calls. UDN believes that these were one-time factors that have been rectified, although network inefficiencies may continue to impact gross profits as UDN's California network continues to grow at a rapid pace. Another factor affecting costs of services (exclusive of depreciation and amortization) is the increase during the eight months ended December 31, 1997 in international and wholesale revenues as a percentage of UDN's total revenue. International and wholesale services have lower gross margins than UDN's other services.



    SELLING, GENERAL AND ADMINISTRATIVE. For the eight months ended December 31, 1997 and April 30, 1997, UDN's SG&A were $6.2 million (29.3% of revenues) and $4.0 million (23.4% of revenues), respectively. The most recent eight month period was negatively impacted by several factors. First, UDN is incurring costs related to transitioning to new billing and order-entry systems. UDN has outgrown its existing systems, has temporarily added significant new staff in order to manually process the order entry flow, and is expending resources in order to consolidate the separate billing processes. Additionally, UDN expanded its sales and marketing efforts through increases in personnel and through agent commission and incentive plans. Significant growth in UDN's agent/affinity revenue has caused a corresponding increase in monthly commission expenses. The combination of the above factors has caused the most recent eight month SG&A to increase substantially as a percentage of revenues. As a part of the Merger Agreement, UDN is in the process of converting to STAR's billing and order-entry systems. The completion of the conversion by fourth quarter 1998 should cause a major reduction in billing and order-entry expenses. This will, in the view of UDN management, cause SG&A to decrease and to compare more favorably as a percentage of revenue.



    PROVISION FOR DOUBTFUL ACCOUNTS. UDN's provision for doubtful accounts increased from $622,000 (3.6% of revenue) in the eight months ended April 30, 1997 to $3.1 million (14.9% of revenue) in the eight months ended December 31, 1997. The most recent eight month period was negatively impacted by the bankruptcies of two major wholesale customers and an approximate $1.3 million write-off due to a fraud situation that arose in December 1997.



    DEPRECIATION. UDN's depreciation and amortization expenses for the eight months ended December 31, 1997 increased to $0.7 million from $0.6 million in the eight months ended April 30, 1997. The increase in the most recent eight month period results from amortization of the goodwill and customer base costs associated with the January 1997 CTN acquisition.



    INTEREST EXPENSE. UDN's interest expense in the eight month period ended December 31, 1997 increased to $0.6 million from $0.5 million in the eight month period ended April 30, 1997. Three factors contributed to this increase. First, UDN has accrued interest of $28,000 on the $2.5 million promissory note dated November 19, 1997 with STAR. Second, $1.1 million of the purchase price related to the January 1, 1997 CTN acquisition was financed through the issuance of notes payable to the sellers. UDN had interest expense from the CTN notes of $43,000 in the eight month period ended December 31, 1997 and only $21,000 in the comparable eight month period ended April 30, 1997. Third, borrowings under UDN's accounts receivable financing arrangement began for DNI in July 1996 and in September 1996 for AMS. As revenues have grown, financing under the accounts receivable financing arrangement has grown.

The remaining increase in interest expense from the eight months ended April 30, 1997 to the eight months ended December 31, 1997 results from UDN's increase in financing of accounts receivable.



    OTHER INCOME (EXPENSE). In the eight months ended April 30, 1997, an extraordinary gain of $97,000, net of a tax benefit of $50,000, was recognized on the settlement of amounts owed under a switching equipment lease.


    YEARS ENDED APRIL 30, 1997, 1996 AND 1995

    REVENUES. UDN's revenues increased 199% to $24.0 million in the year ended April 30, 1997 from $8.0 million in the 1996 period, and 1996 revenues were up 243% from $2.3 million in the 1995 period. This increase resulted from a growth strategy combining significant internal growth with three acquisitions. On April 27, 1995, UDN acquired DNI. On March 26, 1996, UDN acquired AMS. On January 1, 1997, UDN acquired CTN. Internal growth in the period ended April 30, 1997 was primarily through UDN's agent/affinity programs and through a recently initiated international calling program, while the 1996 comparable period revenue growth was through agent/affinity programs and prepaid calling card programs. The 1995 revenues were derived through direct sales efforts primarily in the Dallas/Ft. Worth metropolitan area.


    COSTS OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION). In the year ended April 30, 1997, UDN's costs of services (exclusive of depreciation and amortization) was $18.5 million (76.9% of revenues). This compares to costs of services (exclusive of depreciation and amortization) of $6.0 million (75.1% of revenues) in the year ended April 30, 1996 and to $1.9 million (82.0% of revenues) in the year ended April 30, 1995. 1995 costs of services (exclusive of depreciation and amortization) was larger as a percentage of revenues than in 1996 and 1997 due to initial over-capacity in UDN's newly expanded network. The acquisition of DNI in April 1995 caused a significant improvement which resulted from the consolidation of UDN's network into the DNI network, the consolidation of switching platforms and the more efficient usage of the network as a result of the significant increase in revenues. The increase in costs of services (exclusive of depreciation and amortization) as a percentage of revenues in the year ended April 30, 1997 (76.9%) as compared to the year ended April 30, 1996 (75.1%) resulted from the acquisition of AMS in March 1996. AMS is a switchless reseller with significantly higher costs of services (exclusive of depreciation and amortization) as a percentage of revenues than is found in UDN's switched customer base. The costs of services (exclusive of depreciation and amortization) as a percentage of revenues in UDN's switched customer base actually decreased in 1997 to 68.7%, as compared to 75.1% in 1996, but UDN's total costs of services increase by the addition of the AMS switchless base, which had a costs of services as a percentage of revenues of 85.9% in 1997.



    SELLING, GENERAL AND ADMINISTRATIVE. UDN's SG&A were $5.2 million in the year ended April 30, 1997, a 93% increase over SG&A of $2.7 million in the year ended April 30, 1996, which in turn was up 42% over SG&A of $1.9 million in the year ended April 30, 1995. SG&A as a percentage of revenue declined significantly as UDN grew during the last three years. SG&A were 21.5% of revenue in the year ended April 30, 1997, while they were 33.3% in 1996 and 83.0% in 1995. This improvement was the result of the economies realized as the operations of the DNI, AMS and CTN acquisitions were consolidated and as revenue growth in the year ended April 30, 1997 increased rapidly.


    PROVISION FOR DOUBTFUL ACCOUNTS. In the year ended April 30, 1995, UDN's provision for doubtful accounts was $75,000 (3.2% of revenue), while in the year ended April 30, 1996 the provision for doubtful accounts was $229,000 (2.9% of revenue) and in the year ended April 30, 1997 was $693,000 (2.8% of revenue). While the total provision for doubtful accounts has increased each year, its percentage as compared to total revenue has declined in each of the last two years, indicating an improvement in the quality of the Company's customer base and in its management of the accounts receivable.

    DEPRECIATION. UDN's depreciation and amortization expense grew to $0.9 million in the year ended April 30, 1997 from $0.6 million in the year ended April 30, 1996, which was an increase from $0.3 million in the year ended April 30, 1995. Amortization of the customer base and goodwill associated with the acquisition of DNI comprise the majority of the increase for the year ended April 30, 1996. Amortization of the AMS and CTN acquisitions caused the increase in the year ended April 30, 1997.

    INTEREST EXPENSE. UDN's interest expense in the year ended April 30, 1995 was $85,000 which was primarily related to the financing of switching, computer and other equipment. In the year ended April 30, 1996, interest expense increased to $0.1 million due to interest on the notes issued as part of the DNI acquisition price and also to interest expense on the acquired DNI switch. In the year ended April 30, 1997, interest expense increased to $0.6 million as a result of the notes and convertible debentures issued as part of the AMS and CTN acquisitions. In addition, in July 1996, UDN began incurring interest expense under an accounts receivable financing arrangement on the DNI receivables, which was expanded in September 1996 to include financing on the AMS receivables. Interest expense of $200,000 was realized from the financing of receivables during the year ended April 30, 1997.

    OTHER INCOME (EXPENSE). In the year ended April 30, 1997, UDN realized an extraordinary gain of $97,000, net of income taxes, which was related to the settlement of amounts owed under a switching equipment lease. In the year ended April 30, 1996, a loss on impairment of assets was recorded to reflect the write down of certain excess switching equipment to reflect fair market value. In the year ended April 30, 1995, UDN recorded a $0.1 million loss on the sale of assets, which resulted from the March 1995 sale of UDN's answering service business.

LIQUIDITY, CAPITAL RESOURCES AND OTHER


    At September 30, 1998, UDN has $1.1 million cash on hand and a working capital deficit of $12.5 million, which compares to $45,000 cash on hand and a working capital deficit of $9.9 million at December 31, 1997. This working capital deficit further compares to working capital deficits $3.2 million at April 30, 1997 and $2.0 million at April 30, 1996. The continuing decrease in working capital during each successive period relates primarily to UDN's ongoing net losses.



    UDN has historically operated with small cash balances and negative working capital. Funds have been raised, as needed, generally through private placements of shares of UDN Common Stock. In their audit report on the April 30, 1997 financial statements, UDN's independent accountants raise substantial doubt about UDN's ability to continue as a going concern due to UDN's significant working capital deficiency and current cash flows that are not sufficient to repay debts on the scheduled due dates. At the time that the Merger Agreement was executed in November 1997, UDN was in the process of raising $3.0 million in a private placement through Madison Securities, Inc.



    In the eight months ended December 31, 1997, $0.8 million had been raised through the issuance of shares of UDN Common Stock. In the previous fiscal year ended April 30, 1997, $1.4 million was raised through the issuance of shares of UDN Common Stock. As a part of the Merger Agreement, UDN terminated the $3.0 million Madison private placement and received from STAR a loan in the amount of $2.5 million. In December 1997, UDN discovered the extent of a fraud situation and certain other uncollectible amounts out of its Phoenix location. On January 30, 1998, the original Merger Agreement was amended and on February 2, 1998 UDN received a second loan in the amount of $2.0 million. On July 21, 1998, UDN received a loan of $1.0 million from an officer of UDN. The proceeds of the loan were used to pay certain trade payables which had come due. UDN believes it has sufficient funds on hand to be able to meet its obligations as they become due through the closing date of the Merger.


    In September 1997, UDN began expending funds to expand its operations by installing a California statewide network utilizing a new switch lease agreement. Also, in the latter months of 1997, UDN began expending significant funds on the development of a new billing system. This effort was terminated upon the signing of the Merger Agreement and UDN is now proceeding with integrating its three different billing systems into the STAR billing platform. These efforts combined with the unexpected losses realized in the fraud situation, the other bad debt write-offs, debt repayments, the cost of manually processing high numbers of new orders and the cost of the sales and marketing and incentive plans have caused UDN to experience a severe lack of liquidity. The STAR loans have temporarily cured that situation. However, should the Merger terminate without completion, UDN will be in the position of finding another billing alternative and of raising sufficient capital to repay the STAR loans and to meet its other obligations. There can be no assurance that UDN would be successful in raising such funds in that eventuality or that UDN will have sufficient liquidity to continue operations as a going concern.


YEAR 2000 COMPLIANCE



    Certain information technology equipment and software employs two-digit date codes to perform computational and decision making functions. On January 1, 2000 and thereafter, such equipment and software may misinterpret "00" as the year 1900 instead of the year 2000, and, as a result, systems, equipment and software may operate improperly or fail.



    UDN is reviewing its computer programs and systems to ensure that the programs and systems will function properly and be Year 2000 compliant. In this process, UDN expects to replace some existing systems and upgrade others. UDN presently believes that, with modifications to existing software and conversions to new software, the year 2000 problem will not pose significant operational problems for UDN's computer systems.



    UDN's Year 2000 compliance program is designed to identify, evaluate and address potential Year 2000 compliance issues with its systems, equipment and software in order to avoid interruptions in UDN's systems and any material adverse effect upon UDN's operations. UDN plans to (a) conduct comprehensive tests of all of its information technology and non-information technology systems, equipment and software to determine its Year 2000 compliance status and
(b) obtain certification from its systems, equipment and software vendors as to their Year 2000 compliance by the end of the first quarter of 1999. Although UDN will not be able to determine the total cost of its Year 2000 compliance program prior to the end of the first quarter of 1999, UDN does not currently expect to incur significant costs in connection with its Year 2000 compliance program. Any costs incurred in connection with such program will be expensed as incurred.



    After the Closing of the Merger, UDN's Year 2000 compliance program will be incorporated into the Year 2000 compliance program currently being implemented by STAR. The joint Year 2000 compliance program is expected to include contingency plans to handle (a) Year 2000 failures of STAR and UDN's internal systems, equipment and software and (b) any necessary interactions with the computers and technology of any non-complying third party after STAR and UDN have adequately evaluated the Year 2000 compliance of these parties.



    While UDN has not identified any specific material risks associated with its Year 2000 compliance status, UDN's Year 2000 compliance program is not yet completed. UDN may be required to incur unanticipated costs in connection with its Year 2000 compliance or experience lower than expected revenues or incur higher than expected costs as a result of third parties' failure to be Year 2000 compliant. Such costs could have a material adverse effect on UDN's financial condition and results of operations.

                                BUSINESS OF UDN

    UDN is a provider of voice and data long distance services, travelcard services, international long distance, prepaid calling cards and various other telecommunication services to residential, small to medium-sized commercial customers, switchless resellers, agents and wholesale purchasers. The principal market for its long distance services is the central and southwest United States. UDN has customers in over 40 states. UDN operates primarily through its wholly-owned subsidiaries, Advanced Management Services, Inc. ("AMS"), CTN-Custom Telecommunications Network of Arizona, Inc. ("CTN") and United Digital Network of Texas, Inc. ("DNI"). UDN offers an array of services designed to afford its customers an integrated telecommunications solution to their telecommunication needs.

    UDN was incorporated in Canada under the British Columbia Company Act on June 2, 1980 under the name Stag Explorations Ltd. and, on November 30, 1990, UDN changed its name to Stag Holdings Ltd. and, on February 8, 1993, UDN changed its name to Unidex Communications Corp. On April 25, 1995, UDN reincorporated in the United States by filing Articles of Continuance with the Secretary of State of Wyoming, which allowed UDN to continue its existence as a Wyoming corporation. Subsequently, UDN merged into its wholly-owned subsidiary, a Delaware corporation, and continued its existence as Unidex Communications Corp, a Delaware corporation.

    Effective August 9, 1996, UDN changed its name from Unidex Communications Corp. to United Digital Network, Inc., consolidated its share capital on the basis of four old shares for one new share, and increased its authorized capital to 100 million shares of common stock, par value, $0.01 per share.

    UDN's growth has resulted from a two-pronged growth strategy. First, a plan of acquiring selected types of long distance companies has produced four major acquisitions that have been successfully integrated into UDN's operations. Second, a direct sales force, complemented by a small but rapidly growing agent network, has produced significant internal growth during the last two years.

ACQUISITIONS

    In March 1993, for a purchase price of $747,000, UDN acquired ANI, a Texas based company. ANI was a small start-up long distance company in Texas that also provided various "live-operator" functions such as answering services and third party customer service to business customers.


    In April 1995, for a purchase price of $828,000, UDN acquired DNI, a Dallas, Texas based company which provides telecommunications services to small and medium sized commercial customers in Texas and Oklahoma. DNI's operations were integrated into UDN's existing Dallas base of business. This acquisition brought to UDN a more sophisticated switching platform, a more efficient and flexible customer-billing system and its own leased network facilities in the south central United States.


    In March 1996, for a purchase price of $5.0 million UDN, subject to adjustment based on various revenue performance criteria, acquired AMS, a Phoenix, Arizona based long distance switchless reseller which has in the past specialized in marketing long distance services to the motor freight industry. The $5.0 million purchase price consisted of $1.0 million in cash and $4.0 million in convertible debentures and promissory notes; as a result of discounts applied to the convertible debentures and promissory notes under generally accepted accounting principles, the purchase price has been recorded by UDN at $3.5 million for financial reporting purposes. The acquisition of AMS gave UDN an expanded agent program, a nationwide retail customer base and a long distance provider in the trucking industry market. AMS provides services to customers in Arizona and over 40 other states. Prior to the AMS acquisition, most of UDN's revenue came from Texas and Oklahoma.

    In January 1997, UDN entered into a capital lease agreement with RealSource, Inc. to lease, with the option to purchase for a nominal amount, the WorldDial Prepaid Calling Platform, the WorldDial Point-of-Sale Activation Platform and all equipment necessary for the operation thereof ("WorldDial Platforms"). UDN has commenced providing services to certain prepaid card marketers and anticipates that this activity will provide increasing revenues during the next 12 months.

    In January 1997, for a purchase price of $1.4 million, UDN acquired CTN, a switch-based reseller located in Phoenix, Arizona. CTN has a commercial customer base and a complete originating and terminating network in Arizona and New Mexico. With the acquisition of CTN, UDN's network extends through Arizona, California, New Mexico, Oklahoma and Texas.

INTERNAL GROWTH


    From fiscal year ending April 30, 1995 through June 30, 1998, UDN's customer base increased from approximately 2,000 customers to over 22,000 customers nationwide. As a part of UDN's two-pronged growth strategy, besides acquisitions, UDN's internal growth contributed significantly to this increase in customers and total revenue. During the fiscal year ended April 30, 1997, internal growth contributed nearly $750,000 in new monthly revenues. Approximately one-fourth of this growth came from UDN's pre-paid calling card product line, with the remainder coming from revenue increases in agent, affinity group and direct sales customers.


PRODUCT OFFERINGS

    UDN provides long-distance voice and data services primarily in the south-central and southwestern United States. UDN offers a broad array of services designed to afford small and medium-sized commercial clients, and on a limited basis residential customers, integrated telecommunications solutions to their telecommunication needs. UDN operates in Texas, Oklahoma and California under the name DNI in Arizona and in over 40 other states under the name AMS, and also in Arizona and New Mexico under the name CTN. UDN's direct sales force targets businesses with monthly telecommunication expenses within a range of $250 to $10,000. UDN provides these clients with basic inbound and outbound long distance service as well as travelcard, prepaid calling cards and international long distance services. To complement these offerings and to be viewed by its clients as a provider of "bundled" products, UDN also provides on a limited basis the following services: Conference Calling, Fax Mail-Box, FAX Broadcast, FAX-on-Demand, voice mail and Dedicated and Switched Data Services.

    UDN's strategy is to provide a broad product line so that its clients will view UDN as a one-stop provider of telecommunication services. UDN believes that the more services a client obtains from UDN, the less susceptible a client will be to switch to one of UDN's competitors. One of UDN's strengths is its ability to customize products to fit a customer's needs.

    Like many other resellers, UDN buys bulk long distance services from various wholesale carriers. Unlike many resellers, however, UDN also originates and terminates a majority of its traffic on its own network throughout Texas, Oklahoma, Arizona and New Mexico. With significant volumes, this constitutes a lower cost method of routing long distance traffic. With the CTN acquisition, UDN obtained an Arizona and New Mexico network and a switch-sharing lease arrangement on a switch located in Phoenix, Arizona. UDN's network is built around its DEX-400 switch located in Dallas. During 1997, UDN entered into a switch-sharing arrangement with STAR for the use of a switch in southern California. A statewide California network is being implemented.

    UDN's business plan contemplates continuing growth by marketing its services through four separate channels:

        1. DIRECT SALES. UDN currently employs direct-sales representatives in both the Dallas and Phoenix offices. These representatives each carry a monthly quota for generating new business, and focus on selling to small and medium-sized commercial accounts.

        2. AGENT SALES. UDN uses a nationwide force of over 75 independent agents to sell UDN's services to both residential and commercial accounts. The independent agents are paid on the basis of a percentage of revenue that is billed by the clients that they have brought to UDN. In addition to the existing agent development group, a director of third party marketing was hired in May 1996 who is focusing on developing agents primarily through affinity marketing.

        3. WHOLESALE SERVICES--SWITCHLESS RESELLERS AND CARRIER SALES. A switchless reseller is a non-facilities based long distance company for whom UDN acts as a wholesale provider of long distance services. The switchless reseller's clients are connected directly to UDN's network. Call detail records are sent to the reseller at the end of each month, which allows the reseller to utilize his own billing system in order to bill his clients. Alternatively, UDN may provide billing services to the switchless reseller and, for a fee, will bill the switchless reseller's customers for him. "Carrier sales" are those minutes other long distance carriers send to UDN to be terminated by UDN on its own network which presently covers Texas, Oklahoma, Arizona, New Mexico and portions of southern California. Although carrier sales constitute lower margin revenue, UDN's strategy is to have a base of wholesale clients for expanding its network geographically, which in turn should provide additional markets for higher margin direct sales and may ultimately increase margins in the agent base.

        4. PREPAID CALLING CARDS. The agreement with RealSource, Inc. with respect to the WorldDial Platforms has made prepaid calling cards a recent addition to UDN's product line. Prepaid calling cards constitute a rapidly growing market.

    In addition to continuing to expand the above channels to market, UDN intends to focus on several other key areas to ensure the future growth of UDN. First, UDN must retain its customer base. The replacement of lost clients is a major expense to UDN and results in lost revenues.

    Second, UDN will continue to explore opportunities for expanding its product line. Just as the acquisition of the WorldDial Platforms has expanded UDN's product lines, UDN intends to continue to acquire, develop and market products and services that meet the expanding needs of its clients. These products may include, among others, local service, cellular service, paging and personal communications services.


    UDN currently serves over 22,000 customers nationwide, primarily located in Texas, Oklahoma, Arizona and California. Long distance revenues have grown as follows from UDN's entrance into the market in 1992:



                                                                                 LONG DISTANCE
                                                                                   REVENUES
                                                                                 -------------
Fiscal year ended April 30, 1993...............................................   $    13,000
Fiscal year ended April 30, 1994...............................................   $   152,000
Fiscal year ended April 30, 1995...............................................   $ 1,378,000
Fiscal year ended April 30, 1996...............................................   $ 8,027,000
Fiscal year ended April 30, 1997...............................................   $24,012,000
Eight months ended December 31, 1997...........................................   $21,078,000
Nine months ended September 30, 1998...........................................   $23,811,000


EMPLOYEES


    As of December 31, 1998, UDN had 46 employees, of which 6 are full-time direct-sales representatives.


DESCRIPTION OF PROPERTY

    UDN and its subsidiaries lease each of their principal executive offices. UDN does not own all of the transmission facilities needed to complete long distance telephone calls. Other than the switching facility in

Dallas, UDN leases ports on switching facilities in Los Angeles and Phoenix. Therefore, UDN's operator services, direct dial long distance, "800" service, wholesale long distance service and international business are largely dependent upon the contractual arrangement with facilities-based carriers for the transmission of calls on a cost-effective basis. UDN has contractual arrangements with a carrier for the use of its switch and transmission facilities in Los Angeles and Phoenix. These contracts are on a month-to-month basis.

LEGAL PROCEEDINGS


    Except as set forth below, UDN is not engaged in any material litigation, and the officers and directors presently know of no threatened or pending material litigation in which it is contemplated that UDN will be made a party.



    In January 1998, AMS filed an action in Maricopa County Court of the State of Arizona against The Software Group, LLC, d/b/a Global Software Group, LLC ("Global") and three individuals seeking $1.3 million in damages for an alleged breach of service contracts with AMS. AMS claims that Global and the three individuals failed to pay amounts due to AMS for services provided to Global under the service contracts. One of the individuals has filed a counterclaim against UDN and Messrs. Snedegar and Christensen. AMS intends to vigorously pursue its claim against Global. There can be no assurance, however, that AMS will prevail in its collection of damages. In addition, whether or not AMS is ever able to collect its damages, such collection process could be time consuming and costly.

                           MANAGEMENT OF STAR AND UDN

OFFICERS AND DIRECTORS OF STAR


    The officers and directors of STAR and their ages as of February 1, 1999, are as follows:



NAME                                          AGE                                   POSITION
----------------------------------------      ---      ------------------------------------------------------------------
Christopher E. Edgecomb(1)..............          39   Chief Executive Officer, Chairman of the Board and Director

Mary A. Casey(1)(2).....................          36   President, Secretary and Director

David Vaun Crumly.......................          35   Executive Vice President--Sales and Marketing

James E. Kolsrud........................          54   Executive Vice President--Operations and Engineering

Kelly D. Enos...........................          40   Chief Financial Officer, Treasurer and Assistant Secretary

Mark Gershien...........................          46   Director

Gordon Hutchins, Jr.(3).................          49   Director

John R. Snedegar(2)(3)..................          49   Director

Arunas A. Chesonis......................          36   Director


------------------------

(1) Member of Non-Executive Stock Option Committee

(2) Member of Audit Committee

(3) Member of Compensation Committee

    CHRISTOPHER E. EDGECOMB co-founded STAR in September 1993, served as President of STAR until January 1996 and has served as STAR's Chief Executive Officer and Chairman of the Board since January 1996. Mr. Edgecomb has been a Director of STAR since its inception. Prior to that time, Mr. Edgecomb was a founder and the Executive Vice President of West Coast Telecommunications ("WCT"), a nation-wide long distance carrier, from August 1989 to December 1994. Prior to founding WCT, Mr. Edgecomb was President of Telco Planning, a telecommunications consulting firm, from January 1986 to July 1989. Prior to that time, Mr. Edgecomb held senior level sales and marketing positions with TMC Communications, American Network and Bay Area Teleport.

    MARY A. CASEY has been a Director and Secretary of STAR since co-founding STAR in September 1993, and has served as STAR's President since January 1996. Prior to that time, Ms. Casey was Director of Customer Service at WCT from December 1991 to June 1993, and served as Director of Operator Services at Call America, a long distance telecommunications company, from May 1988 to December 1991.

    DAVID VAUN CRUMLY has served as STAR's Executive Vice President--Sales and Marketing since January 1996. Prior to that time, Mr. Crumly served as a consultant to the Company from November 1995 to January 1996, was Vice President of Carrier Sales of Digital Network, Inc. from June 1995 to November 1995 and was Director of Carrier Sales of WCT from June 1992 to June 1995. Prior to joining WCT, Mr. Crumly served in various sales and marketing capacities with Metromedia, a long-distance company, from September 1990 to June 1992 and with Claydesta, a long-distance company, from May 1987 to September 1989.

    JAMES E. KOLSRUD has served as STAR's Executive Vice President--Operations and Engineering since September 1996. Prior to joining STAR, Mr. Kolsrud was an international telecommunications consultant from March 1995 to September 1996. Prior to that time, he was a Vice President, Corporate Engineering and Administration of IDB Communications Group, Inc. ("IDB"), an international communications company, from October 1989 to March 1995, and prior to that time, he was President of the International Division of IDB.

    KELLY D. ENOS has served as STAR's Chief Financial Officer since December 1996 and as Treasurer and Assistant Secretary since April 1997. Prior to that time, Ms. Enos was an independent consultant in the merchant banking field from February 1996 to November 1996 and a Vice President of Fortune Financial, a merchant banking firm, from April 1995 to January 1996. Ms. Enos served as a Vice President of Oppenheimer & Co., Inc., an investment bank, from July 1994 to March 1995 and a Vice President of Sutro & Co., an investment bank, from January 1991 to June 1994.

    MARK GERSHIEN has served as a Director of STAR since March 1998. Mr. Gershien has been the Senior Vice President of Sales and Marketing for Level 3 Communications, a telecommunications and informa-tion services company, since January 1998. Prior to that time, Mr. Gershien was the Senior Vice President of National Accounts for WorldCom, Inc., an international telecommunications company, and President and Chief Executive Officer of MFS Telecom, a division of MFS Communications, Inc. prior to its merger with WorldCom, Inc.

    GORDON HUTCHINS, JR. has served as a Director of STAR since January 1996. Mr. Hutchins has been President of GH Associates, a telecommunications consulting firm, since July 1989. Prior to founding GH Associates, Mr. Hutchins served as President and Chief Executive Officer of ICC Telecommunications, a competitive access provider, and held senior management positions with several other companies in the telecommunications industry.

    JOHN R. SNEDEGAR has served as a Director of STAR since January 1996. Mr. Snedegar has been the President of UDN since June 1990. See "--Officers and Directors of UDN."

    ARUNAS A. CHESONIS has served as a Director of STAR since May 1998. From May 1987 to April 1998, Mr. Chesonis served in various executive positions with ACC Corp. and its subsidiaries, including most recently President of ACC Corp. and President and Chief Operating Officer of ACC Global Corp.

STAR BOARD COMPOSITION

    In accordance with the terms of STAR's Certificate of Incorporation, the terms of office of the Board of Directors are divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1998; Class II, whose term will expire at the annual meeting of stockholders to be held in 1999; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2000. The Class I directors are Gordon Hutchins, Jr. and John R. Snedegar, the Class II directors are Mark Gershien and Mary A. Casey, and the Class III directors are Christopher E. Edgecomb and Arunas A. Chesonis. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or changes in management of STAR. See "Risk Factors--Anti-takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law" and "Description of STAR Capital Stock--Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

    Each officer is elected by and serves at the discretion of the STAR Board. Each of STAR's officers and directors, other than nonemployee directors, devotes substantially full time to the affairs of STAR. STAR's nonemployee directors devote such time to the affairs of STAR as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of STAR.

STAR DIRECTOR COMPENSATION

    STAR's non-employee directors receive $2,000 for each Board meeting attended and $1,000 for each telephonic Board meeting. In addition, each non-employee director is reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees. In 1996, Messrs. Hutchins and Snedegar were each granted stock options to purchase 20,500 shares of

STAR's Common Stock. In 1997, Messrs. Hutchins and Snedegar and Roland Van der Meer, a former director, were each granted stock options to purchase 10,250 shares of STAR's Common Stock. In 1998, Messrs. Hutchins, Snedegar and Gershien were each granted stock options to purchase 10,250 shares of STAR Common Stock, and Mr. Chesonis was granted stock options to purchase 10,000 shares of STAR Common Stock. See "Certain Transactions--Transactions with STAR Outside Directors."

STAR EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the compensation earned by STAR's Chief Executive Officer and four other executive officers who earned (or would have earned) salary and bonus in excess of $100,000 for services rendered in all capacities to STAR and its subsidiaries (the "STAR Named Officers") for each of the fiscal years in the two year period ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                          COMPENSATION
                                                                                          -------------
                                                                                           SECURITIES
                                                                                           UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                        FISCAL YEAR  SALARY ($)    BONUS ($)    OPTIONS (#)   COMPENSATION ($)
-------------------------------------------------  -----------  -----------  -----------  -------------  -----------------
Christopher E. Edgecomb .........................        1997      360,000           --            --            3,202(1)
  Chief Executive Officer and Chairman of the            1996      360,000           --            --            9,223(1)
  Board

Mary A. Casey ...................................        1997      217,500           --            --           13,615(2)
  President and Secretary                                1996      156,042           --            --           15,028(2)

David Vaun Crumly ...............................        1997      380,779        1,014            --            6,202(2)
  Executive Vice President--Sales and Marketing          1996      298,002           --       410,000            3,202(2)

James E. Kolsrud ................................        1997      177,083        1,014            --            5,528(3)
  Executive Vice President--Operations and               1996       25,000           --       205,000               --
  Engineering

Kelly D. Enos(4) ................................        1997      150,000        1,014        20,500           25,924(5)
  Chief Financial Officer and Treasurer                  1996       12,500           --       153,750               --

------------------------

(1) Consists of life and health insurance premiums paid by STAR.

(2) Consists of life and health insurance premiums and a car allowance paid by STAR.

(3) Consists of health insurance premiums paid by STAR.

(4) Ms. Enos joined STAR in December 1996.

(5) Consists of a moving allowance of $22,721 and life and health insurance premiums paid by STAR.

    The following table contains information concerning the stock option grants made to each of the STAR Named Officers named below for the year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                                                                                    VALUE OF ASSUMED
                                       NUMBER OF                                                  ANNUAL RATES OF STOCK
                                      SECURITIES   PERCENT OF TOTAL                                PRICE APPRECIATION
                                      UNDERLYING    OPTIONS GRANTED     EXERCISE                   FOR OPTION TERM(1)
                                        OPTIONS     TO EMPLOYEES IN     PRICE PER    EXPIRATION   ---------------------
NAME                                  GRANTED (#)     FISCAL YEAR     SHARE ($/SH)      DATE       5% ($)     10% ($)
------------------------------------  -----------  -----------------  -------------  -----------  ---------  ----------
Kelly D. Enos.......................      20,500(2)           2.3%      $    6.83      06/27/07   $  88,045  $  223,124

------------------------

(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of STAR's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the STAR Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officer.

(2) The option becomes exercisable in four equal annual installments on June 26, 1998, 1999, 2000 and 2001, respectively.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    No options were exercised by the STAR Named Officers for the fiscal year ended December 31, 1997. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.

STAR COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of STAR's Board (the "Compensation Committee") was formed in May 1996, and, in 1997, the members of the Compensation Committee were Gordon Hutchins, Jr., John R. Snedegar and Roland A. Van der Meer. None of these individuals was at any time during the year ended December 31, 1997, or at any other time, an officer or employee of STAR. Mr. Van der Meer resigned from the Board and the Compensation Committee, effective as of February 1, 1998. The Non-Executive Compensation Committee of STAR's Board (the "Non-Executive Compensation Committee") was formed in 1997, and the members are Christopher E. Edgecomb and Mary A. Casey. No member of the Compensation Committee or the Non-Executive Compensation Committee served at any time during the year ended December 31, 1997 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of STAR's Board, Compensation Committee or Non-Executive Compensation Committee, except that Mr. Hutchins was a director of UDN for a portion of 1997. The Compensation Committee and the Non-Executive Compensation Committee shall collectively be referred to hereafter as the "Compensation Committees."

STAR 1997 OMNIBUS STOCK INCENTIVE PLAN


    STAR's 1997 Omnibus Stock Incentive Plan (as amended, the "Omnibus Plan") was adopted by the Board of Directors on January 30, 1997 as the successor to STAR's 1996 Supplemental Option Plan (the "Supplemental Plan"). STAR has reserved 4,075,000 shares for issuance under the Omnibus Plan. This share reserve is comprised of (i) the 2,050,000 shares that were available for issuance under the Supplemental Plan, plus (ii) an increase of 2,025,000 shares. As of September 30, 1998, 215,866 shares had been issued under the Supplemental and Omnibus Plans, options for approximately 1,986,461 shares were outstanding (699,067 of which were granted under the Supplemental Plan) and approximately 1,256,314 shares remained available for future grant. Shares of STAR Common Stock subject to outstanding options, including options granted under the Supplemental Plan, which expire or terminate prior to exercise, will be available for future issuance under the Omnibus Plan. In addition, if stock appreciation rights ("SARs") and stock units are settled under the Omnibus Plan, then only the number of shares actually issued in settlement will reduce the number of shares available for future issuance under this plan.

    Under the Omnibus Plan, employees, outside directors and consultants may be awarded options to purchase shares of STAR Common Stock, SARs, restricted shares and stock units. Options may be incentive stock options designed to satisfy
Section 422 of the Internal Revenue Code or nonstatutory stock options not designed to meet such requirements. SARs may be awarded in combination with options, restricted shares or stock units, and such an award may provide that the SARs will not be exercisable unless the related options, restricted shares or stock units are forfeited.

    The Omnibus Plan is administered by the Board or the Compensation Committees (the "Administrator"). The Administrator has the complete discretion to determine which eligible individuals are to receive awards; determine the award type, number of shares subject to an award, vesting requirements and other features and conditions of such awards; interpret the Omnibus Plan; and make all other decisions relating to the operation of the Omnibus Plan.

    The exercise price for options granted under the Omnibus Plan may be paid in cash or in outstanding shares of STAR Common Stock. Options may also be exercised on a cashless basis, by a pledge of shares to a broker or by promissory note. The payment for the award of newly issued restricted shares will be made in cash. If an award of SARs, stock units or restricted shares from STAR's treasury is granted, no cash consideration is required.

    The Administrator has the authority to modify, extend or assume outstanding options and SARs or may accept the cancellation of outstanding options and SARs in return for the grant of new options or SARs for the same or a different number of shares and at the same or a different exercise price.

    The Board may determine that an outside director may elect to receive his or her annual retainer payments and meeting fees from STAR in the form of cash, options, restricted shares, stock units or a combination thereof. The Board will decide how to determine the number and terms of the options, restricted shares or stock units to be granted to outside directors in lieu of annual retainers and meeting fees.

    Upon a change in control, the Administrator may determine that an option or SAR will become fully exercisable as to all shares subject to such option or SAR. A change in control includes a merger or consolidation of STAR, certain changes in the composition of the Board and acquisition of 50% or more of the combined voting power of STAR's outstanding stock. In the event of a merger or other reorganization, outstanding options, SARs, restricted shares and stock units will be subject to the agreement of merger or reorganization, which may provide for the assumption of outstanding awards by the surviving corporation or its parent, their continuation by STAR (if STAR is the surviving corporation), accelerated vesting and accelerated expiration, or settlement in cash.

    The Board may amend or terminate the Omnibus Plan at any time. Amendments may be subject to stockholder approval to the extent required by applicable laws. In any event, the Omnibus Plan will terminate on January 22, 2007, unless sooner terminated by the Board.

STAR 1996 OUTSIDE DIRECTOR NONSTATUTORY STOCK OPTION PLAN


    STAR's 1996 Outside Director Nonstatutory Stock Option Plan (the "Director Plan") was ratified and approved by the Board of Directors as of May 14, 1996. STAR has reserved 410,000 shares of STAR Common Stock for issuance under the Director Plan. As of September 30, 1998, 82,000 shares had been issued under the Director Plan, options for 71,500 shares were outstanding and 256,500 shares remained available for future grant. If an outstanding option expires or terminates unexercised, then the shares subject to such option will again be available for issuance under the Director Plan.

    Under the Director Plan, outside directors of STAR may receive nonstatutory options to purchase shares of STAR Common Stock. The Director Plan is administered by the Board or the Compensation Committee (the "Administrator"). The Administrator has the discretion to determine which eligible individuals will receive options, the number of shares subject to each option, vesting requirements and any other terms and conditions of such options.

    The exercise price for options granted under the Director Plan will be at least 85% of the fair market value of the STAR Common Stock on the option grant date, shall be 110% of the fair market value of the STAR Common Stock on the option grant date if the option is granted to a holder of more than 10% of the STAR Common Stock outstanding and may be paid in cash, check or shares of STAR Common Stock. The exercise price may also be paid by cashless exercise or pledge of shares to a broker.

    The Administrator may modify, extend or renew outstanding options or accept the surrender of such options in exchange for the grant of new options, subject to the consent of the affected optionee.

    Upon a change in control, the Board may accelerate the exercisability of outstanding options and provide an exercise period during which such accelerated options may be exercised. The Board also has the discretion to terminate any outstanding options that had been accelerated and had not been exercised during such exercise period. In the event of a merger of STAR into another corporation in which holders of STAR Common Stock receive cash for their shares, the Board may settle the option with a cash payment equal to the difference between the exercise price and the amount paid to holders of STAR Common Stock pursuant to the merger.

    The Board may amend or terminate the Director Plan at any time. In any event, the Director Plan will terminate on May 14, 2006, unless sooner terminated by the Board.

STAR EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

    STAR has an employment agreement with Mary A. Casey, pursuant to which Ms. Casey holds the position of President of STAR, is paid an annual salary of $20,000 per month, subject to adjustment to reflect increases in the Consumer Price Index, was entitled to purchase 1,677,273 shares of STAR Common Stock, and is eligible to receive a bonus, as determined by the Chief Executive Officer and Board of Directors. The agreement also provides that Ms. Casey will receive a severance payment equal to $7,000 per month for the first six months after termination of employment, and an additional payment of $7,000 per month for the next six months, minus any amounts earned by her from other employment during such period. In addition, the agreement provides that if Ms. Casey's employment is terminated (other than for cause) within four months after a Sale Transaction (as defined below), she will continue to receive the compensation provided in the agreement until the expiration of the agreement on December 31, 2000, instead of the severance payments described above. A Sale Transaction is an acquisition of more than 75% of the voting securities of STAR, pursuant to a tender offer or exchange offer approved in advance by the Board of Directors.

    In January 1996, STAR entered into an employment agreement with David Vaun Crumly pursuant to which Mr. Crumly became Executive Vice President of STAR. The agreement provides for an annual salary of $10,000 per month with an annual increase, plus incentive bonuses tied to gross revenues of STAR. The agreement also provides for a commission on certain accounts of STAR and an option to purchase 369,000 shares of STAR Common Stock at an exercise price of $0.73 per share. In addition, in the event of a Sale Transaction, Mr. Crumly will receive a bonus payment equal to the lesser of $1,500,000 or a percentage of the monthly gross sales of accounts relating to customers introduced to STAR by Mr. Crumly. If his employment is terminated in certain circumstances, without cause, within four months after a Sale Transaction, Mr. Crumly is entitled to receive the compensation provided in this agreement, minus any compensation earned by other employment, until the expiration of the agreement on December 31, 2000.

    In December 1996, STAR entered into an employment agreement with Kelly D. Enos, pursuant to which Ms. Enos became Chief Financial Officer of STAR. The agreement provides for an annual salary of $150,000 (which has been increased to $160,000) and an option to purchase 153,750 shares of STAR Common Stock at an exercise price of $4.00 per share. The agreement also provides that Ms. Enos will receive a severance payment equal to the compensation which she would have received under the remaining term of the agreement if she terminates the agreement as a result of STAR's default of its material obligations and duties under the agreement or if she is terminated by STAR without cause within four months after a Sale Transaction.

    In September 1996, STAR entered into an employment agreement with James E. Kolsrud, pursuant to which Mr. Kolsrud became Executive Vice President--Operations and Engineering of STAR. The agreement provides for a monthly salary of $16,667, an option to purchase 205,000 shares of STAR Common Stock pursuant to STAR's 1996 Supplemental Stock Option Plan at a price of $4.00 per share, reimbursement of reasonable out-of-pocket expenses incurred in connection with Company business, and fringe benefits accorded to executives of STAR as determined by the Board of Directors. In the event of termination pursuant to the agreement, Mr. Kolsrud shall be entitled to receive compensation accrued and payable to him as of the date of his termination or death, and all other amounts payable to him under the agreement shall thereupon cease. If his employment is terminated in certain circumstances within four months after a Sale Transaction, then Mr. Kolsrud shall continue to receive the compensation provided in the agreement until the expiration of the agreement on December 31, 2000.

OFFICERS AND DIRECTORS OF UDN


    After the Merger, the officers and directors of UDN are expected to be and their ages as of February 1, 1999 are, as follows:



NAME                                     AGE                                     POSITION
-----------------------------------      ---      -----------------------------------------------------------------------
John R. Snedegar ..................          49   President
  Laguna Hills, CA 92653
Dale W. Christensen ...............          46   Chief Operating Officer and Chief Financial Officer
  Carrollton, TX 75007
Christopher E. Edgecomb ...........          39   Director
  Santa Barbara, CA 93101
Mary A. Casey .....................          36   Director
  Santa Barbara, CA 93101
Kelly D. Enos .....................          40   Director
  Santa Barbara, CA 93101



    JOHN R. SNEDEGAR has been the President and a Director of UDN since June 1990. From June 1980 to February 1992, Mr. Snedegar was the President and CEO of AmeriTel Management, Inc., a provider of long distance telecommunications and management services. Mr. Snedegar is also a director for StarBase Corporation, a software development company, Micro General Corporation, a full service communications service provider, TeleHub Communications Corporation, a long-distance technology company and Techwave Inc., an electronic commerce software company, and of STAR. Mr. Snedegar also serves as President of Kendall Venture Funding, Ltd., a reporting company in Alberta, Canada.


    DALE W. CHRISTENSEN co-founded ANI Communications in February 1992, and joined UDN as Chief Operating Officer and Chief Financial Officer upon UDN's acquisition of ANI later that same year. From 1989 to 1992, Mr. Christensen was the Controller of International Telecharge, Inc. ("ITI"), a telecommunications company that provided alternative operator services primarily to the pay phone and hospitality markets.

    For biographies of Mr. Edgecomb, Ms. Casey and Ms. Enos, see "--Officers and Directors of STAR."

    All directors hold office until the next annual meeting of stockholders or until their successors have been duly elected or qualified or until his earlier death, resignation or removal. Executive officers of UDN are appointed by and serve at the discretion of the UDN Board.

UDN DIRECTOR COMPENSATION

    The members of the UDN Board of Directors are not compensated in such capacity. However, the UDN Board of Directors may, by resolution, reimburse directors for out-of-pocket expenses incurred in their capacity as directors of UDN.

UDN EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the compensation earned by UDN's President and one other executive officer who earned (or would have earned) salary and bonus in excess of $100,000 for services rendered in all capacities to UDN and its subsidiaries (the "UDN Named Officers") for each of the fiscal years in the three year period ended April 30, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                          COMPENSATION
                                                                          ------------
                                                                           SECURITIES
                                     FISCAL                                UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR      SALARY ($)      BONUS     OPTIONS (#)    COMPENSATION
-----------------------------------  ------   --------------   --------   ------------   ------------
John R. Snedegar, .................   1998    $ 125,587        $ 50,000          --         $7,200
  President/Chief Executive Officer   1997      118,019          25,000          --          6,000
                                      1996           --              --          --             --

Dale W. Christensen, ..............   1998    $ 101,443        $ 23,750      37,500         $2,400
  Chief Operating Officer and Vice    1997      104,877          20,000          --             --
  President Finance                   1996       90,930           6,500      37,500             --

    The following table contains information concerning the stock option grants made to each of the UDN Named Officers named below for the year ended April 30, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            MARKET VALUE OF
                                             NUMBER OF       PERCENT OF                       SECURITIES
                                            SECURITIES      TOTAL OPTIONS     EXERCISE        UNDERLYING
                                            UNDERLYING       GRANTED TO       PRICE PER     OPTIONS ON THE
                                          OPTIONS GRANTED   EMPLOYEES IN        SHARE        DATE OF GRANT    EXPIRATION
NAME                                          (#)(1)         FISCAL YEAR     (CDN $/SH)    (CDN $/SECURITY)      DATE
----------------------------------------  ---------------  ---------------  -------------  -----------------  -----------
Dale W. Christensen.....................        37,500             49.0%      $    2.28        $    2.28         6/11/02

------------------------

(1) These options are fully vested.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    No options were exercised by the UDN Named Officers for the fiscal year ended April 30, 1998. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.


                                                    UNEXERCISED OPTIONS @ APRIL         VALUE OF UNEXERCISED
                                                                30,                         IN-THE-MONEY
                                                                1998                  OPTIONS AT APRIL 30, 1998
NAME                                               EXERCISABLE/UNEXERCISABLE (#)   EXERCISABLE/UNEXERCISABLE ($$)
-------------------------------------------------  ------------------------------  -------------------------------
Dale W. Christensen..............................             75,000/0                           nil

                           OUTSTANDING STOCK OPTIONS

                                                     NUMBER OF UDN        EXERCISE PRICE        EXPIRY DATE OF
CLASS OF OPTIONEE                                 SHARES UNDER OPTION       PER SHARE               OPTION
------------------------------------------------  -------------------  --------------------  --------------------
Executive Officers, as a group (1 person).......          37,500       US$     1.64/CD$2.80          May 2, 2000
                                                          37,500       US$     2.04/CD$2.28        June 11, 2002

Directors who are not executive officers, as a            25,000       US$     2.16/CD$2.92         May 11, 2000
  group (3 persons).............................          75,000       US$     2.14/CD$2.92     January 15, 2001
                                                          50,000       US$     1.97/CD$2.68       March 26, 2001

Other employees of UDN, or its subsidiaries, as           16,250       US$     1.64/CD$2.80          May 2, 2000
  a group (21 persons)..........................          39,375       US$     1.77/CD$2.40      August 21, 2000
                                                          98,750       US$     2.02/CD$2.76         June 6, 2001
                                                          40,000       US$     1.84/CD$2.50      October 4, 2001
                                                          36,250       US$     1.59/CD$2.22        April 4, 2002
                                                          13,750       US$     2.04/CD$2.28        June 11, 2002

UDN EMPLOYMENT AGREEMENTS

    EMPLOYMENT CONTRACT WITH MR. SNEDEGAR. UDN entered into an Employment Agreement, dated June 1, 1996, with its President, John R. Snedegar, pursuant to which Mr. Snedegar is employed for a four-year term from June 1, 1996, at a base salary of $125,000 per annum. The agreement also provides for typical perquisites such as reimbursement of expenses, paid vacation, automobile allowance and medical, disability and life insurance. Mr. Snedegar can earn a bonus of up to $50,000 per fiscal year at the discretion of the Board of Directors or based on revenue and profitability targets to be established by the Board (the "Bonus").

    Mr. Snedegar may terminate the agreement for any reason upon ninety days' prior written notice. In the event that Mr. Snedegar's employment is terminated without cause, Mr. Snedegar will be entitled to a severance payment equal to his monthly base salary times the number of months remaining in the term of the agreement up to a maximum of 24 months, in addition to two times the amount of the Bonus earned during the fiscal year prior to termination.

    In the event that there is a change in control of UDN, Mr. Snedegar may elect to terminate the agreement. In that event, Mr. Snedegar will be entitled to a severance payment equal to his monthly base salary times the number of months remaining in the term of the contract, up to a maximum of 24 months, in addition to two times the amount of the Bonus earned during the fiscal year prior to termination and will continue to receive life insurance, health insurance and disability insurance benefits for a period of two years from the date of termination.

    In the event that the agreement is otherwise terminated, Mr. Snedegar will be entitled to receive an amount equivalent to the Bonus for the fiscal year in which termination occurs multiplied by a fraction, the numerator of which is the number of days in that year prior to termination and the denominator is 365.


    EMPLOYMENT CONTRACT WITH MR. CHRISTENSEN. UDN entered into an Employment Agreement dated May 1, 1997, with its Chief Financial Officer and Chief Operating Officer, Dale W. Christensen, pursuant to which Mr. Christensen is employed for a two-year term from May 1, 1997, which has been extended through October 31, 1999, at a base salary of $100,000 per annum. The agreement also provides for typical perquisites such as reimbursement of expenses, paid vacation, automobile allowance and medical and disability insurance. Mr. Christensen can earn a bonus of up to $25,000 per fiscal year based on revenue and profitability targets to be agreed upon between UDN's President and Mr. Christensen (the "Bonus").

    Mr. Christensen may terminate the agreement for any reason upon thirty days' prior written notice. In the event that Mr. Christensen's employment is terminated by UDN without cause, Mr. Christensen will be entitled to a severance payment equal to his monthly base salary times the number of months remaining in the term of the agreement up to a maximum of six months, in addition to the amount of the Bonus which would have been earned in the fiscal year of termination, multiplied by a fraction of which the numerator is the number of days in that year prior to termination and the denominator is 365.

    In the event that there is a change in control of UDN, Mr. Christensen may elect to terminate the agreement. In that event, Mr. Christensen will be entitled to a severance payment equal to his monthly base salary times the number of months remaining in the term of the contract, up to a maximum of six months and will continue to receive medical and disability insurance benefits for a period of six (6) months from the date of termination.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH STAR OUTSIDE DIRECTORS


    STAR provides services to Digital Network, Inc. ("DNI"), a wholly owned subsidiary of UDN. John R. Snedegar, a Director of STAR, is President of UDN. For the year ended December 31, 1997 and the nine months ended September 30, 1998, DNI made payments to STAR in the amount of approximately $1,141,000 and $4,207,450, respectively for such services.



    On November 19, 1997, STAR entered into the Merger Agreement. Messrs. Snedegar and Edgecomb beneficially own 11.2% and 2%, respectively, of the outstanding common stock of UDN. In connection with the Merger, STAR has loaned $4.5 million to UDN at market rates of interest. See "The Merger-- The Merger Agreement--Promissory Notes."



    GH Associates, an affiliate of Gordon Hutchins, Jr., a Director of STAR, provides consulting services to STAR. For the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1998, STAR made payments of approximately $60,000, $154,000, $72,000 and $56,000, respectively, to GH Associates for general business consulting services relating to the telecommunications industry and for the performance of other tasks requested by STAR's Chief Executive Officer, President and Board of Directors. In addition, in connection with these services, STAR granted to Mr. Hutchins a nonstatutory option to purchase 205,000 shares of STAR Common Stock at an exercise price of $1.46 per share.


    STAR's Outside Directors have been granted nonstatutory stock options under the Director Plan. See "Management of STAR and UDN--STAR Director Compensation."

TRANSACTIONS WITH STAR EXECUTIVE OFFICERS

    Each of Kelly D. Enos, David Vaun Crumly and James E. Kolsrud received incentive stock options to purchase 4,100 shares of STAR Common Stock at an exercise price of $16.31 in January 1998, and incentive stock options to purchase 100 shares of STAR Common Stock at an exercise price of $27.00 in May 1998.

    On October 4, 1996, STAR entered into a $12.0 million line of credit with Comerica Bank. This line of credit was guaranteed by Christopher E. Edgecomb, STAR's Chief Executive Officer. STAR has entered into a new revolving credit facility since that time and Mr. Edgecomb's guarantee of the Comerica Bank line has been terminated. Mr. Edgecomb did not receive any additional compensation in connection with such guarantee. STAR has entered into lines of credit with Mr. Edgecomb in the aggregate amount of $1,448,000. Borrowings under the lines of credit bear interest at a rate of 9.0% and there was $82,000 outstanding under these lines of credit as of March 31, 1998. In addition, on November 27, 1997 STAR provided a short-term loan to Mr. Edgecomb for $8.0 million. The loan carried interest of 7% per annum and was repaid in seven days.


    Mr. Edgecomb owns Star Aero Services, Inc. ("Star Aero"), which has ownership interests in five airplanes that STAR utilizes for business travel from time to time. For the years ended December 31, 1995, 1996 and 1997, STAR paid $144,000, $68,000 and $171,000, respectively, in costs related to the use of Star Aero services.


    Mr. Crumly had controlling ownership of three companies that resold transmission capacity to STAR during 1996 for a total of approximately $240,000. No fees were paid to Mr. Crumly during 1997 with respect to such transmission capacity. In addition, STAR reimbursed approximately $131,000 in legal fees incurred by such companies in connection with a dispute with the provider of the capacity that was resold to STAR.

    Mr. Kolsrud has a 12.5% interest in Interpacket Group, Inc. ("Interpacket") which has direct termination arrangements with STAR for certain countries in Central and South America. For the years ended December 31, 1996 and 1997, STAR paid $37,000 and $256,000, respectively, for services rendered by Interpacket. In addition, STAR purchased satellite transmission equipment and services from Interpacket during 1997 and the nine months ended September 30, 1998 for $1,114,000 and $6.3 million, respectively.


INDEMNIFICATION OF STAR DIRECTORS AND OFFICERS

    STAR's Amended and Restated Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    STAR's Bylaws provide that STAR shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. STAR's has also entered into or will enter into indemnification agreements with its officers and directors containing provisions that may require STAR, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

    STAR believes that all of the transactions set forth above were made on terms no less favorable to STAR than could have been obtained from unaffiliated third parties. All future transactions, including loans between STAR and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to STAR than could be obtained from unaffiliated third parties.

TRANSACTIONS WITH UDN DIRECTORS AND OFFICERS

    Donald Sledge is covered by UDN's health and dental insurance plan, and UDN reimburses the annual costs of his life insurance policy.

    In March 1996, UDN acquired all of the outstanding common stock of AMS for consideration totaling $5.0 million, consisting of $1.0 million in cash, $3.0 million in convertible debentures and $1.0 million in notes payable. Ninety-three percent of the outstanding shares of AMS were owned by Ennis Rushton and Cindy Rushton, his wife. Immediately following this transaction, Mr. Rushton became a director of UDN.


    Under the AMS acquisition agreement, UDN was entitled to reduce the outstanding amount of the convertible debentures and notes payable issued in the transaction by the amounts by which (a) the net worth of AMS at closing was less than an agreed upon amount and (b) revenue in several specified post-closing periods was less than an agreed upon amount. Pursuant to these provisions, UDN reduced the outstanding debentures by approximately $1.1 million as a result of the closing-date equity level of AMS, and by approximately $368,000 as a result of the post-closing revenue of AMS. Ennis and Cindy Rushton disputed the amount of the reduction relating to post-closing revenue. In addition, subsequent to the AMS acquisition, $500,000 of the convertible debentures were converted by the holders into 250,000 shares of UDN Common Stock. In March 1998, UDN settled the dispute with Ennis and Cindy Rushton by a reduction of $200,000 in the amount outstanding under the Convertible Debenture. All amounts due under the notes payable to the AMS sellers have been paid and the net amount outstanding under the Convertible Debenture is $550,000. On July 30, 1998, UDN signed an extension agreement with the holder of the debenture under which the right to convert the debenture into shares of UDN Common Stock expired and a $33,000 extension fee was paid by UDN to the debenture holder.

    In each of fiscal 1998 and fiscal 1996, Dale Christensen was granted options to acquire 37,500 shares of UDN Common Stock.


    On July 21, 1998, UDN issued a promissory note in the principal amount of $1.0 million payable to the order of Mr. Snedegar. The outstanding principal balance of the note accrues interest at 10% and matures on the earlier of thirty days after the occurrence of a Change of Control (as defined in the promissory note) and July 21, 1999.

                         PRINCIPAL STOCKHOLDERS OF STAR


    The following table sets forth certain information known to STAR regarding beneficial ownership of STAR Common Stock as of January 27, 1999, as adjusted to reflect the issuance of shares in the Merger by (i) each person who is known by STAR to own beneficially more than five percent of STAR's Common Stock, (ii) each of STAR's directors, (iii) each of the Named Officers, and (iv) all current officers and directors as a group.



                                                               SHARES BENEFICIALLY OWNED    SHARES BENEFICIALLY OWNED
                                                                 BEFORE THE MERGER(1)          AFTER THE MERGER(1)
                                                              ---------------------------  ---------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                             NUMBER      PERCENT(2)       NUMBER      PERCENT(2)
------------------------------------------------------------  ------------  -------------  ------------  -------------
Gordon Hutchins, Jr.(3) ....................................       188,600        *             188,600        *
John R. Snedegar(4) ........................................        10,250        *             122,874        *
Mark Gershien(5) ...........................................        10,250        *              10,250        *
Arunas A. Chesonis .........................................       --            --             --            --
Christopher E. Edgecomb ....................................    12,702,807         30.1%     12,722,721         21.8%
Mary A. Casey ..............................................     1,596,613          3.8%      1,596,613          2.7%
David Vaun Crumly(6) .......................................       891,416          2.1%        894,527          1.5%
James E. Kolsrud(7) ........................................       174,022        *             174,022        *
Kelly D. Enos(8) ...........................................       214,337        *             214,337        *
All directors and executive officers as a group (9
  persons)(9) ..............................................    15,788,295         37.4%     15,913,694         27.3%


------------------------

 * Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. The address for each listed director and officer is c/o STAR Telecommunications, Inc., 223 East De La Guerra Street, Santa Barbara, California 93101. To STAR's knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of STAR Common Stock.


(2) Percentage of beneficial ownership is based on 42,246,521 shares of STAR Common Stock outstanding as of January 27, 1999 and 58,302,092 shares of STAR Common Stock after the completion of the Merger (assuming completion of the PT-1 Merger). The number of shares of STAR Common Stock beneficially owned includes the shares issuable pursuant to stock options and warrants that are exercisable within sixty days of January 27, 1999.



(3) Consists of 188,600 shares issuable upon the exercise of stock options exercisable within sixty days of January 27, 1999.



(4) Prior to the Merger, consists of 10,250 shares of STAR Common Stock issuable upon the exercise of stock options exercisable within sixty days of January 27, 1999. After completion of the Merger, consists of 5,308 shares of STAR Common Stock owned by a trust for the benefit of Mr. Snedegar's children, under which Mr. Snedegar is a potential beneficiary and the sole trustee. In addition, Mr. Snedegar is a potential beneficiary and the sole trustee under the Snedegar Revocable Living Trust ("SRLT"). SRLT, in turn, owns 100% of the issued shares of Norexco Petroleum Company ("Norexco"), which in turn owns 100% of the issued shares of Avalon Management Corp. ("Avalon"). Avalon is the general partner of and owns 25% of a limited partnership, Access Financial, L.P. ("Access"), which owns 40,802 shares of STAR Common Stock. The post-merger number also includes 4,347 shares of STAR Common Stock subject to share purchase warrants owned by Access and exercisable within sixty days of January 27, 1999 and 10,250 shares of STAR Common Stock issuable upon the exercise of stock options exercisable within sixty days of January 27, 1999.

(5) Consists of 10,250 shares of STAR Common Stock issuable upon the exercise of stock options exercisable within sixty days of January 27, 1999.



(6) Prior to the Merger, consists of 737,666 shares of STAR Common Stock, and 153,750 shares of STAR Common Stock issuable upon the exercise of stock options exercisable within sixty days of January 27, 1999, and after the completion of the Merger, consists of 738,032 shares of STAR Common Stock and 156,495 shares of STAR Common Stock issuable upon the exercise of stock options exercisable within sixty days of January 27, 1999.



(7) Consists of 101,250 shares of STAR Common Stock, 20,497 shares of STAR Common Stock held in joint tenancy and 52,275 shares of STAR Common Stock issuable upon the exercise of stock options exercisable within sixty days of January 27, 1999.



(8) Consists of 96,720 shares of STAR Common Stock and 117,617 shares of STAR Common Stock issuable upon the exercise of stock options exercisable within sixty days of January 27, 1999.



(9) Prior to the Merger, consists of 532,742 shares of STAR Common Stock issuable upon the exercise of stock options exercisable within sixty days of January 27, 1999, and after completion of the Merger, includes 535,487 shares of STAR Common Stock issuable upon the exercise of stock options and warrants exercisable within sixty days of January 27, 1999.

                         PRINCIPAL STOCKHOLDERS OF UDN


    The following table sets forth the number of and percentage of outstanding shares of UDN Common Stock owned by UDN Named Officers and the UDN directors and principal stockholders as of January 27, 1999.



                                           SHARES OF COMMON STOCK
                                            BENEFICIALLY OWNED(1)
                                          -------------------------
NAMES AND ADDRESS OF BENEFICIAL OWNER        NUMBER          PERCENT(2)
----------------------------------------  -------------      ------
John R. Snedegar .......................        769,147(3)    11.2%
  18872 MacArthur Boulevard, Suite 300
  Irvine, California 92612
Dale W. Christensen ....................        199,317(4)     2.9%
  1431 Greenway Drive, Suite 640
  Irving, Texas 75038
Ennis Rushton ..........................        232,500        3.4%
  660 Bird Lane
  Litchfield, Arizona
Donald Sledge ..........................        112,500(5)     1.6%
  27 Cherry Hill Court
  Alamo, California 94507
Janine Thomas ..........................         25,000(6)     0.4%
  109 Stevens Drive
  W. Vancouver, BC V751C2
All Directors and Executive Officers as
  a Group (5 persons) ..................      1,338,464       19.5%


------------------------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. To UDN's knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of UDN Common Stock.


(2) Percentage of beneficial ownership is based on 6,867,344 shares of UDN Common Stock outstanding as of January 27, 1999.



(3) Includes 36,250 shares of UDN Common Stock owned by a trust for the benefit of Mr. Snedegar's children, under which Mr. Snedegar is a potential beneficiary and the sole trustee. In addition, Mr. Snedegar is a potential beneficiary and the sole trustee under SRLT. SRLT, in turn, owns 100% of the issued shares of Norexco which in turn owns 100% of the issued shares of Avalon. Avalon is the general partner of and owns 25% of Access which owns 278,650 shares of UDN. Includes share purchase warrants to purchase 29,688 shares of UDN Common Stock owned by Access, which warrants are currently exercisable and expire on February 10, 1999.



(4) Includes 7,500 shares of UDN Common Stock issuable upon exercise of share purchase warrants, which warrants are currently exercisable and expire of February 10, 1999. Also includes 75,000 shares of UDN Common Stock issuable upon exercise of stock options exercisable within sixty days of January 27, 1999.



(5) Includes 75,000 shares of UDN Common Stock issuable upon the exercise of stock options exercisable within sixty days of January 27, 1999.



(6) Includes 25,000 shares of UDN Common Stock issuable upon the exercise of stock options exercisable within sixty days of January 27, 1999.

                       DESCRIPTION OF STAR CAPITAL STOCK


    The authorized capital stock of STAR consists of 100,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value.


COMMON STOCK


    As of January 27, 1999, there were approximately 42,246,521 shares of STAR Common Stock outstanding that were held of record by approximately 158 stockholders. There will be approximately 58,302,092 shares of Common Stock outstanding (assuming consummation of the PT-1 Merger and no exercise after January 27, 1999 of outstanding options) after giving effect to the issuance of shares of STAR Common Stock in the Merger.


    The holders of STAR Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of STAR Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by STAR's Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution, or winding up of STAR, the holders of STAR Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The STAR Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the STAR Common Stock. All outstanding shares of STAR Common Stock are fully paid and nonassessable, and the shares of STAR Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

    Pursuant to STAR's Amended and Restated Certificate of Incorporation, the Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of STAR without further action by the stockholders and may adversely affect the voting and other rights of the holders of STAR Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of STAR Common Stock, including the loss of voting control to others. At present, STAR has no plans to issue any of the Preferred Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS
  AND DELAWARE LAW

    CERTIFICATE OF INCORPORATION AND BYLAWS. STAR's Amended and Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of STAR and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors. The Amended and Restated Certificate of Incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Further, provisions of the Bylaws and the Amended and Restated Certificate of Incorporation provide that the stockholders may amend the Bylaws or certain provisions of the Amended and Restated Certificate of Incorporation only with the affirmative vote of 75% of STAR's capital stock. These provisions of the Amended and Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of STAR. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of

Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of STAR. These provisions are designed to reduce the vulnerability of STAR to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for STAR's shares and, as a consequence, they also may inhibit fluctuations in the market price of STAR's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of STAR. See "Risk Factors--Effect of Certain Charter Provisions; Anti-takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

    DELAWARE TAKEOVER STATUTE. STAR is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS


    Holders of approximately 17,252,000 shares of STAR Common Stock (assuming consummation of the PT-1 Merger) are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between STAR and the holders of such registrable securities, if STAR proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Additionally, certain holders are also entitled to demand registration rights pursuant to which they may require STAR to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and STAR is required to use its best efforts to effect such registration. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and the right of STAR not to effect a requested registration within six months following an offering of STAR's securities pursuant to which the holder exercising demand rights was given the right to participate in without any allocation limits.


TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the STAR Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204, and its telephone number is (818) 502-1404.

                        CERTAIN INCOME TAX CONSEQUENCES

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following discussion addresses certain material federal income tax consequences of the Merger to stockholders of UDN Common Stock who hold their shares as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")). The discussion is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice. It does not address all aspects of federal income taxation that may be relevant to particular UDN stockholders in light of their specific circumstances, or to certain types of stockholders subject to special treatment under the federal income tax laws, including without limitation, insurance companies, tax-exempt organizations, foreign persons, financial institutions or broker-dealers, and stockholders who acquired their UDN Common Stock pursuant to the exercise of employee stock options or in other compensatory transactions. This discussion also does not address the state, local, foreign or other federal tax consequences of the Merger. There can be no assurance that the Internal Revenue Service will not take a contrary view to any expressed herein. No rulings have been or will be requested from the Internal Revenue Service with respect to the tax consequences of the Merger. Moreover, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein, possibly with retroactive effect.

    ALL UDN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OR THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN APPLICABLE TAX LAWS.

    Based on the assumptions set forth below, the Merger should qualify as a tax-free reorganization under Section 368(a)(1) of the Code. As a result, no gain or loss will be recognized by a stockholder whose shares of UDN Common Stock are converted into shares of STAR Common Stock, except to the extent of any cash received in lieu of fractional shares of STAR Common Stock. Each stockholder receiving cash in lieu of a fractional share of STAR Common Stock will be treated as having received such fractional share interest and as having sold it for the cash received, recognizing gain or loss equal to the difference between the amount of cash received and the portion of that stockholder's basis in the shares of UDN Common Stock allocable to the fractional share interest. Such gain or loss will generally be treated as capital gain or loss (long-term or short-term depending on the stockholder's holding period), unless the payment transaction is essentially equivalent to a dividend within the meaning of
Section 302 of the Code (a "Dividend Transaction"). The tax basis of the STAR Common Stock exchanged therefor (except for the basis attributable to any fractional share interest in STAR Common Stock), and the holding period of the STAR Common Stock will include the holding period of the UDN Common Stock surrendered in the Merger.

    A stockholder who exercises his appraisal rights with respect to a share of UDN Common Stock and receives payment for such stock in cash will recognize capital gain or loss (long-term or short-term depending on the the stockholder's holding period) measured by the difference between the amount of cash received and the stockholder's basis in such share, provided the appraisal transaction is not a Dividend Transaction.

    A transaction is not a Dividend Transaction with respect to a UDN stockholder if, after taking into account shares owned actually and constructively within the meaning of Section 318 of the Code, there is a meaningful reduction in the stockholder's proportionate interest in the corporation. Under this rule, the Internal Revenue Service has ruled that a redemption of a fractional share for cash in the context of a reorganization transaction (such as the Merger) is generally not a Dividend Transaction. In addition, the Internal Revenue Service has ruled that any reduction in the percentage interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs should constitute a meaningful reduction.

    The tax discussion set forth herein is based on the accuracy of certain representations made by STAR and UDN, including the following: (i) the Merger will be consummated in accordance with the Merger Agreement; (ii) following the Merger, UDN will hold substantially all (i.e., 90% of net asset value and 70% of gross asset value) of its own properties and substantially all of Newco's properties, and will continue its historic business or use a significant portion of its historic business assets in a business; (iii) UDN has not redeemed, and persons related to UDN have not acquired (other than in exchange for STAR or UDN stock), an amount of UDN stock, and UDN has not made any extraordinary distributions with respect to its stock, prior to and connection with the Merger, that would in the aggregate, reduce the value of all outstanding UDN stock immediately prior to the Merger (after giving effect to such redemptions, acquisitions, and distributions) to a value of less than 50 percent of the value of all of the outstanding stock of UDN stock immediately prior to the Merger determined without regard to such redemptions, acquisitions and distributions; and (iv) in connection with the Merger, neither STAR nor any person related to STAR, will acquire any UDN Common Stock for consideration other than STAR Common Stock (other cash paid for fractional share and dissenters' shares) or redeem any of the STAR Common Stock issued in the Merger.

    If the Merger were not to constitute a reorganization under Section 368(a)(1) of the Code, each UDN stockholder would recognize gain or loss equal to the difference between the fair market value of the STAR Common Stock received and cash received in lieu of fractional share and such stockholder's basis in the shares of UDN Common Stock exchanged therefor. Such gain or loss would be long-term or short-term capital gain or loss, depending upon the stockholder's holding period with respect to the UDN Stock.

    Because the former UDN stockholders will own less than 50 percent of STAR after the Merger, the Merger will be treated as an "ownership change" with respect to UDN for purposes of Section 382 of the Code. As a result, the ability of STAR to use any net operating losses of UDN from periods prior to the Effective Time will generally be limited to an annual amount equal to the total value (determined immediately prior to the Merger) of the stock of UDN multiplied by a long-term tax-exempt interest rate factor (as published by the Internal Revenue Service on a monthly basis).

CERTAIN CANADIAN AND FOREIGN TAX CONSEQUENCES

    Stockholders of UDN and dissenting stockholders of UDN who are residents in, or citizens of, Canada or another foreign jurisdiction should be aware that the Merger (or the exercise of appraisal rights in respect of the Merger) may result in the holder realizing or being required to record a gain or loss on the exchange of shares under the Merger (or upon the exercise of, or any payment being made in connection with, appraisal rights) or result in other tax consequences to such holders. Such tax consequences, if any, are not described herein. Such stockholders are urged to consult their own Canadian or foreign tax, legal or other financial advisors, as applicable, as to the implications of the Merger to them under such income tax laws.

                                 LEGAL MATTERS

    The validity of the STAR Common Stock offered hereby will be passed upon for STAR by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. Certain legal matters will be passed on for UDN by Parker Chapin Flattau & Klimpl, LLP, New York, New York.

                                    EXPERTS

    The Consolidated Financial Statements of STAR Telecommunications, Inc. as of December 31, 1996 and 1997 and for each of the years in the three year period ended December 31, 1997, included in this Proxy Statement/Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


    The Consolidated Financial Statements of PT-1 Communications, Inc. and subsidiary as of March 31, 1997 and 1998 and for the period from April 21, 1995 (inception) to March 31, 1996 and for each of the years in the two-year period ended March 31, 1998, included in this Proxy Statement/Prospectus and elsewhere in this Registration Statement have been audited by KPMG LLP, independent public accountants, as set forth in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.



    The Consolidated Financial Statements of United Digital Network, Inc. as of April 30, 1996 and 1997 and as of December 31, 1997, and for each of the years in the two year period ended April 30, 1997, and the eight month period ended December 31, 1997, included in this Proxy Statement/Prospectus and elsewhere in this Registration Statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


    The Consolidated Financial Statements of United Digital Network, Inc. as of April 30, 1995 and for the one-year period ended April 30, 1995, included in this Proxy Statement/Prospectus and elsewhere in this Registration Statement have been audited by Weaver & Tidwell, L.L.P., independent accountants, as set forth in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                          FUTURE STOCKHOLDER PROPOSALS


    UDN expects to hold an annual meeting of stockholders in 1998 unless the Merger is completed prior thereto. Any UDN stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of UDN must submit such proposal to the Secretary of UDN by March 1, 1999.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accountants...................................................................         F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997...............................................         F-3

Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and 1997.................         F-4

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1995, 1996 and 1997.......         F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997.................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of STAR Telecommunications, Inc. and Subsidiaries:



    We have audited the accompanying consolidated balance sheets of STAR TELECOMMUNICATIONS, INC. (a Delaware corporation) AND SUBSIDIARIES, as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of STAR Telecommunications, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                          ARTHUR ANDERSEN LLP



Los Angeles, California
February 12, 1998
(except with respect
to the T-One acquisition as
described in Note 1 and to
the stock split discussed in
Note 14 as to which the
date is March 31, 1998)

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS



                                     ASSETS



                                                  DECEMBER 31,
                                          -----------------------------
                                              1996            1997
                                          -------------   -------------
CURRENT ASSETS:
  Cash and cash equivalents.............  $   1,845,000   $   1,903,000
  Short-term investments................      1,656,000      18,631,000
  Accounts receivable, net of allowance
    of $6,262,000 and $7,955,000
    at December 31, 1996 and 1997,
    respectively........................     35,178,000      46,675,000
  Receivable from related parties.......        115,000              --
  Other receivables.....................        284,000       2,198,000
  Prepaid expenses......................        960,000       4,712,000
  Prepaid taxes.........................        677,000              --
  Deferred income taxes.................             --       3,699,000
  Other current assets..................        874,000          87,000
                                          -------------   -------------
    Total current assets................     41,589,000      77,905,000
                                          -------------   -------------
PROPERTY AND EQUIPMENT:
  Operating equipment...................     10,245,000      31,340,000
  Leasehold improvements................      4,362,000       6,477,000
  Furniture, fixtures and equipment.....      2,555,000       4,711,000
                                          -------------   -------------
                                             17,162,000      42,528,000
  Less--Accumulated depreciation and
    amortization........................     (1,964,000)     (6,569,000)
                                          -------------   -------------
                                             15,198,000      35,959,000
                                          -------------   -------------
OTHER ASSETS:
  Investments...........................        153,000          27,000
  Deposits..............................      5,630,000       6,055,000
  Other.................................        484,000         370,000
                                          -------------   -------------
                                              6,267,000       6,452,000
                                          -------------   -------------
    Total assets........................  $  63,054,000   $ 120,316,000
                                          -------------   -------------
                                          -------------   -------------

                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Revolving lines of credit.............  $   7,814,000   $          --
  Revolving lines of credit with
    stockholder.........................         26,000         138,000
  Current portion of long-term debt.....        498,000         480,000
  Current portion of note payable.......             --         284,000
  Current portion of obligations under
    capital leases......................        872,000       2,495,000
  Accounts payable......................     17,930,000      14,009,000
  Taxes payable.........................             --       2,156,000
  Related party payable.................        269,000              --
  Accrued line costs....................     19,494,000      38,403,000
  Accrued expenses......................      2,415,000       5,609,000
Other current liabilities...............             --         571,000
                                          -------------   -------------
    Total current liabilities...........     49,318,000      64,145,000
                                          -------------   -------------
LONG-TERM LIABILITIES:
  Long-term debt, net of current
    portion.............................      1,435,000         968,000
  Capital lease obligations, net of
    current portion.....................      4,936,000      11,139,000
  Deferred compensation.................        116,000          57,000
  Deposits..............................             --         164,000
  Other long-term liabilities...........        352,000         642,000
                                          -------------   -------------
    Total long-term liabilities.........      6,839,000      12,970,000
                                          -------------   -------------
STOCKHOLDERS' EQUITY:
  Series A Preferred Stock, $.001 par
    value, authorized--5,000,000 shares;
    issued and outstanding--2,802,446 at
    December 31, 1996 and none at
    December 31, 1997...................          3,000              --
  Common Stock, $.001 par value,
    authorized--50,000,000 shares issued
    and outstanding-- 24,576,810 and
    35,031,519 at December 31, 1996 and
    1997, respectively..................         25,000          35,000
  Additional paid-in capital............     10,225,000      41,662,000
  Deferred compensation.................       (118,000)        (30,000)
  Retained earnings (deficit)...........     (3,238,000)      1,534,000
                                          -------------   -------------
    Stockholders' equity................      6,897,000      43,201,000
                                          -------------   -------------
      Total liabilities and
       stockholders' equity.............  $  63,054,000   $ 120,316,000
                                          -------------   -------------
                                          -------------   -------------



   The accompanying notes are an integral part of these consolidated balance sheets.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                             YEARS ENDED DECEMBER 31,
                                                                   ---------------------------------------------
                                                                       1995            1996            1997
                                                                   -------------  --------------  --------------
REVENUES.........................................................  $  58,937,000  $  259,697,000  $  404,605,000
OPERATING EXPENSES:
  Cost of services...............................................     44,270,000     225,957,000     351,821,000
  Selling, general and administrative expenses...................     10,452,000      35,956,000      36,496,000
  Depreciation and amortization..................................        368,000       1,442,000       4,637,000
  Merger expense.................................................             --              --         286,000
                                                                   -------------  --------------  --------------
                                                                      55,090,000     263,355,000     393,240,000
                                                                   -------------  --------------  --------------
    Income (loss) from operations................................      3,847,000      (3,658,000)     11,365,000

OTHER INCOME (EXPENSES):
  Interest income................................................         22,000         110,000         492,000
  Interest expense...............................................        (64,000)       (609,000)     (1,738,000)
  Legal settlement and expenses..................................             --        (100,000)     (1,653,000)
  Other income (expense).........................................        (33,000)         39,000         208,000
                                                                   -------------  --------------  --------------
                                                                         (75,000)       (560,000)     (2,691,000)
                                                                   -------------  --------------  --------------
    Income (loss) before provision for income taxes..............      3,772,000      (4,218,000)      8,674,000

PROVISION FOR INCOME TAXES.......................................         66,000         577,000        2,905,00
                                                                   -------------  --------------  --------------
NET INCOME (LOSS)................................................  $   3,706,000  $   (4,795,000) $    5,769,000
                                                                   -------------  --------------  --------------
                                                                   -------------  --------------  --------------
    Income (loss) before provision for income taxes..............      3,772,000      (4,218,000)      8,674,000
PRO FORMA INCOME TAXES (UNAUDITED)...............................      1,632,000       1,520,000       3,100,000
                                                                   -------------  --------------  --------------
PRO FORMA NET INCOME (LOSS) (UNAUDITED)..........................  $   2,140,000  $   (5,738,000) $    5,574,000
                                                                   -------------  --------------  --------------
                                                                   -------------  --------------  --------------
Income (loss) per common share...................................  $        0.19  $        (0.21) $         0.19
                                                                   -------------  --------------  --------------
                                                                   -------------  --------------  --------------
Diluted income (loss) per common share...........................  $        0.19  $        (0.21) $         0.17
                                                                   -------------  --------------  --------------
                                                                   -------------  --------------  --------------
Pro forma basic income (loss) per common share (unaudited).......  $        0.11  $        (0.25) $         0.18
                                                                   -------------  --------------  --------------
                                                                   -------------  --------------  --------------
Pro forma diluted income (loss) per common share (unaudited).....  $        0.11  $        (0.25) $         0.17
                                                                   -------------  --------------  --------------
                                                                   -------------  --------------  --------------



 The accompanying notes are an integral part of these consolidated statements.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997



                                  PREFERRED STOCK         COMMON STOCK      ADDITIONAL                   RETAINED
                                --------------------   -------------------    PAID-IN      DEFERRED      EARNINGS
                                  SHARES     AMOUNT      SHARES    AMOUNT     CAPITAL    COMPENSATION    (DEFICIT)      TOTAL
                                ----------  --------   ----------  -------  -----------  ------------   -----------  -----------
Balance, December 31, 1994....          --  $          18,808,959  $19,000  $ 1,560,000    $     --     $ 1,377,000  $ 2,956,000

Issuance of common stock......                   --     1,843,339   2,000       101,000          --                      103,000
Conversion of debt to
  equity......................                   --            --      --       990,000          --                      990,000
Stockholder contributions.....          --       --                    --       269,000                          --      269,000
Net income....................          --                     --      --                        --       3,706,000    3,706,000
Cash distributions to
  stockholders................          --       --                                  --          --      (4,216,000)  (4,216,000)
                                ----------  --------   ----------  -------  -----------  ------------   -----------  -----------
Balance, December 31, 1995....          --       --    20,652,298  21,000     2,920,000          --         867,000    3,808,000

Effect of terminating the
  S-corporation election......          --                     --      --      (690,000)         --         690,000           --
Conversion of capital to
  debt........................          --       --            --            (1,200,000)         --                   (1,200,000)
Compensation expense relating
  to stock options............          --                     --      --       168,000    (118,000)             --       50,000
Issuance of common stock......          --       --     3,924,512   4,000     5,564,000          --              --    5,568,000
Issuance of preferred stock...   2,802,446    3,000            --      --     7,497,000                          --    7,500,000
Net loss......................          --       --            --      --            --          --      (4,795,000)  (4,795,000)
Cash distributions to
  stockholders................          --       --                    --    (4,034,000)         --              --   (4,034,000)
                                ----------  --------   ----------  -------  -----------  ------------   -----------  -----------
Balance, December 31, 1996....   2,802,446    3,000    24,576,810  25,000    10,225,000    (118,000)     (3,238,000)   6,897,000

Effect of L.D Services
  terminating the
  S-corporation election......                   --            --      --       (61,000)         --          61,000           --
Conversion of redeemable
  preferred stock to common
  stock.......................  (2,802,446)  (3,000)    1,868,284   2,000         1,000          --              --           --
Initial public offering of
  common stock................          --       --     8,097,500   8,000    30,936,000          --              --   30,944,000
Exercise of stock options.....          --       --       488,925               447,000          --              --      447,000
Compensation expense relating
  to stock options............          --       --            --                    --      88,000              --       88,000
Tax benefit from non-qualified
  stock options...............          --       --            --               114,000          --              --      114,000
Cash distributions to
  stockholders................          --                     --      --            --          --      (1,058,000)  (1,058,000)
Net income....................                   --            --      --            --          --       5,769,000    5,769,000
                                ----------  --------   ----------  -------  -----------  ------------   -----------  -----------
Balance, December 31, 1997....              $          35,031,519  $35,000  $41,662,000    $(30,000)    $ 1,534,000  $43,201,000
                                ----------  --------   ----------  -------  -----------  ------------   -----------  -----------
                                ----------  --------   ----------  -------  -----------  ------------   -----------  -----------



 The accompanying notes are an integral part of these consolidated statements.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                              YEARS ENDED DECEMBER 31,
                                                                   ----------------------------------------------
                                                                        1995            1996            1997
                                                                   --------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................................  $    3,706,000  $   (4,795,000) $    5,769,000
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
    Depreciation and amortization................................         368,000       1,442,000       4,637,000
    Loss on investment...........................................          80,000              --
    Loss on disposal of equipment................................              --              --          42,000
    Compensation expense relating to stock options...............              --          50,000          88,000
    Provision for doubtful accounts..............................         217,000      16,284,000       7,791,000
    Deferred income taxes........................................          (6,000)        (15,000)     (3,699,000)
    Deferred compensation........................................              --         116,000         (59,000)
Decrease (increase) in assets:
  Accounts receivable............................................     (14,305,000)    (29,491,000)    (19,288,000)
  Receivable from related parties................................         129,000         (65,000)        115,000
  Other receivables..............................................        (268,000)             --      (1,914,000)
  Prepaid expenses...............................................        (114,000)       (830,000)     (3,752,000)
  Deposits.......................................................        (630,000)     (4,948,000)       (425,000)
  Prepaid taxes..................................................              --        (677,000)        677,000
  Other current assets...........................................         (11,000)       (859,000)        804,000
Increase (decrease) in liabilities:
  Accounts payable...............................................      12,329,000         109,000      (3,921,000)
  Taxes payable..................................................              --              --       2,270,000
  Related party payables.........................................         320,000         (51,000)       (269,000)
  Accrued line costs.............................................         476,000      19,018,000      18,909,000
  Accrued expenses...............................................         194,000       1,865,000       3,194,000
  Deposits.......................................................              --              --         164,000
                                                                   --------------  --------------  --------------
      Net cash provided by (used in) operating activities........       2,485,000      (2,847,000)     11,133,000
                                                                   --------------  --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...........................................      (1,664,000)     (8,480,000)    (13,760,000)
  Investments....................................................              --        (153,000)        126,000
  Short-term investments.........................................          (1,000)     (1,631,000)    (16,975,000)
  Other..........................................................              --        (139,000)        639,000
                                                                   --------------  --------------  --------------
      Net cash used in investing activities......................      (1,665,000)    (10,403,000)    (29,970,000)
                                                                   --------------  --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Stockholders' distributions....................................      (4,216,000)     (4,034,000)     (1,058,000)
  Borrowings under lines of credit...............................       1,460,000      14,746,000      34,211,000
  Repayments under lines of credit...............................        (130,000)     (8,262,000)    (42,025,000)
  Borrowings under lines of credit with stockholder..............       3,418,000         701,000         583,000
  Repayments under lines of credit with stockholder..............      (1,319,000)     (3,073,000)       (471,000)
  Borrowings under long-term debt................................              --       2,000,000         193,000
  Payments under long-term debt..................................              --         (67,000)     (1,983,000)
  Payments under capital lease obligations.......................         (52,000)       (358,000)     (1,946,000)
  Issuance of common stock.......................................              --       5,568,000      30,944,000
  Capital contribution...........................................         269,000              --
  Stock options exercised........................................                              --         447,000
  Issuance of preferred stock....................................              --       7,500,000              --
                                                                   --------------  --------------  --------------
      Net cash (used in) provided by financing activities........        (570,000)     14,721,000      18,895,000
                                                                   --------------  --------------  --------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................         250,000       1,471,000          58,000
CASH AND CASH EQUIVALENTS, beginning of year.....................         124,000         374,000       1,845,000
                                                                   --------------  --------------  --------------
CASH AND CASH EQUIVALENTS, end of year...........................  $      374,000  $    1,845,000  $    1,903,000
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------



 The accompanying notes are an integral part of these consolidated statements.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



(1) NATURE OF BUSINESS



    STAR Telecommunications, Inc., a Delaware corporation, and Subsidiaries (the "Company" or "STAR"), is an emerging multinational carrier focused primarily on the international long distance market. The Company offers highly reliable, low-cost switched voice services on a wholesale basis primarily to U.S.-based long distance carriers. STAR provides international long distance service through a flexible network comprised of foreign termination relationships, international gateway switches, leased and owned transmission facilities and resale arrangements with other long distance providers. While the Company was incorporated in 1993, it did not commence its current business as a provider of long distance services until the second half of 1995. During the six months ended June 1995, the Company primarily acted as an agent for, and provided various consulting services to, companies in the telecommunications industry.



    During 1996 and 1997, the Company established several wholly-owned foreign subsidiaries to further expand its international network. The Company made substantial investments to install switch facilities in two of these subsidiaries, Star Europe Limited (SEL) which is located in London, England, and Star Telecommunications Deutschland (GmbH) which is located in Frankfurt, Germany. The Company plans to use these switch facilities to decrease international traffic termination costs and to initiate outbound calls from these local markets.



    In December 1997, the Company entered into the domestic commercial long-distance market through the acquisition of L.D. Services, Inc., also known as LCCR Inc. ("LDS"). LDS is a retail long-distance service provider throughout the United States. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the results of operations, financial position and cash flows of LDS as though it had always been a part of STAR (see
Note 8). The pro forma results of operations and pro forma income or loss per common share for 1995, 1996 and 1997 assumes that both STAR and LDS had been C-Corporations for all periods presented.



    In March 1998, the Company consummated a merger with T-One Corp. ("T-One"). The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all consolidated financial statements presented have been restated to include the results of operations, financial position, and cash flows of T-One (see Note 8).



    On March 31, 1998, the Company effected a 2.05 for 1 stock split in the nature of a stock dividend. The stock split has been retroactively reflected in the condensed consolidated financial statements for all periods presented.



    The Company is subject to various risks in connection with the operation of its business. These risks include, but are not limited to, regulations (both domestic and foreign), dependence on transmission facilities-based carriers and suppliers, price competition and competition from larger industry participants.



(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



    PRINCIPLES OF CONSOLIDATION



    The accompanying consolidated financial statements include the accounts of STAR Telecommunications, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    REVENUE RECOGNITION



    The Company records revenues for telecommunications sales at the time of customer usage. Finance charges for customer late payments are included in revenues and amount to $32,000, $1,467,000 and $2,747,000 for the years ended December 31, 1995, 1996 and 1997, respectively.



    COST OF SERVICES



    Cost of services for wholesale long distance services represents direct charges from vendors that the Company incurs to deliver service to its customers. These include leasing costs for the dedicated phone lines, which form the Company's network, and rate-per-minute charges from other carriers that terminate traffic on behalf of the Company. In addition, retail long distance service cost includes billing and collection service fees from local exchange carriers and call rating services.



    ACCOUNTING FOR INTERNATIONAL LONG DISTANCE TRAFFIC



    The Company has carrier service agreements with telecommunication carriers in foreign countries under which international long distance traffic is both originated and terminated on the Company's network. The Company records revenues and related costs as the traffic is recorded in the switch. Revenue from foreign customers equalled $178,000 and $6,577,000 for the years ended December 31, 1996 and 1997, respectively. The Company recognized settlement costs relating to foreign carrier agreements of $152,000 in 1996 and $12,314,000 in 1997, which are included in cost of services in the consolidated statements of operations. The Company had no revenues or costs relating to foreign customers during 1995.



    CASH AND CASH EQUIVALENTS



    Cash and cash equivalents consist of demand deposits and money market funds, which are highly liquid short-term instruments with original maturities of three months or less. Cash and cash equivalents are stated at cost, which approximates market.



    FINANCIAL INSTRUMENTS



    The carrying amounts of notes payable and capital lease obligations approximate their fair value because interest rates approximate market rates for similar instruments.



    Off balance sheet derivative financial instruments at December 31, 1997 consist of foreign currency exchange agreements.



    The Company enters into foreign currency exchange contracts to manage foreign currency exposures. The principle objective of such contracts is to minimize the risks and/or costs associated with financial and global operating activities. The Company does not utilize financial instruments for trading or other speculative purposes. The counterparty to these contractual arrangements is a multinational financial institution with which the Company also has other financial relationships.



    The Company enters into forward currency exchange contracts in the normal course of business to manage its exposure against foreign currency fluctuations on payable positions resulting from fixed asset

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


purchases and other contractual expenditures denominated in foreign currencies. At December 31, 1997, gains and losses on foreign exchange contracts are not material to the consolidated financial statements.



    The fair values of foreign currency contracts are estimated by obtaining quotes from brokers. At December 31, 1997, the Company has foreign currency contracts outstanding with the notional value of $6,305,000 which had an estimated fair value to receive $6,218,000 worth of German marks and British pounds, the difference of which has been recognized in operations.



    The following table summarizes outstanding commitments to purchase foreign currency at December 31, 1997:



                                                         NOTIONAL
                                 MATURITY DATE            AMOUNT      FAIR VALUE   DIFFERENCE
                           --------------------------  ------------  ------------  ----------
British Pounds...........     1/29/98 through 3/27/98  $    364,000  $    373,000  $    9,000
Deutsche Mark............     1/05/98 through 1/26/98     5,941,000     5,845,000     (96,000)
                                                       ------------  ------------  ----------
                                                       $  6,305,000  $  6,218,000  $  (87,000)
                                                       ------------  ------------  ----------
                                                       ------------  ------------  ----------



    MARKETABLE SECURITIES



    Marketable securities consists of interest bearing securities with original maturities in excess of three months. At December 31, 1997, the fair market value of temporary investments, classified as "available for sale securities", approximated cost, thus no unrealized holding gains or losses were reported in the accompanying balance sheets. During fiscal year 1997, the Company realized gains from the sale of securities of approximately $48,000.



    PROPERTY AND EQUIPMENT



    Property and equipment are carried at cost. Depreciation and amortization of property and equipment are computed using the straight-line method over the following estimated useful lives:



Operating equipment...............................       5-25 years
Leasehold improvements............................    Life of lease
Computer equipment................................        3-7 years
Furniture and fixtures............................        5-7 years



    Operating equipment includes assets financed under capital lease obligations of $6,218,000 and $15,921,000 at December 31, 1996 and 1997, respectively.
Accumulated amortization related to assets financed under capital leases was $391,000 and $2,123,000 at December 31, 1996 and 1997, respectively.



    In addition, operating equipment includes seven Indefeasible Rights of Use
(IRU) in cable systems amounting to $110,000 and $2,669,000 and four ownership interests in an international cable amounting to $148,000 and $1,534,000 at December 31, 1996 and 1997, respectively. These assets are amortized over the life of the agreements of 14 to 25 years (see Note 5).

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    Replacements and betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. The cost and accumulated depreciation applicable to assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized in other income or expense.



    DEPOSITS AND OTHER ASSETS



    Deposits represent payments made to long distance providers to secure lower rates. These deposits are refunded or applied against future services. Other assets at December 31, 1996 primarily represent initial public offering expenses, which were subsequently charged to additional paid in capital during 1997 at the time of the initial public offering.



    ACCRUED LINE COSTS



    Accrued line costs represent accruals for services to transmit and terminate long distance telephone traffic, which has been provided to the Company but not yet billed. It also includes differences between billings received by the Company and the liability computed by the Company's own systems which are being resolved by the Company and its vendors. Such disputed amounts have not been material to the results of operations for each statement of operations period presented.



    CONSOLIDATED STATEMENTS OF CASH FLOWS



    During the years ended December 31, 1995, 1996 and 1997 cash paid for interest was $45,000, $541,000 and $1,462,000, respectively. For the same periods, cash paid for income taxes amounted to $51,000, $1,262,000 and $3,761,000, respectively.



    Non-cash investing and financing activities are as follows:



                                                                                  YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1995          1996          1997
                                                                          ------------  ------------  ------------
Equipment purchased through capital leases..............................  $  1,052,000  $  5,166,000  $  9,772,000
Notes issued for asset purchases........................................            --            --     1,890,000
Debt converted to equity................................................     1,093,000            --            --
Operating agreement acquired through issuance of note...................            --            --       350,000
Equity converted to debt................................................            --     1,200,000            --
Tax benefits related to stock options...................................            --            --       114,000



    These non-cash transactions are excluded from the consolidated statements of cash flows.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    NET INCOME (LOSS) PER COMMON SHARE



    The following schedule summarizes the information used to compute pro forma net income or loss per common share for the years ended December 31, 1995, 1996 and 1997:



                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
Pro forma net income (loss).........................................  $   2,140,000  $  (5,738,000) $   5,574,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Weighted average number of common shares used to compute basic
  earnings (loss) per share.........................................     19,373,000     23,292,000     30,221,000
Weighted average common share equivalents...........................             --             --      2,757,000
                                                                      -------------  -------------  -------------
Weighted average number of common shares and common share
  equivalents used to compute diluted net income (loss) per common
  share.............................................................     19,373,000     23,292,000     32,978,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Basic pro forma net income (loss) per common share (unaudited)......  $        0.11  $       (0.25) $        0.18
Diluted pro forma net income (loss) per common share (unaudited)....  $        0.11  $       (0.25) $        0.17



    CONCENTRATIONS OF RISK



    The Company's two largest customers account for approximately 21 percent and 6 percent of gross accounts receivable at December 31, 1996 and 1997, respectively. The Company's largest customer and second largest customer in 1997 represent 2 percent and 4 percent of accounts receivable as of December 31, 1997, respectively. The Company's largest customer in 1996 was Cherry Communications, Inc. The second largest customer in 1996 was Hi-Rim Communications, Inc. Only one customer, Cherry Communications, Inc. had a receivable balance exceeding 10 percent of gross accounts receivable at December 31, 1996 and no individual customer has an account receivable balance greater than 10 percent of gross accounts receivable at December 31, 1997.



    The two largest customers represent approximately 14 percent, 26 percent and 16 percent of revenues during the years ended December 31, 1995, 1996 and 1997, respectively. During 1995 and 1996, only sales to Cherry Communications, Inc. exceeded 10 percent of total sales. For the year ended December 31, 1997, no customer exceeded 10 percent of revenues.



    The Company performs ongoing credit evaluations of its customers. The Company analyzes daily traffic patterns and concludes whether or not the customer's credit status justifies the traffic volume. If the customer is deemed to carry too large a volume in relation to its credit history, the traffic received by the Company's switch is reduced to prevent further build up of the receivable from this customer. The Company's allowance for doubtful accounts is based on current market conditions.



    Purchases from the four largest vendors for the years ended December 31, 1995 and 1996 amounted to 53 percent and 44 percent of total purchases, respectively. Purchases from the four largest vendors for the year ended December 31, 1997 amounted to 34 percent of total purchases.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    Included in the Company's balance sheets at December 31, 1996 and 1997 are approximately $840,000 and $7,028,000 of equipment which is located in foreign countries.



    USE OF ESTIMATES



    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



    RECENTLY ISSUED ACCOUNTING STANDARDS



    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". The statement replaces primary EPS with basic EPS, which is computed by dividing reported earnings available to common stockholders by weighted average shares outstanding. The provision requires the calculation of diluted EPS. The Company adopted this statement in 1997 and all prior year earnings per share amounts have been recalculated based on the provisions of SFAS No. 128.



    TRANSLATION OF FOREIGN CURRENCY



    Management determined that the functional currency of its foreign subsidiaries is still the U.S. dollar. Thus all foreign translation gains or losses are reflected in the results of operations in other income (expense).



    The foreign subsidiary balance sheets are translated into U.S. dollars using the year-end exchange rates except for prepayments, property, other long-term assets, and stockholders' equity accounts, which are translated at rates in effect when these balances were originally recorded. Revenues and expenses are translated at average rates during the year except for depreciation and amortization, which are translated at historical rates.



(3) ACCRUED EXPENSES



    Accrued expenses at December 31, 1996 and 1997 consist of the following:



                                                                        1996          1997
                                                                    ------------  ------------
Payroll and related...............................................  $    783,000  $    943,000
Management bonuses................................................        25,000       152,000
Professional services.............................................       669,000       384,000
Sales and other taxes.............................................        10,000       295,000
Line and billing cost.............................................       324,000     2,592,000
Legal settlement..................................................       300,000            --
Other.............................................................       304,000     1,243,000
                                                                    ------------  ------------
                                                                    $  2,415,000  $  5,609,000
                                                                    ------------  ------------
                                                                    ------------  ------------

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(4) LINES OF CREDIT



    BANK LINE OF CREDIT



    Effective September 30, 1997, the Company executed an agreement with Sanwa Bank, California for a $25 million line of credit, which expires on July 1, 1999. The facility has certain financial and non-financial covenants that include, among other restrictions, the maintenance of minimum levels of tangible net worth. Borrowings on the facility are limited to 75 percent of eligible accounts receivable and are secured by substantially all of the assets of the Company. The credit facility provides for borrowings at an interest rate based upon the bank's cost of funds plus 1.75 percent (7.47 percent at December 31, 1997). The Company plans to use the credit facility to support letters of credit and for working capital or other general corporate purposes. At December 31, 1997, no amounts were outstanding, however the Company's availability under this credit facility was reduced to $20.1 million due to $4.9 million in letters of credit which were outstanding at December 31, 1997.



    The weighted average interest rate on short term debt during the years ended December 31, 1995, 1996 and 1997 was 10.21 percent, 9.68 percent and 9.12 percent, respectively.



    LINES OF CREDIT WITH STOCKHOLDER



    At December 31, 1996 and 1997, the Company's revolving lines of credit with the founder and chief executive officer of the Company totalled $1,448,000. The debt matures on March 30, 1998 with interest payable at maturity at a rate of 9 percent. There was $1,422,000 and $1,310,000 available to be borrowed against these lines of credit at December 31, 1996 and 1997, respectively. The Company recognized interest expense related to this debt of $11,000, $34,000 and $9,000 for the years ended December 31, 1995, 1996 and 1997, respectively.



(5) LONG-TERM DEBT



    The Company finances some of its telecommunication equipment under capital lease arrangements or through notes payable as follows:



                                                                                    DECEMBER 31,
                                                                             ---------------------------
                                                                                 1996          1997
                                                                             ------------  -------------
Bank debt at prime plus 1.5 percent........................................  $    733,000  $          --
Bank promissory note, payable in $30,000 monthly installments including interest at prime plus 1.25 percent, (9.75 percent at December 31, 1997)
  through December 31, 1999................................................     1,200,000        904,000
Notes payable for Indefeasible Rights of Use on submarine cable, payable in quarterly installments of principal plus interest at LIBOR plus 6 percent
  (11.72 percent at December 31, 1997) through September 1999..............            --        762,000
Note payable for Indefeasible Right of Use, payable in quarterly installments of $9,000 plus interest at LIBOR plus 6 percent through
  September 1999...........................................................            --         66,000
Obligations under capital leases...........................................     5,808,000     13,634,000
                                                                             ------------  -------------
                                                                             $  7,741,000  $  15,366,000
                                                                             ------------  -------------
                                                                             ------------  -------------

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(5) LONG-TERM DEBT (CONTINUED)


    Minimum future lease payments under capital leases at December 31, 1997 are as follows:



YEAR ENDING DECEMBER 31,
-----------------------------------------------------------------------------------------
1998.....................................................................................  $   3,944,000
1999.....................................................................................      3,943,000
2000.....................................................................................      3,614,000
2001.....................................................................................      2,927,000
2002.....................................................................................      2,505,000
Thereafter...............................................................................        814,000
                                                                                           -------------
                                                                                              17,747,000
Less: Amount representing interest.......................................................     (4,113,000)
                                                                                           -------------
                                                                                              13,634,000
Less: Current portion....................................................................     (2,495,000)
                                                                                           -------------
                                                                                           $  11,139,000
                                                                                           -------------
                                                                                           -------------



(6) COMMITMENTS AND CONTINGENCIES



    OPERATING LEASES



    The Company leases office space, dedicated private telephone lines, equipment and other items under various agreements expiring through 2006. At December 31, 1997, the minimum aggregate payments under non-cancelable operating leases are summarized as follows:



                                                                             DEDICATED
                                                              FACILITIES      PRIVATE
YEAR ENDING DECEMBER 31,                                     AND EQUIPMENT     LINES          TOTAL
-----------------------------------------------------------  -------------  ------------  -------------
1998.......................................................  $   3,561,000   $4,969,000   $   8,530,000
1999.......................................................      3,506,000    1,906,000       5,412,000
2000.......................................................      3,471,000      372,000       3,843,000
2001.......................................................      3,134,000           --       3,134,000
2002.......................................................      2,843,000           --       2,843,000
Thereafter.................................................      8,484,000           --       8,484,000
                                                             -------------  ------------  -------------
                                                             $  24,999,000   $7,247,000   $  32,246,000
                                                             -------------  ------------  -------------
                                                             -------------  ------------  -------------



    Facility and equipment rent expense for the years ended December 31, 1995, 1996 and 1997 was approximately $255,000, $1,137,000 and $3,333,000, respectively. Dedicated private line expense was approximately $604,000, $7,045,000 and $9,414,000, for those same periods and is included in cost of services in the accompanying consolidated statements of operations.



    EMPLOYMENT AGREEMENTS



    The Company has employment agreements through December 31, 2000 with several employees and executives. Some of these agreements provide for a continuation of salaries in the event of a termination,

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(6) COMMITMENTS AND CONTINGENCIES (CONTINUED)


with or without cause, following a change in control of the Company. One agreement provides for a payment of at least $1,500,000 in the event of a change in control of the Company.



    The Company expensed $116,000 and $64,000 of deferred compensation relating to these agreements for the years ended December 31, 1996 and 1997, respectively.



    PURCHASE COMMITMENTS



    The Company is obligated under various service agreements with long distance carriers to pay minimum usage charges. The Company anticipates exceeding the minimum usage volume with these vendors. Minimum future usage charges at December 31, 1997 are as follows:



YEAR ENDING DECEMBER 31,
-------------------------------------------------------------------------------
1998...........................................................................  $  44,053,000
1999...........................................................................      8,356,000
2000...........................................................................      2,949,000
2001...........................................................................         65,000
2002...........................................................................         65,000
Thereafter.....................................................................        774,000
                                                                                 -------------
                                                                                 $  56,262,000
                                                                                 -------------
                                                                                 -------------



    The Company has entered into six fixed asset purchase agreements. These commitments are to purchase IRU's, switches, and leasehold improvements for switch sites. The total commitment approximates $63 million. The Company plans to finance the majority of these costs through capital lease arrangements.



    LEGAL MATTERS



    The Company is subject to litigation from time to time in the normal course of business. Although it is not possible to predict the outcome of such litigation, based on the facts known to the Company and after consultation with counsel, management believes that such litigation will not have a material adverse effect on its financial position or results of operations.



    On September 4, 1997, prior to the merger between LDS and the Company, LDS entered into a settlement agreement with the Consumer Services Division of the California Public Utilities Commission (PUC). The agreement settles the alleged unauthorized switching of long-distance customers to LDS between the years 1995 and 1996. It includes a payment of $760,000 to the PUC for restitution to affected customers as defined in the agreement. Additionally, LDS agreed to a voluntary revocation of its operating authority in the State of California. Under the agreement, service to all California customers has to be terminated within 120 days after approval of the agreement by the PUC. On November 19, 1997, the PUC approved the agreement along with a transfer of control to STAR.



    On November 15, 1997, LDS settled a civil suit with the District Attorney of Monterey, California for a monetary payment of $700,000 and various non-monetary concessions as defined in the agreement. This

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(6) COMMITMENTS AND CONTINGENCIES (CONTINUED)


suit was of the same nature as the above action of the PUC and covers complaints from the years 1994 through 1997.



    LETTERS OF CREDIT



    At December 31, 1997, the Company has nine standby letters of credit outstanding, which expire between January 20, 1998 and December 19, 1998. These letters of credit, most of which are secured by the bank line of credit, total approximately $5 million.



(7) RELATED PARTY TRANSACTIONS



    The founder and chief executive officer of the Company owns Star Aero Services, Inc. (Star Aero). Star Aero's principal assets represent airplanes which it provides to the Company for business travel on an as needed basis. In return, the Company pays for costs related to the airplanes. Star Aero reimburses the Company for certain costs relating to the maintenance of the planes. For the years ended December 31, 1995, 1996 and 1997, the Company paid $144,000, $68,000 and $171,000, respectively, in costs related to the use of Star Aero services. As of December 31, 1995 and 1996, the Company had receivables from Star Aero of $50,000 and $115,000, respectively. The Company had no receivables from Star Aero at December 31, 1997.



    During 1997, the Company provided a short-term loan to the chief executive officer for $8,000,000. The loan carried interest of 7 percent per annum, was secured by $30,000,000 of the stockholder's stock in the Company, and was repaid in seven days.



    During 1995, the Company invested $128,000 in a company related to an employee of STAR. During 1996 and 1997, the Company provided services to this company in the amounts of $167,000 and $926,000. As of December 31, 1996 and 1997, accounts receivable from this related party amounted to $57,000 and $41,000, respectively.



    During 1995, 1996 and 1997, the Company purchased consulting services from a company owned by a board member in the amount of $60,000, $154,000 and $72,000, respectively.



    During 1996 and 1997, the Company purchased consulting services from a company owned in part by an employee and a significant stockholder for $37,000 and $256,000, respectively. In addition, the Company purchased equipment and services from this company in the amount of $1,114,000 in 1997. This significant stockholder is also a 30 percent investor in a company, whose subsidiary provided consulting services to the Company in the amount of $12,000 in 1996 and $213,000 in 1997. In addition, the Company purchased telecommunication services from three related companies for $240,000 during 1996 and paid legal fees on behalf of these companies in the amount of $131,000.



    During the years ended December 31, 1995, 1996 and 1997, the Company also provided long distance telephone service to a company controlled by another board member in the amount of $43,000, $250,000 and $1,141,000, respectively. Accounts receivable for these services total $721,000 as of December 31, 1997. In addition, the Company loaned $2,500,000 to this related party. The Company has announced its intention to merge the two companies (see Note 14).

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(8) BUSINESS COMBINATIONS



    In November 1997, the Company acquired LDS, a domestic commercial long distance telecommunications provider, in a transaction that was accounted for as a pooling of interests. The Company issued 849,298 shares of its common stock to LDS' shareholders in exchange for all outstanding LDS shares plus shares of certain non-operating entities owned by LDS' shareholders and majority ownership in an affiliated telephone retailer controlled by LDS. On March 10, 1998, the Company acquired T-One, an international wholesale long distance telecommunications provider based in New York, in a transaction that was accounted for as a pooling of interests. The Company issued 1,353,000 shares of its common stock to the T-One shareholder in exchange for all outstanding T-One shares. The accompanying consolidated financial statements have been restated to include the financial position and results of operations of LDS and T-One for all periods presented.



    Revenues and historical net income (loss) of the combining companies for the last three years are as follows:



                                                   1995            1996            1997
                                               -------------  --------------  --------------
Revenues:
  STAR.......................................  $  16,125,000  $  208,086,000  $  348,738,000
  LDS........................................     30,158,000      29,905,000      27,460,000
  T-ONE......................................     12,654,000      22,432,000      30,438,000
  Eliminations...............................             --        (726,000)     (2,031,000)
                                               -------------  --------------  --------------
    Total....................................  $  58,937,000  $  259,697,000  $  404,605,000
                                               -------------  --------------  --------------
                                               -------------  --------------  --------------
Net income (loss):
  STAR.......................................  $    (568,000) $   (6,644,000) $    5,605,000
  LDS........................................      4,541,000       2,424,000         (37,000)
  T-ONE......................................       (267,000)       (575,000)        201,000
                                               -------------  --------------  --------------
                                               $   3,706,000  $   (4,795,000) $    5,769,000
                                               -------------  --------------  --------------
                                               -------------  --------------  --------------



(9) INCOME TAXES



    Through December 31, 1995, the Company had elected to be taxed as an S-Corporation for both federal and state income tax purposes. While the election was in effect, all taxable income, deductions, losses and credits of the Company were included in the tax returns of the shareholders. Accordingly, for federal income tax purposes, no tax benefit, liability or provision has been reflected in the accompanying historical consolidated financial statements for the year ended December 31, 1995. For state tax purposes, an S-Corporation is subject to a 1.5 percent tax on taxable income, with a minimum tax of approximately $1,000 annually. Effective January 1, 1996, the Company terminated its S-Corporation election and is now taxable as a C-Corporation.



    In addition, the results of operations and provision for income taxes for LDS through November 30, 1997 reflects LDS' status as an S-Corporation. The unaudited pro forma income taxes, pro forma net income (loss), and pro forma earnings per share information reflected in the consolidated statements of operations assumes that both STAR and LDS were taxed as C-Corporations for all periods presented.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(9) INCOME TAXES (CONTINUED)


    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," under which deferred assets and liabilities are provided on differences between financial reporting and taxable income using enacted tax rates. Deferred income tax expenses or credits are based on the changes in deferred income tax assets or liabilities from period to period. Under SFAS No. 109, deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods. A valuation allowance is recognized if, on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.



    The Company has recorded a net deferred tax asset of $3,699,000 at December 31, 1997. Realization is dependent on generating sufficient taxable income in the future. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset recorded will be realized.



    The components of the net deferred tax assets at December 31, 1996 and 1997 are as follows:



                                                                      1996           1997
                                                                  -------------  -------------
Deferred tax asset:
  Reserve for accounts and note receivable......................  $   3,129,000  $   4,215,000
  Accrued line cost.............................................        201,000        798,000
  Vacation accrual..............................................         24,000        138,000
  Deferred compensation.........................................         47,000         38,000
  Accrued bonuses...............................................         25,000             --
  Accrued services..............................................             --        276,000
  Legal settlement..............................................        123,000             --
  Net operating losses..........................................        228,000        684,000
  State income taxes............................................         48,000        392,000
  Change in tax method..........................................        120,000         60,000
                                                                  -------------  -------------
                                                                      3,945,000      6,601,000
Deferred tax liability:
  Depreciation..................................................       (561,000)      (786,000)
                                                                  -------------  -------------
Subtotal........................................................      3,384,000      5,815,000
Valuation reserve...............................................     (3,384,000)    (2,116,000)
                                                                  -------------  -------------
Net deferred tax asset..........................................  $          --  $   3,699,000
                                                                  -------------  -------------
                                                                  -------------  -------------



    In prior years, T-One generated net operating losses ("NOL") for financial statement and income tax purposes which are available for carryforwards against future income. As of December 31, 1997, T-One has NOL deductions available for carryforward in the amount of approximately $500,000. These NOL will expire through 2010. The Company also has foreign NOL of approximately $600,000.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(9) INCOME TAXES (CONTINUED)


    The provision for income taxes for the years ended December 31, 1995, 1996 and 1997 are as follows:



                                               HISTORICAL                               PRO FORMA
                                  ------------------------------------  -----------------------------------------
                                    1995        1996         1997           1995          1996          1997
                                  ---------  ----------  -------------  ------------  ------------  -------------
                                                                                       (UNAUDITED)
Current
  Federal taxes.................  $   4,000  $  280,000  $   4,900,000  $  1,369,000  $  1,118,000  $   5,282,000
  State taxes...................     68,000     164,000      1,147,000       418,000       359,000      1,270,000
                                  ---------  ----------  -------------  ------------  ------------  -------------
                                     72,000     444,000      6,047,000     1,787,000     1,477,000      6,552,000
                                  ---------  ----------  -------------  ------------  ------------  -------------
Deferred
  Federal taxes.................     (6,000)    133,000     (2,273,000)     (127,000)       63,000     (2,512,000)
  State taxes...................         --          --       (869,000)      (28,000)      (20,000)      (940,000)
                                  ---------  ----------  -------------  ------------  ------------  -------------
                                     (6,000)    133,000     (3,142,000)     (155,000)       43,000     (3,452,000)
                                  ---------  ----------  -------------  ------------  ------------  -------------
Provision for income taxes......  $  66,000  $  577,000  $   2,905,000  $  1,632,000  $  1,520,000  $   3,100,000
                                  ---------  ----------  -------------  ------------  ------------  -------------
                                  ---------  ----------  -------------  ------------  ------------  -------------



    Differences between the provision for income taxes and income taxes at the statutory federal income tax rate for the years ended December 31, 1995, 1996 and 1997 are as follows:



                                                HISTORICAL                                   PRO FORMA
                                -------------------------------------------  ------------------------------------------
                                    1995           1996           1997           1995          1996           1997
                                -------------  -------------  -------------  ------------  -------------  -------------
                                                                                            (UNAUDITED)
Income taxes at the statutory
  federal rate................  $   1,282,000  $  (1,434,000) $   3,036,000  $  1,282,000  $  (1,434,000) $   3,036,000
State income taxes, net of
  federal income tax effect...        230,000       (257,000)       498,000       230,000       (257,000)       498,000
Foreign taxes at rates
  different than U.S. taxes...             --             --        187,000            --             --        187,000
Change in valuation reserve...        112,000      3,124,000     (1,268,000)      112,000      3,124,000     (1,268,000)
Permanent differences.........                       104,000         35,000        13,000        108,000        309,000
Effect of STAR S-Corp status
  until December 31, 1995.....        223,000             --             --            --             --             --
Effects of LDS S-Corp status
  until November 30, 1997.....     (1,808,000)      (958,000)       152,000            --             --             --
Other.........................         27,000         (2,000)       265,000        (5,000)       (21,000)       338,000
                                -------------  -------------  -------------  ------------  -------------  -------------
                                $      66,000  $     577,000  $   2,905,000  $  1,632,000  $   1,520,000  $   3,100,000
                                -------------  -------------  -------------  ------------  -------------  -------------
                                -------------  -------------  -------------  ------------  -------------  -------------

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(10) STOCK OPTIONS



    On January 22, 1996, the Company adopted the 1996 Stock Incentive Plan (the "Plan"). The Plan, which was amended on March 31, 1996, provides for the granting of stock options to purchase up to 1,476,000 shares of common stock and terminates January 22, 2006. Options granted become exercisable at a rate of not less than 20 percent per year for five years.



    During 1996, the Company entered into three separate stock option agreements outside the Plan. The first agreement, dated March 1, 1996, provided for 410,000 non-incentive stock options exercisable immediately. The options were exercisable at fair market value at the date of issuance, which was $0.98 per share, to expire in 10 years. The second stock option agreement was entered into on May 1, 1996 for an additional 410,000 shares to also be issued at $0.98 per share. Of these options half vested on March 1, 1997 and half expired. On May 15, 1996, the Company granted 205,000 options, valued at $1.46 per share at the date of issuance to a director. Of these options 34 percent were exercisable immediately. The remaining options are exercisable equally on May 15, 1997 and 1998.



    At December 31, 1996 and 1997, 1,025,000 and 820,000 options, respectively, issued outside of a plan were outstanding.



    On September 23, 1996, the Company adopted the 1996 Supplemental Stock Option Plan. This plan, which expires on August 31, 2006, replaces the Plan and has essentially the same features. The Company can issue options or other rights to purchase up to 2,050,000 shares of stock which expire up to 10 years after the date of grant, except for incentive options issued to a holder of more than 10 percent of the common stock outstanding, which expire five years after the date of grant.



    In December 1996, the Company issued 174,000 options at $4.00 per share. The Board of Directors determined the market value of the December options to be $4.68 per share. The Company is recognizing the difference between the market value at the date of grant and the exercise price as compensation expense over the vesting period.



    At December 31, 1996 and 1997, 2,358,000 and 1,873,000 options, respectively, were outstanding under the aggregate of the 1996 Stock Incentive Plan and the Supplemental Stock Option Plan.



    On May 14, 1996, the Company adopted the 1996 Outside Director Nonstatutory Stock Option Plan (the "Director Plan"). The number of shares which may be issued under this plan upon exercise of options may not exceed 410,000 shares. The exercise price of an option is determined by the Board of Directors and may not be less than 85 percent of the fair market value of the common stock at the time of grant and has to be 110 percent of the fair market value of the common stock at the time of grant if the option is granted to a holder of more than 10 percent of the common stock outstanding. At the discretion of the administrator, the options vest at a rate of not less than 20 percent per year, which may accelerate upon a change in control, as defined. The plan expires on May 14, 2006. At December 31, 1996 and 1997, 82,000 and 41,000 options, respectively, were outstanding under the Director Plan.



    On January 30, 1997, the Board of Directors approved the 1997 Omnibus Stock Incentive Plan (the "Omnibus Plan") to replace the existing 1996 Supplemental Stock Option Plan upon the effective date of the initial public offering. The plan provides for awards to employees, outside directors and consultants in the form of restricted shares, stock units, stock options and stock appreciation rights and terminates on January 22, 2007. The maximum number of shares available for issuance under this plan may not exceed 1,025,000 shares plus the number of shares still unissued under the Supplemental Stock Option Plan.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(10) STOCK OPTIONS (CONTINUED)


Options granted to any one optionee may not exceed more than 1,025,000 common shares per year subject to certain adjustments. Incentive stock options may not have a term of more than 10 years from the date of grant. At December 31, 1997, 763,000 options were outstanding under the Omnibus Plan.



    Information regarding the Company's stock option plans and nonqualified stock options as of December 31, 1995, 1996 and 1997, and changes during the years ended on those dates is summarized as follows:



                                                                             WEIGHTED-AVERAGE
                                                                   SHARES     EXERCISE PRICE
                                                                 ----------  -----------------
December 31, 1995..............................................          --      $      --
  Granted......................................................   3,491,355           1.89
  Exercised....................................................          --
  Forfeited....................................................     (26,855)          1.95
                                                                 ----------          -----
December 31, 1996..............................................   3,464,500           1.89
                                                                 ----------          -----
  Granted......................................................     914,296           7.91
  Exercised....................................................    (488,925)          0.89
  Forfeited....................................................    (392,774)          2.40
                                                                 ----------          -----
December 31, 1997..............................................   3,497,097      $    3.54
                                                                 ----------          -----
                                                                 ----------          -----



    At December 31, 1996, 912,425 options were exercisable at a weighted average exercise price of $1.10 per share. At December 31, 1997, 1,275,645 options were exercisable at a weighted average exercise price of $1.51 per share. The options outstanding at December 31, 1997 expire in various years through 2007.



    Information about stock options outstanding at December 31, 1997 is summarized as follows:



                                                                                   OPTIONS OUTSTANDING
                                                                   ---------------------------------------------------
                                                                     WEIGHTED
                                                                      AVERAGE      WEIGHTED-     NUMBER     WEIGHTED-
                                                       NUMBER        REMAINING      AVERAGE    EXERCISABLE   AVERAGE
                                                   OUTSTANDING AT   CONTRACTED     EXERCISE        AT       EXERCISE
RANGE OF EXERCISE PRICES                              12/31/97         LIFE          PRICE      12/31/97      PRICE
-------------------------------------------------  --------------  -------------  -----------  ----------  -----------
$0.73 to $1.46...................................      1,807,126          8.28     $    1.17    1,113,695   $    1.14
$4.00 to $6.83...................................      1,146,721          8.96     $    4.68      161,950   $    4.07
$8.11 to $11.10..................................        543,250          9.66     $    9.06           --   $      --
                                                   --------------          ---         -----   ----------       -----
                                                       3,497,097          8.72     $    3.54    1,275,645   $    1.51
                                                   --------------          ---         -----   ----------       -----
                                                   --------------          ---         -----   ----------       -----



    The Company has elected to adopt FASB No. 123 for disclosure purposes only and applies Accounting Principle Board (APB) Opinion No. 25 and related interpretations in accounting for its employee stock options. Approximately $50,000 and $88,000 in compensation cost was recognized relating to consultant options for the years ended December 31, 1996 and 1997, respectively. Had compensation cost for stock options awarded under these plans been determined based on the fair value at the dates of grant consistent with the methodology of FASB No. 123, the Company's net income or loss and basic and diluted income or

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(10) STOCK OPTIONS (CONTINUED)


loss per share for the years ended December 31, 1996 and 1997 would have reflected the following pro forma amounts:



                                                                       1996           1997
                                                                   -------------  ------------
Pro forma Net Income (Loss) Per Share
  Pro forma Net Income (Loss)....................................  $  (6,111,000) $  4,957,000
  Pro forma Basic Net Income (Loss) per share....................  $       (0.26) $       0.16
  Pro forma Diluted Net Income (Loss) per share..................  $       (0.26) $       0.15



    The fair value of each option grant is estimated on the date of grant using the minimum value method of option pricing with the following assumptions used for the grants; weighted average risk-free interest rate of 6.4 and 6.2 percent and an expected life of ten years and six years for the years ended December 31, 1996 and 1997, respectively. Expected volatility for 1997 was 31.05 percent and it is assumed that no dividends would be issued during the option term. Because the Company did not have a stock option program prior to 1996, the resulting pro forma compensation cost may not be representative of that to be expected in future years.



(11) CAPITAL STOCK



    During 1994, the Company issued 16,606,661 shares of stock to the Company's founder for $10,000. During 1995, this stockholder converted $990,000 of debt into capital for no additional shares. During 1995, the Company also issued 1,843,339 shares to another executive of the Company on conversion of a loan.



    On February 23, 1996, the Company sold 2,049,980 shares of common stock to various investors for $1,500,000. On July 12, 1996, the Company sold 1,874,532 shares of common stock to an investor for $4,068,000.



    On July 25, 1996, the Company sold 2,802,446 shares of Series A preferred stock to a group of investors for $7,500,000. In connection with this transaction, the Company and buyers of the preferred shares entered into an investor's rights agreement which obligated the Company to file up to two registration statements to register such shares. These preferred shares converted to common stock at a ratio of 3-for-2 as a result of the public offering in accordance with the investors rights agreement.



    In June 1997, the Company completed its Initial Public Offering ("IPO") of 9,430,000 shares of common stock of which 8,097,500 shares were sold by the Company and 1,332,500 shares were sold by certain selling shareholders. The net proceeds to the Company (after deducting underwriting discounts and offering expenses of approximately $4.6 million) from the sale of shares was approximately $30.9 million.



    On November 30, 1997, the Company completed the acquisition of LDS pursuant to the terms of the agreement and 849,298 shares were issued for all of the outstanding shares to LDS.



    Since inception of T-One through December 31, 1994, the sole shareholder of T-One contributed $1,221,000 in the form of cash and equipment to T-One. During 1995, he contributed an additional $269,000 and in 1996, exercised an available election to convert $1,200,000 of the contributed capital into a note payable. Concurrent with the conversion of capital to debt, T-One entered into a note agreement with

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(11) CAPITAL STOCK (CONTINUED)


a bank for the same amount. Proceeds of the bank borrowings were used to repay the amounts due to the shareholder (see Note 5).



(12) BUSINESS SEGMENTS



    At December 31, 1997, Star has two business segments, wholesale long distance and commercial long distance telecommunications. The wholesale segment provides long distance services to U.S. and foreign based telecommunications companies and the commercial segment, obtained by acquisition of LDS, provides commercial long distance services to small retailers throughout the United States.



    The accounting policies of the segments are the same as those described in the significant accounting policies, however, the Company evaluates performance based on profit or loss from operations before income taxes and non-recurring gains or losses. There are no intercompany sales among the wholesale and commercial segments and both segments are managed separately.



    Reportable segment information for the years ended December 31, 1995, 1996 and 1997 are as follows:



                                                         WHOLESALE      COMMERCIAL    ALL OTHER       TOTAL
                                                       --------------  -------------  ----------  --------------
1995
  Revenues from external customers...................  $   28,779,000  $  30,158,000  $       --  $   58,937,000
  Interest income....................................              --         22,000          --          22,000
  Interest expense...................................          64,000             --          --          64,000
  Depreciation and amortization......................         310,000         58,000                     368,000
  Segment net income (loss)..........................        (835,000)     4,541,000          --       3,706,000
  Other significant non-cash items:
    Capital lease additions..........................         888,000        164,000          --       1,052,000
    Debt converted to equity.........................       1,093,000             --          --       1,093,000
  Segment assets.....................................      20,143,000      5,447,000          --      25,590,000
  Expenditures for segment assets....................       1,603,000         61,000          --       1,664,000

1996
  Revenues from external customers...................  $  229,792,000  $  29,905,000  $       --  $  259,697,000
  Interest income....................................          83,000         27,000          --         110,000
  Interest expense...................................         597,000         12,000          --         609,000
  Depreciation and amortization......................       1,364,000         78,000          --       1,442,000
  Segment net income (loss)..........................      (7,219,000)     2,424,000          --      (4,795,000)
  Other significant non-cash items:
    Capital lease additions..........................       5,097,000         69,000          --       5,166,000
    Equity converted to debt.........................       1,200,000             --          --       1,200,000
  Segment assets.....................................      57,728,000      5,326,000          --      63,054,000
  Expenditures for segment assets....................       8,466,000         14,000          --       8,480,000

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(12) BUSINESS SEGMENTS (CONTINUED)



                                                         WHOLESALE      COMMERCIAL    ALL OTHER       TOTAL
                                                       --------------  -------------  ----------  --------------
1997
  Revenues from external customers...................  $  377,145,000  $  27,460,000  $       --  $  404,605,000
  Interest income....................................         519,000             --     (27,000)        492,000
  Interest expense...................................       1,738,000         27,000     (27,000)      1,738,000
  Depreciation and amortization......................       4,581,000         56,000          --       4,637,000
  Segment net income (loss)..........................       5,806,000        (37,000)         --       5,769,000
  Other significant non-cash items:
    Capital lease additions..........................       9,772,000             --          --       9,772,000
    Property additions financed by notes payable.....       1,890,000             --          --       1,890,000
    Operating agreement acquired through issuance of
      note...........................................         350,000             --          --         350,000
  Segment assets.....................................     113,472,000      6,844,000          --     120,316,000
  Expenditures for segment assets....................      13,743,000         17,000          --      13,760,000



    The Company had no customers, collectively, representing more than 10 percent of consolidated revenue in any foreign country.



(13) QUARTERLY CONSOLIDATED INFORMATION (UNAUDITED)



    The following table presents unaudited quarterly operating results, including the results of LDS and T-One, for each of the Company's eight quarters in the two-year period ended December 31, 1997 (amounts in thousands):



                                                                                     QUARTER ENDED
                                                                     ----------------------------------------------
                                                                      MARCH 31,   JUNE 30,   SEPT. 30,    DEC. 31,
                                                                     -----------  ---------  ----------  ----------
1996
  Net sales........................................................   $  48,353   $  55,491  $   73,860  $   81,993
  Operating income (loss)..........................................       1,955       1,816       1,074      (8,503)
  Pro forma net income (loss)......................................       1,098         915         491      (8,242)
1997
  Net sales........................................................   $  84,827   $  95,250  $  103,297  $  121,231
  Operating income.................................................       2,561       2,871       3,072       2,861
  Pro forma net income.............................................       1,347       1,037         981       2,209



(14) SUBSEQUENT EVENTS



    ACQUISITIONS



    In November 1997, the Company signed a merger agreement with United Digital Network, Inc. ("UDN"). The Company intends to account for the transaction as a pooling of interests. At December 31, 1997, the Company has accounts receivable from UDN in the amount of $721,000 and a note receivable of $2.5 million plus accrued interest of $28,000. Both the accounts receivable and the note have been fully

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(14) SUBSEQUENT EVENTS (CONTINUED)


reserved at December 31, 1997. Subsequent to year end, the Company loaned an additional $2 million to UDN which has also been fully reserved since the time of issuance.



    EQUITY TRANSACTIONS



    On February 3, 1998 the Company announced a 2.05 for 1 stock split in the nature of a stock dividend. The stock split is effective March 31, 1998 and has been retroactively reflected in the accompanying consolidated financial statements for all periods presented.



(15) EVENTS SUBSEQUENT TO THE DATE OF AUDITORS REPORT (UNAUDITED)



    LINE OF CREDIT



    On March 18, 1998, the Company amended the line of credit agreement with Sanwa Bank by adjusting the borrowing base to 55 percent of aggregate eligible accounts receivable, revising certain covenants and releasing all pledged collateral.



    PUBLIC OFFERING



    On May 4, 1998, the Company completed a public offering of 6,000,000 shares of common stock of which 5,685,000 were sold by the Company and 315,000 shares were sold by a selling stockholder. The net proceeds to the Company (after deducting underwriting discounts and offering expenses) from the sale of such shares of common stock were approximately $145 million.



    COMMITMENT



    On June 25, 1998, the Company announced a 20-year, $70 million agreement to purchase capacity on the Qwest nationwide Macro Capacity (SM) Fiber Network.



    AUTHORIZED CAPITAL



    On July 1, 1998, the Company's stockholders voted to amend and restate the certificate of incorporation to increase the number of shares of the Company's authorized common stock from 50 million shares to 100 million shares.



    PT-1 ACQUISITION



    On August 20, 1998, the Company entered into an Amended and Restated Agreement and Plan of Merger with PT-1 Communications, Inc. (PT-1). Per the agreement, as amended on September 1, 1998 and December 29, 1998, the Company will issue 15,050,000 shares of common stock and $19,500,000 cash or short term promissory notes for all outstanding shares, options and warrants of PT-1 plus an additional 250,000 shares to certain PT-1 distributors. On August 17, 1998, the Company provided a $10 million loan to PT-1 at 6.75 percent interest and due on August 17, 1999.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES



              INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                               PAGE
                                                                                                             ---------
Condensed Consolidated Balance Sheets As Of December 31, 1997 and September 30, 1998.......................       F-27

Condensed Consolidated Statements Of Income For The Three and Nine Month Periods Ended September 30, 1997
  and 1998.................................................................................................       F-28

Condensed Consolidated Statements Of Cash Flows For The Nine Month Periods Ended
  September 30, 1997 and 1998..............................................................................       F-29

Notes To Condensed Consolidated Financial Statements.......................................................       F-30

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES



                     CONDENSED CONSOLIDATED BALANCE SHEETS



                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                      DECEMBER 31,  SEPTEMBER 30,
                                                                                          1997          1998
                                                                                      ------------  -------------
                                                                                                     (UNAUDITED)
Current Assets:
  Cash and cash equivalents.........................................................   $    1,903    $    11,808
  Short-term investments............................................................       18,631         92,390
  Accounts and notes receivable, net................................................       46,675         80,721
  Receivable from related parties...................................................           --            330
  Other current assets..............................................................       10,696         27,580
                                                                                      ------------  -------------
      Total current assets..........................................................       77,905        212,829
                                                                                      ------------  -------------
Property and equipment, net.........................................................       35,959        113,851
Other assets........................................................................        6,452          7,340
                                                                                      ------------  -------------
      Total assets..................................................................   $  120,316    $   334,020
                                                                                      ------------  -------------
                                                                                      ------------  -------------

Current Liabilities:
  Revolving lines of credit with stockholder........................................   $      138    $         5
  Current portion of long-term obligations..........................................        3,259          7,595
  Accounts payable and other accrued expenses.......................................       22,345         36,200
  Accrued network cost..............................................................       38,403         52,464
                                                                                      ------------  -------------
      Total current liabilities.....................................................       64,145         96,264
                                                                                      ------------  -------------

Long-Term Liabilities:
  Long-term obligations, net of current portion.....................................       12,107         31,053
  Other long-term liabilities.......................................................          863          1,638
                                                                                      ------------  -------------
      Total long-term liabilities...................................................       12,970         32,691
                                                                                      ------------  -------------

Stockholders' Equity:
  Common Stock $.001 par value:
    Authorized--100,000,000 shares..................................................           35             42
  Additional paid-in capital........................................................       41,662        194,138
  Deferred compensation.............................................................          (30)            --
  Accumulated other comprehensive income............................................           --            219
  Retained earnings (deficit).......................................................        1,534         10,666
                                                                                      ------------  -------------
      Total stockholders' equity....................................................       43,201        205,065
                                                                                      ------------  -------------
      Total liabilities and stockholders' equity....................................   $  120,316    $   334,020
                                                                                      ------------  -------------
                                                                                      ------------  -------------



   See accompanying notes to the condensed consolidated financial statements.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES



                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME



                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                     THREE MONTHS ENDED      NINE MONTHS ENDED
                                                       SEPTEMBER 30,           SEPTEMBER 30,
                                                    --------------------   ---------------------
                                                      1997       1998        1997        1998
                                                    --------   ---------   ---------   ---------
                                                        (UNAUDITED)             (UNAUDITED)
Revenue...........................................  $103,297   $ 164,333   $ 283,374   $ 425,531
Operating expenses:
  Cost of services................................    90,100     139,324     246,712     363,794
  Selling, general and administrative expenses....     8,898      15,922      25,118      38,853
  Depreciation and amortization...................     1,227       3,439       3,040       8,055
  Merger expense..................................        --          --          --         314
                                                    --------   ---------   ---------   ---------
                                                     100,225     158,685     274,870     411,016
                                                    --------   ---------   ---------   ---------
      Income from operations......................     3,072       5,648       8,504      14,515
                                                    --------   ---------   ---------   ---------
Other income (expense):
  Interest income.................................       293       1,839         367       3,511
  Interest expense................................      (453)       (740)     (1,289)     (2,080)
  Other...........................................      (794)         87      (1,499)       (171)
                                                    --------   ---------   ---------   ---------
                                                        (954)      1,186      (2,421)      1,260
                                                    --------   ---------   ---------   ---------
      Income before provision for income taxes....     2,118       6,834       6,083      15,775
Provision for income taxes........................     1,255       2,812       2,406       6,643
                                                    --------   ---------   ---------   ---------
Net income........................................  $    863   $   4,022   $   3,677   $   9,132
                                                    --------   ---------   ---------   ---------
                                                    --------   ---------   ---------   ---------
      Income before provision for income taxes....     2,118                   6,083
Pro forma income taxes............................     1,137                   2,718
                                                    --------               ---------
Pro forma net income..............................  $    981               $   3,365
                                                    --------               ---------
                                                    --------               ---------
Basic income per share............................  $   0.02   $    0.10   $    0.13   $    0.23
                                                    --------   ---------   ---------   ---------
                                                    --------   ---------   ---------   ---------
Diluted income per share..........................  $   0.02   $    0.09   $    0.12   $    0.22
                                                    --------   ---------   ---------   ---------
                                                    --------   ---------   ---------   ---------
Pro forma basic income per share..................  $   0.03               $    0.12
                                                    --------               ---------
                                                    --------               ---------
Pro forma diluted income per share................  $   0.03               $    0.11
                                                    --------               ---------
                                                    --------               ---------



   See accompanying notes to the condensed consolidated financial statements.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                 (IN THOUSANDS)



                                                                                             NINE MONTHS ENDED
                                                                                               SEPTEMBER 30,
                                                                                           ----------------------
                                                                                             1997         1998
                                                                                           ---------   ----------
                                                                                                (UNAUDITED)
Cash Flows From Operating Activities:
  Net income.............................................................................  $   3,677   $    9,132
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization........................................................      3,040        8,055
    Loss on disposal of equipment........................................................         42           --
    Compensation expense relating to stock options.......................................         60           30
    Provision for doubtful accounts......................................................      4,068        3,952
    Deferred income taxes................................................................         --         (511)
    Deferred compensation................................................................        (66)          62
    Increase in assets:
      Accounts and notes receivable......................................................     (8,214)     (37,998)
      Receivable from related parties....................................................       (174)        (330)
      Other assets.......................................................................     (1,495)      (6,038)
    Increase (decrease) in liabilities:
      Accounts payable and other accrued expenses........................................     (1,470)      13,855
      Accrued network cost...............................................................     13,042       14,061
      Other liabilities..................................................................         63           48
                                                                                           ---------   ----------
        Net cash provided by operating activities........................................     12,573        4,318
                                                                                           ---------   ----------
Cash Flows From Investing Activities:
  Capital expenditures...................................................................     (6,649)     (57,847)
  Short-term investments.................................................................    (19,206)     (73,759)
  Other long-term assets.................................................................        385       (5,084)
                                                                                           ---------   ----------
        Net cash used in investing activities............................................    (25,470)    (136,690)
                                                                                           ---------   ----------
Cash Flows From Financing Activities:
  Borrowing under lines of credit........................................................     34,211           --
  Repayments under lines of credit.......................................................    (42,025)          --
  Borrowing under lines of credit with stockholders......................................        583           --
  Repayments under lines of credit with stockholder......................................       (423)        (133)
  Payments under long-term debt and capital lease obligations............................     (3,061)      (4,818)
  Stockholder distributions for LDS......................................................       (794)          --
  Issuance of common stock...............................................................     30,914      144,711
  Other financing activities.............................................................         --          (12)
  Stock options exercised................................................................         67        2,310
                                                                                           ---------   ----------
        Net cash provided by financing activities........................................     19,472      142,058
                                                                                           ---------   ----------
Effects of Foreign Currency Translation..................................................         --          219
Increase in cash and cash equivalents....................................................      6,575        9,905
Cash and cash equivalents, beginning of period...........................................      1,845        1,903
                                                                                           ---------   ----------
Cash and cash equivalents, end of period.................................................  $   8,420   $   11,808
                                                                                           ---------   ----------
                                                                                           ---------   ----------



   See accompanying notes to the condensed consolidated financial statements.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                                  (UNAUDITED)



(1) GENERAL



    The financial statements included herein are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities Exchange Commission ("SEC") regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In management's opinion, the financial statements reflect all adjustments (of a normal and recurring nature) which are necessary to present fairly the financial position, results of operations, stockholders' equity and cash flows for the interim periods. These financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1997 of STAR Telecommunications, Inc. ("STAR" or the "Company") as set forth in this Proxy Statement/Prospectus. The results for the three and nine month periods ended September 30, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.



    In March 1998, the Company consummated a merger with T-One Corp. ("T-One"). The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the results of operations, financial position, and cash flows of T-One.



(2) BUSINESS AND PURPOSE



    STAR is an emerging multinational carrier focused primarily on the international long-distance market. The Company offers highly reliable, low-cost switched voice services through a flexible network comprised of foreign termination relationships, international gateway switches, leased and owned transmission facilities, and resale arrangements with other long-distance providers.



    During 1996 and 1997, the Company established several wholly-owned foreign subsidiaries to further expand its international network. The company made substantial investments to install switch facilities in two of these subsidiaries, Star Europe Limited (SEL) which is located in London, England, and Star Telecommunications Deutschland (GmbH) which is located in Frankfurt, Germany. The Company plans to use these switch facilities to decrease international traffic termination cost and to initial outbound calls from these local markets.



    In December 1997, the Company entered into the domestic long-distance market through the acquisition of L.D. Services, Inc. ("LDS"). In addition, the Company established a domestic long-distance provider Arvilla Telecommunication, Inc. ("Arvilla"). Effective September 25, 1998, LDS and Arvilla were merged into a wholly-owned subsidiary, CEO Telecommunications, Inc. ("CEO").



(3) NET INCOME PER COMMON SHARE



    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". The statement replaces primary EPS with basic EPS, which is computed by dividing reported earnings available to common stockholders by weighted average shares outstanding. The provision requires the calculation of diluted EPS. The Company adopted this statement in 1997 and prior year earnings per share information has been restated to be consistent with SFAS No. 128.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)



(3) NET INCOME PER COMMON SHARE (CONTINUED)


    The following schedule summarizes the information used to compute net income per common share for the three and nine months ended September 30, 1997 and 1998 (in thousands):



                                                             THREE MONTHS          NINE MONTHS
                                                                ENDED                 ENDED
                                                            SEPTEMBER 30,         SEPTEMBER 30,
                                                         --------------------  --------------------
                                                           1997       1998       1997       1998
                                                         ---------  ---------  ---------  ---------
Weighted number of common shares used to compute basic
  earnings per share...................................     34,589     42,087     28,650     39,147
Weighted average common share equivalents..............      2,114      1,245      2,930      1,774
                                                         ---------  ---------  ---------  ---------
Weighted average number of common share and share
  equivalents used to compute diluted earnings per
  share................................................     36,703     43,332     31,580     40,921
                                                         ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------



(4) PRO FORMA INCOME TAXES



    The results of operations and provision for income taxes for the three and nine months ended September 30, 1997 reflect LDS' status as an S-Corporation prior to the merger with STAR. The pro-forma income taxes, pro-forma net income, and pro-forma earnings per share information reflected in the condensed consolidated statements of income assumes that both STAR and LDS were taxed as C-Corporations for all periods presented.



(5) COMPREHENSIVE INCOME



    On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". For year end financial statements, SFAS 130 requires that comprehensive income, which is the total of net income and all other non-owner changes in equity, be displayed in a financial statement with the same prominence as other consolidated financial statements. Under SFAS No. 130, the Company's foreign currency translation adjustments are considered to be components of other comprehensive income. During the three and nine month periods ended September 30, 1997, comprehensive income equaled net income. During the three and nine month periods ended September 30, 1998, comprehensive income equaled approximately $4,241,000 and $9,351,000, respectively.



(6) CHANGE IN ACCOUNTING ESTIMATE



    As of July 1, 1998, the Company prospectively revised the remaining lives of certain operating equipment from five to ten years. The increase in the estimated life of these assets was based on the knowledge gained by the Company in making the transition from a reseller of telephone services to a facility based provider, as well as to the fact that the Company is purchasing more sophisticated telephone switches and has transitioned from a Stromberg platform to a Nortel based telecommunications platform. All such assets will be amortized over their respective useful lives. This change increased income before provision for income taxes for the three and nine-month periods ended September 30, 1998 by approximately one million dollars. The difference between depreciating all switch equipment over a 5 year life versus a 10 year life since acquisition would represent approximately $945,000 for the 3 month period and

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)



(6) CHANGE IN ACCOUNTING ESTIMATE (CONTINUED)


$1,770,000 for the 9 month period, or 1 cent or 3 cent per diluted share for the 3 and 9 month periods, respectively.



(7) SIGNIFICANT EVENTS



    In November 1997, the Company signed a merger agreement with United Digital Network, Inc. ("UDN"). The Company intends to account for the transaction as a pooling of interests. In August 1998, the Company signed an amended and restated agreement to acquire PT-1 Communications, Inc. ("PT-1") which will be accounted for as a purchase. The Company anticipates closing these transactions in the first quarter of 1999.



    According to SFAS 52, "Foreign Currency Translation," the functional currency of a foreign subsidiary of a U.S. company ordinarily will be the currency of the country in which the entity is located or the U.S. dollar. The determination of the functional currency is basically a matter of fact. On July 1, 1998, due to changes in facts and circumstances, the Company changed the functional currency of its German subsidiary from the U.S. dollar to the German mark.



(8) STATEMENTS OF CASH FLOWS



    During the nine month periods ended September 30, 1997 and 1998, cash paid for interest was approximately $1,175,000 and $2,342,000 respectively. For the same periods, cash paid for income taxes amounted to approximately $2,693,000 and $2,545,000 respectively.



    Non-cash investing and financing activities are as follows (in thousands):



                                                                           NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                            1997       1998
                                                                          ---------  ---------
Equipment purchased through notes and capital leases....................  $  10,230  $  28,100
Tax benefits related to stock options...................................         --      5,474
                                                                          ---------  ---------
                                                                          $  10,230  $  33,574
                                                                          ---------  ---------
                                                                          ---------  ---------

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)



(9) SEGMENT INFORMATION



    At September 30, 1998, STAR has two business segments, North American and European long distance telecommunications.



                                                               NORTH
THREE MONTHS ENDED, SEPTEMBER 30, 1997                        AMERICA     EUROPE      TOTAL
-----------------------------------------------------------  ----------  ---------  ----------
Revenue....................................................  $  103,297  $      --  $  103,297
Interest income............................................         293         --         293
Interest expense...........................................         356         97         453
Depreciation and amortization..............................       1,084        143       1,227
Segment profit (loss)......................................       1,451       (588)        863
Segment assets.............................................  $  102,097  $   5,965  $  108,062



                                                               NORTH
THREE MONTHS ENDED, SEPTEMBER 30, 1998                        AMERICA     EUROPE      TOTAL
-----------------------------------------------------------  ----------  ---------  ----------
Revenue....................................................  $  157,584  $   6,749  $  164,333
Interest income............................................       1,814         25       1,839
Interest expense...........................................         356        384         740
Depreciation and amortization..............................       2,384      1,055       3,439
Segment profit (loss)......................................       9,733     (5,711)      4,022
Segment assets.............................................  $  285,381  $  48,639  $  334,020



                                                               NORTH
NINE MONTHS ENDED, SEPTEMBER 30, 1997                         AMERICA     EUROPE      TOTAL
-----------------------------------------------------------  ----------  ---------  ----------
Revenue....................................................  $  283,374  $      --  $  283,374
Interest income............................................         367         --         367
Interest expense...........................................       1,153        136       1,289
Depreciation and amortization..............................       2,824        216       3,040
Segment profit.............................................       4,895     (1,218)      3,677
Segment assets.............................................  $  102,097  $   5,965  $  108,062



                                                              NORTH
NINE MONTHS ENDED, SEPTEMBER 30, 1998                        AMERICA      EUROPE      TOTAL
----------------------------------------------------------  ----------  ----------  ----------
Revenue...................................................  $  418,588  $    6,943  $  425,531
Interest income...........................................       3,486          25       3,511
Interest expense..........................................       1,116         964       2,080
Depreciation and amortization.............................       6,033       2,022       8,055
Segment profit (loss).....................................      19,944     (10,812)      9,132
Segment assets............................................  $  285,381  $   48,639  $  334,020



    The Company provides wholesale and commercial long distance telephone service. The commercial segment represents less than 10% of revenue, net income or assets of the Company for the periods presented.

                 STAR TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)



(10) NEW PRONOUNCEMENTS



    In June 1998, the AICPA issued statement of Financial Accounting Standards No. 133 "Accounting For Derivative Instruments and Hedging Activities." The Company has not yet analyzed the impact of this new standard. The Company will adopt the standard in January of 2000.



(11) SUBSEQUENT EVENTS



    In November 1998, the Company signed a twenty year, $31 million dollar indefeasible right of use (IRU) agreement with IXC Communication, Inc. ("IXC") to purchase capacity on IXC's U.S. based digital fiber network.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY



                         INDEX TO FINANCIAL STATEMENTS



                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................       F-36

Consolidated Balance Sheets as of March 31, 1997 and 1998 and September 30, 1998 (unaudited)...............       F-37

Consolidated Statements of Operations for the period from April 21, 1995 (inception) to March 31, 1996, for the years ended March 31, 1997 and 1998 and for the six months ended September 30, 1998 and 1997
  (unaudited)..............................................................................................       F-38

Consolidated Statements of Cash Flows for the period from April 21, 1995 (inception) to March 31, 1996, for the years ended March 31, 1997 and 1998 and for the six months ended September 30, 1998 and 1997
  (unaudited)..............................................................................................       F-39

Consolidated Statements of Stockholders' Deficiency for the period from April 21, 1995 (inception) to March
  31, 1996, for the years ended March 31, 1997 and 1998 and for the six months ended September 30, 1998
  (unaudited)..............................................................................................       F-40

Notes to Consolidated Financial Statements.................................................................       F-41

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
PT-1 Communications, Inc.:



    We have audited the accompanying consolidated balance sheets of PT-1 Communications, Inc. and subsidiary as of March 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the period from April 21, 1995 (inception) to March 31, 1996 and for the years ended March 31, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



    We conducted our audits in accordance with generally accepting auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PT-1 Communications, Inc. and subsidiary as of March 31, 1997 and 1998, and the results of their operations and their cash flows for the period from April 21, 1995 (inception) to March 31, 1996 and for the years ended March 31, 1997 and 1998 in conformity with generally accepted accounting principles.



                                          KPMG LLP



New York, New York



June 22, 1998,
  except for the third paragraph
  of Note 8, for which the date
  is September 1, 1998.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY



                          CONSOLIDATED BALANCE SHEETS



                                     ASSETS



                                                                              MARCH 31,
                                                                     ----------------------------
                                                                         1997           1998       SEPTEMBER 30, 1998
                                                                     -------------  -------------  ------------------
                                                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents........................................  $   5,577,238  $  12,389,554    $    5,381,815
  Marketable securities............................................             --      1,082,872         1,036,483
  Short-term investments (notes 1 and 3)...........................        668,994      3,674,392         1,111,744
  Accounts receivable, less allowance for doubtful accounts of
    $391,000, $478,000 and $1,137,000, respectively (notes 4 and
    6).............................................................      7,540,474     29,771,970        37,433,981
  Due from carriers................................................        269,153      7,516,370         9,506,461
  Inventory........................................................        317,390        842,793           975,697
  Prepaid expenses.................................................        827,755        690,939           814,241
  Deferred tax asset...............................................             --      2,505,217         3,600,000
                                                                     -------------  -------------  ------------------
    Total current assets...........................................     15,201,004     58,474,107        59,860,422
Long-term investments (notes 1 and 3)..............................      1,472,000      2,406,440             5,305
Property and equipment, net (notes 1, 2 and 5).....................      1,483,823     22,609,454        43,480,486
Deposits...........................................................        403,729        507,333           524,517
Officer loans receivable (note 6)..................................        338,528        202,820           588,401
Intangible assets..................................................             --      2,991,457         2,492,876
Deferred offering costs (note 11)..................................             --        485,790                --
                                                                     -------------  -------------  ------------------
    Total assets...................................................  $  18,899,084  $  87,677,401    $  106,952,007
                                                                     -------------  -------------  ------------------
                                                                     -------------  -------------  ------------------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable and accrued expenses............................  $   1,902,210  $   7,940,817    $   12,275,147
  Accrued taxes payable............................................      4,374,679     10,599,910         9,195,103
  Due to carriers..................................................        870,259      9,086,026        13,112,500
  Notes payable (notes 5 and 8)....................................      5,000,000      5,130,000         5,000,000
  Short-term debt (note 10)........................................             --      2,760,000        15,000,000
  Current portion of capital lease obligation......................             --      1,746,001         1,735,513
  Deferred revenue.................................................     20,479,361     42,931,616        42,025,892
                                                                     -------------  -------------  ------------------
    Total current liabilities......................................     32,626,509     80,194,370        98,344,155
                                                                     -------------  -------------  ------------------
Capital lease obligation (note 9)..................................             --      8,253,999         7,512,418
Note payable (note 8)..............................................      5,000,000             --                --
Deferred tax liability.............................................             --        450,000           700,000
                                                                     -------------  -------------  ------------------
    Total liabilities..............................................     37,626,509     88,898,369       106,556,573
                                                                     -------------  -------------  ------------------
Stockholders' equity deficiency:
  Preferred stock, no par value. Authorized 15,000,000 shares; no
    shares issued and outstanding..................................             --             --                --
  Common stock, par value $.01 per share. Authorized 150,000,000 shares; 70,000,000 shares issued and 44,947,368 outstanding in
    1997 and 73,459,180 shares issued and 48,406,548 outstanding in
    1998...........................................................        700,000        734,592           734,592
  Additional paid-in capital.......................................      6,602,613     15,784,614        16,166,278
  Retained earnings (accumulated deficit)..........................    (11,030,038)       550,357         1,919,237
  Treasury stock, at cost 25,052,632 shares in 1997 and 1998 (note
    8).............................................................    (15,000,000)   (15,000,000)      (15,000,000)
  Less: Note receivable from stockholder (note 8) $3,570,000 face amount, noninterest bearing until April 15, 1999 (less
    unamortized discount of $279,469, based on imputed interest of
    8%)............................................................             --     (3,290,531)       (3,424,673)
                                                                     -------------  -------------  ------------------
    Total stockholders' equity (deficiency)........................    (18,727,425)    (1,220,968)          395,434
                                                                     -------------  -------------  ------------------
    Total liabilities and stockholders' equity (deficiency)........  $  18,899,084  $  87,677,401    $  106,952,007
                                                                     -------------  -------------  ------------------
                                                                     -------------  -------------  ------------------



          See accompanying notes to consolidated financial statements.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                   PERIOD FROM APRIL                                  SIX MONTHS ENDED SEPTEMBER 30,
                                       21, 1995           YEARS ENDED MARCH 31,
                                    (INCEPTION) TO    ------------------------------  ------------------------------
                                    MARCH 31, 1996         1997            1998            1997            1998
                                   -----------------  --------------  --------------  --------------  --------------
                                                                                               (UNAUDITED)
Revenue..........................   $    11,922,606   $  169,635,313  $  431,519,685  $  187,043,760  $  268,919,366
Operating expenses:
  Cost of services...............        13,812,202      166,184,501     395,500,937     170,752,512     248,222,120
  Selling and marketing
    expenses.....................           318,070        1,761,650       4,485,214       1,828,395       4,274,320
  Merger costs...................                --               --              --              --         975,439
  General and administrative
    expenses.....................           704,429        2,612,894      12,112,035       4,108,778      12,766,070
  Stock based compensation.......                --        7,300,000       2,661,166       1,855,525         381,664
                                   -----------------  --------------  --------------  --------------  --------------
    Total operating expenses.....        14,834,701      177,859,045     414,759,352     178,545,210     266,619,613
                                   -----------------  --------------  --------------  --------------  --------------
    Operating (loss) income......        (2,912,095)      (8,223,732)     16,760,333       8,498,550       2,299,753
Interest income..................             2,115          114,633         517,304         186,459         268,630
Interest expense.................                --          (10,959)     (1,021,452)       (401,535)       (793,534)
Net gains on marketable
  securities.....................                --               --         507,170         243,785         (50,542)
Loss on disposition of fixed
  assets.........................                --               --         (32,960)             --              --
                                   -----------------  --------------  --------------  --------------  --------------
    (Loss) income before income
      taxes......................        (2,909,980)      (8,120,058)     16,730,395       8,527,259       1,724,307
Income tax expense...............                --               --       5,150,000       2,018,000         355,427
                                   -----------------  --------------  --------------  --------------  --------------
    Net (loss) income............   $    (2,909,980)  $   (8,120,058) $   11,580,395  $    6,509,259  $    1,368,880
                                   -----------------  --------------  --------------  --------------  --------------
                                   -----------------  --------------  --------------  --------------  --------------
Net earnings (loss) per common
  share:
  Basic..........................   $          (.05)  $         (.13) $         0.25  $         0.14  $         0.03
  Diluted........................   $          (.05)  $         (.13) $         0.24  $         0.14  $         0.03
Weighted average number of common
  shares outstanding
  Basic..........................        60,900,000       60,681,000      46,922,000      45,708,000      48,407,000
  Diluted........................        60,900,000       60,681,000      47,720,000      46,987,000      48,587,000

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                             PERIOD FROM APRIL                                 SIX MONTHS ENDED
                                                 21, 1995         YEARS ENDED MARCH 31,         SEPTEMBER 30,
                                              (INCEPTION) TO    -------------------------  ------------------------
                                              MARCH 31, 1996       1997          1998         1997         1998
                                             -----------------  -----------  ------------  -----------  -----------
                                                                                                 (UNAUDITED)
Cash provided by operating activities:
  Net (loss) income........................     $(2,909,980)    $(8,120,058) $ 11,580,395  $ 6,509,259  $ 1,368,880
  Adjustments to reconcile net (loss)
    income to net cash provided by
    operating activities:
    Depreciation and amortization..........           4,943          75,017     1,534,500      385,791    1,713,754
    Noncash compensation...................              --       7,300,000     2,661,166    1,855,525      381,664
    Sales of marketable securities.........              --              --     3,156,836    1,608,019      532,003
    Purchases of marketable securities.....              --              --    (4,034,562)  (1,509,159)    (518,822)
    Unrealized (gain) loss on marketable
      securities...........................              --              --      (204,346)     (98,960)      61,750
    Amortization of discount on stock
      subscription receivable..............              --              --      (122,964)          --     (134,142)
    Loss on disposal of property, plant and
      equipment............................              --              --        32,960           --           --
    Provision for doubtful accounts........          80,000         311,194        86,569       43,730      659,613
    (Increase) in accounts receivable......      (1,042,305)     (6,889,363)  (22,318,065) (10,469,986)  (8,321,624)
    Decrease (increase) in due from
      carriers.............................        (331,347)         62,194    (7,247,217)     182,117   (1,990,091)
    (Increase) decrease in officer loans
      receivable...........................              --        (338,528)      135,708      (30,984)    (385,581)
    Increase in inventory..................         (36,200)       (281,190)     (525,403)     (70,203)    (132,904)
    (Increase) decrease in prepaid
      expenses.............................          (5,804)       (821,951)      136,816      618,993     (123,307)
    Increase in deposits...................         (87,155)       (316,574)     (103,604)    (181,268)     (17,184)
    Increase in deferred income taxes......              --              --    (2,055,217)    (272,000)    (844,783)
    Increase in accounts payable and
      accrued expenses.....................         390,761       1,511,449     6,038,607    1,894,916    4,334,330
    Increase (decrease) in accrued taxes
      payable..............................         605,000       3,769,679     6,225,231      427,276   (1,404,807)
    Increase (decrease) in due to
      carriers.............................       2,251,398      (1,381,139)    8,215,767    3,493,483    4,026,474
    Increase (decrease) in deferred
      revenue..............................       1,846,023      18,633,338    22,452,255   14,929,538     (905,724)
                                             -----------------  -----------  ------------  -----------  -----------
      Net cash provided by (used in)
        operating activities...............         765,334      13,514,068    25,645,432   19,316,087   (1,700,501)
                                             -----------------  -----------  ------------  -----------  -----------
Cash flows from investing activities:
  Purchases of investments in certificates
    of deposit.............................              --      (2,140,994)  (10,783,000)  (9,629,887)          --
  Proceeds from maturities of investments
    in certificates of deposit.............              --              --     6,842,362    5,047,371    4,935,246
  Capital expenditures.....................         (74,319)     (1,489,464)  (11,254,715)  (7,949,355) (22,086,205)
  Purchase of capitalized software.........              --              --      (391,973)    (350,000)          --
                                             -----------------  -----------  ------------  -----------  -----------
      Net cash used in investing
        activities.........................         (74,319)     (3,630,458)  (15,587,326) (12,881,871) (17,150,959)
                                             -----------------  -----------  ------------  -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock...           2,600              13            --           --           --
  Proceeds from loans......................              --              --     2,760,000           --   12,240,000
  Payment for treasury stock...............              --      (5,000,000)           --           --           --
  Payment on notes payable.................              --              --    (5,520,000)    (130,000)    (130,000)
  Payments of capital lease obligation.....              --              --            --           --     (752,069)
  Offering costs...........................              --              --      (485,790)    (335,950)     485,790
                                             -----------------  -----------  ------------  -----------  -----------
      Net cash (used in) provided by
        financing activities...............           2,600      (4,999,987)   (3,245,790)    (465,950)  11,843,721
                                             -----------------  -----------  ------------  -----------  -----------
      Net increase (decrease) in cash and
        cash equivalents...................         693,615       4,883,623     6,812,316    5,968,266   (7,007,739)
Cash and cash equivalents at beginning of
  year.....................................              --         693,615     5,577,238    5,577,238   12,389,554
                                             -----------------  -----------  ------------  -----------  -----------
Cash and cash equivalents at end of year...     $   693,615     $ 5,577,238  $ 12,389,554  $11,545,504  $ 5,381,815
                                             -----------------  -----------  ------------  -----------  -----------
                                             -----------------  -----------  ------------  -----------  -----------
Supplemental information:
  Cash paid for interest...................     $        --     $        --  $    211,923  $        --  $   517,572
                                             -----------------  -----------  ------------  -----------  -----------
                                             -----------------  -----------  ------------  -----------  -----------
  Cash paid for income taxes...............     $        --     $        --  $  5,250,000  $   100,000  $ 2,183,475
                                             -----------------  -----------  ------------  -----------  -----------
                                             -----------------  -----------  ------------  -----------  -----------



          See accompanying notes to consolidated financial statements.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY



          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)



           PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996,
                    THE YEARS ENDED MARCH 31, 1997 AND 1998,



                  AND THE SIX MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)



                                                            RETAINED                                   NOTE          TOTAL
                                            ADDITIONAL      EARNINGS           TREASURY STOCK       RECEIVABLE   STOCKHOLDERS'
                                              PAID-IN    (ACCUMULATION    ------------------------     FROM         EQUITY
                        SHARES     AMOUNT     CAPITAL       DEFICIT)        SHARES       AMOUNT     STOCKHOLDER  (DEFICIENCY)
                      ----------  --------  -----------  --------------   ----------  ------------  -----------  -------------
Balance at April 21,
  1995
  (inception).......          --  $     --  $        --   $        --             --  $         --  $        --  $         --
Issuance of common
  stock.............  60,900,000   609,000     (606,400)           --             --            --           --         2,600
Net loss............          --        --           --    (2,909,980)            --            --           --    (2,909,980)
                      ----------  --------  -----------  --------------   ----------  ------------  -----------  -------------
Balance at March 31,
  1996..............  60,900,000   609,000     (606,400)   (2,909,980)            --            --           --    (2,907,380)
Issuance of common
  stock (note 8)....   9,100,000    91,000    7,209,013            --             --            --           --     7,300,013
Purchase of treasury
  stock.............          --        --           --            --     25,052,632   (15,000,000)          --   (15,000,000)
Net loss............          --        --           --    (8,120,058)            --            --           --    (8,120,058)
                      ----------  --------  -----------  --------------   ----------  ------------  -----------  -------------
Balance at March 31,
  1997..............  70,000,000   700,000    6,602,613   (11,030,038)    25,052,632   (15,000,000)          --   (18,727,425)
Compensation expense
  related to stock
  options...........          --        --    1,661,166            --             --            --           --     1,661,166
Issuance of common
  stock (note 8)....     483,980     4,840    3,383,020            --             --            --           --     3,387,860
Exercise of stock
  options (notes 5
  and 8)............   2,975,200    29,752    4,137,815            --             --            --   (3,290,531)      877,036
Net income..........          --        --           --    11,580,395             --            --           --    11,580,395
                      ----------  --------  -----------  --------------   ----------  ------------  -----------  -------------
Balance at March 31,
  1998..............  73,459,180   734,592   15,784,614       550,357     25,052,632   (15,000,000)  (3,290,531)   (1,220,968)
Compensation expense
  related to stock
  options...........                            381,664                                                               381,664
Imputed interest....                                                                                   (134,142)     (134,142)
Net income
  (unaudited).......                                        1,368,880                                               1,368,880
                      ----------  --------  -----------  --------------   ----------  ------------  -----------  -------------
Balance at September
  30, 1998
  (unaudited).......  73,459,180  $734,592  $16,166,278   $ 1,919,237     25,052,632  $(15,000,000) $(3,424,673) $    395,434
                      ----------  --------  -----------  --------------   ----------  ------------  -----------  -------------
                      ----------  --------  -----------  --------------   ----------  ------------  -----------  -------------



          See accompanying notes to consolidated financial statements.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



    (A) DESCRIPTION OF BUSINESS



    The consolidated financial statements include the accounts of PT-1 Communications, Inc. and PT-1 Technologies, Inc., a wholly owned subsidiary. PT-1 Communications, Inc., formerly PhoneTime, Inc., was incorporated on April 21, 1995. All intercompany balances and transactions have been eliminated in consolidation. PT-1 Communications, Inc. and Subsidiary ("PT-1" or the "Company") are engaged in the sale of international and domestic long-distance and local telecommunications services primarily through the marketing of prepaid phone cards, which it manufactures and distributes on a wholesale basis. PT-1 provides card users access to long-distance and international service through contractual arrangements with carriers, which comprise the Company's least-cost routing network. In addition, PT-1 provides international and domestic long-distance services to other telecommunications carriers on a wholesale basis.



    (B) REVENUE RECOGNITION AND DEFERRED REVENUE



    Revenue from telecommunications services is recognized when the services are provided.



    Sales of prepaid phone cards are made to distributors with no contractual right of return. At the time of sale, the Company becomes legally obligated to provide such service. Such sales are initially recorded as deferred revenue upon shipment and revenue is recognized in accordance with the terms of the card as the ultimate card users utilize calling time and service fees for all prepaid cards. The terms of the card refer to the rates, fees and expiration dates of the card as well as any other provisions which govern their use. Effective April 1, 1996, the Company began to assess a monthly service fee per card, commencing 30 days after the date a prepaid phone card is first used to make a telephone call by reducing the unused card balance available for calls. All prepaid phone cards sold by the Company since October 1, 1996 expire upon the earlier to occur of (i) an expiration date printed on the prepaid phone card or (ii) six months after the prepaid phone card is first used. Upon expiration and cancellation of the prepaid phone card, the Company recognizes the related deferred revenue as revenue. Prepaid phone cards sold prior to October 1, 1996 did not carry an expiration date. The Company did not recognize any revenue related to the expiration of the cards for the period from April 21, 1995 (inception) through March 31, 1996 and for the year ended March 31, 1997. For the year ended March 31, 1998 the Company recognized approximately $2.5 million of revenue related to the expiration of cards which were sold since October 1, 1996. The Company recognized $0 and $6.7 million of revenue related to the expiration of cards for the six months ended September 30, 1997 and 1998, respectively. The primary card costs associated with the provision of telecommunications services are carrier costs for transport of traffic and switch administration fees.



    For the period from April 21, 1995 (inception) through March 31, 1996 and for the years ended March 31, 1997 and 1998, approximately $-0-, $7,084,000 and $75,188,000, respectively, of wholesale revenue was included in revenues. For the six months ended September 30, 1997 and 1998, $23,557,000 and $73,630,000
respectively of wholesale revenues was included in telecommunications services revenues.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    (C) CASH EQUIVALENTS



    For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.



    (D) MARKETABLE SECURITIES



    Management determines the appropriate classification of its marketable securities at the time of purchase and classifies them as trading, held to maturity or available for sale, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities."



    (E) PROPERTY AND EQUIPMENT AND SOFTWARE



    Property and equipment consist principally of telecommunications equipment, telecommunication networks, office equipment, packaging machinery and equipment, furniture and fixtures and leasehold improvements. Property and equipment are stated at cost with depreciation provided using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the life of the lease or the useful life of the improvement, whichever is shorter. The estimated useful lives are as follows:



                                                                        7-10
Telecommunications equipment.....................................      years
Telecommunication networks.......................................   20 years
Office equipment.................................................    5 years
Machinery and equipment..........................................   15 years
Furniture and fixtures...........................................   10 years
Leasehold improvements...........................................    5 years
Computer software................................................  3-4 years



    Telecommunications equipment is comprised of telephone switches and communications equipment utilized to route and connect calls. Telecommunication networks includes two Indefeasible Rights of Use (IRU) in fiber optic telephone cable systems which have been accounted for as capital leases. These assets are amortized over the life of the agreements not to exceed 20 years (see Notes 2 and 12).



    The Company's telecommunications equipment is subject to technological risks and rapid market changes due to new products and services and changing customer demand. These changes may result in future adjustments to the estimated useful lives of these assets.



    (F) INVENTORY



    Inventory consists of costs of production and packaging of unsold phone cards, is valued using the average-cost method and is charged to cost of services when the cards are sold.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    (G) CAPITALIZED SOFTWARE



    The Company capitalizes certain computer software license acquisition costs which are amortized utilizing the straight-line method over three years, the period for which the Company maintains exclusive rights to such license.



    On April 1, 1997, the Company adopted the provisions of Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. The SOP also requires that costs related to the preliminary project stage and the post-implementation/operations stage of an internal-use computer software development project be expensed as incurred. There was no cumulative effect of adopting this SOP and subsequent to its adoption there were no material amounts capitalized under its provisions.



    (H) INCOME TAXES



    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.



    (I) FAIR VALUE OF FINANCIAL INSTRUMENTS



    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the determination of fair value for certain of the Company's assets and liabilities. The Company estimates that the carrying value of its financial instruments approximates fair value.



    (J) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF



    In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events and changes in circumstances indicate that the carrying value of an asset may not be recoverable.



    The Company assesses the recoverability of an asset by determining whether the amortization of the asset balance over its remaining life can be recovered through projections of undiscounted future cash flows of the related asset. The amount of asset impairment, if any, is measured based on projected discounted future cash flows using a discount rate reflecting the Company's average cost of funds.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    (K) RISKS AND UNCERTAINTIES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Estimates are used in determining the allowance for doubtful accounts, depreciation and amortization, carrier cost liabilities and the realization of deferred tax assets. The accompanying consolidated balance sheets include liabilities with respect to carrier line costs and related disputes which are determined based upon various assumptions (see Note 9(b)). It is reasonably possible that the final resolution of some of these disputes may require expenditure by the Company in excess of estimates and in a range of amounts that cannot be reasonably estimated. Actual results could differ from those estimates.



    The taxation of prepaid phone cards is evolving and is not specifically addressed by many of the states in which the Company does business. While the Company believes it has adequately provided for any such taxes it may ultimately be required to pay, certain states may enact legislation which specifically provides for taxation of such cards or may interpret current laws in a manner resulting in additional tax liabilities.



    (L) STOCK-BASED COMPENSATION



    The Company accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of the Accounting Principles Board (APB) Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair value-based method, as defined in SFAS No. 123, had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure required by SFAS No. 123. As such, compensation expense is generally recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.



    (M) ADVERTISING COSTS



    Advertising costs are expensed as incurred. Advertising costs period from April 21, 1995 (inception) through March 31, 1996 and for the years ended March 31, 1997 and 1998 amounted to approximately $108,000, $202,000 and $760,000, respectively. Advertising costs amounted to approximately $207,000 and $1,178,000 for the six months ended September 30, 1997 and 1998, respectively.



    (N) INTANGIBLE ASSETS



    Intangible assets consist of a noncompetition agreement which is being amortized by use of the straight-line method over the estimated life of the agreement (see note 8).

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    (O) NET EARNINGS (LOSS) PER SHARE



    The Company adopted the provisions of SFAS 128, "Earnings Per Share" for the year ended March 31, 1998. SFAS 128, which supercedes APB Opinion No. 15, "Earnings Per Share" was issued in February 1997. SFAS 128 requires dual presentation of basic and diluted earnings per share ("EPS") for complex capital structures on the face of the statement of operations. Basic EPS is computed by dividing net income or loss by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of securities into common stock. Net earnings (loss) and weighted average shares outstanding used for computing diluted loss per common share were the same as that used for computing net earnings (loss) per common share for all periods presented.



    Potentially dilutive instruments totalling 9,000,000 for the year ended March 31, 1997 and 447,091 for the three months ended June 30, 1998 have not been included in the computation of diluted net income (loss) per common share because they were antidilutive for those periods.



    (P) TAXES ON PREPAID CARDS



    Various jurisdictions levy taxes on telecommunications services whether provided through prepaid cards or some other means utilizing different methods and rates. The Company accrues for excise, sales and other usage based taxes on telecommunication services based on the enacted method and rate for each jurisdiction in the period usage occurs and revenue is recognized.



(2) PROPERTY AND EQUIPMENT



    Property and equipment consist of the following as of March 31, 1997 and 1998 and September 30, 1998:



                                                             MARCH 31,
                                                     --------------------------   SEPTEMBER
                                                         1997          1998        30, 1998
                                                     ------------  ------------  ------------
                                                                                  UNAUDITED
Telecommunications equipment.......................  $  1,174,032    19,885,282   30,639,820
Telecommunication networks.........................       --            --         8,600,000
Office equipment...................................       141,920       931,374    1,896,582
Packaging machinery and equipment..................       120,396       412,638      412,638
Furniture and fixtures.............................        96,793       273,055      368,273
Leasehold improvements.............................        30,642     1,222,099    2,704,803
Software...........................................            --     1,142,876    1,331,412
                                                     ------------  ------------  ------------
                                                        1,563,783    23,867,324   45,953,528
Less accumulated depreciation......................        79,960     1,257,870    2,473,042
                                                     ------------  ------------  ------------
                                                     $  1,483,823    22,609,454   43,480,486
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(2) PROPERTY AND EQUIPMENT (CONTINUED)


    In March 1998, the Company acquired telecommunications equipment for $10 million under a lease with a financing company. The Company has accounted for the lease as a capital lease and included the $10 million of equipment in telecommunications equipment. The lease requires monthly payments of $206,420, including interest at 8.76%, until April 2003 and is secured by the Company's equipment and accounts receivable. At March 31, 1998, the Company was in compliance with the covenants contained in the lease.



(3) MARKETABLE SECURITIES AND INVESTMENTS



    Marketable securities are composed of common stock investments in public corporations and are classified as trading securities, which are carried at their fair value based upon the quoted market prices of those investments. Accordingly, net realized and unrealized gains and losses on trading securities are included in the consolidated statements of operations. Net realized gains and losses are determined on the first-in first-out basis.



    Net gains on trading securities of $507,170 for the year ended March 31, 1998 is composed of a net realized gain of $302,825 and unrealized holding gains of $204,345. Net losses on trading securities of ($50,542) for the six months ended September 30, 1998 is composed of a net unrealized holding gain of $11,208 and a net unrealized holding loss of ($61,750).



    Investments in the accompanying balance sheet represent certificates of deposit which mature at varying dates through January 1999 and bear interest at rates which range from 4.1% to 5.3%. These investments are stated at cost plus accrued interest which approximates fair value. At March 31, 1997 and 1998 and September 30, 1998, certificates of deposit with a carrying value of $1,472,000, $2,406,000, and $0, respectively, collateralize standby letters of credit to certain of the Company's service providers and are classified as long-term investments. These letters of credit expire at various dates through March 20, 1999, have been issued as security against services provided to the Company and are expected to be renewed.



(4) BUSINESS CONCENTRATIONS



    SALES



    For the period from April 21, 1995 (inception) through March 31, 1996 no one distributor represented 10% or more of prepaid phone card revenue. For the years ended March 31, 1997 and 1998 and the six month periods ended September 30, 1997 and 1998, prepaid phone card sales to five individual distributors represented approximately 5%, 13%, 6%, 11% and 10%, 18%, 17%, 12%, 4% and 5%, 15%, 17%, 9%,
7% and 8%, and 21%, 16%, 11%, 0% and 0%, of prepaid phone card revenue for each respective period.



    ACCOUNTS RECEIVABLE



    The Company's accounts receivable are primarily due from distributors. Two distributors individually represented approximately 35% and 15% of the net accounts receivable balance at March 31, 1997 and one distributor represents approximately 30% of the net accounts receivable balance at March 31, 1998.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(4) BUSINESS CONCENTRATIONS (CONTINUED)


    At March 31, 1997, accounts receivable of approximately $585,000 relate to PT-1 California, an unrelated exclusive sales distribution center. At March 31, 1998, accounts receivable of approximately $2,953,000 and $71,000, respectively, relate to PT-1 California and PT-1 Ohio, unrelated exclusive sales distribution centers. These exclusive sales distribution centers are sites where PT-1's prepaid cards are exclusively distributed by those PT-1 distributors who are authorized to use the PT-1 name for promotional purposes.



    COST OF SERVICES



    For the year ended March 31, 1998, one telecommunications service provider represented approximately 35% of cost of services.



(5) ASSET PURCHASE AND SOFTWARE-LICENSING AGREEMENT



    On May 9, 1997, PT-1 entered into an asset purchase agreement with Interactive Telephone Company ("Interactive") and Joseph Pannullo ("Pannullo"), the sole director and stockholder of Interactive, for $600,000 for computer hardware and other assets. Interactive is in the business of providing long-distance telecommunications services to issuers of prepaid debit phone cards.



    On May 9, 1997, PT-1 entered into a three-year employment agreement with Panullo. In connection with this agreement, the Company granted Panullo an option to purchase 1,048,600 shares of stock at an aggregate option price of $0.01. The Company has recorded compensation expense of $1 million, the intrinsic value of the option representing the difference between the fair value of the stock and the exercise price, on the grant date in accordance with APB
25. The entire $1 million was recognized as compensation expense on May 9, 1997, since the option immediately vested. Because the option was exercisable for a nominal amount, the fair value of the option approximated the amount recognized as compensation. The fair value of the stock was determined by the Company's board of directors utilizing a recent arms length transaction adjusted for other considerations including growth of the business. The fair value was supported by an independent valuation report.



    On May 9, 1997, PT-1 entered into a software license agreement with Godot Soft, LLC ("Godot"), which is owned by Pannullo, and Pannullo for a license fee of $1,000,000. The license fee was paid with $350,000 in cash and the delivery of a $650,000 noninterest-bearing promissory note payable in ten equal monthly installments commencing 90 days following the effective date. The license fee has been capitalized as software and is being amortized over a period of 4 years, the term of PT-1s' exclusivity. In addition, the software license agreement provides that if (i) the Company engages in a specified transfer of control transaction and (ii) Sam Tawfik ("Tawfik"), the Company's Chief Executive Officer, and his affiliates and family members receive at least $100 million in cash or publicly held securities as a result of such transaction, the Company must pay a fee of $2.0 million to Godot. Such amount would become payable if the merger transaction described in note 12 closes.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(6) RELATED PARTY TRANSACTIONS



    During the year ended March 31, 1997, the Company made loans to two of its officers and a former employee aggregating $591,542, of which $202,820 remains outstanding at March 31, 1998. These loans bear interest at rates which range from 8% to 8.5% and have no specified repayment terms. During the six months ended September 30, 1998. PT-1 made an additional $350,000 loan to an officer. The note is secured by 70,000 shares of PT-1 common stock.



    Through March 31, 1996, PT-1 sold phone cards to Tempus International, a corporation controlled by the Company's then President and a director, on terms identical to those extended to the company's customers. For the period from April 21, 1995 (inception) to March 31, 1996, these purchases aggregated approximately $1,050,000.



(7) TAXES



    The components of income tax expense (benefit) for the year ended March 31, 1998 are presented in the following table:



Current:
  Federal...............................  $   6,283,840
  State.................................        921,939
                                          -------------
    Total current.......................      7,205,779
Deferred:
  Federal...............................     (1,787,050)
  State.................................       (268,729)
                                          -------------
    Total deferred......................     (2,055,779)
                                          -------------
    Total...............................  $   5,150,000
                                          -------------
                                          -------------



    The statutory Federal income tax rate for the period ended March 31, 1996 and years ended March 31, 1997 and 1998 was 35% and the effective income tax rate was 0%, 0% and 30.78%, respectively.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(7) TAXES (CONTINUED)


    The following table shows the principal reasons for the difference between the effective tax rate and the statutory federal income tax rate for the year ended March 31,:



                                                  1996                     1997                     1998
                                          ---------------------    ---------------------    ---------------------
                                            AMOUNT        %          AMOUNT        %          AMOUNT        %
                                          -----------  --------    -----------  --------    -----------  --------
Expected federal income (benefit) tax at
  statutory rate........................  $(1,018,493)    35.00%   $(2,842,020)    35.00%   $ 5,855,838     35.00%
State income taxes, net of federal
  benefit...............................           --        --             --        --        424,587      2.54%
Change in valuation allowance...........    1,011,500    (34.76%)      278,500     (3.43%)   (1,290,000)    (7.71%)
Stock based compensation not deductible
  for tax purposes......................           --        --      2,555,000    (31.47%)           --        --
Other...................................        6,993     (0.24%)        8,520     (0.10%)      159,575      0.95%
                                          -----------  --------    -----------  --------    -----------  --------
                                          $         0      0.00%   $         0      0.00%   $ 5,150,000     30.78%
                                          -----------  --------    -----------  --------    -----------  --------
                                          -----------  --------    -----------  --------    -----------  --------



    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at March 31, 1997 and 1998 are described below:



                                                                         1997                      1998
                                                              --------------------------  -----------------------
                                                                 CURRENT     NONCURRENT    CURRENT    NONCURRENT
                                                              -------------  -----------  ----------  -----------
Net operating loss carryforwards............................  $   1,032,000          --           --          --
Stock-based compensation expense............................             --          --      605,739          --
Accounts receivable primarily due to allowance for doubtful
  accounts..................................................        136,000          --      182,744          --
Accrued expenses............................................        183,000          --    1,794,896          --
Net unrealized gain on marketable securities................             --          --      (78,162)         --
Depreciation................................................             --     (61,000)          --    (450,000)
                                                              -------------  -----------  ----------  -----------
  Total deferred tax asset (liability)......................      1,351,000     (61,000)   2,505,217    (450,000)
Less valuation allowance....................................     (1,290,000)         --           --          --
                                                              -------------  -----------  ----------  -----------
  Net deferred tax assets (liabilities).....................  $      61,000     (61,000)   2,505,217    (450,000)
                                                              -------------  -----------  ----------  -----------
                                                              -------------  -----------  ----------  -----------



    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning in making these assessments. During the years ended March 31, 1997 and 1998, the valuation allowance increased by $278,500 and decreased by $1,290,000, respectively.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(7) TAXES (CONTINUED)


    The Company currently believes that the realization of its deferred tax assets is more likely than not based on the generation of net income during the period and the Company's projection of future taxable income. For the year ended March 31, 1998, the Company utilized the prior period net operating loss carryforwards of $2,950,000, providing a tax benefit of $1.1 million to the Company's consolidated statements of operations.



(8) CAPITAL TRANSACTIONS



    The Company was initially capitalized with the issuance of 20 shares of common stock for a capital contribution of $2,600. As of April 6, 1996 and December 30, 1997, PT-1's Board of Directors declared stock splits of 4.35-for-one and 700,000-for-one, respectively (collectively, the "Stock Split"). Retroactive treatment has been made in the consolidated financial statements to reflect the stock split.



    TRANSACTION WITH THOMAS HICKEY



    On February 25, 1997, litigation related to disputed ownership interests and control of the Company was commenced against the Company, Thomas Hickey (Hickey), a former director and executive officer of the Company, and Sam Tawfik (Tawfik), the Company's Chief Executive Officer. On March 20, 1997, a second action was commenced asserting similar claims against the same defendants. Such litigation involved disputed equity issuance commitments in connection with the establishment of the Company and employment of key executives. On March 26, 1997, a settlement agreement among the parties was reached which included the dismissal of litigation, execution of equity issuance commitments (as described below), release of claims, the resignation of Hickey as a director, executive officer and employee of the Company and the redemption of 25,052,632 shares of common stock of the Company for $15 million which was satisfied by a cash payment of $5 million and the issuance of a note in the principal amount of $10 million (the Note).



    In connection with the March 27, 1997 settlement agreement described above, two officers received 12.25 million shares of the Company for nominal consideration in accordance with commitments made in July 1995 and March 1996, the dates they joined the Company. Certain of the shares were newly issued shares and certain shares were transferred from Hickey to the two officers. In accordance with the provisions of APB Opinion No. 25, the Company has recognized non-cash compensation expense for the year ended March 31, 1997, of approximately $7.3 million related to all of the shares provided to the two officers. Such value was determined based upon the value ascribed to the shares redeemed from Hickey on March 27, 1997.



    On November 7, 1997, in connection with the Company's then pending initial public offering, the Company, Hickey and certain executive officers of the Company entered into additional agreements pursuant to which Hickey affirmed the validity of agreements entered into on March 26, 1997, and agreed to an extended noncompetition agreement for consideration of 483,980 shares of common stock valued at approximately $3.4 million. The Company determined the fair market value of the common stock as of November 7, 1997 based upon consultation with its investment advisors in connection with its then

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(8) CAPITAL TRANSACTIONS (CONTINUED)


proposed intial public offering and as a result of arms length negotiations with Mr. Hickey. Additional releases were obtained for claims relating to Hickey's interest in the Company and the pending initial public offering. The fair value of the common stock issued in consideration for the extended noncompetition agreement was recorded as an intangible asset and is being amortized by use of the straight-line method over the 41 month life of the agreement. Amortization expense of approximately $396,000 was recorded in connection with this agreement.



    The Note accrued interest at a rate of 8% per annum. The Company paid $5 million of the Note on March 25, 1998 in accordance with its terms and must repay the remaining outstanding principal and all accrued interest on or prior to March 25, 1999. The Company pledged two-thirds of the shares of common stock if redeemed from Hickey as collateral for the Note.



    STOCK OPTIONS AND WARRANTS



    On May 12, 1997 and during June 1997, the Company granted incentive stock/stock options compensation awards in connection with three employment agreements. The incentive awards, which vest at specified future dates ranging from 18 to 36 months from the effective dates of the agreements, are not dependent upon performance targets and provide for a maximum value of $850,000 in the aggregate payable in stock or stock options of equivalent value. The Company has recorded compensation expense of $384,269 for the year ended March 31, 1998 in connection with such incentive awards.



    On May 26, 1997, the Company granted an option to purchase 1,916,600 shares of common stock in connection with an employment agreement. The option is exercisable for $3.57 million, the fair market value at the date of grant. On October 15, 1997, the optionee exercised the option and obtained a loan for the exercise price from the Company. The loan is with recourse to the optionee, noninterest bearing for a period of up to 18 months, bears interest at a market rate thereafter and matures on the earlier of (i) two years from the date of the loan, (ii) one year after the closing of the Offering or (iii) upon a sale of control of the Company. The acceleration provision due to a change in control has been waived by STAR in connection with the proposed merger.



    On June 29, 1997, the Company entered into a service agreement with Interexchange, Inc. (Interexchange), a debit card service provider. In connection with the execution of the Interexchange Agreement, the Company granted warrants from the purchase of shares of Common Stock to certain principals of Interexchange (collectively, the "Interexchange Warrants"). The Interexchange Warrants are exercisable for shares of Common Stock with an aggregate fair market value equal to (i) $1,000,000, at a total exercise price of $.15 and (ii) $2.0 million, at an aggregate exercise price equal to $1,000,000 (collectively, the "Warrant Shares"). Interexchange Warrants with respect to one-third of the Warrant Shares vest and become exercisable upon each of: (i) the earlier to occur of the closing of the Offering or March 31, 1998,
(ii) January 1, 1999 and (iii) December 1, 1999, in each case if and only if the Interexchange Agreement has not been terminated on or before such date (other than as a result of a breach by the Company). The Interexchange Warrants expire upon the fifth anniversary of their respective vesting dates. In the event of a change of control, any unvested Interexchange Warrants at such time shall immediately vest and become

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(8) CAPITAL TRANSACTIONS (CONTINUED)


exercisable and the fair market value shall be fixed as of the date of such change of control. In connection with the warrants, the Company will record compensation expense of approximately $2,000,000, the difference between the exercise price and market value, over the vesting period applicable to each portion of the grant. The Company has recorded compensation expense of approximately $1,200,000 for the year ended March 31, 1998, in connection with the warrants.



    On September 30, 1997, the Board of Directors adopted, and the shareholders of the Company approved, the 1997 Stock Incentive Plan (the "Stock Incentive Plan"), which provides for the grant to officers, key employees and directors of the Company and its subsidiaries of both "incentive stock options" within the meaning of the Internal Revenue Code, and stock options that are nonqualified for federal income tax purposes. The total number of shares for which options may be granted pursuant to the Stock Incentive Plan and the maximum number of shares for which options may be granted pursuant to the Stock Incentive Plan and the maximum number of shares for which options may be granted to any person is 3,500,000 shares, subject to certain adjustments to reflect changes in the Company's capitalization.



    As of March 31, 1998, options to purchase an aggregate 628,000 shares of Common Stock were granted under the Stock Incentive Plan and a total of 2,872,000 shares of Common Stock remained available for future grants. The outstanding options were held by 30 individuals. The Company has recorded compensation expense of $70,000 for the year ended March 31, 1998 in connection with such options. Shares subject to options granted under the plan that have lapsed or terminated may again be subject to options granted under the plan.



    The following table summarizes the transactions of the Company's Stock Incentive Plan for the year ended March 31, 1998:



                                                                                   WEIGHTED
                                                                      SHARES        AVERAGE
                                                                    SUBJECT TO   OPTION PRICE
                                                                      OPTION       PER SHARE
                                                                    -----------  -------------
Balance at April 1, 1997..........................................           --    $      --
  Options granted.................................................    3,720,700         3.14
  Options exercised...............................................   (2,975,200)        1.20
  Options canceled................................................     (117,500)       10.53
                                                                    -----------       ------
Balance at March 31, 1998.........................................      628,000    $   10.97
                                                                    -----------       ------
  Options granted.................................................           --           --
  Options exercised...............................................           --           --
  Options canceled................................................      (61,000)       10.75
                                                                    -----------       ------
Balance at September 30, 1998 (unaudited).........................      567,000    $   10.98
                                                                    -----------       ------
                                                                    -----------       ------



    The Company did not grant any stock options for the year ended March 31, 1997.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(8) CAPITAL TRANSACTIONS (CONTINUED)


    The following table summarizes information about shares subject to options under the Company's Stock Incentive Plan at September 30, 1998:



                     OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
--------------------------------------------------------------  --------------------------
                                  WEIGHTED        WEIGHTED                     WEIGHTED
                                   AVERAGE         AVERAGE                      AVERAGE
  NUMBER     RANGE OF EXERCISE    EXERCISE     REMAINING LIFE     NUMBER       EXERCISE
OUTSTANDING        PRICE            PRICE         IN YEARS      EXERCISABLE      PRICE
-----------  -----------------  -------------  ---------------  -----------  -------------
   547,000   $  10.00 - $11.00    $   10.86            0.31        399,659     $   10.87
    20,000   $  13.20 - $15.40    $   14.30            0.50         10,000     $   13.20
-----------                                                     -----------
   567,000   $  10.00 - $15.40    $   10.98            0.32        409,659     $   10.87
-----------                                                     -----------
-----------                                                     -----------



(9) COMMITMENTS AND CONTINGENCIES



    (A) LEASE



    At March 31, 1998, the Company was committed under a noncancelable operating lease for the rental of office space for which it is also obligated to pay a pro rata portion of increases in real property taxes as additional rent.



    The Company's future lease payments are as follows:



                                                                   OPERATING       CAPITAL
YEAR ENDING MARCH 31,                                                LEASES         LEASES
----------------------------------------------------------------  ------------  --------------
1999............................................................  $  1,331,000  $    2,270,620
2000............................................................     1,275,000       2,477,040
2001............................................................     1,260,000       2,477,040
2002............................................................     1,214,000       2,477,040
2003............................................................       376,000       2,477,040
Remainder.......................................................     2,050,000         206,420
                                                                  ------------  --------------
                                                                  $  7,506,000      12,385,200
                                                                  ------------
                                                                  ------------
Less Amount Representing Interest...............................                    (2,385,200)
Capital Lease Obligation........................................                    10,000,000
                                                                                --------------
                                                                                --------------



    Total rent expense for the years ended March 31, 1997 and 1998 was approximately $76,000 and $788,000, respectively.



    (B) TELECOMMUNICATIONS SERVICE AGREEMENTS



    The Company has an agreement with a telecommunications company with an annual usage commitment of $1,500,000. The Company has exceeded the annual usage commitment since the inception of this agreement.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)


    The Company has minimum volume commitments of approximately 940,000 minutes per month with eight of its service providers which, if not met, may require the Company to make payments to these providers. As of March 31, 1998, the Company anticipates that it will fulfill these commitments.



    The Company is committed to paying a minimum monthly service charge of $500,000 through January 1, 2001 for use of a debit platform switching network.



    The Company has disputed carrier cost charges of approximately $3.2 million with one of its telecommunication providers since the Company believes it has been improperly charged fees for uncompleted calls. The Company believes it will settle this dispute favorably and at March 31, 1998 has accrued $1.6 million relating to this dispute.



    (C) EMPLOYMENT CONTRACTS



    The Company has employment agreements with certain executive officers and key management personnel, the terms of which expire at various times through June 2000. Such agreements provide for minimum salary levels, as well as for incentive bonuses that are payable if specified management goals are attained. The aggregate commitment for future salaries at March 31, 1998, excluding bonuses, was approximately $3,047,000. All agreements contain covenants not to compete.



    (D) LETTERS OF CREDIT



    At March 31, 1997 and 1998 and September 30, 1998, certificates of deposit with carrying values of $1,472,000 and $2,406,000 and $0, respectively, collateralize standby letters of credit to the Company's major service provider. These letters of credit have been issued as security against services advanced.



    (E) REGULATORY



    The Company is subject to regulation by various government agencies and jurisdictions and believes it is in compliance with all applicable laws and regulations. However, implementation and interpretation of the Telecom Act of 1996 (the Act) is ongoing and subject to litigation by various Federal and state agencies and courts. As a result, the impact of the Act on the Company is not yet completely determinable and future interpretations and rulings may impact the financial position and results of operations of the Company.



    The Telecommunications Act (Section 276) mandated that the FCC promulgate rules to establish a per call compensation plan to ensure that all payphone providers are fairly compensated for each completed intrastate and interstate payphone initialed call, including calls on which payphone providers had not heretofore received compensation. Such calls included those placed to toll free numbers (800/888) such as operator assisted and prepaid calling card calls, and calls placed through network access codes. In September 1996, the FCC promulgated rules to implement Section 276 of the Telecommunications Act which established a three-phase compensation plan for payphone providers. On July 1, 1997, the D.C. Circuit Court of Appeals vacated significant portions of the FCC's rules including the per call rate which was found to be arbitrary and capricious, and remanded the matter to the FCC for reconsideration. On remand, the FCC in September 1997, established a two-year "default" compensation rate of $0.284 per

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)


payphone-originated toll free or access code call. At the end of the two year interim period, the per call payphone compensation rate will be the deregulated market-based local coin rate less $0.066. This amount is payable by all "switched-based" interexchange carriers (but again may be passed through to non-facilities-based resellers). The revised FCC's rules became effective on October 7, 1997, but continue to be subject to regulatory and legal challenges. The Company accrues $0.284 for each terminated toll free call which originates from a payphone, in the period the call is made, in accordance with the FCC's rules.



    In 1998, the Company began incurring certain universal service support obligation costs resulting from the Federal Communications Commission Universal Service Order. The Universal Service Order created new universal service support obligations for telecommunications services for schools and libraries and rural health care facilities. The Universal Service Order is currently being challenged.



    PT-1 believes that these regulations or other potential changes in the regulatory environment will not have a material effect on the Company.



    (F) LEGAL



    On July 31, 1997, the Company was notified by the Federal Trade Commission
(FTC) and the New York Attorney General Office (NYAG) that it was the subject of an investigation alleging deceptive advertising practices in connection with the sale of its prepaid telephone cards. The Company has recently been informed that the NYAG office is no longer pursuing this matter. The Company does not believe its advertising practices are deceptive and it is currently in discussions with the FTC offices regarding resolution. Management does not believe that the outcome, if unfavorable, will have a material adverse effect on the Company's business, financial condition or results of operations. The Company estimates that the range it would be obligated to pay is approximately $250,000 to $300,000. The Company has accrued $250,000 at March 31, 1998 relating to this claim.



(10) SHORT-TERM DEBT



    On October 8, 1997, the Company entered into a $5.0 million revolving credit facility and a $5.0 million letter of credit facility with Chase Manhattan Bank, N.A. (the "Credit Facility"). Borrowings under the Credit Facility bear interest at a rate equal to either the adjusted London Interbank Offer Rate plus 2.25%, the prime rate or a fixed rate to be determined pursuant to the Credit Facility. Borrowings under the Credit Facility are secured by the Company's equipment and accounts receivable. The Company may borrow up to 75% of eligible equipment and accounts receivable. The Credit Agreement expires on September 30, 1998. The amount borrowed on the line of credit was $2,760,000 at March 31, 1998 and $5,000,000 at September 30, 1998.



(11) DEFERRED OFFERING COSTS



    The Company has deferred offering costs of $485,790 relating to its proposed initial public offering. In connection with the merger transaction described in note 12 the Company is not pursuing the initial public offering and such costs will be expensed in the first quarter of fiscal 1999.

                    PT-1 COMMUNICATIONS, INC. AND SUBSIDIARY

        FOR THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO MARCH 31, 1996



                AND FOR THE YEARS ENDED MARCH 31, 1997 AND 1998
       (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)



(12) TRANSACTIONS WITH STAR TELECOMMUNICATIONS, INC.



    In June and September 1998, PT-1 entered into two Capacity Purchase and Assignment Agreements with STAR Telecommunications, Inc. (STAR) for $4.5 million and $4.1 million, respectively. Pursuant to these agreements, PT-1 acquired two indefeasible rights of use (IRU) from STAR which have been accounted for as capital leases and are included in telecommunications network.



    On August 17, 1998 PT-1 obtained a loan from STAR for $10 million with a maturity date of August 17, 1999. The loan accrues interest monthly at 6 3/4% and PT-1 may defer payment of all interest until the maturity date.



    On August 20, 1998, PT-1 entered into an amended and restated agreement and plan of merger with STAR. Effective as of September 1, 1998 and December 29, 1998 the merger agreement was amended by the parties to modify the consideration to be paid to the stockholders of PT-1 and to provide Star with managerial and operational authority over PT-1 as of September 1, 1998. The acquisition will be completed through the issuance of 15,050,000 shares of STAR common stock and $19.5 million or short term promissory notes for all outstanding shares, options and warrants of PT-1 plus an additional 250,000 to certain PT-1 distributors.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES
                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)
                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants for the years ended April 30, 1996 and 1997 and for the eight months
  ended December 31, 1997..................................................................................       F-51

Report of Independent Accountants for the year ended April 30, 1995........................................       F-52

Consolidated Financial Statements:

Consolidated Balance Sheets as of April 30, 1996 and 1997 and as of December 31, 1997......................       F-53

Consolidated Statements of Operations for the years ended April 30, 1995, 1996 and 1997 and for the eight
  months ended December 31, 1997...........................................................................       F-54

Consolidated Statements of Shareholders' Equity (Deficit) for the years ended April 30, 1995, 1996 and 1997
  and for the eight months ended December 31, 1997.........................................................       F-55

Consolidated Statements of Cash Flows for the years ended April 30, 1995, 1996 and 1997 and for the eight
  months ended December 31, 1997...........................................................................       F-56

Notes to Consolidated Financial Statements.................................................................       F-57

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of United Digital Network, Inc. and Subsidiaries
  (formerly Unidex Communications Corp.)

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of United Digital Network, Inc. and its Subsidiaries (formerly Unidex Communications Corp.) at April 30, 1996 and 1997 and at December 31, 1997, and the results of their operations and their cash flows for the years ended April 30, 1996 and 1997 and for the eight months ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 14 to the consolidated financial statements, the Company has a significant working capital deficiency and its current cash flow from operations is not sufficient to permit the Company to repay debts on the scheduled due dates. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 14. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
May 31, 1998

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders
UNIDEX COMMUNICATIONS CORP.


    We have audited the consolidated statements of operations, shareholders' equity and cash flows of Unidex Communications Corp. and Subsidiaries as of April 30, 1995, and the consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


    In our previously issued report dated July 21, 1995, we expressed an opinion that the 1995 consolidated financial statements presented fairly the results of operation, changes in shareholders' equity and cash flows of Unidex Communications Corp. and Subsidiaries for the year ended April 30, 1995 in conformity with generally accepted accounting principles, except for the omission of the disclosure of proforma results of operations relating to a business acquisition. The Company has included the omitted proforma information in Note 3. Accordingly, our present opinion on the 1995 financial statements is different from that presented in our previous report.



    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operation, changes in shareholders' equity and cash flows of the Unidex Communications Corp. and Subsidiaries for the year ended April 30, 1995 in accordance with generally accepted accounting principles.


/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

July 21, 1995, except for the
  proforma information relating to
  the business acquisition, as to which
  the date is May 20, 1997.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

                          CONSOLIDATED BALANCE SHEETS

ASSETS

                                                                            AS OF APRIL 30,             AS OF
                                                                      ----------------------------  DECEMBER 31,
                                                                          1996           1997           1997
                                                                      -------------  -------------  -------------
Current assets:
  Cash and cash equivalents.........................................  $   1,073,649  $     556,366  $      45,317
  Accounts and notes receivable, net (Note 5).......................      2,452,336      3,918,905      3,787,173
  Receivable from employee..........................................         12,010             --             --
  Prepaid expenses and other........................................        140,991        453,247        383,369
                                                                      -------------  -------------  -------------
    Total current assets............................................      3,678,986      4,928,518      4,215,859
Property and equipment, net (Note 6)................................      1,369,576      1,947,234      2,038,308
Intangible assets, net (Note 7).....................................      5,367,809      6,158,354      6,012,110
Other assets........................................................        170,791        162,067        262,376
                                                                      -------------  -------------  -------------
    Total assets....................................................  $  10,587,162  $  13,196,173  $  12,528,653
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Trade accounts payable............................................  $   3,407,351  $   5,628,664  $   8,121,197
  Other accrued liabilities.........................................        220,834        330,640        374,178
  Notes and accounts payable to related parties, net (Note 12)......      1,143,650        896,470      3,634,333
  Current maturities of long-term obligations (Note 8)..............        559,596        689,712      1,306,825
  Accrued taxes, other than income taxes............................        388,881        567,352        634,242
                                                                      -------------  -------------  -------------
    Total current liabilities.......................................      5,720,312      8,112,838     14,070,775
                                                                      -------------  -------------  -------------
Long-term obligations (Note 8)......................................        436,700      1,309,792      1,043,803
Long-term obligations to related parties, net (Note 12).............      1,624,586        684,990             --
Commitments and contingencies (Note 13)
Shareholders' equity (deficit):
  Common stock, $.01 par value, 100,000,000 shares authorized;
    5,250,340, 6,378,442, and 6,808,594 issued at April 30, 1996 and
    1997, and December 31, 1997, respectively (Notes 2 and 9).......         52,503         63,784         68,086
  Additional paid-in capital........................................      9,913,694     11,863,723     12,617,072
  Retained deficit..................................................     (7,160,633)    (8,838,954)   (15,271,083)
                                                                      -------------  -------------  -------------
    Total shareholders' equity (deficit)............................      2,805,564      3,088,553     (2,585,925)
                                                                      -------------  -------------  -------------
    Total liabilities and shareholders' equity (deficit)............  $  10,587,162  $  13,196,173  $  12,528,653
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                       FOR THE
                                                                                                    EIGHT MONTHS
                                                              FOR THE YEARS ENDED APRIL 30,             ENDED
                                                       -------------------------------------------  DECEMBER 31,
                                                           1995           1996           1997           1997
                                                       -------------  -------------  -------------  -------------
Telecommunications revenues..........................  $   2,338,467  $   8,026,587  $  24,012,368  $  21,078,166

Operating expenses:
  Costs of services..................................      1,917,734      6,029,796     18,455,095     16,888,577
  Selling, general and administrative................      1,941,624      2,675,265      5,154,901      6,161,937
  Provision for doubtful accounts....................         74,662        228,827        693,164      3,144,128
  Depreciation and amortization......................        273,053        583,530        900,545        698,106
                                                       -------------  -------------  -------------  -------------
    Total operating expenses.........................      4,207,073      9,517,418     25,203,705     26,892,748
                                                       -------------  -------------  -------------  -------------
Loss from operations before other expenses...........     (1,868,606)    (1,490,831)    (1,191,337)    (5,814,582)
Other expenses:
  Interest expense, net..............................        (85,431)      (107,474)      (634,103)      (617,547)
  Loss on sale of assets.............................       (118,680)            --             --             --
  Loss on impairment of assets.......................             --        (63,997)            --             --
                                                       -------------  -------------  -------------  -------------
    Total other expenses.............................       (204,111)      (171,471)      (634,103)      (617,547)
                                                       -------------  -------------  -------------  -------------
Loss before income tax benefit and extraordinary
  gain...............................................     (2,072,717)    (1,662,302)    (1,825,440)    (6,432,129)
                                                       -------------  -------------  -------------  -------------
Income tax benefit (Note 10).........................             --             --         50,000             --
                                                       -------------  -------------  -------------  -------------
Loss before extraordinary gain.......................     (2,072,717)    (1,662,302)    (1,775,440)    (6,432,129)
                                                       -------------  -------------  -------------  -------------
Extraordinary gain on debt restructuring (net of
  income taxes of $50,000)...........................             --             --         97,119             --
                                                       -------------  -------------  -------------  -------------
Net loss.............................................  $  (2,072,717) $  (1,662,302) $  (1,678,321) $  (6,432,129)
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Loss per weighted average common shares outstanding
  (basic and diluted):
  Loss before extraordinary gain on debt
    restructuring....................................  $       (0.92) $       (0.45) $       (0.33) $       (0.98)
  Extraordinary gain.................................             --             --           0.02             --
                                                       -------------  -------------  -------------  -------------
  Net loss per share.................................  $       (0.92) $       (0.45) $       (0.31) $       (0.98)
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
  Weighted average number of common shares
    outstanding (basic and diluted)..................      2,252,953      3,706,993      5,359,156      6,546,499
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                              FOR THE YEARS ENDED APRIL 30, 1995, 1996 AND 1997
                                               AND FOR THE EIGHT MONTHS ENDED DECEMBER 31, 1997
                                          ----------------------------------------------------------
                                             COMMON STOCK     ADDITIONAL
                                          ------------------    PAID-IN      RETAINED
                                           SHARES    AMOUNT     CAPITAL      DEFICIT        TOTAL
                                          ---------  -------  -----------  ------------  -----------
Balance at April 30, 1994...............  1,854,002  $    --  $ 4,074,620  $ (3,425,614) $   649,006
Net loss................................         --       --           --    (2,072,717)  (2,072,717)
Issuance of common stock for:
  Private placements....................  1,205,625       --    2,015,722            --    2,015,722
  Exercise of warrants..................     43,405       --      167,113            --      167,113
  Acquisition of DNI....................    250,000       --      407,006            --      407,006
  Consideration for finder's fees.......      1,984       --           --            --           --
Issuance costs..........................         --       --      (49,915)           --      (49,915)
                                          ---------  -------  -----------  ------------  -----------
Balance at April 30, 1995...............  3,355,016       --    6,614,546    (5,498,331)   1,116,215
                                          ---------  -------  -----------  ------------  -----------
Net loss................................         --       --           --    (1,662,302)  (1,662,302)
Increase in par value to $.01/share.....         --   33,550      (33,550)           --           --
Issuance of common stock for:
  Private placements....................  1,444,432   14,444    2,674,593            --    2,689,037
  Exercise of warrants..................    450,892    4,509      714,644            --      719,153
Compensation expense....................         --       --       47,000            --       47,000
Issuance costs..........................         --       --     (103,539)           --     (103,539)
                                          ---------  -------  -----------  ------------  -----------
Balance at April 30, 1996...............  5,250,340   52,503    9,913,694    (7,160,633)   2,805,564
                                          ---------  -------  -----------  ------------  -----------
Net loss................................         --       --           --    (1,678,321)  (1,678,321)
Issuance of common stock for:
  Private placements....................    722,250    7,222    1,143,272            --    1,150,494
  Exercise of warrants..................    155,852    1,559      264,259            --      265,818
  Conversion of 11% debentures..........    250,000    2,500      497,498            --      499,998
Compensation expense....................         --       --       45,000            --       45,000
                                          ---------  -------  -----------  ------------  -----------
Balance at April 30, 1997...............  6,378,442   63,784   11,863,723    (8,838,954) $ 3,088,553
                                          ---------  -------  -----------  ------------  -----------
Net loss................................         --       --           --    (6,432,129)  (6,432,129)
Issuance of common stock for:
  Private placements....................    337,152    3,372      586,644            --      590,016
  Exercise of warrants..................     68,000      680      117,955            --      118,635
  Exercise of stock options.............     25,000      250       48,750            --       49,000
                                          ---------  -------  -----------  ------------  -----------
Balance at December 31, 1997............  6,808,594  $68,086  $12,617,072  $(15,271,083) $(2,585,925)
                                          ---------  -------  -----------  ------------  -----------
                                          ---------  -------  -----------  ------------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                     FOR THE EIGHT
                                                                                                        MONTHS
                                                               FOR THE YEARS ENDED APRIL 30,             ENDED
                                                        -------------------------------------------  DECEMBER 31,
                                                            1995           1996           1997           1997
                                                        -------------  -------------  -------------  -------------
Cash flows from operating activities:
  Net loss............................................  $  (2,072,717) $  (1,662,302) $  (1,678,321) $  (6,432,129)
  Adjustments to reconcile net loss to net cash used
    by operating activities:
    Depreciation and amortization.....................        276,026        583,530        900,545        698,106
    Gain on debt restructuring........................             --             --       (147,119)            --
    Loss on disposal of assets........................        118,680             --             --             --
    Loss on impairment................................             --         63,997             --             --
    Compensation recognized for stock options.........             --         47,000         45,000             --
    Interest amortization of notes discount...........             --             --        263,307        137,468
    Proceeds from factoring of trade receivables,
      net.............................................             --             --      3,562,230      2,091,772
    Other.............................................        (14,914)        (3,494)         7,990             --
    (Increase) decrease, net of effect of acquisition:
      Unfactored accounts and notes receivable........       (203,307)       179,016     (3,750,778)    (2,015,660)
      Prepaid expenses and other assets...............         47,751        152,385       (631,734)        27,529
    Increase (decrease), net of effect of acquisition:
      Accounts and notes payable and accrued
        expenses......................................         29,143       (705,416)     1,666,637      3,146,311
                                                        -------------  -------------  -------------  -------------
        Net cash used in operating activities.........     (1,819,338)    (1,345,284)       237,757     (2,346,603)
                                                        -------------  -------------  -------------  -------------
Cash flows from investing activities:
  Additions to property and equipment.................       (193,745)      (186,439)      (673,714)      (472,802)
  Purchase of CTN, net of cash acquired...............             --             --       (350,000)            --
  Purchase of AMS, net of cash acquired...............             --       (542,980)            --             --
  Purchase of DNI, net of cash acquired...............       (200,000)            --             --             --
  Sale of assets......................................        150,000             --             --             --
  Receipts on notes...................................          5,128         71,375         75,752         52,717
                                                        -------------  -------------  -------------  -------------
        Net cash used in investing activities.........       (238,617)      (658,044)      (947,962)      (420,085)
                                                        -------------  -------------  -------------  -------------
Cash flows from financing activities:
  Proceeds from issuance of common stock..............      2,132,920      3,236,725      1,350,309        757,652
  Proceeds from short-term loan.......................             --             --             --      2,500,000
  Principal payments on obligations...................       (303,080)      (280,825)    (1,157,387)    (1,002,013)
  Advances from shareholders..........................        233,329             --             --             --
                                                        -------------  -------------  -------------  -------------
        Net cash provided by financing activities.....      2,063,169      2,955,900        192,922      2,255,639
                                                        -------------  -------------  -------------  -------------
Increase (decrease) in cash and cash equivalents......          5,214        952,572       (517,283)      (511,049)
Cash and cash equivalents at beginning of period......        115,863        121,077      1,073,649        556,366
                                                        -------------  -------------  -------------  -------------
Cash and cash equivalents at end of period............  $     121,077  $   1,073,649  $     556,366  $      45,317
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
Supplemental disclosure of cash flow information:
  Interest paid.......................................  $      93,105  $     113,815  $     719,758  $     581,252
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS


    United Digital Network, Inc. (the "Company"), formerly Unidex Communications Corp., was incorporated in 1980 under the British Columbia Company Act in British Columbia, Canada, and its shares are publicly traded on the Vancouver Stock Exchange. In April 1995, the Company's continuance was authorized to the jurisdiction of Wyoming under the Wyoming Business Corporation Act from the Registrar of Companies for the Province of British Columbia. The Company then merged with a wholly-owned subsidiary domiciled in the state of Delaware, thereafter becoming a Delaware Corporation. The Company operates through its principal subsidiaries, United Digital Network of Texas, Inc. (UDN), Advanced Management Services, Inc. (AMS) and CTN-Custom Telecommunications Network of Arizona, Inc. (CTN). In September 1997, the Company formed UDN with the merger of Answer-Net, Inc. (ANI) and Digital Network, Inc. (DNI).


    The Company's principal business activity is providing basic long distance services, travelcard services, prepaid calling card services, and various other telecommunication services to residential and small to medium sized commercial customers. The majority of the Company's customers are located in the states of Texas, Oklahoma, Arizona, New Mexico and California, as well as customers located nationwide in the motor freight industry.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    FISCAL YEAR

    Effective January 1, 1998, the Company changed its fiscal year ended April 30 to a fiscal year ended December 31.

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries UDN, AMS and CTN. The financial statements and related footnotes are presented in U.S. dollars, unless otherwise indicated, and all significant intercompany accounts and transactions are eliminated in consolidation. Certain previously reported amounts have been reclassified to conform to the current year presentation.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents represent cash and short-term, highly liquid investments with original maturities three months or less.

    FINANCIAL INSTRUMENTS

    The fair market value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The Company believes that the fair values of financial instruments approximate their recorded values.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    BUSINESS AND CREDIT CONCENTRATIONS

    In the normal course of business, the Company extends unsecured credit to its customers. Management has provided an allowance for doubtful accounts to provide for amounts which may eventually become uncollectible and to provide for any disputed charges.

    REVENUE RECOGNITION

    The Company recognizes revenue from its direct dial, prepaid calling card, and travel card long distance services as such services are performed.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation for financial statement purposes, which includes amortization of assets under capital leases, is provided utilizing the straight-line method over the estimated useful lives of the depreciable assets or the lease terms.

    Expenditures for major renewals and betterments, which significantly extend the useful lives of existing property and equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income. Expenditures for repair and maintenance are charged to expense as incurred.

    In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which requires that an entity review long-lived assets for impairment, and any impairment loss for assets to be held and used shall be reported as a component of income from continuing operations before income taxes. The impairment loss recognized shall be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

    In November 1995, the Company adopted SFAS 121. The application of SFAS 121 resulted in a charge to income for the 1996 fiscal year and a decrease in the value of two long-lived assets.

    FOREIGN CURRENCY TRANSACTIONS

    Foreign currency transaction gains and losses are included in determining net income and are not significant.

    INTANGIBLE ASSETS

    Intangible assets consist of the acquired cost of goodwill and customer lists. These intangibles are amortized utilizing the straight-line method over their estimated useful lives. The realizability of goodwill and customer lists is evaluated periodically as events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation is based on various analyses, including cash flow and profitability projections that incorporate, as applicable, the impact on existing company businesses. The analyses necessarily involve significant management judgment to evaluate the capacity of an acquired business to perform within projections. Historically, the Company has generated sufficient returns from acquired businesses to recover the cost of their intangible assets.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


    SHAREHOLDERS' EQUITY (DEFICIT)


    Loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the periods. The effect of outstanding options and warrants on the computation of net loss per share is antidilutive and, therefore, is not included in the computation for the years ended April 30, 1995, 1996 and 1997 and for the eight months ended December 31, 1997.

    On June 5, 1996, the Company's board of directors declared a four-for-one reverse common stock split. As a result, effective August 9, 1996, all of the Company's 50,000,000 shares of common stock, both issued and unissued, were consolidated into 12,500,000 shares. The Company's par value of $.01 per share remained unchanged. All share and per share amounts appearing in the consolidated financial statements and notes thereto have been retroactively adjusted for the stock split.

    On June 5, 1996, the Company's board of directors also approved an increase in the authorized shares of the Company from 12,500,000 to 100,000,000 shares effective August 9, 1996. Concurrent with this change, the Company's name was changed to United Digital Network, Inc.

    INCOME TAXES

    Deferred income taxes are calculated utilizing an asset and liability approach, whereby deferred taxes are provided for tax effects of basis differences for assets and liabilities arising from differing treatments for financial and income tax reporting purposes. Valuation allowances against deferred tax assets are provided where appropriate.

    NEW ACCOUNTING STANDARDS

    In February 1997, the FASB issued Financial Statement of Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. Effective January 1, 1998, Company adopted SFAS 128 and has restated all prior period EPS amounts pursuant to SFAS 128. SFAS 128 simplifies the standards for computing EPS previously found in Accounting Principles Board Opinion No. 15, "Earnings per Share" and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

    Basic EPS excludes the effect of potentially dilutive securities while diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised, converted

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) into or resulted in the issuance of common stock. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options and warrants, computed based on the treasury stock method and the assumed conversion of the Company's issued and outstanding preferred stock. Common stock equivalents are not included in diluted EPS calculations to the extent their inclusion would have an anti-dilutive effect.

    In June 1997, the FASB issued Financial Statement of Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements.

    This statement is effective for fiscal years beginning after December 15, 1997. The Company believes that the adoption of this standard will not have a material effect on the Company's consolidated results of operations or financial position.

    On June 15, 1998, FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management of the Company anticipates that, due to its limited use of derivative instruments, the adoption of SFAS 133 will not have a significant effect on the Company's results of operations or its financial position.

(3) ACQUISITIONS

    DIGITAL NETWORK, INC.

    Effective April 27, 1995, the Company acquired all of the outstanding shares of Digital Network, Inc. (DNI). DNI provides telecommunication services to customers in Texas and southern Oklahoma.

    The acquisition was accounted for using the purchase method of accounting, and accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $679,241, and was reflected as goodwill.

    A summary of the DNI excess of cost over the net assets acquired is as follows:

Assets, including identified intangible
  assets of $360,000....................  $    1,331,363
Property and equipment..................       1,261,674
Current liabilities.....................      (1,906,894)
Long-term debt, net.....................        (537,719)
                                          --------------
Net assets acquired.....................         148,424
Goodwill................................         679,241
                                          --------------
Purchase price..........................  $      827,665
                                          --------------
                                          --------------

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) ACQUISITIONS (CONTINUED)
    ADVANCED MANAGEMENT SERVICES, INC.

    Effective March 26, 1996, the Company acquired all of the outstanding common stock of AMS, a long distance carrier based in Phoenix, Arizona. The acquisition was accomplished through the payment of $1,100,000 in cash and the issuance of a series of convertible debentures and a note payable totaling $2,381,947, net of discount. The Company has recorded adjustments to the purchase price and reductions to the notes and debentures payable to the sellers based on management's best estimate of allowable adjustments defined in the stock purchase agreement.

    The present value of the notes and debentures was imputed using an interest rate of 11%. Future payments are contingent upon, and may be reduced, if various revenue and equity targets through March 1998 as outlined in the purchase agreement are not met.

    The acquisition was accounted for using the purchase method of accounting, and accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon fair values at the date of acquisition. The excess of the purchase price over the fair values of the net liabilities acquired was $3,541,050 and was reflected as goodwill.

    A summary of the AMS excess of cost over net liabilities acquired is as follows:

Assets, including identified intangible
  assets of $820,000....................  $    2,994,730
Property and equipment..................          24,295
Liabilities.............................      (3,078,128)
                                          --------------
Net liabilities acquired................         (59,103)
Goodwill................................       3,541,050
                                          --------------
Purchase price..........................  $    3,481,947
                                          --------------
                                          --------------

    The Company's consolidated statement of operations includes the results of operations of AMS since March 26, 1996.

    CTN-CUSTOM TELECOMMUNICATIONS NETWORK OF ARIZONA, INC.

    Effective January 1, 1997, the Company acquired all of the outstanding common stock of CTN, a long distance carrier based in Phoenix, Arizona. The acquisition was accomplished through the payment of $350,000 in cash and the issuance of a convertible debenture and a note payable totaling $1,050,000, accumulating interest at 7% per annum.

    Future payments are contingent upon, and may be reduced, if various revenue targets through November 1997, as outlined in the purchase agreement, are not met.

    The acquisition was accounted for using the purchase method of accounting, and accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) ACQUISITIONS (CONTINUED)
$975,956 and was reflected as goodwill. A summary of the CTN excess of cost over net assets acquired is as follows:

Assets, including identified intangible
  assets of $290,000....................  $    1,298,495
Property and equipment..................          18,369
Liabilities.............................        (842,950)
                                          --------------
Net assets acquired.....................         473,914
Goodwill................................         975,956
                                          --------------
Purchase price..........................  $    1,449,870
                                          --------------
                                          --------------

    The Company's consolidated statement of operations includes the results of operations of CTN since January 1, 1997.

    The following unaudited pro forma combined results of operations for the Company assume that the acquisition of CTN was completed at May 1, 1995, the acquisition of AMS was completed at May 1, 1994 and the acquisition of DNI was completed at May 1, 1993. These pro forma amounts represent the historical operating results of DNI combined with those of the Company with appropriate adjustments which give effect to interest expense and amortization. These pro forma amounts are not necessarily indicative of consolidated operating results which would have occurred had AMS and DNI been included in the operations of the Company during the periods presented, or which may result in the future, because these amounts do not reflect full transmission and switched service cost optimization, and the synergistic effect on operating, selling, and general and administrative expenses.

                                                                   FOR THE YEARS ENDED APRIL 30,
                                                            -------------------------------------------
                                                                1995           1996           1997
                                                            -------------  -------------  -------------
Revenues..................................................  $  17,429,712  $  21,647,023  $  26,966,853
Net loss..................................................     (3,190,433)    (2,722,749)    (2,104,696)
Net loss per share outstanding (basic and diluted)........          (1.42)          (.73)          (.39)

(4) NONCASH INVESTING AND FINANCING ACTIVITIES

    During the year ended April 30, 1996, the Company purchased all of the capital stock of AMS for $1,100,000 in cash and the issuance of a series of convertible debentures and a note payable totaling $2,381,947. During the year ended April 30, 1995, the Company purchased all of the capital stock of DNI for $200,000 in cash and the issuance of a $200,000 note payable and the issuance of 250,000 shares of common stock at $1.628 a share. Additionally, during fiscal 1995, the Company sold net assets with a carrying value of $578,876 in exchange for $150,000 cash and a $295,000 note receivable.

    The Company recorded capital lease obligations of $87,465, $19,949, $489,802, and $225,108 during the years ended April 30, 1995, 1996 and 1997, and the eight months ended December 31, 1997, respectively.

    During the year ended April 30, 1996, accounts payable to shareholders of $17,926 and notes payable of $50,000 were relieved through the exercise of warrants.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4) NONCASH INVESTING AND FINANCING ACTIVITIES (CONTINUED)
    During the year ended April 30, 1997, an accrued liability of $66,000 was relieved through the issuance of common stock.

    During the year ended April 30, 1997 the Company purchased all of the capital stock of CTN for $350,000 in cash and the issuance of a convertible debenture and a note payable totaling $1,050,000.

(5) ACCOUNTS AND NOTES RECEIVABLE

    Accounts and notes receivable consist of the following:

                                                                                           FOR THE EIGHT
                                                               FOR THE YEARS ENDED APRIL      MONTHS
                                                                          30,                  ENDED
                                                              ---------------------------  DECEMBER 31,
                                                                  1996          1997           1997
                                                              ------------  -------------  -------------
Trade receivables:
  Billed....................................................  $  1,262,617  $   3,420,941  $   6,018,752
  Unbilled..................................................     1,337,640      3,213,712      1,613,583
Receivable from Freshstart Communications...................            --        614,858        430,608
Credit reserve due from factor..............................            --        330,695        293,297
Other.......................................................        74,790        332,468        117,448
                                                              ------------  -------------  -------------
Total notes and unfactored accounts receivable..............     2,675,047      7,912,674      8,473,688
Total receivables assigned to factor........................            --     (3,562,230)    (2,079,193)
                                                              ------------  -------------  -------------
Total notes and accounts receivables........................     2,675,047      4,350,444      6,394,495
Allowance for doubtful accounts.............................      (222,711)      (431,539)    (2,607,322)
                                                              ------------  -------------  -------------
Total accounts and notes receivable, net....................  $  2,452,336  $   3,918,905  $   3,787,173
                                                              ------------  -------------  -------------
                                                              ------------  -------------  -------------

    The Company's monthly billing cycle is such that certain services performed in the last month of one fiscal year will not be billed until the first month of the subsequent fiscal year. These services are recognized as revenue and recorded as unbilled receivables when earned.

    In May 1996, the Company entered into a receivables purchase facility with Receivables Funding Corporation (RFC). Under this facility, the Company transfers receivables with recourse to RFC subject to the conditions of the facility. The transfers are recorded in the period in which they occur. DNI and AMS began transferring approximately 90% of eligible receivables to RFC beginning in July and September, 1996, respectively.

    In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"). SFAS 125 requires that a transfer of financial assets be accounted for as either a sale of these assets or as a secured borrowing with a pledge of collateral. There are certain criteria which must be met to classify the transfer as a sale. The Company adopted SFAS 125 for the 1997 fiscal year. Under the provisions of SFAS 125, the Company's transfers of receivables to RFC meet the criteria for classification as sales.

    In the eight month period ended December 31, 1997, the Company received $16,058,301 in proceeds from the factoring of trade receivables.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) ACCOUNTS AND NOTES RECEIVABLE (CONTINUED)

    During the eight months ended December 31, 1997, bad debt expense of $3.0 million was recorded by the Company. Included in this amount was the write-off of receivables from two major wholesale customers as a result of the customers' bankruptcies and the write-off of a $1.3 million receivable resulting from customer fraud.


(6) PROPERTY AND EQUIPMENT

    Property and equipment consist of:

                                                         APRIL 30,
                                                ----------------------------  DECEMBER 31,
                                                    1996           1997           1997          LIFE
                                                -------------  -------------  -------------  ----------
Communications equipment......................  $   3,281,643  $   4,153,300  $   4,353,018   2-8 years
Office equipment..............................        321,250        569,705        790,897     5 years
Leasehold improvements........................         20,053         43,894         56,988     5 years
                                                -------------  -------------  -------------
                                                    3,622,946      4,766,899      5,200,903
Accumulated depreciation......................     (2,253,370)    (2,819,665)    (3,162,595)
                                                -------------  -------------  -------------
Total property and equipment, net.............  $   1,369,576  $   1,947,234  $   2,038,308
                                                -------------  -------------  -------------
                                                -------------  -------------  -------------

    Total depreciation expense, including amortization of equipment under capital leases, charged to operations for the years ended April 30, 1995, 1996 and 1997 and for the eight months ended December 31, 1997, was $245,768, $436,688, $498,701, and $401,750 respectively.

(7) INTANGIBLE ASSETS

    Intangible assets consist of:

                                                           APRIL 30,
                                                   --------------------------  DECEMBER 31,
                                                       1996          1997          1997        LIFE
                                                   ------------  ------------  ------------  ---------
Goodwill.........................................  $  4,193,143  $  5,094,387   $5,244,497    25 years
Customer lists...................................     1,316,832     1,606,832    1,579,307     7 years
                                                   ------------  ------------  ------------
                                                      5,509,975     6,701,219    6,823,804
Accumulated amortization.........................      (142,166)     (542,865)    (811,694)
                                                   ------------  ------------  ------------
Total intangible assets, net.....................  $  5,367,809  $  6,158,354   $6,012,110
                                                   ------------  ------------  ------------
                                                   ------------  ------------  ------------

    Additions to goodwill and customer lists were recorded during fiscal years 1995, 1996 and 1997 as a result of the Company's acquisitions (Note 3).

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) LONG-TERM OBLIGATIONS

    Long-term obligations consist of:


                                                                         APRIL 30,
                                                                  -----------------------  DECEMBER 31,
                                                                     1996        1997          1997
                                                                  ----------  -----------  ------------
Convertible debenture with interest of 7% per annum due January
  1999. Amounts contingent on certain factors discussed in Note
  3.............................................................  $       --  $   500,000   $  500,000
Notes payable
  Repayable in monthly installment amounts of $24,625 including interest at 7% per annum, commencing in February 1997, due
    January 1999................................................          --      463,581      307,553
  Repayable in monthly installments of $7,395 including interest
    at 16.9% per annum. Final payment due November 1998.........          --      116,828       68,520
  Repayable to a bank in monthly installments of $2,042
    including interest at the Prime Rate plus 2% per annum,
    fully retired...............................................      50,117           --           --
  Repayable in monthly installment amounts of $3,678 plus
    interest at 8%, final payment due June 1995. This note is
    currently in default........................................      41,098       41,098       41,098
  Repayable to a bank in monthly installments of $1,825
    including interest at the Prime Rate plus 2% per annum,
    fully retired...............................................      63,743           --           --
  Repayable in monthly installments of $4,894 including interest
    at 8%, fully retired........................................      36,800           --           --
  Repayable monthly in amounts of $72,728 plus interest at 9.5%
    per annum. Final payment due July 1998......................          --           --      543,351
  Capital lease obligations.....................................     804,538      877,997      890,106
                                                                  ----------  -----------  ------------
Total long-term obligations.....................................     996,296    1,999,504    2,350,628
Less current maturities:
  Debt..........................................................     191,758      387,322      935,911
  Capital lease obligations.....................................     367,838      302,390      370,914
                                                                  ----------  -----------  ------------
Long-term portion...............................................  $  436,700  $ 1,309,792   $1,043,803
                                                                  ----------  -----------  ------------
                                                                  ----------  -----------  ------------


    Principal repayments of long-term obligations are due approximately as follows:

                                                                                  YEARS ENDING
                                                                                  DECEMBER 31,
                                                                                  ------------
1998............................................................................   $1,306,825
1999............................................................................      903,251
2000............................................................................       92,585
2001............................................................................       46,104
2002............................................................................        1,863
                                                                                  ------------
Total long-term obligations.....................................................   $2,350,628
                                                                                  ------------
                                                                                  ------------

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) LONG-TERM OBLIGATIONS (CONTINUED)
    In September 1996, the Company recorded an extraordinary gain of $68,258 from the restructuring of a capital lease to a note payable.

    In February 1997, the Company recorded an extraordinary gain of $78,861 from the full settlement of two notes payable.


(9) STOCK OPTIONS, WARRANTS, AND OTHER ACCOUNTING FOR STOCK-BASED COMPENSATION



    In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("SFAS 123"), was issued by the Financial Accounting Standards Board. The statement requires the fair value of stock options and other stock-based compensation issued to employees to either be included as compensation expense in the income statements of companies or the pro forma effect on net income and earnings per share of such compensation expense to be disclosed in the footnotes to the Company's financial statements beginning in 1996. The Company has elected to adopt SFAS 123 on a disclosure basis only. Accordingly, the Company does not recognize compensation cost for options issued except for option grants with exercise prices below the fair value of the stock on the date of grant. Had compensation cost for the Company's stock option issuances been determined based on the fair market value at the grant dates for awards consistent with the method provided by SFAS 123, the Company's net loss and net loss per share would have been reflected by the following pro forma amounts for the years ended April 30, 1995, 1996, and 1997 and for the eight months ended December 31, 1997.



                                                                                               EIGHT
                                                                                              MONTHS
                                                         YEARS ENDED APRIL 30,                 ENDED
                                              -------------------------------------------  DECEMBER 31,
                                                  1995           1996           1997           1997
                                              -------------  -------------  -------------  -------------
Net loss:
  As reported...............................  $  (2,072,717) $  (1,662,302) $  (1,678,321) $  (6,432,129)
  Pro forma.................................  $  (2,113,190) $  (2,150,441) $  (1,983,310) $  (6,520,477)
Net loss per share (basic and diluted):
  As reported...............................  $        (.92) $        (.45) $        (.31) $        (.98)
  Pro forma.................................  $        (.94) $        (.58) $        (.37) $       (1.00)


    The fair value of each grant is estimated on the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions used for grants during the years ended April 30, 1995, 1996 and 1997 and for the eight months ended December 31, 1997.

                                                                                             EIGHT
                                                                                             MONTHS
                                                            YEARS ENDED APRIL 30,            ENDED
                                                      ----------------------------------  DECEMBER 31,
                                                         1995        1996        1997         1997
                                                      ----------  ----------  ----------  ------------
Dividend yield......................................          --          --          --            --
Expected volatility.................................      55.00%      53.54%      48.45%        50.00%
Risk free rate of return............................       7.60%       5.91%       6.22%         6.23%
Expected life.......................................   2.5 years   3.5 years   3.5 years     3.5 years

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(9) STOCK OPTIONS, WARRANTS, AND OTHER ACCOUNTING FOR STOCK-BASED COMPENSATION (CONTINUED)

    The Company has periodically granted nonqualified stock options to officers, directors and key employees during the years ended April 30, 1995, 1996, and 1997 and for the eight months ended December 31, 1997. These options are subject to varying vesting terms, the maximum of which is two years and expire after various periods after the date of grant, the maximum of which is five years.

    During the years ended April 30, 1996 and 1997, respectively, the Company recorded compensation expense and an increase in additional paid-in-capital in the amount of $47,000 and $45,000, respectively, for options granted to outsiders. Vesting of these options is subject to the achievement of certain performance targets. Outstanding stock options to officers, directors, key employees, and others entitle the holders to purchase 403,000, 386,875, 438,125, and 560,517 common shares at April 30, 1995, 1996, and 1997 and December 31, 1997, respectively. The weighted average exercise prices of these options are $1.02, $2.79, $2.65, and $2.61 (Canadian), respectively.

    Additional information regarding options granted and outstanding is summarized below:


                                                                      WEIGHTED AVERAGE   WEIGHTED AVERAGE
                                                                        OPTION PRICE        FAIR VALUE
                                                            SHARES       (CANADIAN)         (CANADIAN)
                                                          ----------  -----------------  -----------------
Outstanding at April 30, 1994...........................     153,250      $    4.49
  Granted...............................................      61,250      $    2.73          $    0.81
  Canceled/Expired......................................     (71,250)     $    3.68
                                                          ----------
Outstanding at April 30, 1995...........................     143,250      $    4.14
  Granted...............................................     386,250      $    2.74          $    1.26
  Canceled/Expired......................................    (118,250)     $    4.34
                                                          ----------
Outstanding at April 30, 1996...........................     411,250      $    2.77
  Granted...............................................     296,250      $    2.49          $    1.03
  Canceled/Expired......................................    (101,875)     $    2.75
                                                          ----------
Outstanding at April 30, 1997...........................     605,625      $    2.64
  Granted...............................................      76,250      $    2.50          $    1.16
  Canceled/Expired......................................     (25,000)     $    2.28
  Exercised.............................................     (25,000)     $    2.80
                                                          ----------
Outstanding at December 31, 1997........................     631,875      $    2.59


    The following table summarizes information about the fixed-price stock options outstanding at December 31, 1997.

                             OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
               ------------------------------------------------  ------------------------------
  RANGE OF                  WEIGHTED-AVERAGE  WEIGHTED-AVERAGE     SHARES     WEIGHTED-AVERAGE
  EXERCISE       SHARES        REMAINING          EXERCISE       EXERCISABLE      EXERCISE
   PRICES      OUTSTANDING    CONTRACTUAL           PRICE            AT             PRICE
 (CANADIAN)    AT 12/31/97        LIFE           (CANADIAN)       12/31/97       (CANADIAN)
-------------  -----------  ----------------  -----------------  -----------  -----------------
$  2.22-$2.92     631,875       3.08 years        $    2.59         560,517       $    2.61

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(9) STOCK OPTIONS, WARRANTS, AND OTHER ACCOUNTING FOR STOCK-BASED COMPENSATION (CONTINUED)

    WARRANTS

    The Company issued warrants attached to certain shares issued for cash entitling the holders to purchase an additional 1,205,625, 797,216, 361,125 and 112,394 common shares during the years ended April 30, 1995, 1996 and 1997 and at December 31, 1997, respectively. Total outstanding warrants entitle the holders to purchase up to 1,475,792, 1,551,949, 1,757,222 and 1,767,941 shares as of April 30, 1995, 1996 and 1997 and as of December 31, 1997, respectively, at prices ranging from $2.00 to $6.00, $2.00 to $4.40, $2.22 to $4.00 and $2.22
to $4.00 (Canadian) per share are exercisable at any time, and expire on various dates through October 1999.

    Pursuant to an agreement, the Company issued additional warrants to certain warrant holders entitling them to purchase an additional 647,216 common shares as the Company did not file with various securities regulatory authorities as defined in the agreement by December 22, 1996. The additional warrants issued expired in March 1998.

    ESCROW SHARES

    The Company issued 187,500 common shares to certain shareholders subject to an escrow agreement dated May 19, 1988 and amended October 21, 1993, concurrent with its initial public offering on the Vancouver Stock Exchange.

    Under the terms of the escrow agreement, shares are to be released from escrow on the basis of one share for each $1.52 (Canadian) of cumulative cash flow, as defined by the agreement. Any shares released from escrow and issued to employees will be treated as compensation. No shares had been released as of December 31, 1997. In December 1998, any shares not released from escrow will be canceled.

(10) INCOME TAXES

    The components of the deferred taxes were as follows:

                                                                      APRIL 30,
                                                             ----------------------------  DECEMBER 31,
                                                                 1996           1997           1997
                                                             -------------  -------------  -------------
Deferred tax assets:
  Allowance for doubtful accounts..........................  $      76,000  $     158,057  $     886,489
  Depreciation.............................................         23,000         92,943         63,338
  Net operating loss carryforwards.........................      1,669,000      1,933,553      3,318,301
                                                             -------------  -------------  -------------
  Gross deferred tax asset.................................      1,768,000      2,184,553      4,268,128
Deferred tax liability:
  Basis difference arising from purchase accounting........        279,000        416,433        368,833
                                                             -------------  -------------  -------------
  Gross deferred tax liability.............................        279,000        416,433        368,833
                                                             -------------  -------------  -------------
Valuation allowance........................................     (1,489,000)    (1,768,120)    (3,899,295)
                                                             -------------  -------------  -------------
Net deferred tax asset.....................................  $          --  $          --  $          --
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(10) INCOME TAXES (CONTINUED)
    The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the consolidated statements of operations:

                                                                                          FOR THE EIGHT
                                                       FOR THE YEARS ENDED APRIL 30,      MONTHS ENDED
                                                   -------------------------------------  DECEMBER 31,
                                                      1995         1996         1997          1997
                                                   -----------  -----------  -----------  -------------
Income tax benefit at federal statutory rate.....  $  (705,000) $  (565,000) $  (570,629) $  (2,186,958)
Operating losses not benefited...................      750,000      407,000      264,319      1,321,373
Nondeductible amortization arising from purchase
  accounting.....................................           --       57,000       70,693         55,784
Change in valuation reserve and other............      (45,000)     101,000      235,617        809,801
                                                   -----------  -----------  -----------  -------------
Income tax benefit provided......................  $        --  $        --  $        --  $          --
                                                   -----------  -----------  -----------  -------------
                                                   -----------  -----------  -----------  -------------

    The net deferred tax asset is fully reserved because of management's uncertainty regarding the Company's ability to recognize the benefit of the asset in future years. A portion of the deferred tax asset at April 30, 1997, has been recognized as a tax benefit, the result of an extraordinary gain from debt restructuring. At April 30, 1996 and 1997 and at December 31, 1997, the Company had net operating loss carryforwards of approximately $4,909,511, $5,686,922 and $9,759,709, respectively. Utilization of the net operating loss carryforwards may be limited by the separate return loss year rules and by ownership changes which have occurred or could occur in the future.

(11) LEASES

    The Company leases certain office facilities and equipment under capital leases and noncancellable operating leases expiring through January 2002. At the end of the capital lease terms, the Company has the option to purchase the leased equipment. Minimum annual rentals under these leases are as follows:

                                                                                  CAPITAL     OPERATING
YEARS ENDING DECEMBER 31,                                                          LEASES       LEASES
------------------------------------------------------------------------------  ------------  ----------
1998..........................................................................  $    445,225  $  268,954
1999..........................................................................       426,498     199,449
2000..........................................................................       107,132     131,307
2001..........................................................................        49,302          --
2002..........................................................................         1,956          --
                                                                                ------------  ----------
Total minimum lease payments..................................................     1,030,113  $  599,710
                                                                                              ----------
                                                                                              ----------
Amounts representing interest.................................................      (140,007)         --
                                                                                ------------
Present value of net minimum lease payments...................................       890,106
Current portion...............................................................      (370,914)
                                                                                ------------
Long-term capitalized lease obligations.......................................  $    519,192
                                                                                ------------
                                                                                ------------

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(11) LEASES (CONTINUED)
    Assets recorded under capital leases are included in property and equipment as follows:

                                                                       APRIL 30,
                                                               --------------------------  DECEMBER 31,
                                                                   1996          1997          1997
                                                               ------------  ------------  ------------
Communications equipment.....................................  $    948,733  $  1,322,695   $1,382,314
Office equipment.............................................        64,106        53,432      218,920
                                                               ------------  ------------  ------------
                                                                  1,012,839     1,376,127    1,601,234
Accumulated amortization.....................................      (202,852)     (497,816)    (616,497)
                                                               ------------  ------------  ------------
                                                               $    809,987  $    878,311   $  984,737
                                                               ------------  ------------  ------------
                                                               ------------  ------------  ------------

    The total rent expense incurred during the years ended April 30, 1995, 1996 and 1997 and for the eight months ended December 31, 1997 was $126,660, $186,470, $300,662, and $212,206, respectively. In addition to minimum rentals, one lease provides for the Company to pay contingent rentals based on usage. Contingent rentals under this lease were not significant in the eight months ended December 31, 1997.

    The Company was in default on certain lease obligations totaling $211,110 at April 30, 1996 due to nonpayment. The Company successfully restructured the lease agreement and recorded an extraordinary gain during fiscal 1997.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(12) RELATED PARTY TRANSACTIONS

    The Company has the following obligations to related parties:


                                                                                 APRIL 30,
                                                                          ------------------------  DECEMBER 31,
                                                                             1996         1997          1997
                                                                          -----------  -----------  ------------
Obligations to shareholders:
  Convertible debenture with interest imputed at 11% per annum (Amounts contingent on certain factors discussed in Note 3)
  Due February 1997.....................................................  $   838,056  $        --           --
  Due December 1997.....................................................      250,000      250,000           --
  Due July 1998.........................................................      750,000      750,000      750,000
Notes payable
  Repayable in four installments of $250,000 from June 1997 to June
    1998, with interest imputed at 11% (Amount contingent on certain
    factors discussed in Note 3)........................................    1,000,000      725,341      439,667
  Notes repayable in monthly installment amounts of $9,202 each including interest at 6% per annum, refinanced in July 1996, due
    June 1997...........................................................      200,000       36,532           --
  Notes repayable in monthly installment amounts of $3,144 each including interest at 12% per annum, refinanced in July 1996, due
    June 1997...........................................................      150,000       12,388           --
  Other.................................................................       36,289           --           --
                                                                          -----------  -----------  ------------
                                                                            3,224,345    1,774,261    1,189,667
Obligation to STAR Telecommunications, Inc.:
  Includes interest at Prime Rate plus 1%, paid quarterly beginning
    February 1998, on outstanding principal. Principal repayment terms
    contingent upon approval of Merger (Note 14)........................           --           --    2,500,000
                                                                          -----------  -----------  ------------
                                                                                   --           --    2,500,000
Less: Discount on convertible debentures and note payable imputed at
  11%...................................................................     (456,109)    (192,801)     (55,334)
                                                                          -----------  -----------  ------------
Total notes payable to related parties..................................    2,768,236    1,581,460    3,634,333
Less current maturities:
  Long-term debt, net of discount on convertible debenture imputed at
    11% of $80,695, $51,144 and $55,334 respectively....................    1,143,650      896,470    3,634,333
                                                                          -----------  -----------  ------------
                                                                          $ 1,624,586  $   684,990           --
                                                                          -----------  -----------  ------------
                                                                          -----------  -----------  ------------


    In March 1996, in order to finance the acquisition of AMS, the Company issued a series of convertible debentures with scheduled maturities through July 1998. The debentures are convertible at the option of the holder into a maximum of 875,000 shares of the Company's common stock at a conversion rate of .5 shares for each $1 of outstanding debentures.

    In February 1997, the holder of the convertible debentures converted $500,000 of the outstanding debentures into 250,000 shares of the Company's common stock.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(12) RELATED PARTY TRANSACTIONS (CONTINUED)
    In January 1997, as part of the financing of the acquisition of CTN, the Company issued a convertible debenture with scheduled maturity in January 1999. This debenture is convertible at the option of the holder into a maximum of 150,000 shares of the Company's common stock at a conversion rate of 3 shares for each $10 of the outstanding debenture.

    The Company is provided executive office space by another company of which a Company executive is a director.

    Interest of $1,587 and $12,706 was paid to directors of the Company for the years ended April 30, 1996 and 1997, respectively.

(13) COMMITMENTS AND CONTINGENCIES

    The Company has entered into various long-term commitments for the purchase of network usage. Total payments under these agreements were $1,613,863, $8,801,941 and $7,555,214 for the years ended April 30, 1996 and 1997 and the eight months ended December 31, 1997. The aggregate amount of minimum purchases of network usage under these various agreements are $7,700,000 and $3,000,000 for the years ended December 31, 1998 and 1999, respectively.

    The Company is involved in various claims and legal actions arising in the ordinary course of business. Management believes it is unlikely that the final outcome of any of the claims or proceedings to which the Company is a party would have a materially adverse effect on the Company's financial position or results of operations.

(14) FINANCING OF OPERATIONS

    At December 31, 1997, the Company's current liabilities exceeded its current assets by $9,854,916 and the Company was experiencing losses and cash flow deficits from operations. The financial stability of the Company depends on its ability to raise additional capital until operations reach a profitable level.


    On November 19, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger") whereby IIWII Corp., a wholly-owned subsidiary of STAR Telecommunications, Inc. ("STAR"), will be merged with and into the Company. Under the terms of amendments to the Merger dated January 30, 1998, April 6,
1998, October 13, 1998 and January   , 1999 (the "Amendments"), UDN's
stockholders will receive for each share of UDN Common Stock a portion of a share (the "Exchange Ratio") of STAR Common Stock determined by dividing $2.05 by the average closing price of STAR Common Stock on the Nasdaq National Market for the five trading days prior to the Effective Time (the "Average Price"), provided that if the Average Price is equal to or greater than $27.50, the Exchange Ratio shall be determined by using $27.50 as the Average Price. STAR will also assume all outstanding options, warrants, and other rights to acquire the Company's stock. The Merger is subject to approval by the stockholders of both companies and certain other conditions, including the receipt of an opinion that the Merger may be accounted for as a pooling of interests. In November 1997, in connection with the changes, STAR and the Company executed a promissory note in the amount of $2.5 million to fund the Company's working capital needs.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(15) SUBSEQUENT EVENTS

    In January 1998, STAR and the Company amended the Merger and executed an additional promissory note in the amount of $2.0 million to fund the Company's working capital needs.

    In January 1998, the Company entered into an Agreement of Compromise, Settlement and Release (the "Agreement") related to disputes arising under the AMS stock purchase agreement dated March 5, 1996. Under the Agreement, the convertible debenture in the amount of $750,000 due in July 1998 was reduced to $550,000 as a result of allowable adjustments defined in the stock purchase agreement.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES
                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Consolidated Financial Statements (Unaudited):

  Consolidated Balance Sheet as of September 30, 1998......................................................       F-75

  Consolidated Statements of Operations for the nine months ended September 30, 1997 and September 30,
    1998...................................................................................................       F-76

  Consolidated Statement of Shareholders' Deficit as of September 30, 1998.................................       F-77

  Consolidated Statements of Cash Flows for the nine months ended September 30, 1997 and September 30,
    1998...................................................................................................       F-78

Notes to Unaudited Consolidated Financial Statements.......................................................       F-79

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES
                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

                          CONSOLIDATED BALANCE SHEETS


                                                                                                    SEPTEMBER 30,
                                                                                                         1998
                                                                                                    --------------
                                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................................................................  $    1,060,014
  Accounts and notes receivable, net of allowance of $477,960.....................................       5,067,599
  Prepaid expenses and other......................................................................         250,902
                                                                                                    --------------
    Total current assets..........................................................................       6,378,515
                                                                                                    --------------
Property and equipment, net of accumulated depreciation of $3,682,404.............................       1,875,054
Intangible assets, net of accumulated amortization of $1,128,388..................................       5,557,849
Other assets......................................................................................          72,963
                                                                                                    --------------
    Total assets..................................................................................  $   13,884,381
                                                                                                    --------------
                                                                                                    --------------

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
  Trade accounts payable..........................................................................  $    9,285,690
  Other accrued liabilities.......................................................................         798,389
  Advance payment from customer...................................................................       1,162,539
  Notes and accounts payable to related parties, net..............................................       1,550,000
  Notes payable to STAR Telecommunications, Inc...................................................       4,500,000
  Current maturities of long-term obligations.....................................................       1,042,089
  Accrued taxes, other than income taxes..........................................................         575,188
                                                                                                    --------------
    Total current liabilities.....................................................................      18,913,895
                                                                                                    --------------
Long-term obligations.............................................................................         233,463
Shareholders' equity (deficit):
  Common stock, $.01 par value, 100,000,000 shares authorized; 7,054,844 issued at September 30,
    1998..........................................................................................          70,548
  Additional paid-in capital......................................................................      13,006,564
  Retained deficit................................................................................     (18,340,089)
                                                                                                    --------------
    Total shareholders' deficit...................................................................      (5,262,977)
                                                                                                    --------------
    Total liabilities and shareholders' deficit...................................................  $   13,884,381
                                                                                                    --------------
                                                                                                    --------------


  The accompanying notes are an integral part of these consolidated financial statements.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES
                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                         FOR THE NINE MONTHS
                                                                                                ENDED
                                                                                            SEPTEMBER 30,
                                                                                     ----------------------------
                                                                                         1997           1998
                                                                                     -------------  -------------
                                                                                             (UNAUDITED)
Telecommunications revenues........................................................  $  22,249,272  $  23,811,208
Operating expenses:
  Costs of services................................................................     16,985,736     18,625,545
  Selling, general and administrative..............................................      5,415,004      5,681,084
  Provision for doubtful accounts..................................................        904,318        720,853
  Depreciation and amortization....................................................        720,363        836,497
                                                                                     -------------  -------------
    Total operating expenses.......................................................     24,025,421     25,863,979
                                                                                     -------------  -------------
Loss from operations before other expenses.........................................     (1,776,149)    (2,052,771)
Other expenses:
  Interest expense, net............................................................       (680,308)      (717,531)
  Other............................................................................             --       (298,704)
                                                                                     -------------  -------------
    Total other expenses...........................................................       (680,308)    (1,016,235)
                                                                                     -------------  -------------
Loss before income tax benefit and extraordinary gain..............................     (2,456,457)    (3,069,006)
Income tax benefit.................................................................         26,812             --
                                                                                     -------------  -------------
  Loss before extraordinary gain...................................................     (2,429,645)    (3,069,006)
                                                                                     -------------  -------------
Extraordinary gain on debt restructuring (net of income taxes of $26,812)..........         52,049             --
                                                                                     -------------  -------------
  Net loss.........................................................................  $  (2,377,596) $  (3,069,006)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Loss per weighted average common shares outstanding (basic and diluted):
  Loss before extraordinary gain on debt restructuring.............................  $        (.40) $        (.44)
  Extraordinary gain...............................................................            .01             --
                                                                                     -------------  -------------
  Net loss per share...............................................................  $        (.39) $        (.44)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
  Weighted average number of common shares outstanding (basic and diluted).........      6,021,870      6,988,983
                                                                                     -------------  -------------
                                                                                     -------------  -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES
                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT


                                                                     ADDITIONAL
                                                                       PAID-IN        RETAINED
                                               SHARES     AMOUNT       CAPITAL        DEFICIT          TOTAL
                                             ----------  ---------  -------------  --------------  -------------
                                                                         (UNAUDITED)
Balance at December 31, 1997...............   6,808,594  $  68,086  $  12,617,072  $  (15,271,083) $  (2,585,925)
Net loss...................................          --         --             --      (3,069,006)    (3,069,006)
Issuance of common stock for:
  Exercise of options......................      75,000        750        117,203              --        117,953
  Exercise of warrants.....................     171,250      1,712        272,289              --        274,001
                                             ----------  ---------  -------------  --------------  -------------
Balance at September 30, 1998..............   7,054,844  $  70,548  $  13,006,564  $  (18,340,089) $  (5,262,977)
                                             ----------  ---------  -------------  --------------  -------------
                                             ----------  ---------  -------------  --------------  -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES
                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                          FOR THE NINE MONTHS
                                                                                                 ENDED
                                                                                             SEPTEMBER 30,
                                                                                      ----------------------------
                                                                                          1997           1998
                                                                                      -------------  -------------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss..........................................................................  $  (2,377,596) $  (3,069,006)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization...................................................        720,363        836,497
    Extraordinary gain on debt restructuring........................................        (78,861)            --
    Interest amortization of note discounts.........................................        174,892         55,334
    Proceeds from factoring of trade receivables, net...............................      2,189,740        567,688
    Other, net......................................................................          8,138         (5,426)
  (Increase) decrease, net of effects of acquisitions:
    Unfactored accounts and notes receivable........................................     (4,593,638)    (1,826,895)
    Prepaid expenses and other assets...............................................       (103,959)       241,737
  Increase, net of effects of acquisitions:
    Accounts and notes payable and accrued expenses.................................      3,410,348      2,070,279
                                                                                      -------------  -------------
        Net cash used in operating activities.......................................       (650,573)    (1,129,792)
                                                                                      -------------  -------------
Cash flows from investing activities:
  Additions to property and equipment...............................................       (223,420)      (134,995)
  Purchase of CTN...................................................................       (350,000)            --
  Proceeds from notes...............................................................         57,592         58,924
                                                                                      -------------  -------------
        Net cash used in investing activities.......................................       (515,828)       (76,071)
Cash flows from financing activities:
  Proceeds from issuance of common stock............................................      1,468,946        391,954
  Proceeds from issuance of short-term debt.........................................             --      3,000,000
  Principal payments on obligations.................................................     (1,427,189)    (1,171,393)
  Private placement advances........................................................        590,016
                                                                                      -------------  -------------
        Net cash provided by financing activities...................................        631,773      2,220,561
                                                                                      -------------  -------------
(Decrease) increase in cash.........................................................       (534,628)     1,014,698
Cash at beginning of period.........................................................        608,141         45,316
                                                                                      -------------  -------------
Cash at end of period...............................................................  $      73,513  $   1,060,014
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Supplemental disclosure of cash flow information:
  Interest paid.....................................................................  $     692,053  $     424,240
                                                                                      -------------  -------------
                                                                                      -------------  -------------


    The accompanying notes are integral part of these consolidated financial statements.

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS


    United Digital Network (the "Company"), formerly Unidex Communications Corp., operates through its principal subsidiaries, United Digital Network of Texas, Inc. ("DNI"), Advanced Management Services, Inc. ("AMS") and Custom Telecom Network ("CTN").


    The Company's principal business activity is providing basic long distance services, travelcard service, international long-distance, and various other telecommunication services to residential and small to medium sized commercial customers. The principal markets for its long distance services are the central and southwest United States as well as customers located nationwide in the motor freight industry.


    The Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. At September 30, 1998, the Company's current liabilities exceeded its current assets by $12.5 million. The Company is actively pursuing opportunities for a business combination in order to achieve financial stability. On November 19, 1997, the Company entered into a merger agreement with STAR Telecommunications, Inc.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION


    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries DNI, AMS and CTN. The financial statements and related footnotes are presented in U.S. dollars, unless otherwise indicated, and all significant intercompany accounts and transactions are eliminated in consolidation. The interim financial data as of September 30, 1997 and 1998 and for the nine month periods then ended is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows for the interim periods. The interim consolidated financial statements and the notes thereto should be read in conjunction with the consolidated financial statements and notes included in the Company's consolidated financial statements for the eight months ended December 31, 1997.


    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents represent cash and short-term, highly liquid investments with original maturities three months or less.

    LOSS PER SHARE


    Loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the periods. The effect of outstanding options and warrants on the computation of net loss per share is antidilutive and, therefore, is not included in the computation of loss per share amounts for the nine month periods ended September 30, 1997 and 1998.


    NEW ACCOUNTING STANDARDS

    On June 15, 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments

                 UNITED DIGITAL NETWORK, INC. AND SUBSIDIARIES

                     (FORMERLY UNIDEX COMMUNICATIONS CORP.)

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is the type of hedge transaction. Management of the Company anticipates that, due to its limited use of derivative instruments, the adoption of SFAS 133 will not have a significant effect on the Company's results of operations or its financial position.

(3) ADVANCE PAYMENT FROM CUSTOMER


    In March 1998, the Company received an advance payment from one customer for future long distance telephone services through pre-paid calling cards. This payment will be recognized as revenue when the related services are provided.



(4) SUBSEQUENT EVENTS



    In January 1998, the Company entered into an agreement of Compromise, Settlement and Release (the "Agreement") related to disputes arising under the AMS stock purchase agreement dated March 5, 1996. Under the Agreement, the convertible debenture in the amount of $750,000 due in July 1998 was reduced to $550,000 as a result of allowable adjustments defined in the stock purchase agreement. On July 30, 1998, the Company signed an extension agreement with the holder of the debenture under which the right to convert the debenture into shares of the Company's common stock expired and a $33,000 extension fee was paid by the Company to the debenture holder.



    On July 21, 1998, the Company issued a promissory note in the principal amount of $1,000,000 payable to the order of John R. Snedegar, the President of the Company. The promissory note provides for interest of ten percent and matures on the earlier of thirty days after the occurrence of a Change of Control (as defined in the promissory note) and July 21, 1999. Through September 30, 1998, the Company had accrued $16,000 in interest payable under this note.



    On September 21, 1998, STAR and the Company entered into a Management Agreement pursuant to which, among other things, STAR provides billing services for the Company and the Company is able to buy switch services through STAR and which provides the Company greater access to more competitive buying arrangements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                         STAR TELECOMMUNICATIONS, INC.,
                                  IIWII CORP.
                                      AND
                          UNITED DIGITAL NETWORK, INC.

                         Dated as of November 19, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------

ARTICLE I THE MERGER.......................................................................................        A-1
  1.1      The Merger......................................................................................        A-1
  1.2      Filing..........................................................................................        A-1
  1.3      Effective Time of the Merger....................................................................        A-1
  1.4      Certificate of Incorporation and By-Laws........................................................        A-1
  1.5      Directors and Officers..........................................................................        A-1
  1.6      Warrants and Options............................................................................        A-2

ARTICLE II CONVERSION OF AND SURRENDER AND
            PAYMENT FOR COMMON STOCK.......................................................................        A-2
  2.1      Conversion......................................................................................        A-2
  2.2      Closing of Transfer Books.......................................................................        A-3
  2.3      Surrender of Certificates.......................................................................        A-3

ARTICLE III CERTAIN EFFECTS OF MERGER......................................................................        A-3
  3.1      Effect of Merger................................................................................        A-3
  3.2      Further Assurances..............................................................................        A-4

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE
             ACQUIROR AND NEWCO............................................................................        A-4
  4.1      Organization....................................................................................        A-4
  4.2      Capital Stock...................................................................................        A-4
  4.3      Authority Relative to Agreement.................................................................        A-4
  4.4      Acquiror Common Stock...........................................................................        A-4
  4.5      No Violations or Consents.......................................................................        A-4
  4.6      Litigation......................................................................................        A-5
  4.7      Financial Statements and Reports................................................................        A-5
  4.8      Registration Statement; Blue Sky Filings; Proxy Statement; Other Information....................        A-5
  4.9      Brokers.........................................................................................        A-6

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................        A-6
  5.1      Corporate Organization..........................................................................        A-6
  5.2      Capital Stock...................................................................................        A-6
  5.3      Options, Warrants or Other Rights...............................................................        A-6
  5.4      Authority Relative to Agreement.................................................................        A-6
  5.5      No Violations or Consents.......................................................................        A-7
  5.6      Governmental Authorizations and Regulations.....................................................        A-7
  5.7      Litigation......................................................................................        A-8
  5.8      Financial Statements and Reports; Material Liabilities..........................................        A-8
  5.9      Absence of Certain Changes or Events............................................................        A-8
  5.10     Benefit Plans...................................................................................        A-8
  5.11     ERISA...........................................................................................        A-9
  5.12     Environmental Matters...........................................................................       A-10
  5.13     Real Estate Leases..............................................................................       A-10
  5.14     Title to Properties; Absence of Liens and Encumbrances..........................................       A-10
  5.15     Tax Matters.....................................................................................       A-11
  5.16     Intellectual Property...........................................................................       A-12
  5.17     Labor Matters...................................................................................       A-12
  5.18     Insurance.......................................................................................       A-12

                                                                                                               PAGE
                                                                                                             ---------
  5.19     Contracts.......................................................................................       A-12
  5.20     Registration Statement; Blue Sky Filings; Proxy Statement; Other Information....................       A-13
  5.21     Brokers.........................................................................................       A-13
  5.22     Continuity of Interest..........................................................................       A-13
  5.23     Transactions with Affiliated Parties............................................................       A-13

ARTICLE VI COVENANTS AND AGREEMENTS........................................................................       A-13
  6.1      Registration Statement; Proxy Statement; Stockholder Meeting; Vancouver Exchange................       A-13
  6.2      Conduct of the Business of the Company Prior to the Effective Time..............................       A-14
  6.3      Access to Properties and Record; Acquiror Notice................................................       A-16
  6.4      Negotiations....................................................................................       A-16
  6.5      Indemnification.................................................................................       A-16
  6.6      Confidentiality.................................................................................       A-17
  6.7      Reasonable Best Efforts.........................................................................       A-17
  6.8      Certification of Stockholder Vote...............................................................       A-17
  6.9      Loan to Company.................................................................................       A-17
  6.10     Outsourcing Agreement...........................................................................       A-18
  6.11     Affiliate Agreements............................................................................       A-18
  6.12     Proxy Agreement.................................................................................       A-18
  6.13     Disclosure Schedules............................................................................       A-18

ARTICLE VII CONDITIONS PRECEDENT...........................................................................       A-18
  7.1      Conditions to Each Party's Obligation to Effect the Merger......................................       A-18
  7.2      Conditions to the Obligation of the Company to Effect the Merger................................       A-19
  7.3      Conditions to Obligations of the Acquiror and Newco to Effect the Merger........................       A-19
  7.4      Closing Conditions Deemed Satisfied.............................................................       A-20

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.............................................................       A-20
  8.1      Termination.....................................................................................       A-20
  8.2      Fees and Expenses...............................................................................       A-21
  8.3      Amendment.......................................................................................       A-21
  8.4      Waiver..........................................................................................       A-21

ARTICLE IX MISCELLANEOUS...................................................................................       A-22
  9.1      Survival........................................................................................       A-22
  9.2      Expenses and Fees...............................................................................       A-22
  9.3      Notices.........................................................................................       A-22
  9.4      Headings........................................................................................       A-23
  9.5      Publicity.......................................................................................       A-23
  9.6      Entire Agreement; Knowledge.....................................................................       A-23
  9.7      Assignment......................................................................................       A-23
  9.8      Counterparts....................................................................................       A-23
  9.9      Invalidity, Etc.................................................................................       A-23
  9.10     Specific Performance............................................................................       A-23
  9.11     Governing Law...................................................................................       A-23

EXHIBITS

Exhibit A    Certificate of Merger
Exhibit B    Promissory Note
Exhibit C    Affiliate Agreements
Exhibit D    Proxy Agreement

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER dated as of November 19, 1997 (this "Agreement"), by and among STAR Telecommunications, Inc., a Delaware corporation (the "Acquiror"), IIWII Corp., a Delaware corporation and wholly-owned subsidiary of the Acquiror ("Newco"), and United Digital Network, Inc., a Delaware corporation (the "Company").

                                R E C I T A L S:

    A. The Boards of Directors of Newco, the Acquiror and the Company deem it advisable and in the best interests of their respective stockholders to merge Newco with and into the Company (the "Merger") upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "General Corporation Law") (the Company and Newco being hereinafter sometimes referred to as the "Constituent Corporations" and the Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation"); and

    B. The Boards of Directors of the Acquiror, Newco and the Company have approved the Merger upon the terms and subject to the conditions set forth herein and, in the case of the Company, on the receipt of a "fairness opinion" from its financial advisor in form, substance, and scope that is satisfactory to the Board of Directors of the Company.

                               A G R E E M E N T

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. Upon the terms and conditions hereinafter set forth and in accordance with the General Corporation Law, at the Effective Time, as defined below, Newco shall be merged with and into the Company and thereupon the separate existence of Newco shall cease, and the Company, as the Surviving Corporation, shall continue to exist under and be governed by the General Corporation Law.

    1.2  FILING.  Upon the satisfaction or waiver of the conditions set forth in
Section 7 hereof (other than the condition set forth in Section 7.1(b) which may not be waived), Newco and the Company will cause a Certificate of Merger, in substantially the form of EXHIBIT A attached hereto (the "Certificate of Merger"), to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the General Corporation Law.

    1.3 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective immediately upon the filing, in accordance with Section 251 of the General Corporation Law, of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251. The date and time of such filing is herein sometimes referred to as the "Effective Time."

    1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. Upon the effectiveness of the Merger, the Certificate of Incorporation of Newco shall be the certificate of incorporation of the Surviving Corporation and the By-Laws of Newco as in effect on the date hereof shall be the By-Laws of the Surviving Corporation.

    1.5 DIRECTORS AND OFFICERS. The persons who are directors of Newco immediately prior to the Effective Time and the officers of the Company shall, after the Effective Time and in accordance with the

Certificate of Merger, serve as the directors and officers, respectively, of the Surviving Corporation, in each case such directors and officers to serve until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

    1.6 WARRANTS AND OPTIONS. On the Effective Time, the Acquiror shall assume the duties and obligations of the Company, and the Acquiror shall be vested with the powers, rights and privileges of the Company, under (a) the warrants of the Company that remain outstanding at the Effective Time (the "Warrants") and (b) the options of the Company that remain outstanding at the Effective Time (the "Options"), as such warrants and options are listed on Schedule 5.3. As of the Effective Time, the Acquiror shall have reserved for issuance and continue to maintain sufficient shares of Acquiror Common Stock, as defined below, to issue the required shares of Acquiror Common Stock pursuant to the exercise of Warrants and Options after the Effective Time, subject to appropriate adjustment in the exercise price thereof, based on the Exchange Ratio, as defined below.

                                   ARTICLE II
            CONVERSION OF AND SURRENDER AND PAYMENT FOR COMMON STOCK

    2.1 CONVERSION. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

        (a) Each of the issued and outstanding shares of the Common Stock, $.01 par value, of the Company ("Common Stock"), other than (i) Dissenting Stock, as defined below, or (ii) shares of Common Stock held in the treasury of the Company, shall be automatically converted into the right to receive consideration per share (the "Merger Consideration") consisting of that portion of a share (the "Exchange Ratio") of the Acquiror's common stock, $0.001 per share ("Acquiror Common Stock"), determined by dividing $2.75 by the average closing price of Acquiror's Common Stock on the Nasdaq National Market for the five (5) trading days prior to the Effective Time (the "Average Price"), provided that, if the Average Price is equal to or greater than $32.73, then the Exchange Ratio shall be determined by dividing $3.00 by the Average Price, provided, further, that, if the Average Price is less than or equal to $26.78, then the Exchange Ratio shall be determined by dividing $2.50 by the Average Price. The Exchange Ratio shall be adjusted as may be necessary and appropriate to reflect any and all stock splits, reverse stock splits, reclassifications and similar capital events that affect Acquiror Common Stock.

        (b) Each issued and outstanding share of the Common Stock of Newco shall be converted into approximately Seven Thousand Five Hundred Sixty-Four (7,564) validly issued, fully paid and non-assessable shares of common stock, $.01 par value (the "New Common Stock"), of the Surviving Corporation.

        (c) All shares of Common Stock which are held by the Company as treasury shares shall be canceled and retired and cease to exist, without any conversion thereof or payment with respect thereto.

        (d) No fraction of a share of Acquiror Common Stock will be issued in the Merger, but, in lieu thereof, each holder of Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) will be entitled to receive from the Acquiror an amount of cash (rounded to the nearest whole US $0.01) equal to the product of (i) such fraction of a share multiplied by (ii) the Average Price.

    Notwithstanding any provision of this Agreement to the contrary, shares of the Common Stock with respect to which appraisal rights have been demanded and perfected in accordance with Section 262(d) of the General Corporation Law (the "Dissenting Stock") shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, and the holder thereof shall be entitled only to such rights as are granted by the General Corporation Law. Notwithstanding the preceding sentence, if any holder of shares of Common Stock who demands appraisal of such shares under the General Corporation Law shall effectively withdraw his demand for such appraisal (in accordance with Section 262(k) of the General Corporation Law) or becomes ineligible for such appraisal (through failure to perfect or otherwise) then, as of the Effective Time or the occurrence of such event, whichever is the last to occur, such holder's Dissenting Stock shall cease to be Dissenting Stock and shall be converted into and represent the right to receive the Merger Consideration, without interest thereon, as provided in this Section 2.1. The Company shall give Acquiror (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instrument served pursuant to Section 262 of the General Corporation Law received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under such Section.

    2.2 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Common Stock of the Company shall thereafter be made. If, after the Effective Time, certificates previously representing shares of Common Stock are presented to the Surviving Corporation or the Exchange Agent, as defined below, such certificates shall be canceled and exchanged for the Merger Consideration as provided in
Section 2.1, subject to applicable law in the case of Dissenting Stock.

    2.3 SURRENDER OF CERTIFICATES. At least five days prior to the mailing of the Proxy Statement, as defined below, Newco shall, subject to the reasonable approval of the Company, designate an exchange agent (the "Exchange Agent") to effect the exchange for Acquiror Common Stock of certificates that, prior to the Effective Time, represented shares of Common Stock entitled to the Merger Consideration. As soon as practicable after the Effective Time, the Exchange Agent shall send a notice and transmittal form to each holder of record of Common Stock immediately prior to the Effective Time advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of Newco) the certificate or certificates to be exchanged pursuant to the Merger. Upon the surrender for exchange of such a certificate, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other documents as may be required pursuant to such instructions, the holder shall receive the Merger Consideration. After the Effective Time, until so surrendered and exchanged, each certificate which immediately prior to the Effective Time represented outstanding shares of the Common Stock (other than Dissenting Stock) shall represent solely the right to receive the Merger Consideration.

                                  ARTICLE III
                           CERTAIN EFFECTS OF MERGER

    3.1 EFFECT OF MERGER. On and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to and be the sole responsibility of the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

    3.2 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND NEWCO

    The Acquiror and Newco jointly and severally represent and warrant to the Company as follows:

    4.1 ORGANIZATION. Each of Acquiror and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has the requisite corporate power and authority to own, lease and operate its assets and to conduct its business in the manner in which it is presently conducted.

    4.2 CAPITAL STOCK. The authorized capital stock of the Acquiror consists in its entirety of 50,000,000 shares of Common Stock, $0.001 par value, of which, as of September 30, 1997, 15,798,254 are issued and outstanding, and 5,000,000 shares of Preferred Stock, $0.001 par value per share, none of which is issued and outstanding. The authorized capital stock of Newco consists in its entirety of 1,000 shares of common stock, $.01 par value, all of which are issued and outstanding. All of the outstanding shares of Newco common stock are owned beneficially and of record by the Acquiror.

    4.3 AUTHORITY RELATIVE TO AGREEMENT. Each of the Acquiror and Newco has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated on its part hereby. The execution, delivery and performance by each of the Acquiror and Newco of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Acquiror and Newco. This Agreement has been duly executed and delivered by each of the Acquiror and Newco, and is a legal, valid and binding obligation of each of the Acquiror and Newco, enforceable against each of the Acquiror and Newco in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    4.4 ACQUIROR COMMON STOCK. The shares of Acquiror Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated hereby at the Effective Time, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights or other rights or interests of third parties.

    4.5 NO VIOLATIONS OR CONSENTS. The execution, delivery and performance of this Agreement by each of the Acquiror and Newco and the consummation by each of them of the transactions contemplated hereby, will not (i) violate or conflict with any provision of any charter or by-laws of the Acquiror or Newco, (ii) require the consent, waiver, approval, license or authorization of or any filing by the Acquiror or Newco with any public authority, other than (a) the filing of a pre-merger notification report under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (b) in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Communications Act of 1934, as amended (the "Communications

Act"), the General Corporation Law or the "takeover" or "blue sky" laws of various states and (c) any other filings and approvals expressly contemplated by this Agreement, (iii) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Acquiror or Newco pursuant to any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, judgment or decree to which the Acquiror or Newco is subject or by which the Acquiror or Newco or any of their property or assets is bound, or (iv) violate or conflict with any law, rule, regulation, permit, ordinance or decree applicable to the Acquiror or Newco or by which any property or asset of either of them is bound or affected except, in each of the instances set forth in items (i) through (iv) above, where failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, or where such violations, conflicts, breaches or defaults, in the aggregate, would not have an Acquiror Material Adverse Effect, as defined below.

    4.6 LITIGATION. Except as may be disclosed in the Acquiror SEC Filings, as defined below, there are no suits, arbitrations, actions or proceedings pending or, to the best of the Acquiror's knowledge, threatened or, to the best of the Acquiror's knowledge, investigations pending or threatened against the Acquiror or with respect to any property or asset of it before any court, arbitrator, administrator or governmental or regulatory authority or body which, in the aggregate, are likely to have a material adverse effect on the business, operations or financial condition of the Acquiror (an "Acquiror Material Adverse Effect").

    4.7 FINANCIAL STATEMENTS AND REPORTS. The Acquiror heretofore has delivered to the Company true and complete copies of (a) its Registration Statement on Form S-1 dated June 12, 1997, Registration No. 333-21325, and (b) its Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997 (collectively,"Acquiror SEC Filings"). As of the respective times such documents were filed or, as applicable, became effective, the Acquiror SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Acquiror included in the Acquiror SEC Filings were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of the Acquiror and its consolidated subsidiaries as of the dates and for the periods indicated subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments.

    4.8 REGISTRATION STATEMENT; BLUE SKY FILINGS; PROXY STATEMENT; OTHER INFORMATION. The Registration Statement, as defined below, and the information supplied or to be supplied in writing by either the Acquiror or Newco for inclusion in the Proxy Statement, as defined below, and any other documents to be filed with the Securities and Exchange Commission (the "SEC"), including, without limitation, the British Columbia Securities Commission ("BCSC"), the Vancouver Stock Exchange (the "VSE") or any regulatory agency in connection with the transactions contemplated hereby, will not be, at the respective times such documents are filed or declared effective by the SEC and on the Effective Time, and, with respect to the Proxy Statement, when first published, sent or given to stockholders of the Company, false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the special meeting of the Company's stockholders provided for in Section 6.1, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which the Acquiror or Newco files or is responsible for filing with the SEC and any regulatory agency in connection with the Merger (including, without limitation, the Registration Statement) will comply as to form and content in all material respects with the provisions of applicable law and regulations. Notwithstanding the foregoing, the Acquiror and Newco make no representations or warranties with respect to any information that has been supplied in writing by the Company or its auditors, attorneys or financial advisors specifically for use in the Registration Statement or in any other documents to be filed by the Acquiror with the SEC or any other regulatory agency in connection with the transactions contemplated hereby.

    4.9 BROKERS. Neither the Acquiror nor Newco has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except that the Acquiror has retained Lehman Brothers as its financial advisor in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the disclosure schedules to be delivered to the Acquiror by the Company (the "Disclosure Schedules") pursuant to Section 6.13, the Company represents and warrants to the Acquiror and Newco as follows:

    5.1 CORPORATE ORGANIZATION. Each of the Company and each of its subsidiaries Advanced Management Services, Inc. CTN-- Custom Telecommunications Network of Arizona, Inc. and United Digital Network of Texas, Inc. (formerly known as AnswerNet, Inc., which includes, pursuant to a merger, Digital Network, Inc.) (each a "Subsidiary" and collectively, the "Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed, in the aggregate, would have a material adverse effect on the financial condition, operations or business of the Company and the Subsidiaries taken as a whole (a "Company Material Adverse Effect"). The Certificates of Incorporation and By-Laws of the Company and the Subsidiaries are in full force and effect. The Company is not in violation of or in default under any provision of its Certificate of Incorporation or By-Laws. The Subsidiaries are the only subsidiaries, direct or indirect, of the Company.

    5.2 CAPITAL STOCK. The authorized capital stock of the Company consists in its entirety of 100,000,000 shares of Common Stock, $.01 par value, of which, as of the date hereof, 7,564,103 are issued and outstanding and none are held in the Company's treasury. Except as set forth on SCHEDULE 5.2, all of the outstanding shares of capital stock of each of the Subsidiaries are owned beneficially and of record by the Company free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature, other than the Proxy Agreement, as defined below. All of the outstanding shares of capital stock of the Company and the Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable.

    5.3 OPTIONS, WARRANTS OR OTHER RIGHTS. Except as set forth on SCHEDULE 5.3 or as contemplated by this Agreement, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from the Company or any Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other equity security of the Company or any Subsidiary and there is no outstanding security of any kind convertible into or exchangeable for such capital stock.

    5.4 AUTHORITY RELATIVE TO AGREEMENT. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated on its part hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors, and (other than the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Common Stock, as provided in Section 6.1 hereof, the filing and recordation of appropriate merger documents as required by the General Corporation Law and the receipt of a satisfactory fairness opinion from its financial advisor) no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated on its part hereby. In that regard, the Company hereby represents that its Board of Directors has (i) determined that the Merger is fair to and in the best interests of the Company's stockholders, (ii) approved the Merger and (iii) resolved to recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the stockholders of the Company, such matters to be subject to the fiduciary duties of such directors and to the receipt of a satisfactory fairness opinion from its financial advisor. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    5.5 NO VIOLATIONS OR CONSENTS. Except as set forth on SCHEDULE 5.5, the execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby will not (i) violate or conflict with any provision of any charter or by-laws of the Company or any Subsidiary, (ii) require the consent, waiver, approval, license or authorization of or any filing by the Company or any Subsidiary with any third party or public authority (other than (a) the filing of a premerger notification report under the HSR Act, (b) in connection with or in compliance with the provisions of the Exchange Act, the Securities Act, the General Corporation Law, the Communications Act or the "takeover" or "blue sky" or "public utility" laws of various states, and (c) and any other filings and approvals expressly contemplated by this Agreement, including, without limitation, those with the BCSC and the VSE), (iii) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, judgment or decree to which the Company or any Subsidiary is subject or by which the Company or any Subsidiary or any of their property or assets is bound, or (iv) violate or conflict with any law, rule, regulation, permit, ordinance, regulation or decree applicable to the Company or any Subsidiary or by which any property or asset of either of them is bound or affected except, in each of the instances set forth in items (i) through (iv) above, where failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, or where such violations, conflicts, breaches or defaults, in the aggregate, would not have a Company Material Adverse Effect.

    5.6 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. SCHEDULE 5.6 is a true and complete list of all material governmental licenses, franchises, permits and other authorizations ("Permits") held by the Company and/or the Subsidiaries. Such Permits are all governmental licenses, franchises, permits and other authorizations necessary to the conduct of the business of the Company and the Subsidiaries, except where the failure to hold such Permits, in the aggregate, would not have a Company Material Adverse Effect. Such Permits are valid and in full force and effect and the Company knows of no threatened suspension, cancellation or invalidation of any such Permit except where any such action would not result in a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or is in default or violation of, any law, rule, regulation, order, judgment, Permit, ordinance, regulation or decree applicable to the Company or any Subsidiary or by which any property or asset of either of them is bound or affected, except where such conflicts, defaults or violations, in the aggregate, would not have a Company Material Adverse Effect.

    5.7 LITIGATION. Except as may be disclosed in the PPM, as defined below, or on SCHEDULE 5.7, there are no suits, arbitrations, actions or proceedings, pending or, to the best of the Company's or any Subsidiary's knowledge, threatened or, to the best of the Company's or any Subsidiary's knowledge, investigations pending or threatened against the Company or any Subsidiary or with respect to any property or asset of any of them before any court, arbitrator, administrator or governmental or regulatory authority or body which, in the aggregate, are likely to have a Company Material Adverse Effect.

    5.8  FINANCIAL STATEMENTS AND REPORTS; MATERIAL LIABILITIES.

        (a) The Company has delivered to the Acquiror true and complete copies of its Confidential Private Placement Memorandum dated October 28, 1997 (the "PPM") As of the date thereof, the PPM did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements in the PPM were prepared in accordance with GAAP applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates and for the periods indicated subject, in the case of un-audited interim consolidated financial statements, to normal recurring year-end adjustments and subject to the "going concern" opinion of the Company's independent accountants. (The audited consolidated balance sheet of the Company and the Subsidiaries as of April 30, 1997 included in the PPM is hereinafter called the "Company Balance Sheet," and April 30, 1997 is hereinafter called the "Company Balance Sheet Date," and the Company's balance sheet for the three month period ended July 31, 1997 included in the PPM is hereafter called the "Interim Balance Sheet").

        (b) Except as set forth on SCHEDULE 5.8(b), the Company and its Subsidiaries, considered as a whole, have no material liabilities or obligations (whether fixed, accrued, contingent or otherwise) that are not fully reflected or provided for on, or disclosed in the notes to, the Company Balance Sheet or the Company Interim Balance Sheet, except for (i) liabilities in the ordinary course of business that could not be reasonably expected to have a Company Material Adverse Effect or (ii) liabilities incurred in the ordinary course of business that are not required by GAAP to be reflected thereon and which are not material.

    5.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Company Balance Sheet Date and except as disclosed on SCHEDULE 5.9, the business of the Company and the Subsidiaries have been conducted in the ordinary course consistent with past practice, and (i) there has not been any material adverse change in the financial condition, results of operations, properties, or business of the Company or any Subsidiary, nor, to the Company's knowledge, has there occurred any event or development that could be reasonably foreseen to result in a Company Material Adverse Effect.

    5.10 BENEFIT PLANS. Except as disclosed on SCHEDULE 5.10, neither the Company nor any Subsidiary has outstanding any employment agreement with any officer or employee of the Company or any Subsidiary or any bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, severance, salary continuation, consulting, retirement (including health and life insurance benefits provided after retirement) or pension plan (including Company Employee Benefit Plans as defined in Section
5.11 hereof) or arrangement with or for the benefit of any officer, employee or other person, or for the benefit of any group of officers, employees or other persons that provides for payment of more than $100,000 in annual benefits. Neither the Company nor any Subsidiary has made, or entered into any agreement to make, any payment that becomes payable as a result of the consummation of this transaction which would be treated as an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "IRC"). There are no such agreements, plans or other arrangements entered into with or provided for any independent contractors with whom the Company or any Subsidiary has a business relationship.

    5.11 ERISA. Set forth on SCHEDULE 5.10 are all of the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but without regard to whether any such plan is in fact subject to ERISA, that is sponsored, or is being maintained or contributed to, by the Company or any Subsidiary that provides for payment of more than $25,000 in annual benefits (the "Company Employee Benefit Plans"). None of the Company Employee Benefit Plans are "multiemployer plans" as defined in Section 3(37) of ERISA. The Company has furnished or made available or will promptly after the date hereof make available to Newco and the Acquiror (a) a true and complete copy of the plan document and summary plan description for each Company Employee Benefit Plan, (b) a true and complete copy of the most recently filed Form 5500 (including the related schedules) with respect to each Company Employee Benefit Plan for which such form is required to be filed, (c) a true and complete copy of any trust agreement, insurance contract or other agreement or arrangement serving as source of funding any benefits payable under any Company Employee Benefit Plan, and (d) the most recently issued financial statement and actuarial report, if any, for each Company Employee Benefit Plan. No "prohibited transactions" (as such term is defined in Section 4975 of the IRC, or in Part 4 of Subtitle B of Title I of ERISA) have occurred with respect to any Company Employee Benefit Plan that could result in the imposition of taxes or penalties that, in the aggregate, could have a Company Material Adverse Effect. With respect to each of the Company Employee Benefit Plans that is intended to qualify for favorable income tax treatment under Section 401(a) of the IRC, (i) the Internal Revenue Service ("IRS") has issued a favorable determination letter with respect to such plan; (ii) except as set forth on
SCHEDULE 5.10, the Company has furnished Newco and Acquiror with a copy of the determination letter most recently issued by the IRS with respect to such plan and the application filed with the IRS for such determination letter; and (iii) to the best knowledge of the Company, no event has occurred from the date of each such favorable determination letter that would adversely affect the tax-qualified status of the plan in question. Each Company Employee Benefit Plan has been administered in compliance with the applicable requirements of ERISA and the IRC, and in compliance with all other applicable provisions of law, except for such noncompliance, if any, that, in the aggregate, would not have a Company Material Adverse Effect. With respect to each Company Employee Benefit Plan, neither the Company nor any Subsidiary has incurred liabilities which, in the aggregate, could have a Company Material Adverse Effect as a result of the violation of or the failure to comply with any applicable provision of ERISA, the IRC, any other applicable provision of law, or any provision of such plan. None of the Company Employee Benefit Plans which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA (a "Company Employee Pension Benefit Plan"), has incurred an "accumulated funding deficiency," within the meaning of Section 302 of ERISA or Section 412 of the IRC which, in the aggregate, could have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has failed to make any contribution to, or to make any payment under, any Company Employee Benefit Plan that it was required to make pursuant to the terms of the plan or pursuant to applicable law in any amount which, in the aggregate, could have a Company Material Adverse Effect. To the best knowledge of the Company, no "reportable events," with respect to which a notice must be filed with the Pension Benefit Guaranty Corporation ("PBGC"), has occurred with respect to any Company Employee Pension Benefit Plan subject to Title IV of the ERISA which events, in the aggregate, could have a Company Material Adverse Effect. No proceedings by the PBGC to terminate any Company Employee Pension Benefit Plan pursuant to Subtitle C of Title IV of ERISA have to the best of the Company's knowledge, been instituted or threatened which, in the aggregate, could have a Company Material Adverse Effect. Except for any liabilities in an amount which, in the aggregate, would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary (1) has incurred any liability to the PBGC in connection with any Company Employee Pension Benefit Plan, including any liability under Section 4069 of ERISA and any penalty imposed under Section 4071 of ERISA, (2) has terminated any Company Employee Pension Benefit Plan, or ceased operations at any facility or withdrawn from any Company Employee Pension Benefit Plan, in a manner that could subject it to liability or any liens under Section 4062, 4063, 4064 or 4068 of ERISA or
(3) has any knowledge as to the existence of any state of facts, or as to the occurrence of any transactions, that might reasonably be anticipated to result in any liability of the Company or any Subsidiary to the PBGC under any other provision of Title IV of ERISA. There is no pending or, to the best knowledge of the Company, threatened legal action, proceeding or investigation against or involving any Company Employee Benefit Plan which could result in liabilities to the Plan, the Company or any Subsidiary that, in the aggregate, could have a Company Material Adverse Effect. Except as disclosed on SCHEDULE 5.10, the present value of accrued benefits of each Company Employee Benefit Plan that is a defined benefit plan as defined in Section 3(35) of ERISA does not exceed the value of the assets of such plan available to pay such benefits by an amount that, in the aggregate for all such plans, could have a Company Material Adverse Effect. All representations made by the Company in this Section 5.11 are likewise true with respect to each Subsidiary.

    5.12 ENVIRONMENTAL MATTERS. "Company Real Properties" shall mean all real property now or previously owned, operated or leased by the Company, any Subsidiary or any predecessor-in-interest. Except as set forth on SCHEDULE 5.12:
(i) the Company, each of the Subsidiaries, and to the best of the Company's knowledge, each of the Company Real Properties is in compliance with, and has no liability under any or all applicable Environmental Laws, except where the failure to comply or such liability would not have a Company Material Adverse Effect; (ii) none of the Company, any Subsidiary or any of the Company Real Properties has been alleged in writing by any governmental agency or third party to be in violation of, to be liable under, or to be subject to any administrative or judicial proceeding pursuant to, any Environmental Law, the violation of which would have a Company Material Adverse Effect; and (iii) to the best knowledge of the Company and each Subsidiary, there are no facts or circumstances which could reasonably form the basis for the assertion of any claims against the Company or any Subsidiary relating to environmental matters which, in the aggregate, would have a Company Material Adverse Effect. As used herein, Environmental Law means any federal, state, or local law, statute, rule or regulation, or the common law governing or relating to the environment or to occupational health and safety.

    5.13 REAL ESTATE LEASES. SCHEDULE 5.13 sets forth a complete and accurate list, a copy of which has been delivered to the Acquiror of (i) all leases and subleases under which the Company or any Subsidiary is lessor or lessee of any real property, together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto; (ii) all material options held by the Company or any Subsidiary or contractual obligations on the part of the Company or any Subsidiary to purchase or acquire any interest in real property; and (iii) all options granted by the Company or any Subsidiary or contractual obligations on the part of the Company or any Subsidiary to sell or dispose of any material interest in real property (except for sale-leaseback transactions) in each such instance in items (i) through (iii) above, which provides for a payment of more than $25,000. Such leases, subleases and other agreements are in full force and constitute binding obligations of the Company and, to the best of its knowledge, the other parties thereto, and (i) there are no defaults thereunder by the Company or any Subsidiary or, to the best of Company's knowledge, by any other party thereto; and (ii) no event has occurred which (with notice, lapse of time or both or occurrence of any other event) would constitute a default by the Company or any Subsidiary or, to the best of the Company's knowledge, by any other party thereto, other than defaults or events which, in the aggregate, would not have a Company Material Adverse Effect. The Company or a Subsidiary has good, valid and insurable leasehold title to all such leased property, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Liens, as defined below.

    5.14 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES. SCHEDULE 5.14 lists all real property owned by the Company or any Subsidiary as of the date of this Agreement. The Company and/or a Subsidiary has good, valid and insurable title in fee simple to all of the real property listed on SCHEDULE 5.14, free and clear of all encumbrances, liens, charges or other restrictions of any character whatsoever, except for (i) statutory liens for current taxes or assessments not due or delinquent or the validity of which is being contested in good faith, (ii) mechanics, workers, repairmen's and other similar liens arising or incurred in the ordinary course of business, (iii) such other liens, imperfections in title, charges, easements, restrictions and other encumbrances, if any, which in the aggregate do not have a Company Material Adverse Effect, and (iv) except as set forth on SCHEDULE 5.14 (collectively "Permitted Liens"). Except for leased assets, the Company and the Subsidiaries have good and insurable title to all of their material tangible personal property used in their businesses, including, without limitation, those reflected in the Company Balance Sheet (other than assets disposed of in the ordinary course of business since the Company Balance Sheet Date), free and clear of all liens, charges, pledges, security interests or other encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title of the type and nature described as "Permitted Liens" above to the extent applicable, if any, as would not, in the aggregate, have a Company Material Adverse Effect on the operation of the business of the Company or any Subsidiary, and except as reflected or disclosed in the Company Balance Sheet, or on SCHEDULE 5.14.

    5.15 TAX MATTERS. Except as set forth on SCHEDULE 5.15, the Company has paid, or the Company Balance Sheet contains adequate provision for, all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on the Company or any Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Company Taxes"), for the Company taxable period ended on the date of the Company Balance Sheet and all fiscal periods of the Company prior thereto, except such nonpayment, or failure to make adequate provision, which, in the aggregate, would not have a Company Material Adverse Effect. Company Taxes paid and/or incurred from the date of the Company Balance Sheet until the Effective Time include only Company Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ending on the date of the Company Balance Sheet. Except as disclosed on SCHEDULE 5.15, the Company and its Subsidiary have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which the Company and/or each Subsidiary (as the case may be) are required to file ("Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, in the aggregate, would not have a Company Material Adverse Effect, and except for the nonpayment of such amounts which, in the aggregate, would not have a Company Material Adverse Effect. Except as set forth on SCHEDULE 5.15, (i) neither the Company nor any Subsidiary has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of the Company, (ii) the Company is not a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Tax, (iii) no claim has ever been made or threatened by an authority in a jurisdiction where the Company or any Subsidiary do not file Tax Returns that they are or may be subject to Taxes by that jurisdiction, except for any such claims as, in the aggregate, would not have a Company Material Adverse Effect, (iv) no issues have been raised by the relevant taxing authorities on audit that are of a recurring nature and that would have an effect upon the Taxes of the Company or any Subsidiary, except for any issue which, in the aggregate, would not have a Company Material Adverse Effect. Except as set forth on SCHEDULE 5.15, to the best of the Company's and each Subsidiary's knowledge, no action or proceeding is pending or threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from the Company or any Subsidiary of any Company Taxes, no unresolved claim for any deficiency, assessment or collection of any Company Taxes has been asserted against the Company or any Subsidiary, and all resolved assessments of Company Taxes have been paid or are reflected in the Company Balance Sheet, except for any of the foregoing which, in the aggregate, would not have a Company Material Adverse Effect.

    5.16 INTELLECTUAL PROPERTY. SCHEDULE 5.16 lists all the registered patents, trademarks, service marks, copyrights, trade names and applications for any of the foregoing owned by the Company or any Subsidiary as of the date of this Agreement (the "Registered Intellectual Property"). The Company and/or the Subsidiaries have good title to the Registered Intellectual Property and have good title to, or valid licenses or rights to use, all patents, copyrights, trademarks, trade names, brand names, proprietary and other technical information, technology and software (collectively "Intellectual Property") which are used in the operation of their businesses as presently conducted, except for such title, license or use imperfections as, in the aggregate, would not have a Company Material Adverse Effect. There are no claims or proceedings pending or, to the Company's and each Subsidiary's knowledge, threatened against the Company or any Subsidiary asserting that the Company or any Subsidiary is infringing or engaging in the unauthorized use of any Intellectual Property of any other person or entity, except such claims or proceedings which, in the aggregate, would not have a Company Material Adverse Effect.

    5.17 LABOR MATTERS. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of the Company or any Subsidiary are represented by any labor union and, as of the date hereof, neither the Company nor any Subsidiary has any knowledge of any union organizational efforts involving the Company's employees during the past five years. Except as set forth on SCHEDULE 5.17, neither the Company nor any Subsidiary has received written notice of any claim, or has knowledge of any facts which are likely to give rise to any claim, that they have not complied in any respect with any laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety, except such claims which, in the aggregate, would not have a Company Material Adverse Effect.

    5.18 INSURANCE. SCHEDULE 5.18 lists, as of the date of this Agreement, all material policies of fire, products liability, general liability, vehicle, worker's compensation, directors' and officers' liability, title and other insurance owned or held by or covering the Company or any Subsidiary or any of their property or assets which are material to the business of the Company and any Subsidiary, taken as a whole. As of the date hereof, all of such policies are in full force and effect, except as to matters or defaults which, in the aggregate, would not have a Company Material Adverse Effect, and no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced or cannot be replaced on substantially similar terms prior to the date of such cancellation or termination.

    5.19 CONTRACTS. SCHEDULE 5.19 contains a complete and correct list of all material agreements, contracts and commitments (collectively, the "Contracts"),
(a) to which the Company is a party or by which it is bound, or (b) by which any of the assets, properties or the business is bound, and in either case, which constitute (i) mortgages, indentures, security agreements, and other agreements and instruments relating to the borrowing of money by or from, or any extension or credit to or from, the Company; (ii) sales agency or marketing agreements;
(iii) agreements or commitments for capital expenditures; (iv) brokerage or finder's agreements; (v) partnership, joint venture or other arrangements or agreements involving a sharing of profits or expenses; (vi) contracts or commitments to sell, lease or otherwise dispose of any assets, properties or business other than in the ordinary course of business; (vii) contracts or commitments limiting the freedom of the Company to compete in any line of business or in any geographic area or with any person, and any nondisclosure or nonsolicitation agreements which limit the Company; (viii) any other agreements, contracts and commitments material to the business, operations or financial condition of the Company in each instance under items (i) through (viii) above which Contract relates to an aggregate amount of more than $75,000. All of the Contracts are valid and in full force and effect and the Company has performed all of its obligations under each Contract and no default, violation or breach by the Company or, to the Company's knowledge, any other party, under any Contract has occurred which affects the enforceability of such Contract or any party's rights thereunder, except for such defaults, violations and breaches which would not, in the aggregate, have a Company Material Adverse Effect.

    5.20 REGISTRATION STATEMENT; BLUE SKY FILINGS; PROXY STATEMENT; OTHER INFORMATION. The Proxy Statement and the information supplied or to be supplied in writing by the Company for inclusion in the Registration Statement and any other documents to be filed with the SEC, the BCSC, the VSE or any other regulatory agency in connection with the transactions contemplated hereby will, at the respective times such documents are filed, or, as applicable, declared effective, and on the Effective Time, and, with respect to the Proxy Statement, when first published, sent or given to stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the special meeting of the Company's stockholders provided for in
Section 6.1, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. If, at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors is discovered by the Company that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company will promptly inform the Acquiror, and such amendment or supplement will be promptly filed with the VSE and disseminated to the stockholders of the Company, to the extent required by applicable securities laws. All documents which the Company files or is responsible for filing with the VSE and any other regulatory agency in connection with the Merger (including, without limitation, the Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, neither the Company nor the Subsidiary make any representations or warranties with respect to any information that has been supplied in writing by the Acquiror or Newco, or their auditors, attorneys, financial advisors, specifically for use in the Proxy Statement, or in any other documents to be filed with the VSE or any other regulatory agency in connection with the transactions contemplated hereby.

    5.21 BROKERS. Except as set forth in Schedule 5.21, neither the Company nor any Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

    5.22 CONTINUITY OF INTEREST. The Company has caused each person who is an affiliate, as defined in Rule 12b-2 under the Exchange Act (an "Affiliate"), to deliver to the Acquiror and each Affiliate has, concurrently with the signing of this Agreement, signed an affiliate agreement in the form attached hereto as EXHIBIT C (an "Affiliate Agreement") providing, among other things, that such person has no plan or intention and will not sell, pledge, transfer or otherwise dispose of shares of Acquiror Common Stock or in any way reduce their risk relative to any such shares, until such time as financial results covering at least 30 days of combined operations of the Acquiror and the Company have been published within the meaning of Section 201.01 of the Codification of Financial Reporting Policies of the SEC and except in compliance with the applicable provisions of the Securities Act, and the rules and regulations thereunder.

    5.23 TRANSACTIONS WITH AFFILIATED PARTIES. SCHEDULE 5.23 sets forth a true and complete list and description of all transactions engaged in between the Company and any director, officer, employee, stockholder, partner or agent of the Company, or any of their respective spouses or children, any trust of which any such person is the grantor, trustee or beneficiary, any corporation of which any such person or party is a stockholder, employee, officer or director, or any partnership or other person in which any such person or party owns an interest (all such persons, trusts, corporations and partnerships being herein referred to collectively as "Affiliated Parties" and individually as an "Affiliated Party"). No Affiliated Party is a party to any agreement, contract or commitment with the Company except as set forth in SCHEDULE 5.24.

                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

    6.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER MEETING; VANCOUVER EXCHANGE.

        (a) As promptly as practicable after the execution of this Agreement, the Acquiror and Newco will file with the SEC a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement") relating to the registration under the Securities Act of the Acquiror Common Stock to be received in the Merger, and file with state securities administrators such registration statements or other documents as may be required under applicable blue sky laws to qualify or register such Acquiror Common Stock in such states as are designated by the Company (the "Blue Sky Filings"). The Acquiror and Newco will use their reasonable best efforts to cause the Registration Statement to become effective as soon as practicable. In the process of its preparation of the Registration Statement, the Acquiror will provide the Company and its advisors drafts of the Registration Statement and will provide the Company and its advisors a reasonable opportunity to participate in such drafting process. The Acquiror will notify the Company promptly of the receipt of any comments from the SEC or its staff or from any state securities administrators and of any request by the SEC or its staff or by any state securities administrators for amendments or supplements to the Registration Statement or any Blue Sky Filings or for additional information, and will supply the Company and its legal counsel with copies of all correspondence between the Acquiror or any of its representatives, on the one hand, and the SEC, its staff or any state securities administrators, on the other hand, with respect to the Registration Statement.

        (b) As promptly as practicable following the execution of this Agreement, and after receipt by the Company of a fairness opinion from its financial advisor, the Company agrees that this Agreement shall be submitted at a meeting (the "Meeting") of its stockholders duly called and held pursuant to Section 251(c) of the General Corporation Law. As soon as practicable after the date of this Agreement, the Company shall take all action, to the extent necessary in accordance with applicable law, its Certificate of Incorporation and By-Laws, to convene a meeting of its stockholders promptly to consider and vote upon the approval of the Merger, and the Company shall prepare and file with the VSE, subject to the prior approval of the Acquiror, which approval the Acquiror shall not unreasonably withhold, such information as may be necessary to allow the VSE to approve the merger (the "VSE Approval"), preliminary and final versions of a proxy statement and proxy and other filings relating to the Meeting as required by the VSE and the applicable regulations thereof. The term "Proxy Statement" shall mean such proxy statement at the time it initially is mailed to stockholders and all duly filed amendments or revisions made thereto, if any, similarly mailed. Notice of the Meeting shall be mailed to the Company's stockholders of the Company along with the Proxy Statement. The Company will notify the Acquiror promptly of the receipt of any comments from the VSE with respect to the Proxy Statement and will supply the Acquiror and its legal counsel with copies of all correspondence from or to the VSE and any other applicable regulatory authority. The Company, after consultation with the Acquiror and its legal counsel, shall respond promptly to any comments made by the VSE with respect to the VSE Approval and the Proxy Statement and cause the Proxy Statement and proxy to be mailed to its stockholders at the earliest practicable time following the execution hereof.

    6.2  CONDUCT OF THE BUSINESS OF THE COMPANY PRIOR TO THE EFFECTIVE
TIME. Except as set forth on SCHEDULE 6.2, the Company agrees that prior to the Effective Time, except as otherwise consented to or approved in writing by the Acquiror or expressly permitted by this Agreement:

        (a) the business of the Company and the Subsidiaries shall be conducted only in the ordinary course and consistent with past practice;

        (b) each of the Company and each Subsidiary shall not (i) amend its Certificate of Incorporation or By-Laws, (ii) change the number of authorized, issued or outstanding shares of its capital stock, except upon the exercise of stock options or warrants outstanding on the date hereof,
    (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, (iv) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock (except for repurchases of Common Stock from employees pursuant to existing stock subscription agreements between the Company and certain of its employees) or (v) split, combine or reclassify its outstanding shares of capital stock;

        (c) neither the Company nor any Subsidiary shall, directly or indirectly, (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of the capital stock of the Company or any Subsidiary, except that the Company may issue shares of Common Stock upon the exercise of stock options or warrants outstanding on the date hereof, (ii) other than in the ordinary course of business and consistent with past practice and other than with respect to the Promissory Note, incur any material indebtedness for borrowed money, except material indebtedness for borrowed money incurred under credit facilities existing as of the date hereof, (iii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business consistent with past practices or (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets of the Company or any Subsidiary other than in the ordinary course of business and consistent with past practice;

        (d) the Company and the Subsidiaries shall use their reasonable commercial efforts to preserve intact the business organization of the Company and the Subsidiaries, to keep available the services of its operating personnel and to preserve the goodwill of those having business relationships with each of them, including, without limitation, suppliers and customers;

        (e) neither the Company nor any Subsidiary will, directly or indirectly,
    (i) increase the compensation payable or to become payable by it to any of its employees, officers or directors, except in accordance with employment agreements, welfare and benefit plans set forth on SCHEDULE 5.10, and except, with respect to employees who are not directors or officers, for increases in the ordinary course of business, consistent with past practice,
    (ii) adopt additional, or make any payment or provision, other than as required by existing plans or agreements, including provisions and actions under existing stock option plans in connection with the Merger, in the ordinary course of business and consistent with prior practice, with respect to any stock option, bonus, profit sharing, pension, retirement, deferred compensation, employment or other payment or employee compensation plan, agreement or arrangement for the benefit of employees of the Company or any Subsidiary, (iii) grant any stock options or stock appreciation rights or issue any warrants, (iv) enter into or amend any employment or severance agreement or arrangement or (v) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer or director of the Company or its Subsidiary;

        (f) neither the Company nor any Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation other than a Subsidiary or make any loans or advances to any individual, firm or corporation except in the ordinary course of its business and consistent with past practices;

        (g) neither the Company nor any Subsidiary shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers, acquisition or financing of equipment or otherwise, or other than in the ordinary course of business, by the purchase of any property or assets of any other individual, firm or corporation;

        (h) neither the Company nor any Subsidiary shall enter into modify or amend in any material respect or take any action to terminate their respective material contracts, except in the ordinary course of business;

        (i) neither the Company nor any Subsidiary shall take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except for changes required by GAAP;

        (j) neither the Company nor any Subsidiary shall, without the consent of the Acquiror, settle or compromise any material federal, state, local or foreign income tax proceeding or audit;

        (k) the Company and the Subsidiaries will promptly advise the Acquiror in writing of any Company Material Adverse Effect or any breach of the Company's representations or warranties, or any material breach of a covenant contained herein of which the Company or any Subsidiary has knowledge; and

        (l) neither the Company nor any Subsidiary shall enter into an agreement to do any of the things described in clauses (a) through (k).

    6.3 ACCESS TO PROPERTIES AND RECORD; ACQUIROR NOTICE. The Company and the Subsidiaries shall afford to the Acquiror and Newco and their respective accountants, counsel and representatives, reasonable access during normal business hours throughout the period prior to the Effective Time to all of their properties, books, contracts, commitments and written records (including, but not limited to, tax returns for the preceding six years), and shall make reasonably available their officers and employees to answer fully and promptly questions put to them thereby; provided that no investigation pursuant to this
Section 6.3 shall alter any representation or warranties of any party hereto or conditions to the obligation of the parties hereto; provided, further, that such access shall not unreasonably interfere with the normal business operations of any of the parties hereto. In connection with the preparation of its fairness opinion, the Company's financial advisor shall be provided with the reasonable level of access to the Acquiror and its books and records that may be necessary with respect thereto. The Acquiror will provide the Company written notice of any Acquiror Material Adverse Effect.

    6.4 NEGOTIATIONS. Following the execution of this Agreement by the Company, neither the Company nor any Subsidiary, nor the directors, officers, attorneys, financial advisors, or other authorized persons of any of them, shall, directly or indirectly, solicit, initiate or participate in discussions or negotiations with or the submission of any offer or proposal by or provide any information to, any corporation, partnership, person, or other entity or group (other than Newco or the Acquiror or any officer or other authorized representative of Newco or the Acquiror) concerning any Third Party Transaction, as defined below, or, except as provided in Section 8.1(b) or as may be consistent with fiduciary responsibilities under applicable law as advised in writing by outside counsel, participate in any negotiation regarding any Third Party Transaction or otherwise cooperate in any way with any effort or attempt by any other person to effectuate a Third Party Transaction. Notwithstanding the foregoing, the Board of Directors of the Company may furnish such information to or enter into discussions and/or negotiations with any corporation, partnership, person or other entity or group that makes an unsolicited offer to engage in a Third Party Transaction with the Company that the Board of Directors of the Company in good faith determines, with the assistance of its financial advisor, may represent a transaction more favorable to the Company's stockholders when compared to the Merger and the Merger Consideration if, and only to the extent that, the Board determines after consultation with outside legal counsel that the failure to take such action would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to the stockholders of the Company under applicable law, provided that such party shall enter into a confidentiality agreement on substantially the terms contained in Section 6.6 of this Agreement, the Company shall notify the Acquiror as to the contents of information being provided and the Company shall diligently enforce its rights under such confidentiality agreement. The Company represents and warrants that the Company is not currently involved in discussions or negotiations with any third party with respect to a Third Party Transaction. The Company will promptly communicate to the Acquiror the identity of any potential third party purchaser making any such proposal or contact and, prior to the execution of any agreement relating to any such Third Party Transaction, shall also communicate the proposed terms and conditions thereof. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

    6.5 INDEMNIFICATION. The Acquiror agrees that all provisions with respect to indemnification by the Company and the Subsidiaries or with respect to liability to the Company or any Subsidiary now existing in favor of any present or former director, officer, employee or agent (and their respective heirs and assigns) of the Company or any Subsidiary, respectively (the "Indemnified Parties"), as set forth in their respective

Certificates of Incorporation, as amended, or By-Laws or pursuant to other agreements in effect on the date hereof, shall survive the Merger, shall not be amended, repealed or modified and shall continue in full force and effect for a period of at least six years from the Effective Time.

    6.6  CONFIDENTIALITY.

        (a) Subject to applicable law and to subpoena, the Acquiror and Newco will hold, and will cause each of their affiliates, employees, officers, directors and other representatives to hold, in strict confidence, and to not use to the detriment of the Company or the Subsidiaries, any information or data concerning the Company or the Subsidiaries furnished to them in connection with the transactions contemplated by this Agreement, except for information or data generally known or available to the public; and if the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and the Acquiror and Newco will return to the Company or the Subsidiaries all such information and data as the Company or the Subsidiaries may request.

        (b) Subject to applicable law and to subpoena, each of the Company and the Subsidiaries will hold, and will cause each of the Company's and each Subsidiary's employees, officers, directors and other representatives to hold, in strict confidence, and to not use to the detriment of the Acquiror or Newco, any information or data concerning the Acquiror or Newco furnished to them in connection with the transactions contemplated by this Agreement, except for information or data generally known or available to the public; and if the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and the Company and the Subsidiaries will return to the Acquiror or Newco all such information and data as the Acquiror or Newco may request.

    6.7 REASONABLE BEST EFFORTS. Subject to the terms and conditions hereof and the fiduciary obligations of the directors of the Company, each of the parties hereto agrees to use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to satisfy the conditions set forth herein as soon as practicable, including, without limitation, reasonable best efforts necessary to list on the Nasdaq National Market the shares of the Acquiror Common Stock issuable pursuant to the Merger or thereafter, reasonable best efforts necessary to have removed or rescinded any temporary, preliminary or permanent injunction, including the injunctions or other orders described in Section 7.1(c), and reasonable best efforts necessary to defend against any and all litigation, including the proceedings described in Section 7.1(f) brought against either of the parties hereto. The Acquiror and the Company each agree to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or required by the United States Federal Trade Commission or the United States Department of Justice in connection with the expiration or termination of the waiting period under the HSR Act; provided that neither party will be required to take any action or to do anything in connection with the foregoing which would materially impair the Acquiror's or the Surviving Corporation's ownership or operation of all or a material portion of the business and assets of the Company and its Subsidiary taken as a whole, or compel the Acquiror to dispose of all or a material portion of the business or assets of the Acquiror and its subsidiaries, taken as a whole. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

    6.8 CERTIFICATION OF STOCKHOLDER VOTE. At or prior to the closing of the transactions contemplated by this Agreement, the Company shall deliver to Acquiror a certificate of the Company's Secretary setting forth (i) the number of shares of Common Stock voted in favor of adoption of this Agreement and consummation of the Merger and the number of shares of Common Stock voted against adoption of this Agreement and consummation of the Merger; and (ii) the number of shares of Dissenting Stock.

    6.9 LOAN TO COMPANY. On the execution of this Agreement, the Acquiror shall loan to the Company $2.5 million pursuant to the terms and conditions set forth in that certain promissory note attached hereto as Exhibit B (the "Promissory Note").

    6.10 OUTSOURCING AGREEMENT. The Company and the Acquiror shall use reasonable efforts to negotiate the terms and conditions of and enter into a billing outsourcing agreement, which shall provide, among other things, for the management by Acquiror of the Company's customer billings and which shall be on terms at least as favorable as the terms of the Company's present outsourcing agreement.

    6.11 AFFILIATE AGREEMENTS. To ensure that the Merger is accounted for as a "pooling of interests," the Company will deliver to Newco from such affiliates of the Company as deemed necessary by the Acquiror's independent auditors a written agreement in the form attached hereto as Exhibit C (the "Affiliate Agreements") relating to the disposition of the shares of the Acquiror's Common Stock received thereby in the Merger.

    6.12 PROXY AGREEMENT. On the execution of this Agreement, John R. Snedegar shall deliver to the Acquiror a proxy agreement substantially in the form attached hereto as Exhibit D (the "Proxy Agreement").

    6.13 DISCLOSURE SCHEDULES. The Company shall use its reasonable best efforts to deliver the Disclosure Schedules to the Acquiror promptly following the execution of this Agreement.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

    7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (b) This Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Common Stock of the Company entitled to vote thereon at the Meeting.

        (c) No United States, Canadian or state governmental authority or other agency or commission or United States, Canadian or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the acquisition of Common Stock by Newco illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

        (d) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

        (e) All filings with the FCC required under the Communications Act and with state agencies under state public utility statutes, if necessary, shall have been made.

        (f) The shares of Acquiror Common Stock issuable in the Merger or thereafter shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

        (g) There shall not have been instituted or pending any action or proceeding by or before any court or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, by any government or governmental authority, nor shall there be any determination by any government, governmental authority, regulatory or administrative agency or commission which, in either case, would require either party to take any action or do anything in connection with the foregoing which would result in a material adverse effect to their respective businesses or materially impair Acquiror's or the Surviving Corporation's ownership or operation of all or a material portion of the business or assets of the Company and the Subsidiary, taken as a whole, or compel Acquiror to dispose of all or a material portion of the business or assets of Acquiror and the Subsidiaries, taken as a whole.

    7.2 CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

        (a) Each of the Acquiror and Newco shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

        (b) All representations or warranties of the Acquiror and Newco in this Agreement which are qualified with respect to an Acquiror Material Adverse Effect or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty was made as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

        (c) Since the date of this Agreement, there shall not have been any material adverse change in the financial condition, results of operations, properties or business of the Acquiror and its Subsidiaries, taken as a whole, excluding any such change caused by a general change in the economy or in the telecommunications industry served by the Acquiror and its Subsidiaries.

        (d) Each of the Acquiror and Newco shall have delivered a certificate of its President or Vice President to the effect set forth in paragraphs (a),
    (b) and (c) of this Section 7.2.

        (e) The Company shall have received from Riordan & McKinzie, counsel to the Acquiror and Newco, an opinion dated the Effective Time in the form reasonably agreed to by the parties hereto.

        (f) The Company shall have received the opinion of its financial advisors that the Merger and other transactions contemplated by this Agreement are fair, from a financial point of view, to the stockholders of the Company.

    7.3 CONDITIONS TO OBLIGATIONS OF THE ACQUIROR AND NEWCO TO EFFECT THE MERGER. The obligations of Acquiror and Newco to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

        (a) Each of the Company and its Subsidiaries shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

        (b) All representations or warranties of the Company in this Agreement which are qualified with respect to a Company Material Adverse Effect or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty were made as of the Effective Time except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

        (c) Since the date of this Agreement, there shall not have been any material adverse change in the financial condition, results of operations, properties or business of the Company and its Subsidiaries, taken as a whole, excluding any such change caused by a general change in the economy or in the telecommunications industry served by the Company and its Subsidiaries and other than any such change approved by the Acquiror.

        (d) The Company shall have delivered a certificate of its President or Vice President to the effect set forth in paragraphs (a), (b) and (c) to this Section 7.3.

        (e) Newco shall have received letters of resignation addressed to the Company from those members of the Company's board of directors as listed on
    SCHEDULE 7.3(e), which resignations shall be effective as of the Effective Time.

        (f) The Acquiror shall have received from Parker Chapin Flattau & Klimpl, LLP, counsel to the Company, an opinion dated the Effective Time in the form reasonably agreed to by the parties hereto.

        (g) Holders of no more than 5% of the outstanding shares of Common Stock shall not have caused such shares to become Dissenting Stock.

        (h) Newco shall have received executed Affiliate Agreements from designated Company affiliates.

        (i) The Acquiror shall have received letters (i) from Arthur Andersen LLP approving the accounting treatment of the Merger as a "pooling of interests" and (ii) from Price Waterhouse LLP that the Company has taken no action in the past two years that would prevent the application of a "pooling of interests" accounting treatment to the Merger, and the SEC shall not have objected to such accounting treatment.

    7.4 CLOSING CONDITIONS DEEMED SATISFIED. If the Meeting has been completed and has resulted in a vote sufficient to approve the Merger in accordance with applicable law, and if all other conditions precedent to the consummation of the Merger contained in this Article VII (other than the conditions set forth in Sections 7.1(c) and (d)) have been satisfied or have otherwise been waived as of the date of such Meeting, such conditions precedent to the consummation of the Merger (except as provided in the next succeeding sentence) shall terminate, and the parties to this Agreement agree to consummate the Merger as soon as practicable thereafter; provided, however, that in no event shall any party be required to consummate the Merger or any other transactions contemplated by this Agreement to the extent that such consummation would violate any applicable laws or regulations. In such event, the Acquiror, on the one hand, and the Company, on the other hand, shall cooperate to deliver, as soon as practicable after the satisfaction or waiver of such conditions precedent, the officer's certificates and opinions required of the Acquiror by Section 7.2(d) and 7.2(f), and required of the Company by Section 7.3(d) and 7.3(f), respectively, and, upon the Effective Time, the Acquiror shall deliver the certificate required of the Exchange Agent by Section 7.2(e) and the Company will deliver to Newco the letters of resignation required by Section 7.3(e).

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

    8.1 TERMINATION. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time and before approval by the stockholders of the Company:

        (a) by the mutual consent of Newco and the Company;

        (b) by Newco or the Company, if (i) the Board of Directors of the Company shall have failed to recommend, or withdrawn, modified or amended in any respect its approval or recommendation of the Merger and of the transactions contemplated hereby or the Board of Directors of the Company shall have resolved to do any of the foregoing or (ii) the stockholders shall have failed to vote in favor of this Agreement and the Merger and, in the case of the Company seeking termination pursuant to Section 8.1(b)(i), the Company having paid to Newco the Termination Fee, as defined below, in accordance with the terms of Section 8.2.

        (c) by Newco if (i) there has occurred a material adverse change in the financial condition, operations, or business of the Company and its Subsidiaries taken as a whole, or (ii) there is a breach of any of the representations and warranties of the Company which are qualified with respect to a Company Material Adverse Effect or materiality or if the Company shall have breached in any material respect any of such representations or warranties which are not so qualified, or if the Company fails to comply in any material respect with any of its covenants or agreements contained herein, which breaches or failures, as the case may be, are, in the aggregate, material in the context of the transactions contemplated by this Agreement;

        (d) by the Company (i) if there has occurred a material adverse change in the financial condition, operations, or business of the Acquiror or (ii) there is a breach of any of the representations and warranties of the Acquiror or Newco which are qualified with respect to an Acquiror Material Adverse Effect or materiality or if the Acquiror or Newco shall have breached in any material respect any of such representations or warranties which are not so qualified, or if the Acquiror or Newco fails to comply in any material respect with any of its covenants or agreements contained herein, which breaches or failures, as the case may be, are, in the aggregate, material in the context of the transactions contemplated by this Agreement; and

        (e) by either Newco or the Company, if on or before May 1, 1998 the Merger shall not have been consummated; provided that neither party may terminate under this Section 8.1(e) if such failure has been caused by that party's material breach of this Agreement; provided further that if any condition to this Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or governmental or regulatory body resulting from an action or proceeding commenced by any party which is not a government or governmental authority, then at the request of either party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 120 days, to permit the parties to have such injunction vacated or order reversed.

        (f) by the Acquiror by the later to occur of December 3, 1997, or the date that is three business days after delivery by the Company of the final version of the Disclosure Schedules.

        (g) by the Company if it has not satisfied the condition set forth in
    Section 7.2 (f).

    In the event of such termination and abandonment, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement except as provided in Section 8.2, and except that nothing herein will relieve any party from liability for any wilful breach of this Agreement prior to such termination or abandonment.

    8.2 FEES AND EXPENSES. If this Agreement is terminated by Newco or the Company pursuant to Section 8.1(b)(i), (a) after receipt of a bona fide proposal to acquire (by means of a tender or exchange offer, merger, consolidation, business combination or otherwise) all or a substantial portion of the outstanding shares of Common Stock or of the assets of the Company and the Subsidiaries (all such transactions being referred to herein as "Third Party Transactions"), or (b) prior to the satisfaction of the condition set forth in
Section 7.2(f), then the Company shall, simultaneously with such termination, pay to Newco by wire transfer of immediately available funds, $2,000,000.00 (the "Termination Fee").

    8.3 AMENDMENT. Subject to the applicable provisions of the General Corporation Law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.4 WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto, and
(iii) waive compliance by the other party with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                                 MISCELLANEOUS

    9.1 SURVIVAL. All representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the Effective Time or the earlier date of termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I and in Sections 6.5, 6.6, 6.7, 6.9, 6.10 and 9.5 will survive the Effective Time indefinitely and those set forth in Sections 8.2 and 9.5 will survive the termination of this Agreement indefinitely, and other than any covenant the breach of which has resulted in the termination of this Agreement.

    9.2 EXPENSES AND FEES. If the Merger is consummated, all reasonable fees and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by the Surviving Corporation. If the Merger is not consummated, each party hereto shall, subject to the provision of Section
8.2 above, bear their respective fees and expenses.

    9.3 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or by telecopier to the parties at the following addresses and facsimile numbers:

        (a) if to Newco or the Acquiror to:

                STAR Telecommunications, Inc.
               223 E. De La Guerra St.
               Santa Barbara, CA 93101
               Attention: Chris Edgecomb
               Fax: (805) 884-1137

           with copies to:

                Riordan & McKinzie
               300 South Grand Avenue, Ste. 2900
               Los Angeles, CA 90071
               Attention: Timothy F. Sylvester, Esq.
               Fax: (213) 229-8550

        (b) if to the Company, to:

                United Digital Network, Inc.
               18872 MacArthur Blvd., Suite 300
               Irvine, CA 92612
               Attention: John R. Snedegar
               Fax: (714) 833-8679

           with copies to:

                Parker Chapin Flattau & Klimpl, LLP
               1211 Avenue of the Americas
               New York, NY 10036
               Attention: Martin E. Weisberg, Esq.
               Fax: (212) 704-6288

or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed or confirmation of transmission.

    9.4 HEADINGS. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    9.5 PUBLICITY. The parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without consulting with all other parties and their respective counsel and without delivering a draft of any such press release to such parties.

    9.6 ENTIRE AGREEMENT; KNOWLEDGE. This Agreement constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. For purposes of this Agreement, "knowledge" of any party shall mean the knowledge of the executive officers of that party after such officers shall have made all reasonable inquiries.

    9.7 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties, provided that Newco's rights and duties hereunder may be assigned to a wholly owned subsidiary of the Acquiror, which assumes all of Newco's duties and obligations. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

    9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

    9.9 INVALIDITY, ETC. In the event that any provision of this Agreement shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and the invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

    9.10 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

    9.11 GOVERNING LAW. The validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the Acquiror, Newco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ACQUIROR:                       STAR TELECOMMUNICATIONS, INC.

                                By:              /s/ CHRIS EDGECOMB
                                     -----------------------------------------
                                                   Chris Edgecomb
                                              CHIEF EXECUTIVE OFFICER

NEWCO:                          IIWII CORP.

                                By:                /s/ KELLY ENOS
                                     -----------------------------------------
                                                     Kelly Enos
                                              CHIEF FINANCIAL OFFICER

COMPANY:                        UNITED DIGITAL NETWORK, INC.

                                By:             /s/ JOHN R. SNEDEGAR
                                     -----------------------------------------
                                                  John R. Snedegar
                                              CHIEF EXECUTIVE OFFICER

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

    FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of January 30, 1998 (this "Amendment"), by and among STAR Telecommunications, Inc., a Delaware corporation (the "Acquiror"), IIWII Corp., a Delaware corporation and wholly-owned subsidiary of the Acquiror ("Newco"), and United Digital Network, Inc., a Delaware corporation (the "Company").

                                R E C I T A L S:

    A. The parties to this Amendment entered into that certain Agreement and Plan of Merger dated as of November 19, 1997 (the "Merger Agreement"), which set forth the terms and conditions pursuant to which the Merger would be consummated.

    B. The parties to this Amendment hereby wish to amend the Merger Agreement on the terms set forth below.

    C. Capitalized terms not otherwise defined herein shall have the meanings therefor in the Merger Agreement.

                               A G R E E M E N T

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1. CONVERSION. Section 2.1(a) of the Agreement shall be deleted in its entirety and replaced with the following:

        (a) Each of the issued and outstanding shares of the Common Stock, $.01 par value, of the Company ("Common Stock"), other than (i) Dissenting Stock, as defined below, or (ii) shares of Common Stock held in the treasury of the Company, shall be automatically converted into the right to receive consideration per share (the "Merger Consideration") consisting of that portion of a share (the "Exchange Ratio") of the Acquiror's common stock, $0.001 per share ("Acquiror Common Stock"), determined by dividing US$2.05 by the average closing price of Acquiror's Common Stock on the Nasdaq National Market for the five (5) trading days prior to the Effective Time (the "Average Price").

    2. SECOND LOAN TO COMPANY. Promptly following the execution of this Amendment, the Acquiror shall loan to the Company $2 million pursuant to the terms and conditions set forth in that certain promissory note attached hereto as Exhibit B-1. Following the receipt of such funds, the Company shall immediately apply at least $700,000 to balances due by the Company to the Acquiror.

    3. WAIVER OF SECTION 8.1(F). STAR hereby waives Section 8.1(f) of the Merger Agreement. In that regard, the Acquiror acknowledges that, subject to Sections 6.2(k) and 7.3(b) of the Merger Agreement, it has completed its due diligence investigation of the Company.

    4. NO FURTHER AMENDMENT. Except as otherwise set forth in this Amendment, the Merger Agreement shall remain in full force and effect without further amendment, modification or alteration.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ACQUIROR:                       STAR TELECOMMUNICATIONS, INC.

                                By:                /s/ KELLY ENOS
                                     -----------------------------------------
                                                     Kelly Enos
                                              CHIEF EXECUTIVE OFFICER

NEWCO:                          IIWII CORP.

                                By:                /s/ KELLY ENOS
                                     -----------------------------------------
                                                     Kelly Enos
                                              CHIEF FINANCIAL OFFICER

COMPANY:                        UNITED DIGITAL NETWORK, INC.

                                By:             /s/ JOHN R. SNEDEGAR
                                     -----------------------------------------
                                                  John R. Snedegar
                                              CHIEF EXECUTIVE OFFICER

                SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

    SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of April 6, 1998 (this "Second Amendment"), by and among STAR Telecommunications, Inc., a Delaware corporation (the "Acquiror"), IIWII Corp., a Delaware corporation and wholly-owned subsidiary of the Acquiror ("Newco"), and United Digital Network, Inc., a Delaware corporation (the "Company").

                                R E C I T A L S:

    A. The parties to this Second Amendment entered into that certain Agreement and Plan of Merger dated as of November 19, 1997, as amended to date (the "Merger Agreement"), which set forth the terms and conditions pursuant to which the Merger would be consummated.

    B. The parties to this Second Amendment hereby wish to amend the Merger Agreement on the terms set forth below.

    C. Capitalized terms not otherwise defined herein shall have the meanings therefor in the Merger Agreement.

                               A G R E E M E N T

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

    1. CONVERSION. Section 2.1(a) of the Agreement shall be deleted in its entirety and replaced with the following:

        "(a) Each of the issued and outstanding shares of the Common Stock, $.01 par value, of the Company ("Common Stock"), other than (i) Dissenting Stock, as defined below, or (ii) shares of Common Stock held in the treasury of the Company, shall be automatically converted into the right to receive consideration per share (the "Merger Consideration") consisting of that portion of a share (the "Exchange Ratio") of the Acquiror's Common Stock, $0.001 par value per share ("Acquiror Common Stock"), determined by dividing US$2.05 by the average closing price of Acquiror's Common Stock on the Nasdaq National Market for the five (5) trading days prior to the Effective Time (the "Average Price"), provided that, if the Average Price is equal to or greater than $27.50, the Exchange Ratio shall be determined by using $27.50 as the Average Price."

    2. COVENANTS AND AGREEMENTS. The following Section should be added to "Article VI Covenants and Agreements," as follows:

    "6.14  REGULATORY APPROVALS.

        (a) The Company agrees to utilize all reasonable efforts and to cooperate with Acquiror in every way as may be necessary, reasonable or advisable to consummate and make effective the transactions contemplated by this Agreement and will use all reasonable efforts to assist Acquiror in obtaining all Regulatory Approvals, waivers, permits, consents, other approvals, authorizations and clearances and to effect all registrations, filings and notices with or to third parties or governmental, regulatory or public bodies or authorities which are, in the reasonable opinion of Acquiror, necessary or desirable in connection with the transactions contemplated by this Agreement. Until such time as the Regulatory Approvals have been obtained, there shall be no change in the ownership or management of the Company and no transfer of control whatsoever over the Company's certificates of public convenience and necessity and daily operations. Pending receipt of the Regulatory Approvals, the Company, its current shareholders, officers, directors and employees shall remain directly and solely responsible for the operation of the Company's telecommunications services and for compliance with all applicable provisions of federal telecommunications law, state public service commission laws and all applicable regulations and policies thereunder. Further, pending receipt of the Regulatory Approvals, the Company, its current shareholders, officers, directors and employees shall manage and operate the Company's telecommunications services in a manner that is fully consistent with the terms and conditions of the Company's certificates of public convenience and necessity, the public interest and the best interest of the Company's shareholders. As used herein, "Regulatory Approvals" shall mean all necessary regulatory approvals from the FCC and from any and all state public service commissions required for the transfer of ownership or control over the Company.

        (b) Acquiror agrees to use its reasonable efforts to take, as promptly as possible, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, and Acquiror specifically agrees to use all reasonable efforts to obtain all Regulatory Approvals, waivers, permits, consents, other approvals, authorizations and clearances and to effect all registrations, filings and notices with or to third parties or governmental, regulatory or public bodies or authorities which are, in the reasonable opinion of Acquiror, necessary or desirable in connection with the transactions contemplated by this Agreement. Until such time as the Regulatory Approvals have been obtained, there shall be no change in the ownership or management of the Company and no transfer of control whatsoever over the Company's certificates of public convenience and necessity and daily operations. Pending receipt of the Regulatory Approvals, the Company, its current shareholders, officers, directors and employees shall remain directly and solely responsible for the operation of the Company's telecommunications services and for compliance with all applicable provisions of federal telecommunications law, state public service commission laws and all applicable regulations and policies thereunder. Further, pending receipt of the Regulatory Approvals, the Company, its current shareholders, officers, directors and employees shall manage and operate the Company's telecommunications services in a manner that is fully consistent with the terms and conditions of the Company's certificates of public convenience and necessity, the public interest and the best interest of the Company's shareholders."

    3.  CONDITIONS PRECEDENT.

        (a) Section 7.1(e) of the Agreement is hereby amended by adding the following sentence:

    "The Regulatory Approvals, all licenses, permits, authorizations, consents and other approvals of and filing with any governmental or regulatory agency required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained or made by or on behalf of Acquiror."

        (b) The introductory language of Section 7.2 shall be modified by adding the following clause after the word "conditions":

    "each of which may be waived by the Company, in its sole discretion:"

        (c) The introductory language of Section 7.3 shall be modified by adding the following clause after the word "conditions":

    "each of which may be waived by the Acquiror and Newco, in their sole discretion:"

    4. TERMINATION, AMENDMENT AND WAIVER. Section 8.1(e) of the Agreement is hereby amended by deleting the date "May 1, 1998" in the first line and replacing such date with "July 15, 1998".

    5. NO FURTHER AMENDMENT. Except as otherwise set forth in this Amendment, the Merger Agreement shall remain in full force and effect without further amendment, modification or alteration.

    IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ACQUIROR:                       STAR TELECOMMUNICATIONS, INC.

                                By:                /s/ KELLY ENOS
                                     -----------------------------------------
                                                     Kelly Enos
                                              CHIEF EXECUTIVE OFFICER

NEWCO:                          IIWII CORP.

                                By:                /s/ KELLY ENOS
                                     -----------------------------------------
                                                     Kelly Enos
                                              CHIEF FINANCIAL OFFICER

COMPANY:                        UNITED DIGITAL NETWORK, INC.

                                By:             /s/ JOHN R. SNEDEGAR
                                     -----------------------------------------
                                                  John R. Snedegar
                                              CHIEF EXECUTIVE OFFICER

      AMENDED AND RESTATED THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER



    AMENDED AND RESTATED THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of October 13, 1998 (this "Third Amendment"), by and among STAR Telecommunications, Inc., a Delaware corporation (the "Acquiror"), IIWII Corp., a Delaware corporation and wholly-owned subsidiary of the Acquiror ("Newco"), and United Digital Network, Inc., a Delaware corporation (the "Company").



                                R E C I T A L S:



    A. The parties to this Third Amendment entered into that certain Agreement and Plan of Merger dated as of November 19, 1997, as amended to date (the "Merger Agreement"), which sets forth the terms and conditions pursuant to which the Merger would be consummated.



    B. The parties to this Third Amendment hereby wish to amend the Merger Agreement on the terms set forth below.



    C. Capitalized terms not otherwise defined herein shall have the meanings therefor in the Merger Agreement.



                               A G R E E M E N T



    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:



    1. CONVERSION. Section 2.1(a) of the Merger Agreement shall be deleted in its entirety and replaced with the following:



        "(a) Each of the issued and outstanding shares of the Common Stock, $.01 par value, of the Company ("Common Stock"), other than (i) Dissenting Stock, as defined below, or (ii) shares of Common Stock held in the treasury of the Company, shall be automatically converted into the right to receive consideration per share (the "Merger Consideration") consisting of that portion of a share (the "Exchange Ratio") of the Acquiror's Common Stock, $0.001 par value per share ("Acquiror Common Stock"), determined by dividing US$2.05 by the average closing price of Acquiror's Common Stock on the Nasdaq National Market for the five (5) trading days prior to the Effective Time (the "Average Price"), provided that, if the Average Price is equal to or greater than $27.50, the Exchange Ratio shall be determined by using $27.50 as the Average Price, and provided further that, if the Average Price is equal to or less than $14.00, the Exchange Ratio shall be determined by using $14.00 as the Average Price."



    2.  TERMINATION, AMENDMENT AND WAIVER.



        (a) Section 8.1(e) of the Merger Agreement is hereby amended by deleting the date "July 15, 1998" in the first line and replacing such date with "April 15, 1999".



        (b) To add a new Section 8.1(h) of the Merger Agreement to read in its entirety as follows:



        "(h) by the Company if the average closing price per share of Acquiror's Common Stock on the Nasdaq National Market for five (5) consecutive trading days is equal to or less than $6.00."



    3. NO FURTHER AMENDMENT. Except as otherwise set forth in this Amendment, the Merger Agreement shall remain in full force and effect without further amendment, modification or alteration.

    IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



ACQUIROR:                       STAR TELECOMMUNICATIONS, INC.

                                By:              /s/ KELLY D. ENOS
                                     -----------------------------------------
                                                   Kelly D. Enos
                                              CHIEF FINANCIAL OFFICER



NEWCO:                          IIWII CORP.

                                By:              /s/ KELLY D. ENOS
                                     -----------------------------------------
                                                   Kelly D. Enos
                                              CHIEF FINANCIAL OFFICER



COMPANY:                        UNITED DIGITAL NETWORK, INC.

                                By:             /s/ JOHN R. SNEDEGAR
                                     -----------------------------------------
                                                  John R. Snedegar
                                              CHIEF EXECUTIVE OFFICER

                                                                         ANNEX B

May 7, 1998

Board of Directors
United Digital
18872 Macarthur Blvd.
Suite 300
Irvine, CA 92612

Members of the Board:

    We understand that Star Telecommunications, Inc. ("Star"), United Digital Network, Inc. ("United Digital") and IIWII Corp. ("Merger Sub"), a wholly-owned subsidiary of Star, have entered into an Agreement and Plan of Merger, dated as of November 19, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into United Digital. Pursuant to the Merger, United Digital will become a wholly-owned subsidiary of Star and each issued and outstanding share of common stock, par value $0.01 per share, of United Digital (the "United Digital Common Stock"), other than shares held in treasury or held by United Digital or any subsidiary of United Digital, shall be converted into the right to receive a fraction of a share of common stock, par value $0.001 per share, of Star (the "Star Common Stock"). This conversion is subject to terms and conditions which are more fully set forth in the Merger Agreement. Capitalized terms used herein without definition shall have the same meanings herein as are ascribed to those terms in the Merger Agreement.

    You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of United Digital Common Stock.

    For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of Star and United Digital, respectively;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning United Digital and Star prepared by the management of United Digital and Star, respectively;

    (iii) discussed the past and current operations and financial condition and the prospects of Star, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Star;

     (iv) discussed the past and current operations and financial condition and the prospects of United Digital, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of United Digital;

     (v) reviewed the pro forma impact of the Merger on the earnings per share and consolidated capitalization of Star and United Digital, respectively;

     (vi) reviewed the reported prices and trading activity for the Star Common Stock;

    (vii) compared the financial performance of United Digital and Star and the prices and trading activity of the United Digital Common Stock and the Star Common Stock with that of certain other publicly-traded companies and their securities;

   (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (ix) reviewed and discussed with the senior managements of United Digital and Star the strategic rationale for the Merger and certain alternatives to the Merger;

     (x) reviewed the Merger Agreement and the agreements to be entered in connection therein; and

     (xi) considered such other factors as we have deemed appropriate.

    We have assumed and relied upon, without independent verification, the accuracy and completeness of the information furnished to us by United Digital, Star and other publicly available sources and reviewed by us for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data including estimates of the strategic, financial and operational benefits anticipated from the Merger provided by United Digital and Star, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the prospects of Star and United Digital, respectively. We have relied upon the assessment by the managements of Star and United Digital of their ability to retain key employees of both Star and United Digital. We have also relied upon, without independent verification, the assessment by managements of United Digital and Star of the strategic and other benefits expected to result from the Merger. We have also relied upon, without independent verification, the assessment by mangements of United Digital and Star of the timing and risks associated with the integration of United Digital with Star. We have not made any independent valuation or appraisal of the assets, liabilities or technology of Star or United Digital, respectively, nor have we been furnished with any such appraisals. We have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986 and will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to an acquisition, business combination or other extraordinary transaction involving United Digital, nor did we discuss the acquisition with any parties other than Star.

    We have acted as financial advisor to the Board of Directors of United Digital in connection with this transaction and will receive a fee for our services. In the past, Madison Securities, Inc. has provided financial advisory and financing services for United Digital and have received fees for the rendering of these services. In addition, in the ordinary course of our business we may actively trade the securities of Star for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of the Board of Directors of United Digital and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Star and/or United Digital with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger Agreement. In addition, this opinion does not in any manner address the prices at which the Star Common Stock will actually trade at any time and we express no recommendation or opinion as to how the holders of United Digital Common Stock should vote at the shareholders' meeting held in connection with the Merger.

    Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of United Digital Common Stock.

                                          Very truly yours,

                                          /s/Madison Securities, Inc.
          ----------------------------------------------------------------------
                                          MADISON SECURITIES, INC.

                                                                         ANNEX C

                           SECTION 262 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

    Section 262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section Section 251, 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection
    (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section
    Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section
    Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered or will enter into Indemnification Agreements with its officers and directors that provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS.

    The following Exhibits are attached hereto and incorporated herein by reference.


  EXHIBIT
  NUMBER                                            DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------------------------------------------
    2.1*     Amended and Restated Stock Acquisition Agreement and Plan of Merger dated as of November 30, 1997 by and among the Registrant, Big Dave's Acquisition Corp., LCCR, Inc., and the shareholders listed on the signature page thereto.
    2.2      Agreement and Plan of Merger dated as of November 19, 1997 by and among the Registrant, IIWII Corp.
             and United Digital Network, Inc. (the "UDN Merger Agreement"), as amended (incorporated by reference from ANNEX A to the Proxy Statement/Prospectus constituting Part I of this Registration Statement).
    2.3**    Stock Purchase Agreement dated as of January 26, 1998 by and among the Registrant, T-One Corp. and
             Taha Mikati, as amended.
    2.4-     Amended and Restated Agreement and Plan of Merger dated as of August 20, 1998 by and among the
             Registrant, Sierra Acquisition Co., Inc., PT-1 Communications, Inc. and the Stockholders listed on the signature page thereto, (the "PT-1 Merger Agreement").
    2.5      First Amendment to the PT-1 Merger Agreement dated September 1, 1998.
    2.6      Second Amendment to the PT-1 Merger Agreement dated December 29, 1998.
    3.1**    Amended and Restated Certificate of Incorporation of the Registrant.
    3.2**    Bylaws of the Registrant.
    4.1+++   Specimen Common Stock certificate.
    4.2+     Registration Rights Agreement, dated September 24, 1996, between the Registrant and the investors named therein.

  EXHIBIT
  NUMBER                                            DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------------------------------------------
    4.3+     Registration Rights Agreement, dated July 12, 1996, between the Registrant and the investor named therein.
    4.4+     Investor Rights Agreement dated July 25, 1996, between the Registrant and the investors named therein.
    4.5*     Registration Rights Agreement dated as of November 30, 1997 by and among the Company and the shareholders listed on the signature page thereto.
    4.6**    Registration Rights Agreement dated as of March 10, 1998 between the Registrant and Taha Mikati.
    5.1      Opinion of Riordan & McKinzie, a Professional Law Corporation.
   10.1+     Form of Indemnification Agreement.
   10.2+     1996 Amended and Restated Stock Incentive Plan.
   10.3+     1996 Outside Director Nonstatutory Stock Option Plan.
   10.4++    1997 Omnibus Stock Incentive Plan.
   10.5+     Employment Agreement between the Registrant and Mary Casey dated July 14, 1995, as amended.
   10.6+     Employment Agreement between the Registrant and Kelly Enos dated December 2, 1996.
   10.7+     Employment Agreement between the Registrant and David Vaun Crumly dated January 1, 1996.
   10.8+     Intentionally omitted.
   10.9+     Consulting Agreement between the Registrant and Gordon Hutchins, Jr. dated May 1, 1996.
   10.10+    Nonstatutory Stock Option Agreement between the Registrant and Gordon Hutchins, Jr. dated May 15,
             1996.
   10.11+    Free Standing Commercial Building Lease between the Registrant and Thomas M. Spear, as receiver for
             De La Guerra Court Investments, dated for reference purposes as of March 1, 1996.
   10.12+    Standard Office Lease--Gross between the Registrant and De La Guerra Partners, L.P. dated for reference purposes as of July 9, 1996.
   10.13+    Office Lease between the Registrant and WHUB Real Estate Limited Partnership dated June 28, 1996, as amended.
   10.14+    Standard Form of Office Lease between the Registrant and Hudson Telegraph Associates dated February
             28, 1996.
   10.15+    Agreement for Lease between the Registrant and Telehouse International Corporation of Europe Limited
             dated July 16, 1996.
   10.16+    Sublease between the Registrant and Borton, Petrini & Conron dated March 20, 1994, as amended.
   10.17+    Office Lease between the Registrant and One Wilshire Arcade Imperial, Ltd. dated June 28, 1996.
   10.18+    Lease Agreement between the Registrant and Telecommunications Finance Group dated April 6, 1995.
   10.19+    Lease Agreement between the Registrant and Telecommunications Finance Group dated January 3, 1996, as amended.
   10.20++   Master Lease Agreement between the Registrant and NTFC Capital Corporation dated December 20, 1996.
   10.21+    Variable Rate Installment Note between the Registrant and Metrobank dated October 4, 1996.
   10.22+    Assignment of Purchase Order and Security Interest between the Registrant and DSC Finance Corporation dated January 1, 1996.

  EXHIBIT
  NUMBER                                            DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------------------------------------------
   10.23++   Line of Credit Promissory Note between the Registrant and Christopher E. Edgecomb dated November 7,
             1996, as amended.
   10.24++   Office Lease Agreement between the Registrant and Beverly Hills Center LLC effective as of April 1,
             1997.
   10.25**   Credit Agreement dated as of September 30, 1997 among the Registrant, the financial institutions party thereto and Sanwa Bank California, as amended.
   10.26**   Office Lease between the Registrant, Hudson Telegraph Associates and American Communications Corp.,
             as amended.
   10.27**   Amendment Number Three to Employment Agreement between the Registrant and Mary A. Casey dated as of
             July 1, 1997.
   10.28**   Amendment Number One to Employment Agreement between the Registrant and Kelly D. Enos dated as of
             November 12, 1997.
   10.29**   Amendment Number One to First Restatement of Employment Agreement between the Registrant and James
             Kolsrud dated as of June 16, 1997.
   10.30**   Amendment Number One to Employment Agreement between the Registrant and David Vaun Crumly dated as of
             November 11, 1997.
   10.31**   First Amendment to Amended and Restated 1996 Stock Incentive Plan.
   10.32***  Agreement dated as of December 1, 1997 between the Registrant and Nortel Dasa Network Systems GmbH &
             Co. KG.
   10.33**   Leasing Agreement between the Registrant and Nortel Dasa Network Systems GmbH & Co. KG.
   10.34**   Guarantee Agreement between the Registrant and Nortel Dasa Network Systems GmbH & Co. KG.
   10.35**   Note and Security Agreement dated as of December 18, 1997 between the Registrant and NationsBanc
             Leasing Corporation.
   10.36**   Amendment of Lease dated as of September 30, 1997 between the Registrant and Hudson Telegraph
             (reference is hereby made to Exhibit 10.14).
   10.37     Intentionally omitted.
   10.38**   Lease Agreement dated July 29, 1996 between the Registrant and Telecommunications Finance Group.
   10.39**   Promissory Note issued by Christopher E. Edgecomb in favor of the Registrant dated November 26, 1997.
   10.40**   Stock Pledge Agreement dated November 26, 1997 between the Registrant and Christopher E. Edgecomb.
   10.41**   Commercial Lease dated October 31, 1997 between the Registrant and Prinzenpark GbR.
   10.42**   Commercial Lease dated October 9, 1997 between the Registrant and WSL Weststadt Liegenschafts GmbH.
   10.43**   Office Lease between the Registrant and Airport-Center KGHP Gewerbeban GmbH & Cie.
   10.44**   Lease dated November 19, 1997 between the Registrant and DIFA Deutsche Immobilien Fonds
             Aktiengesellschaft.
   10.45-    Second Restatement of Employment Agreement between the Company and James Kolsrud dated as of July 9,
             1998.
   10.46-    First Amendment to 1997 Omnibus Stock Incentive Plan.
   21.1***   Subsidiaries of the Registrant.
   23.1      Consent of Arthur Andersen LLP, Independent Public Accountants.
   23.2      Consent of Riordan & McKinzie (contained in Exhibit 5.1).
   23.3      Consent of Madison Securities, Inc.

  EXHIBIT
  NUMBER                                            DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------------------------------------------
   23.4      Consent of PricewaterhouseCoopers LLP, Independent Public Accountants.
   23.5      Consent of Weaver and Tidwell, Independent Public Accountants.
   23.6      Consent of KPMG LLP, Independent Public Accountants.
   24.1      Power of Attorney (included on page II-6 of this Registration Statement, as originally filed).
   27.1      Financial Data Schedule.
   99.1      Form of UDN Proxy.
   99.2      Opinion of Madison Securities, Inc. (incorporated by reference from ANNEX B to the Proxy
             Statement/Prospectus constituting Part I of this Registration Statement).


------------------------

  + Filed as an exhibit to the Company's Registration Statement on Form S-1
    (Registration No. 333-21325) on February 7, 1997 and incorporated by reference herein.

 ++ Filed as an exhibit to Amendment No. 1 to the Company's Registration
    Statement on Form S-1 (Registration No. 333-21325) on May 16, 1997 and incorporated by reference herein.

+++ Filed as an exhibit to Amendment No. 2 to the Company's Registration
    Statement on Form S-1 (Registration No. 333-21325) on May 29, 1997 and incorporated by reference herein.

  * Filed on December 15, 1997 as an exhibit to the Company's Current Report on Form 8-K (File No. 000-22581) and incorporated by reference herein.

 ** Filed as an exhibit to the Company's Registration Statement on Form S-1
    (Registration No. 333-48559) on March 24, 1998 and incorporated by reference herein.

 ***Filed as an exhibit to the Company's Annual Report on Form 10-K (File No.
    000-22581) on March 31, 1998 and incorporated by reference herein.


  - Filed as an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 000-22581) on November 11, 1998 and incorporated by reference herein.


    (B) FINANCIAL STATEMENT SCHEDULES

    Not Applicable

ITEM 22. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (4) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (6) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act.

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (7) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (8) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on this 2nd day of February, 1999.



                                STAR TELECOMMUNICATIONS, INC.

                                By:              /s/ KELLY D. ENOS
                                     -----------------------------------------
                                                   Kelly D. Enos
                                              Chief Financial Officer



    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



              *                 Chief Executive Officer
------------------------------    and Director (Principal    February 1, 1999
   Christopher E. Edgecomb        Executive Officer)

              *
------------------------------  President and Director       February 2, 1999
        Mary A. Casey

      /s/ KELLY D. ENOS         Chief Financial Officer
------------------------------    (Principal Financial and   February 2, 1999
        Kelly D. Enos             Accounting Officer)

              *
------------------------------  Director                     February 2, 1999
     Gordon Hutchins, Jr.

              *
------------------------------  Director                     February 2, 1999
       John R. Snedegar

              *
------------------------------  Director                     February 2, 1999
        Mark Gershien

              *
------------------------------  Director                     February 2, 1999
       Arunas Chesonis




*By:      /s/ KELLY D. ENOS
      -------------------------
            Kelly D. Enos
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT                                                                                                SEQUENTIALLY
  NUMBER                                     DESCRIPTION OF DOCUMENT                                     NUMBERED PAGE
-----------  ----------------------------------------------------------------------------------------  -----------------
    2.1*     Amended and Restated Stock Acquisition Agreement and Plan of Merger dated as of November
             30, 1997 by and among the Registrant, Big Dave's Acquisition Corp., LCCR, Inc., and the
             shareholders listed on the signature page thereto.

    2.2      Agreement and Plan of Merger dated as of November 19, 1997 by and among the Registrant,
             IIWII Corp. and United Digital Network, Inc. (the "UDN Merger Agreement"), as amended
             (incorporated by reference from ANNEX A to the Proxy Statement/Prospectus constituting
             Part I of this Registration Statement).

    2.3**    Stock Purchase Agreement dated as of January 26, 1998 by and among the Registrant, T-One
             Corp. and Taha Mikati, as amended.

    2.4-     Amended and Restated Agreement and Plan of Merger dated as of August 20, 1998 by and among the Registrant, Sierra Acquisition Co., Inc., PT-1 Communications, Inc. and the
             Stockholders listed on the signature page thereto, (the "PT-1 Merger Agreement").

    2.5      First Amendment to the PT-1 Merger Agreement dated September 1, 1998.

    2.6      Second Amendment to the PT-1 Merger Agreement dated December 29, 1998.

    3.1**    Amended and Restated Certificate of Incorporation of the Registrant.

    3.2**    Bylaws of the Registrant.

    4.1+++   Specimen Common Stock certificate.

    4.2+     Registration Rights Agreement, dated September 24, 1996, between the Registrant and the investors named therein.

    4.3+     Registration Rights Agreement, dated July 12, 1996, between the Registrant and the investor named therein.

    4.4+     Investor Rights Agreement dated July 25, 1996, between the Registrant and the investors named therein.

    4.5*     Registration Rights Agreement dated as of November 30, 1997 by and among the Company and the shareholders listed on the signature page thereto.

    4.6**    Registration Rights Agreement dated as of March 10, 1998 between the Registrant and Taha
             Mikati.

    5.1      Opinion of Riordan & McKinzie, a Professional Law Corporation.

   10.l+     Form of Indemnification Agreement.

   10.2+     1996 Amended and Restated Stock Incentive Plan.

   10.3+     1996 Outside Director Nonstatutory Stock Option Plan.

   10.4++    1997 Omnibus Stock Incentive Plan.

   10.5+     Employment Agreement between the Registrant and Mary Casey dated July 14, 1995, as amended.

   10.6+     Employment Agreement between the Registrant and Kelly Enos dated December 2, 1996.

   10.7+     Employment Agreement between the Registrant and David Vaun Crumly dated January 1, 1996.

   10.8+     Intentionally omitted.

   10.9+     Consulting Agreement between the Registrant and Gordon Hutchins, Jr. dated May 1, 1996.

   10.10+    Nonstatutory Stock Option Agreement between the Registrant and Gordon Hutchins, Jr.
             dated May 15, 1996.

  EXHIBIT                                                                                                SEQUENTIALLY
  NUMBER                                     DESCRIPTION OF DOCUMENT                                     NUMBERED PAGE
-----------  ----------------------------------------------------------------------------------------  -----------------
   10.11+    Free Standing Commercial Building Lease between the Registrant and Thomas M. Spear, as receiver for De La Guerra Court Investments, dated for reference purposes as of March 1,
             1996.

   10.12+    Standard Office Lease--Gross between the Registrant and De La Guerra Partners, L.P.
             dated for reference purposes as of July 9, 1996.

   10.13+    Office Lease between the Registrant and WHUB Real Estate Limited Partnership dated June
             28, 1996, as amended.

   10.14+    Standard Form of Office Lease between the Registrant and Hudson Telegraph Associates dated February 28, 1996.

   10.15+    Agreement for Lease between the Registrant and Telehouse International Corporation of
             Europe Limited dated July 16, 1996.

   10.16+    Sublease between the Registrant and Borton, Petrini & Conron dated March 20, 1994, as amended.

   10.17+    Office Lease between the Registrant and One Wilshire Arcade Imperial, Ltd. dated June
             28, 1996.

   10.18+    Lease Agreement between the Registrant and Telecommunications Finance Group dated April
             6, 1995.

   10.19+    Lease Agreement between the Registrant and Telecommunications Finance Group dated
             January 3, 1996, as amended.

   10.20++   Master Lease Agreement between the Registrant and NTFC Capital Corporation dated
             December 20, 1996.

   10.21+    Variable Rate Installment Note between the Registrant and Metrobank dated October 4,
             1996.

   10.22+    Assignment of Purchase Order and Security Interest between the Registrant and DSC
             Finance Corporation dated January 1, 1996.

   10.23++   Line of Credit Promissory Note between the Registrant and Christopher E. Edgecomb dated
             November 7, 1996, as amended.

   10.24++   Office Lease Agreement between the Registrant and Beverly Hills Center LLC effective as of April 1, 1997.

   10.25**   Credit Agreement dated as of September 30, 1997 among the Registrant, the financial institutions party thereto and Sanwa Bank California, as amended.

   10.26**   Office Lease between the Registrant, Hudson Telegraph Associates and American
             Communications Corp., as amended.

   10.27**   Amendment Number Three to Employment Agreement between the Registrant and Mary A. Casey dated as of July 1, 1997.

   10.28**   Amendment Number One to Employment Agreement between the Registrant and Kelly D. Enos dated as of November 12, 1997.

   10.29**   Amendment Number One to First Restatement of Employment Agreement between the Registrant and James Kolsrud dated as of June 16, 1997.

   10.30**   Amendment Number One to Employment Agreement between the Registrant and David Vaun
             Crumly dated as of November 11, 1997.

   10.31**   First Amendment to Amended and Restated 1996 Stock Incentive Plan.

   10.32***  Agreement dated as of December 1, 1997 between the Registrant and Nortel Dasa Network
             Systems GmbH & Co. KG.

   10.33**   Leasing Agreement between the Registrant and Nortel Dasa Network Systems GmbH & Co. KG.

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  NUMBER                                     DESCRIPTION OF DOCUMENT                                     NUMBERED PAGE
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
   10.34**   Guarantee Agreement between the Registrant and Nortel Dasa Network Systems GmbH & Co.
             KG.

   10.35**   Note and Security Agreement dated as of December 18, 1997 between the Registrant and
             NationsBanc Leasing Corporation.

   10.36**   Amendment of Lease dated as of September 30, 1997 between the Registrant and Hudson
             Telegraph (reference is hereby made to Exhibit 10.14).

   10.37     Intentionally omitted.

   10.38**   Lease Agreement dated July 29, 1996 between the Registrant and Telecommunications
             Finance Group.

   10.39**   Promissory Note issued by Christopher E. Edgecomb in favor of the Registrant dated
             November 26, 1997.

   10.40**   Stock Pledge Agreement dated November 26, 1997 between the Registrant and Christopher E.
             Edgecomb.

   10.41**   Commercial Lease dated October 31, 1997 between the Registrant and Prinzenpark GbR.

   10.42**   Commercial Lease dated October 9, 1997 between the Registrant and WSL Weststadt
             Liegenschafts GmbH.

   10.43**   Office Lease between the Registrant and Airport-Center KGHP Gewerbeban GmbH & Cie.

   10.44**   Lease dated November 19, 1997 between the Registrant and DIFA Deutsche Immobilien Fonds
             Aktiengesellschaft.

   10.45-    Second Restatement of Employment Agreement between the Company and James Kolsrud dated as of July 9, 1998.

   10.46-    First Amendment to 1997 Omnibus Stock Incentive Plan.

   21.1***   Subsidiaries of the Registrant.

   23.1      Consent of Arthur Andersen LLP, Independent Public Accountants.

   23.2      Consent of Riordan & McKinzie (contained in Exhibit 5.1).

   23.3      Consent of Madison Securities, Inc.

   23.4      Consent of PricewaterhouseCoopers LLP, Independent Public Accountants.

   23.5      Consent of Weaver and Tidwell, Independent Public Accountants.

   23.6      Consent of KPMG LLP, Independent Public Accountants.

   24.1      Power of Attorney (included on page II-6 of this Registration Statement, as originally filed).

   27.1      Financial Data Schedule.

   99.1      Form of UDN Proxy.
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   99.2      Opinion of Madison Securities, Inc. (incorporated by reference from ANNEX B to the Proxy
             Statement/Prospectus constituting Part I of this Registration Statement).


------------------------

  + Filed as an exhibit to the Company's Registration Statement on Form S-1
    (Registration No. 333-21325) on February 7, 1997 and incorporated by reference herein.

 ++ Filed as an exhibit to Amendment No. 1 to the Company's Registration
    Statement on Form S-1 (Registration No. 333-21325) on May 16, 1997 and incorporated by reference herein.

+++ Filed as an exhibit to Amendment No. 2 to the Company's Registration
    Statement on Form S-1 (Registration No. 333-21325) on May 29, 1997 and incorporated by reference herein.

  * Filed on December 15, 1997 as an exhibit to the Company's Current Report on Form 8-K (File No. 000-22581) and incorporated by reference herein.

 ** Filed as an exhibit to the Company's Registration Statement on Form S-1
    (Registration No. 333-48559) on March 24, 1998 and incoroporated by reference herein.

 ***Filed as an exhibit to the Company's Annual Report on Form 10-K (File No.
    000-22581) on March 31, 1998 and incorporated by reference herein.


  - Filed as an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 000-22581) on November 11, 1998 and incorporated by reference herein.